Filed Pursuant to Rule 424(b)(3)
                                               Registration File No.:  333-85626
                                                                    333-85626-01
                                                                    333-85626-02
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                                   PROSPECTUS

                                  $175,000,000




                                 [HORIZON LOGO]




                                OFFER TO EXCHANGE

                  ALL OUTSTANDING 13 3/4% SENIOR NOTES DUE 2011
                                       FOR
                    REGISTERED 13 3/4% SENIOR NOTES DUE 2011


                              THE REGISTERED NOTES

     The terms of the registered notes that we are offering in exchange for the outstanding notes are substantially identical to the terms of the outstanding notes, except that certain transfer restrictions and registration rights relating to the outstanding notes will not apply to the registered notes.

                      MATERIAL TERMS OF THE EXCHANGE OFFER

o The exchange offer will expire at 5:00 p.m., New York City time, on July 12, 2002, unless extended.

o The exchange offer is subject to the condition that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

o You may withdraw tenders of outstanding notes at any time before the exchange offer expires.

o We will exchange all outstanding notes that are validly tendered and not withdrawn before the exchange offer expires. We will issue the registered notes promptly after the exchange offer expires.

o We believe that the exchange of outstanding notes will not be a taxable event for federal income tax purposes, but you should read "Certain U.S. Federal Income Tax Considerations" on page 128 for more information.

o    We  will  not  receive  any   proceeds   from  the  exchange   offer.   All
     broker-dealers must comply with the registration and prospectus delivery requirements of the Securities Act of 1933.

o Each broker-dealer that receives registered notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the registered notes.

o    The new notes will not be listed on any securities exchange.

     BEFORE PARTICIPATING IN THE EXCHANGE OFFER, PLEASE REFER TO THE SECTION IN THIS PROSPECTUS ENTITLED "RISK FACTORS" BEGINNING ON PAGE 9.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE REGISTERED NOTES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS JUNE 12, 2002

                                TABLE OF CONTENTS

                                                                            PAGE

PROSPECTUS SUMMARY.............................................................1

RISK FACTORS...................................................................9

FORWARD-LOOKING STATEMENTS....................................................24

USE OF PROCEEDS...............................................................25

CAPITALIZATION................................................................26

SELECTED CONSOLIDATED FINANCIAL DATA..........................................27

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS....................................................................29

BUSINESS......................................................................46

THE SPRINT PCS AGREEMENTS.....................................................62

DESCRIPTION OF CERTAIN INDEBTEDNESS...........................................70

MANAGEMENT....................................................................76

PRINCIPAL STOCKHOLDERS........................................................82

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................84

REGULATION OF THE WIRELESS TELECOMMUNICATIONS INDUSTRY........................89

DESCRIPTION OF CAPITAL STOCK..................................................94

THE EXCHANGE OFFER............................................................98

DESCRIPTION OF THE REGISTERED NOTES..........................................108

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS...............................128

PLAN OF DISTRIBUTION.........................................................132

WHERE YOU CAN FIND MORE INFORMATION..........................................132

LEGAL MATTERS................................................................133

EXPERTS......................................................................133

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS...................................F-1

                               PROSPECTUS SUMMARY

     THIS SUMMARY HIGHLIGHTS INFORMATION THAT WE BELIEVE IS ESPECIALLY IMPORTANT CONCERNING OUR BUSINESS AND THE EXCHANGE OFFER. IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOUR INVESTMENT DECISION. YOU SHOULD READ THE ENTIRE PROSPECTUS, INCLUDING "RISK FACTORS" AND OUR FINANCIAL STATEMENTS AND RELATED NOTES, BEFORE DECIDING TO PARTICIPATE IN THE EXCHANGE OFFER.

     UNLESS INDICATED OTHERWISE, "HORIZON," "WE," "US" AND "OUR" REFERS TO HORIZON PCS, INC., AND ITS SUBSIDIARIES. HORIZON HAS NO OPERATIONS SEPARATE FROM ITS INVESTMENT IN ITS SUBSIDIARIES AND THE SUBSIDIARIES HAVE FULLY AND UNCONDITIONALLY GUARANTEED THE OBLIGATIONS UNDER THE REGISTERED NOTES. ACCORDINGLY, WE HAVE PROVIDED OUR FINANCIAL INFORMATION IN THIS PROSPECTUS ON A CONSOLIDATED BASIS.

                                   WHO WE ARE

     We are one of the largest Sprint PCS affiliates based on our exclusive right to market Sprint PCS products and services to a total population of over
10.2 million in portions of twelve contiguous states. A Sprint PCS affiliate is an entity that has agreed to act as Sprint PCS' exclusive agent to market its services in a particular area. Our markets are located between Sprint PCS' Chicago, New York and Raleigh/Durham markets and connect or are adjacent to 15 major Sprint PCS markets that have a total population of over 59 million. As a Sprint PCS affiliate, we market digital personal communications services, or PCS, under the Sprint and Sprint PCS brand names. We offer the same national pricing plans and use the same sales and marketing strategies and national distribution channels that have made Sprint PCS the fastest growing wireless company in the country.

     As of March 31, 2002, we had launched service in markets covering approximately 7.2 million residents, or 71% of the total population in our territory, and had approximately 222,700 customers. According to our business plan, our network, when completed, will cover 7.9 million residents, or 77%, of the total population in our territory. We believe that our network will be substantially complete by December 31, 2002. For the year ended December 31, 2001, we had revenues of $123.3 million and a loss from continuing operations of $113.5 million.

     We became one of the five charter Sprint PCS affiliates in June 1998, when we were awarded our initial seven markets in Ohio, West Virginia and Kentucky with a total population of approximately 1.6 million. Since our initial territory grant, we have substantially expanded the size of our territory, as follows:

o in August 1999, Sprint PCS granted us additional markets in Virginia, West Virginia, Kentucky, Maryland, North Carolina and Tennessee with a total population of approximately 3.3 million;

o in May 2000, Sprint PCS granted us additional markets in Pennsylvania, New York, Ohio and New Jersey with a total population of approximately 2.9 million; and

o in June 2000, we completed the acquisition of Bright PCS, a Sprint PCS affiliate, adding markets in Indiana, Ohio and Michigan with a total population of approximately 2.4 million.

     Our territory includes significant market coverage in Indiana, Ohio, Pennsylvania, Tennessee, Virginia and West Virginia and selected markets in Kentucky, Maryland, Michigan, New Jersey, New York and North Carolina. Our markets are adjacent to or connect a number of major markets owned and operated by Sprint PCS, including Buffalo, Chicago, Cincinnati, Cleveland, Columbus, Detroit, Indianapolis, Knoxville, Lexington, New York, Philadelphia, Pittsburgh, Raleigh/Durham, Richmond and Washington, D.C.

                                ---------------

     We are a Delaware corporation. Our principal executive offices are located at 68 East Main Street, Chillicothe, Ohio 45601-0480; and our telephone number is (740) 772-8200.

                               THE EXCHANGE OFFER

     The following is a summary of the principal terms of the exchange offer. A more detailed description is contained in this prospectus under the section entitled "The Exchange Offer." The terms "registered notes" and "registered senior notes" refer to the 13 3/4% Senior Notes due 2011 being offered in the exchange offer. The terms "outstanding notes" and "outstanding senior notes" refer to our currently outstanding 13 3/4% Senior Notes due 2011 that are exchangeable for the registered notes. The term "indenture" refers to the indenture that applies to both the outstanding notes and the registered notes.

The Exchange Offer                      We  are  offering  to  exchange   $1,000
                                        principal amount of registered notes and
                                        integral  multiples  of $1,000 in excess
                                        thereof which have been registered under
                                        the   Securities  Act  for  each  $1,000
                                        principal  amount of  outstanding  notes
                                        and  integral  multiples  of  $1,000  in
                                        excess    thereof.    We   issued    the
                                        outstanding notes on December 7, 2001 in
                                        a  private  offering.  In  order  to  be
                                        exchanged,  an outstanding  note must be
                                        properly  tendered and  accepted  before
                                        expiration  of the exchange  offer.  All
                                        outstanding   notes  that  are   validly
                                        tendered and not validly  withdrawn will
                                        be   exchanged.   We  will   issue   the
                                        registered   notes  promptly  after  the
                                        expiration of the exchange  offer.

                                        As of the date of this prospectus, there
                                        is outstanding  $175.0 million principal
                                        amount of outstanding notes. Outstanding
                                        notes may be  tendered  for  exchange in
                                        whole   or   in   part    for    minimum
                                        denominations of $1,000 principal amount and integral multiples of $1,000 in excess thereof.

Registration Rights Agreement           Simultaneously  with  the  sale  of  the
                                        outstanding  notes on  December 7, 2001,
                                        we entered  into a  registration  rights
                                        agreement  under which we  committed  to
                                        conduct  the  exchange  offer.  You  are
                                        entitled under the  registration  rights
                                        agreement to exchange  your  outstanding
                                        notes   for   registered    notes   with
                                        substantially   identical   terms.   The
                                        exchange offer is intended to satisfy these rights. After the exchange offer is complete, except as set forth in the next paragraph, you will no longer be entitled to any exchange or registration rights with respect to your outstanding notes.

                                        The   registration    rights   agreement
                                        requires  us  to  file  a   registration
                                        statement  for a continuous  offering in
                                        accordance   with  Rule  415  under  the
                                        Securities Act for your benefit if:

                                        o   we  are  not permitted to consummate
                                            the   exchange  offer   because  the
                                            exchange  because the exchange offer
                                            is  not permitted  by applicable law
                                            or SEC policy;
                                        o   you  are  ineligible  to participate
                                            in the exchange offer  and  indicate
                                            that   you   wish   to   have   your
                                            outstanding  notes  registered under
                                            the Securities Act; or
                                        o   you  have  acquired   notes  in  the
                                            exchange offer to the public and may
                                            not   resell  those   notes  without
                                            delivering  a  prospectus  and  this
                                            prospectus  (including any amendment
                                            or   supplement   thereto)  is   not
                                            appropriate or available for resales
                                            by you.

Resales of the Registered  Notes        We believe that  registered  notes to be
                                        issued in the exchange offer in exchange
                                        for the outstanding notes may be offered
                                        for   resale,   resold   and   otherwise
                                        transferred  by you  without  compliance
                                        with  the  registration  and  prospectus
                                        delivery  provisions  of the  Securities
                                        Act   if   you   meet   the    following
                                        conditions:

                                        (1)  the  registered  notes are acquired
                                             by  you  in  the ordinary course of
                                             your business;
                                        (2)  you  are not engaging in and do not
                                             intend  to engage in a distribution
                                             of the registered notes;
                                        (3)  you  do  not have an arrangement or
                                             understanding  with  any  person to
                                             participate  in the distribution of
                                             the registered notes; and
                                        (4)  you are not an  affiliate  of ours,
                                             as that term is defined in Rule 405
                                             under the Securities Act.

                                        However,  the  SEC  has  not  considered
                                        this exchange  offer in the context of a
                                        no-action  letter  and we cannot be sure
                                        that the staff of the SEC would make the
                                        same  determination  with respect to the
                                        exchange     offer     as    in    other
                                        circumstances. Furthermore, if you do not meet the above conditions, you may incur liability under the Securities Act if you transfer any registered note without delivering a prospectus meeting the requirements of the Securities Act. We do not assume, or indemnify you against, that liability.

                                        Each    broker-dealer   that   receives
                                        registered  notes for its own account in
                                        the  exchange   offer  in  exchange  for
                                        outstanding     notes     which     that
                                        broker-dealer  acquired  as a result  of
                                        market-making    activities   or   other
                                        trading activities must acknowledge that
                                        it  will  comply  with  the   prospectus
                                        delivery  requirements of the Securities
                                        Act in connection with any resale of the
                                        registered  notes.   Broker-dealers  who
                                        acquired outstanding notes directly from
                                        us and not as a result of  market-making
                                        activities or other  trading  activities
                                        may  not  participate  in  the  exchange
                                        offer   and   must   comply   with   the
                                        prospectus delivery  requirements of the
                                        Securities Act in order to resell the outstanding notes.

Expiration Date                         The  exchange  offer will expire at 5:00
                                        p.m.,  New York City  time,  on July 12,
                                        2002, unless we decide to extend the exchange offer.

Withdrawal                              You  may  withdraw  the  tender  of your
                                        outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer        The only  conditions to  completing  the
                                        exchange  offer  are that  the  exchange
                                        offer not violate  applicable law or any
                                        applicable  interpretation  of the staff
                                        of the SEC and no  injunction,  order or
                                        decree has been issued, or any action or
                                        proceeding   has  been   instituted   or
                                        threatened  that  would   reasonably  be
                                        expected   to   prohibit,   prevent   or
                                        materially impair our ability to proceed with the exchange offer. If any of these conditions exist prior to the expiration date, we may take the following actions:

                                        o    refuse  to  accept  any outstanding
                                             notes  and  return  all  previously
                                             tendered outstanding notes;
                                        o    extend the duration of the exchange
                                             offer; or
                                        o    waive   these  conditions   to  the
                                             extent permissible under applicable
                                             law.

Procedures for Tendering                We  issued  the  outstanding   notes  as
   Outstanding Notes                    global  securities  in fully  registered
                                        form   without    coupons.    Beneficial
                                        interests in the outstanding notes which
                                        are   held   by   direct   or   indirect
                                        participants  in  The  Depository  Trust
                                        Company     through      certificateless
                                        depositary  interests  are shown on, and
                                        transfers of the  outstanding  notes can
                                        be made only through, records maintained
                                        in  book-entry  form by DTC with respect
                                        to its participants. If you are a holder
                                        of an outstanding  note held in the form
                                        of a book-entry interest and you wish to
                                        tender   your   outstanding   notes  for
                                        exchange pursuant to the exchange offer,
                                        you must  transmit  to Wells  Fargo Bank
                                        Minnesota,   National  Association,   as
                                        exchange agent, on or prior to the expiration of the exchange offer either:

                                        o    a  written  or  facsimile copy of a
                                             properly  completed   and  executed
                                             letter of transmittal and all other
                                             required  documents  to the address
                                             set forth on the  cover page of the
                                             letter of transmittal; or
                                        o    a     computer-generated    message
                                             transmitted   by   means  of  DTC's
                                             Automated   Tender  Offer   Program
                                             system  and  forming  a  part  of a
                                             confirmation of book-entry transfer
                                             in which you acknowledge and  agree
                                             to  be bound  by  the terms of  the
                                             letter of transmittal. The exchange
                                             agent must also receive on or prior
                                             to  the  expiration of the exchange
                                             offer either:
                                             o    a   timely   confirmation   of
                                                  book-entry  transfer  of  your
                                                  outstanding   notes  into  the
                                                  exchange  agent's  account  at
                                                  DTC,  in  accordance  with the
                                                  procedure    for    book-entry
                                                  transfers  described  in  this
                                                  prospectus  under the  heading
                                                  "The    Exchange    Offer   --
                                                  Book-Entry Transfer," or
                                             o    the  documents  necessary  for
                                                  compliance with the guaranteed
                                                  delivery procedures  described
                                                  below.

                                        A letter of transmittal accompanies this
                                        prospectus.  By executing  the letter of
                                        transmittal      or     delivering     a
                                        computer-generated message through DTC's
                                        Automated Tender Offer Program system, you will represent to us that, among other things:

                                        (1)  the registered notes to be acquired
                                             by  you  in  the exchange offer are
                                             being  acquired   in  the  ordinary
                                             course of your business;
                                        (2)  you  are not engaged in, and do not
                                             have   an   arrangement  or  under-
                                             standing   with   any   person   to
                                             participate in, the distribution of
                                             the registered notes; and
                                        (3)  you are not an affiliate of ours.

Procedures for Tendering                If  you  are  a  holder  of   book-entry
  Certificated Outstanding Notes        interests in the outstanding  notes, you
                                        are  entitled  to  receive,  in  limited
                                        circumstances,   in  exchange  for  your
                                        book-entry interests, certificated notes
                                        which are in equal principal  amounts to
                                        your  book-entry  interests.   See  "The
                                        Exchange   Offer   --   Procedures   for
                                        Tendering -- Book-Entry  Interests."  No
                                        certificated   notes  are   issued   and
                                        outstanding  as  of  the  date  of  this
                                        prospectus.  If you acquire certificated
                                        outstanding    notes    prior   to   the
                                        expiration  of the exchange  offer,  you
                                        must    tender     your     certificated
                                        outstanding notes in accordance with the procedures described in this prospectus under the heading "The Exchange Offer --
                                        Procedures for Tendering -- Certificated
                                        Outstanding  Notes."

Special Procedures for Beneficial       If  you  are  the  beneficial  owner  of
  Owners                                outstanding    notes    and   they   are
                                        registered  in  the  name  of a  broker,
                                        dealer,  commercial  bank, trust company
                                        or other nominee, and you wish to tender
                                        your   outstanding   notes,  you  should
                                        promptly  contact  the  person  in whose
                                        name your initial  notes are  registered
                                        and  instruct  that  person to tender on
                                        your  behalf.  If you wish to  tender on
                                        your  own  behalf,  you  must,  prior to
                                        completing  and  executing the letter of
                                        transmittal    and    delivering    your
                                        outstanding    notes,     either    make
                                        appropriate   arrangements  to  register
                                        ownership  of the  outstanding  notes in
                                        your name or obtain a properly completed
                                        bond power from the person in whose name
                                        your  outstanding  notes are registered.
                                        The transfer of registered ownership may
                                        take considerable time and it may not be
                                        possible  to   complete   prior  to  the
                                        expiration date.

Guaranteed  Delivery Procedures         If you wish to tender  your  outstanding
                                        notes and your outstanding notes are not
                                        immediately   available  or  you  cannot
                                        deliver  your  outstanding   notes,  the
                                        letter  of   transmittal  or  any  other
                                        documents  required  by  the  letter  of
                                        transmittal  to the exchange  agent,  or
                                        you cannot  complete the  procedure  for
                                        book-entry  transfer,  then prior to the
                                        expiration  date  you must  tender  your
                                        outstanding   notes   according  to  the
                                        guaranteed delivery procedures set forth
                                        in "The Exchange Offer -- Procedures for
                                        Tendering   --    Guaranteed    Delivery
                                        Procedures."

Acceptance of  Outstanding Notes        Except under the circumstances described
  and Delivery of Registered Notes      above under  "Conditions to the Exchange
                                        Offer," we will accept for  exchange any
                                        and  all  outstanding  notes  which  are
                                        properly  tendered in the exchange offer
                                        before 5:00 p.m., New York City time, on
                                        the expiration date. We will deliver the
                                        registered notes promptly  following the
                                        expiration date. If we do not accept any
                                        of your  outstanding  notes for exchange
                                        we will  return  them to you as promptly
                                        as  practicable  after the expiration or
                                        termination   of  the   exchange   offer
                                        without any expense to you.

Exchange Agent                          Wells  Fargo  Bank  Minnesota,  National
                                        Association is serving as the exchange agent in connection with the exchange offer.

Use of Proceeds                         We will not  receive  any cash  proceeds
                                        from the issuance of the registered notes in the exchange offer.

Consequences of Failure to              Outstanding  notes that are not tendered
  Exchange                              or that are  tendered  but not  accepted
                                        will  continue  to  be  subject  to  the
                                        existing    restrictions   on   transfer
                                        provided in the outstanding notes and in the indenture.

U.S. Federal Tax  Considerations        The  exchange of the  outstanding  notes
                                        generally will not be a taxable exchange for federal income tax purposes.

IF YOU DO NOT EXCHANGE YOUR OUTSTANDING NOTES FOR REGISTERED NOTES IN THE EXCHANGE OFFER, YOUR OUTSTANDING NOTES WILL CONTINUE TO BE SUBJECT TO THE RESTRICTIONS ON TRANSFER CONTAINED IN THE LEGEND ON THE OUTSTANDING NOTES. IN GENERAL, THE OUTSTANDING NOTES MAY NOT BE OFFERED OR SOLD UNLESS THEY ARE REGISTERED UNDER THE SECURITIES ACT OF 1933. HOWEVER, YOU MAY OFFER OR SELL YOUR OUTSTANDING NOTES UNDER AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS. WE DO NOT CURRENTLY ANTICIPATE THAT WE WILL REGISTER YOUR OUTSTANDING NOTES UNDER THE SECURITIES ACT OF 1933.

                          TERMS OF THE REGISTERED NOTES

Issuer..........................        Horizon PCS, Inc.

Registered Notes Offered........        $175,000,000  aggregate principal amount
                                        of  Registered  13 3/4% Senior Notes due
                                        2011. The registered notes will evidence the same debt as the outstanding notes and will be issued under, and entitled to the benefits of, the same indenture.
                                        The terms of the registered notes are the same as the terms of the outstanding notes in all material respects except that the registered notes:

                                        o    have  been  registered   under  the
                                             Securities Act;
                                        o    do    not   include    rights    to
                                             registration  under  the Securities
                                             Act; and
                                        o    do     not    contain      transfer
                                             restrictions   applicable   to  the
                                             outstanding notes.

Maturity Date...................        June 15, 2011.

Interest........................        13  3/4%  per   annum,   accruing   from
                                        December   7,  2001,   payable  in  cash
                                        semi-annually on June 15 and December 15 of each year, commencing on June 15, 2002.

Guarantees......................        Our  obligations  under  the  registered
                                        notes will be fully and  unconditionally
                                        guaranteed by our subsidiaries,  Horizon
                                        Personal Communications, Inc. and Bright
                                        Personal  Communications  Services, LLC,
                                        and   all   of   our   future   domestic
                                        restricted subsidiaries.  The guarantees
                                        will be  subordinate in right of payment
                                        to  all  existing   and  future   senior
                                        indebtedness    of    the    guarantors,
                                        including each  guarantor's  obligations
                                        under   our   senior    secured   credit
                                        facility. The guarantees will rank equal
                                        in right of  payment  to other  existing
                                        and    future    senior     subordinated
                                        indebtedness   of  the   guarantors  and
                                        senior in right of payment to all of the
                                        existing and future  obligations  of the
                                        guarantors     that    are     expressly
                                        subordinated in right of payment to the guarantees.

                             SUMMARY FINANCIAL DATA

                       SUMMARY CONSOLIDATED FINANCIAL DATA

     On April 26, 2000, Horizon Telcom formed Horizon PCS and on June 27, 2000 transferred its 100% ownership of Horizon Personal Communications, Inc. to Horizon PCS in exchange for 53.8 million shares of Horizon PCS class B common stock, representing 100% of the outstanding shares of Horizon PCS. This transfer was accounted for in the financial statements as a reorganization of companies under common control in a manner similar to a pooling-of-interests. We have reflected the reorganization and the adjusted number of shares outstanding retroactively for all periods and we have presented the prior financial statements of Horizon Personal Communications, Inc. as those of Horizon PCS.

     The following tables present summary consolidated historical financial and other data for Horizon PCS for the three years ended December 31, 2001, and as of December 31, 2001, which we derived from the audited consolidated financial statements of Horizon PCS, and unaudited consolidated historical financial data for the three months ended March 31, 2002 and as of March 31, 2002, which we derived from the unaudited interim consolidated financial statements of Horizon PCS. In the opinion of management, the unaudited consolidated financial statements were prepared on the same basis as the audited consolidated financial statements and include all normal and recurring adjustments and accruals necessary for a fair presentation of this information. Financial results for the three months ended March 31, 2002 are not necessarily indicative of the results that may be expected for the full year.

                                                                                               THREE
                                                                                               MONTHS
                                                     YEAR ENDED DECEMBER 31,                   ENDED
                                            -------------------------------------------       MARCH 31,
                                                1999           2000            2001             2002
                                            ----------       ---------       ----------     ----------
                                            (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AND OTHER DATA)

STATEMENTS OF OPERATIONS DATA:
Operating revenues:
  Subscriber revenues.................      $   3,665        $ 17,725        $   77,658      $  35,015
  Roaming revenues....................            642           8,408            38,540         10,819
  Equipment revenues..................            600           3,061             7,106          2,376
                                            ---------        --------        ----------      ---------
     Total revenues...................          4,907          29,194           123,304         48,210
                                            ---------        --------        ----------      ---------
Operating expenses:
  Cost of service (exclusive of items
    shown  below).....................          8,204          27,452           100,516         35,751
  Cost of equipment...................          2,444           9,775            14,872          4,920
  Selling and marketing...............          3,475          18,027            48,993         14,707
  General and administrative expenses
    (exclusive of items shown below)..          3,944          12,476            28,384          9,175
  Non-cash compensation expense.......            291             490             1,434            177
  Depreciation and amortization.......          2,685           6,134            18,519          7,950
                                            ---------        --------        ----------      ---------
     Total operating expenses.........         21,043          74,354           212,718         72,680
                                            ---------        --------        ----------      ---------
     Operating loss...................        (16,136)        (45,160)          (89,414)       (24,470)
  Gain (loss) on exchange of stock....             --          11,551              (400)            --
  Gain (loss)  on disposal of PCS assets        1,388              --            (1,297)          (286)
  Interest income and other, net......             52           4,804             5,063            744
  Interest expense, net...............         (1,529)        (10,318)          (27,434)       (12,738)
                                            ---------        --------        ----------      ---------
     Loss from continuing operations
       before income taxes............        (16,225)        (39,123)         (113,482)       (36,750)
  Income tax benefit (expense)........          5,275          (1,076)               --             --
     Loss from continuing operations..        (10,950)        (40,199)         (113,482)       (36,750)
  Preferred stock dividend............             --          (2,782)          (10,930)        (2,857)
                                            ---------        --------        ----------      ---------
     Loss from continuing operations
       available to common stockholders      $(10,950)       $(42,981)       $ (124,412)     $ (39,607)
                                            =========        ========        ==========      =========

OTHER DATA:
  Number of PCS subscribers (1).......         13,749          66,447           194,100        222,700
  Total population in our markets
    (millions)........................            4.9            10.2              10.2           10.2
  ARPU (including roaming) (2)........      $      64        $     75        $       83      $      74
  ARPU (excluding roaming) (2)........             55              51                56             56
  Deficiency of earnings to fixed charges
     (dollars in thousands)  (3)......         16,136          40,488           119,905         38,578


                                                                 AS OF                AS OF
                                                             DECEMBER 31,           MARCH 31,
                                                                 2001                  2002
                                                            ----------------      ---------------
       BALANCE SHEET DATA:
         Cash and cash equivalents....................      $   123,776           $   195,871
         Restricted cash..............................           48,660                48,660
         Total property and equipment, net............          214,868               230,290
         Total assets.................................          481,338               569,355
         Total debt...................................          384,056               495,410
         Total liabilities............................          447,956               572,156
         Convertible preferred stock..................          145,349               148,205
         Total stockholders' deficit..................         (111,967)             (151,007)

----------

(1) Represents the number of PCS subscribers at the end of each period.

(2) Represents average monthly revenue per unit (subscriber). For more detail on how ARPU is computed, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."

(3) For purposes of computing the deficiency of earnings to fixed charges, fixed charges consist of interest expense and amortization expense related to indebtedness. The deficiency of earnings to fixed charges is the amount required for the ratio of earnings to fixed charges to be one-to-one.

                                  RISK FACTORS

     You should carefully consider the following risk factors in addition to the other information contained in this prospectus before purchasing the registered notes. The cautionary statements set forth below and elsewhere in this prospectus should be read in conjunction with accompanying forward-looking statements included under "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere herein.

RISKS PARTICULAR TO HORIZON PCS

WE HAVE NOT HAD ANY PROFITABLE YEARS IN THE PAST FIVE YEARS, AND WE MAY NOT ACHIEVE OR SUSTAIN OPERATING PROFITABILITY OR POSITIVE CASH FLOW FROM OPERATING ACTIVITIES.

     We expect to incur significant operating losses and to generate significant negative cash flow from operating activities until 2004 while we continue to construct our network and grow our customer base. We have already incurred a total of approximately $240.9 million in losses through March 31, 2002. Our operating profitability will depend upon many factors, including our ability to market our services, achieve our projected market penetration and manage customer turnover rates. If we do not achieve and maintain operating profitability and positive cash flow from operating activities on a timely basis, we may not be able to meet our debt service requirements.

IF WE FAIL TO COMPLETE THE BUILD-OUT OF OUR NETWORK, SPRINT PCS MAY TERMINATE THE SPRINT PCS AGREEMENTS, AND WE WOULD NO LONGER BE ABLE TO OFFER SPRINT PCS PRODUCTS AND SERVICES FROM WHICH WE GENERATE SUBSTANTIALLY ALL OUR REVENUES.

     Our long-term affiliation agreements with Sprint PCS, which we refer to as the Sprint PCS agreements, require us to build and operate the portion of the Sprint PCS network located in our territory in accordance with Sprint PCS' technical specifications and coverage requirements. The agreements also require us to provide minimum network coverage to the population within each of the markets which make up our territory by specified dates.

     Under our original Sprint PCS agreements, we were required to complete the build-out in several of our markets in Pennsylvania and New York by December 31, 2000. We and Sprint PCS agreed to an amendment of the build-out requirements, which extended the dates by which we were to launch coverage in several markets. The amended Sprint PCS agreement provides for monetary penalties to be paid by us if coverage is not launched by these specified contract dates. The amounts of the penalties range from $16,500 to $602,000 for each shortfall depending on the market and length of delay (up to 180 days) in launch, and in some cases, whether the shortfall relates to an initial launch in the market or completion of the remaining build-out. The penalties must be paid in cash, or if both Horizon PCS and Sprint PCS agree, in shares of Horizon PCS stock.

     Under the amended Sprint PCS agreement, portions of the New York, Sunbury, Williamsport, Oil City, Dubois, Erie, Meadville, Sharon, Olean, Jamestown, Scranton, State College, Stroudsburg, Allentown and Pottsville markets were required to be completed and launched by October 31, 2001. Although we have launched service in portions of each of these markets, we have not completed all of the build-out requirements. We notified Sprint PCS in November 2001 that it is our position that the reasons for the delay constitute events of "force majeure" as described in the Sprint PCS agreements and that, consequently, no monetary penalties or other remedies would be applicable. The delay has been primarily caused due to delays in obtaining the required backhaul services from local exchange carriers and zoning and other approvals from governmental authorities. On January 30, 2002, Sprint PCS notified us that, as a result of these force majeure events, it does not consider our build-out delay to be a breach of the Sprint PCS agreement. We have agreed to continue to use commercially reasonable efforts to reach build-out completion by either June 30, 2002 (for most of the affected markets), or April 30, 2002 (for two of these markets). By April 30, 2002, we materially completed these two markets. However, we continue to experience events of force majeure in all of these markets.

     We will require additional expenditures of significant funds for the continued development, construction, testing, deployment and operation of our network. These activities are expected to place significant demands on our managerial, operational and financial resources. A failure to meet our build-out requirements for any of our markets, or to meet Sprint PCS' technical requirements, would constitute a breach of the Sprint PCS agreements that could lead to their termination if not cured within the applicable cure period. If Sprint PCS terminates these agreements, we will no longer be able to offer Sprint PCS products and services. See "The Sprint PCS Agreements."

OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR LONG-TERM DEBT OBLIGATIONS.

     As of March 31, 2002, our total debt outstanding was $625.0 million, comprised of $155.0 million borrowed under our secured credit facility, $175.0 million due under our senior notes issued in December 2001 and $295.0 million represented by our discount notes (which are reported on our balance sheet at March 31, 2002, net of a discount of approximately $129.6 million).

     Our substantial debt will have a number of important consequences, including the following:

     o we may not have sufficient funds to pay interest on, and principal of, our debt;

     o we have to dedicate a substantial portion of any cash flow from operations to the payment of interest on and principal of, our debt, which will reduce funds available for other purposes;

     o we may not be able to obtain additional financing for currently unanticipated capital requirements, capital expenditures, working capital requirements and other corporate purposes;

     o some borrowings likely will be at variable rates of interest, which will result in higher interest expense in the event of increases in market interest rates;

     o due to the liens on substantially all of our assets and the pledges of equity ownership of our subsidiaries that secure our senior secured credit facility, our lenders may control our assets upon a default;

     o our debt increases our vulnerability to general adverse economic and industry conditions;

     o our debt limits our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

     o our debt places us at a competitive disadvantage compared to our competitors that have less debt.

TO SERVICE OUR INDEBTEDNESS, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

     Our ability to make payments on and to refinance our indebtedness, and to fund our network build-out, anticipated operating losses and working capital requirements will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

     We cannot be certain that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our secured credit facility in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes on or before maturity. We may not be able to refinance any of our indebtedness on commercially reasonable terms, or at all.

IF WE FAIL TO PAY OUR DEBT, OUR LENDERS MAY SELL OUR LOANS TO SPRINT PCS GIVING SPRINT PCS THE RIGHTS OF A CREDITOR TO FORECLOSE ON OUR ASSETS.

     If the lenders accelerate the amounts due under our secured credit facility, Sprint PCS has the right to purchase our obligations under that facility and become a senior lender. To the extent Sprint PCS purchases these obligations, Sprint PCS' interests as a creditor could conflict with ours. Sprint PCS' rights as a senior lender would enable it to exercise rights with respect to our assets and Sprint PCS' continuing relationship in a manner not otherwise permitted under the Sprint PCS agreements.

IF SPRINT PCS TERMINATES THE SPRINT PCS AGREEMENTS, THE BUY-OUT PROVISIONS OF THOSE AGREEMENTS MAY DIMINISH THE VALUATION OF OUR COMPANY.

     Provisions of the Sprint PCS agreements could affect our valuation and decrease our ability to raise additional capital. If Sprint PCS terminates these agreements, Sprint PCS may purchase our operating assets or capital stock for 80% of our Entire Business Value. If the termination is due to our breach of the Sprint PCS agreements, the percent is reduced to 72% instead of 80%. Under our Sprint PCS agreements, the Entire Business Value is generally the fair market value of our wireless business valued on a going concern basis as determined by an independent appraiser and assumes that we own the FCC licenses in our territory. In addition, Sprint PCS must approve any change of control of our ownership and consent to any assignment of the Sprint PCS agreements. Sprint PCS also has a right of first refusal if we decide to sell our operating assets in our Bright PCS markets. We are also subject to a number of restrictions on the transfer of our business including a prohibition on selling our company or our operating assets to a number of identified and yet to be identified competitors of Sprint PCS or Sprint. These and other restrictions in the Sprint PCS agreements may limit the marketability of and reduce the price a buyer may be willing to pay for Horizon PCS and may operate to reduce our Entire Business Value. See "The Sprint PCS Agreements" for a description of these termination provisions.

THE  TERMINATION  OF OUR  STRATEGIC  AFFILIATION  WITH SPRINT PCS OR SPRINT PCS'
FAILURE TO PERFORM ITS OBLIGATIONS UNDER THE SPRINT PCS AGREEMENTS WOULD SEVERELY RESTRICT OUR ABILITY TO CONDUCT OUR BUSINESS.

     Because Sprint PCS owns the FCC licenses which we use in our territory, our ability to offer Sprint PCS products and services on our network is dependent on the Sprint PCS agreements remaining in effect and not being terminated. Sprint PCS may terminate the Sprint PCS agreements for breach by us of any material terms. We also depend on Sprint PCS' ability to perform its obligations under the Sprint PCS agreements. The termination of the Sprint PCS agreements or the failure of Sprint PCS to perform its obligations under the Sprint PCS agreements would severely restrict our ability to conduct our wireless digital communications business.

IF SPRINT PCS DOES NOT COMPLETE THE CONSTRUCTION OF ITS NATIONWIDE PCS NETWORK, WE MAY NOT BE ABLE TO ATTRACT AND RETAIN CUSTOMERS, WHICH WOULD ADVERSELY AFFECT OUR REVENUES.

     Sprint PCS' network may not provide nationwide coverage to the same extent as its competitors' networks, which could adversely affect our ability to attract and retain customers. Sprint PCS is creating a nationwide PCS network through its own construction efforts and those of its affiliates. Today, neither Sprint PCS nor any other PCS provider offers service in every area of the United States. Sprint PCS has entered into affiliation agreements similar to ours with companies in other territories pursuant to its nationwide PCS build-out strategy. Our business and results of operations depend on Sprint PCS' national network and, to a lesser extent, on the networks of its other affiliates. Sprint PCS and its affiliate program are subject, to varying degrees, to the economic, administrative, logistical, regulatory and other risks described in this prospectus. Sprint PCS' and its other affiliates' PCS operations may not be successful, which, in turn, could adversely affect our ability to generate revenues.

WE ARE DEPENDENT UPON SPRINT PCS' BACK OFFICE SERVICES AND ITS THIRD-PARTY VENDORS' BACK OFFICE SYSTEMS, AND PROBLEMS WITH THESE SYSTEMS, OR TERMINATION OF THESE ARRANGEMENTS, COULD DISRUPT OUR BUSINESS AND POSSIBLY INCREASE OUR COSTS.

     Because Sprint PCS now provides our back office systems, our operations could be disrupted if Sprint PCS is unable to maintain and expand its back office services, or to efficiently outsource those services and systems through third-party vendors. The rapid expansion of Sprint PCS' business will continue to pose a significant challenge to its internal support systems. Additionally, Sprint PCS has relied on third-party vendors for a significant number of important functions and components of its internal support systems and may continue to rely on these vendors in the future. We depend on Sprint PCS' willingness to continue to offer these services to us and to provide these services at competitive costs. The Sprint PCS agreements provide that, upon nine months' prior written notice, Sprint PCS may elect to terminate any of these services. If Sprint PCS terminates a service for which we have not developed a cost-effective alternative, our operating costs may increase beyond our expectations and restrict our ability to operate successfully.

WE DEPEND ON OTHER TELECOMMUNICATIONS COMPANIES FOR SOME SERVICES WHICH, IF DELAYED, COULD DELAY OUR PLANNED NETWORK BUILD-OUT AND DELAY OUR EXPECTED INCREASES IN CUSTOMERS AND REVENUES.

     We depend on other telecommunications companies to provide facilities and transport to interconnect portions of our network and to connect our network with the landline telephone system. American Electric Power, Ameritech, AT&T, Verizon, Sprint (long distance) and Qwest are our primary suppliers of facilities and transport. Without these services, we could not offer Sprint PCS services to our customers in some areas. From time to time, we have experienced delays in obtaining facilities and transport from these companies, and in obtaining local telephone numbers for use by our customers, which are sometimes in short supply, and we may continue to experience delays and interruptions in the future. Delays in obtaining facilities and transport could delay our build-out plans and our business may suffer. Delays could also result in a breach of our Sprint PCS agreements, subjecting these agreements to potential termination by Sprint PCS.

IF WE DO NOT MEET ALL OF THE CONDITIONS UNDER OUR SECURED CREDIT FACILITY, WE MAY NOT BE ABLE TO DRAW DOWN ALL OF THE FUNDS UNDER THE FACILITY AND, AS A RESULT, WE MAY NOT BE ABLE TO COMPLETE THE BUILD-OUT OF OUR NETWORK, WHICH MAY RESULT IN THE TERMINATION OF THE SPRINT PCS AGREEMENTS.

     Our secured credit facility provides for aggregate borrowings of $250.0 million of which $155.0 million was borrowed as of March 31, 2002. Availability of future borrowings will be subject to customary credit conditions at each funding date, including the following:

     o    the absence of any default or event of default;

     o    the continuing accuracy of all representations and warranties; and

     o    no material adverse change.

     If we do not meet these conditions at each funding date, our secured lenders may choose not to lend any or all of the remaining amounts, and if other sources of funds are not available, we may not be in a position to complete the build-out of our network. If we do not have sufficient funds to complete our network build-out, we may be in breach of the Sprint PCS agreements and in default under our senior secured credit facility.

     Horizon PCS' secured credit facility includes financial covenants that must be met each quarter. We did not meet the covenant for EBITDA for the first quarter of 2002. As a result of higher than expected gross and net additions to Horizon PCS subscribers for the quarter, we incurred additional expenses to add those customers. Although we ultimately benefit from the revenues generated by new subscribers, we incur one-time expenses associated with new subscribers, including commissions, handset subsidies, set up costs for the network and marketing expenses. As a result, these new subscriber costs negatively affect EBITDA in the short-term during the period of the addition of new subscribers which led to non-compliance with the EBITDA covenant for the first quarter of 2002.

     We entered into a waiver agreement with our lending group waiving this non-compliance with the covenant through June 28, 2002. Through that date we agreed to interim restrictions on borrowing against the $95.0 million revolving credit facility and not to use the proceeds of the $105.0 million we borrowed in March 2002. We are currently negotiating an amendment to our secured credit facility which would modify several of our financial covenants. At this stage in our negotiations, our lending group is seeking, among other things, an increase in the margin on the base interest of 25 basis points, the payment of fees to the banking group, an increase in post-default interest rates, a new financial covenant regarding minimum available cash, additional prepayment requirements, restrictions on our borrowings under the $95.0 million revolving credit facility, and restrictions on our use of the $105.0 million we borrowed under the secured credit facility in March 2002. Any amendment must be approved by a majority in interest of the lending group. Until an amendment is finalized, it is subject to further changes, which might be adverse to Horizon PCS.

     If we are unable to agree on the amendment by June 28, 2002, the failure to comply with the EBITDA covenant is an event of default under our secured credit facility, which will give the lenders the right to pursue remedies. These remedies could include acceleration of amounts due under the facility. If the lenders elected to accelerate the indebtedness under the facility, this would also represent a default under the indentures of our senior notes and discount notes. One option available to us would be to prepay the indebtedness under the secured credit facility, together with prepayment fees. If we prepaid the facility prior to acceleration, we would avoid default under the indentures for our senior notes and discount notes. In the event of such a prepayment, we believe that we could obtain replacement financing to the extent necessary to fund our business plan. There can be no assurance, however, that we could obtain adequate or timely replacement financing on acceptable terms or at all.

MATERIAL RESTRICTIONS IN OUR DEBT INSTRUMENTS MAY MAKE IT DIFFICULT TO OBTAIN ADDITIONAL FINANCING OR TAKE OTHER NECESSARY ACTIONS TO REACT TO CHANGES IN OUR BUSINESS.

     The indenture governing the senior notes contains various covenants that limit our ability to engage in a variety of transactions. In addition, the indentures governing our senior notes and discount notes and the secured credit agreement all impose additional material operating and financial restrictions on us. These restrictions, subject to ordinary course of business exceptions, limit our ability to engage in some transactions, including the following:

     o    designated types of mergers or consolidations;

     o    paying dividends or other distributions to our stockholders;

     o    making investments;

     o    selling assets;

     o    repurchasing our common stock;

     o    changing lines of business;

     o    borrowing additional money; and

     o    transactions with affiliates.

In addition, our secured credit facility requires us to maintain certain ratios, including:

     o    leverage ratios;

     o    minimum EBITDA;

     o    an interest coverage ratio; and

     o    a fixed charges ratio,

and to satisfy certain tests, including tests relating to:

     o    minimum covered population;

     o    minimum number of PCS subscribers in our territory; and

     o    minimum total revenues.

     These restrictions could limit our ability to obtain debt financing, repurchase stock, refinance or pay principal or interest on our outstanding debt, consummate acquisitions for cash or debt or react to changes in our operating environment.

     An event of default under the secured credit facility may prohibit us and the guarantors of the notes from paying the notes or the guarantees of the notes.

THE TERMS OF THE CONVERTIBLE PREFERRED STOCK MAY AFFECT OUR FINANCIAL RESULTS.

     The terms of the convertible preferred stock give the holders of the preferred stock the following principal rights:

     o to initially designate two members of our board of directors, subject to reduction based on future percentage ownership;

     o    to  approve  or   disapprove   fundamental   corporate   actions   and
          transactions;

     o to receive dividends in the form of additional shares of our convertible preferred stock, which may increase and accelerate upon a change in control; and

     o    to require us to redeem the convertible preferred stock in 2005.

     If we become subject to the repurchase right or change of control redemption requirements under the convertible preferred stock while our secured credit facility, our senior discount notes or the senior notes are outstanding, we will be required to seek the consent of the lenders under our secured credit facility, the holders of the discount notes and the holders of the senior notes to repurchase or redeem the convertible preferred stock, or attempt to refinance the secured credit facility debt, the discount notes and the senior notes. If we fail to obtain these consents, there will be an event of default under the terms governing our secured credit facility. In addition, if we do not repurchase or redeem the convertible preferred stock and the holders of the convertible preferred stock obtain a judgment against us, any judgment in excess of $5.0 million would constitute an event of default under the indentures governing the discount notes and the senior notes.

IF WE BREACH OUR AGREEMENT WITH SBA COMMUNICATIONS CORP. ("SBA"), OR IT OTHERWISE TERMINATES ITS AGREEMENT WITH US, OUR RIGHT TO PROVIDE WIRELESS SERVICE FROM MOST OF OUR CELL SITES WILL BE LOST.

     We lease cell sites from SBA. We rely on our contract with SBA to provide us with access to most of our cell sites and to the towers located on these sites. If SBA were to lose its underlying rights to these sites, our ability to provide wireless service from these sites would end, subject to our right to cure defaults by SBA. If SBA terminates our agreement as a result of our breach, we will lose our right to provide wireless services from most of our cell sites.

WE MAY HAVE DIFFICULTY IN OBTAINING INFRASTRUCTURE EQUIPMENT AND HANDSETS, WHICH COULD RESULT IN DELAYS IN OUR NETWORK BUILD-OUT, DISRUPTION OF SERVICE OR LOSS OF CUSTOMERS.

     If we cannot acquire the equipment required to build our network in a timely manner, we may be unable to provide wireless communications services comparable to those of our competitors or to meet the requirements of the Sprint PCS agreements. Manufacturers of this equipment could have substantial order backlogs. Accordingly, the lead time for the delivery of this equipment may be longer than anticipated. In addition, the demand for specific types of handsets is strong and the manufacturers of those handsets may have to distribute their limited supply of products among their numerous customers. Some of our competitors purchase large quantities of communications equipment and may have established relationships with the manufacturers of this equipment. Consequently, they may receive priority in the delivery of this equipment. If we do not obtain equipment or handsets in a timely manner, we could suffer delays in the build-out of our network, disruptions in service and a reduction in customers.

IF THE WEST VIRGINIA PCS ALLIANCE AND VIRGINIA PCS ALLIANCE FAIL TO PROVIDE THEIR NETWORK TO US IN THEIR MARKETS, OR IF OUR NETWORK SERVICES AGREEMENT WITH THE ALLIANCES IS OTHERWISE TERMINATED, WE WILL LOSE THE ABILITY TO USE THE ALLIANCES' NETWORKS.

     West Virginia PCS Alliance and Virginia PCS Alliance, which we refer to as the Alliances, are two related, independent PCS providers whose network is managed by NTELOS. Under our network services agreement, the Alliances provide us with the use of and access to key components of their network in most of our markets in Virginia and West Virginia. We directly compete with the Alliances in the markets where we use their network. If the Alliances fail to maintain the standards for their network as set forth in our network services agreement with them or otherwise fail to provide their network for our use, our ability to provide wireless services in these markets may be adversely affected, and we may not be able to provide seamless service for our customers. If we breach our obligations to the Alliances, or if the Alliances otherwise terminate the network services agreement, we will lose our right to use the Alliances' network to provide service in these markets. In that event, it is likely that we will be required to build our own network in those markets and incur the substantial costs associated with doing so.

SPRINT PCS' VENDOR DISCOUNTS MAY BE DISCONTINUED, WHICH COULD INCREASE OUR EQUIPMENT COSTS AND REQUIRE MORE CAPITAL THAN WE HAD PROJECTED TO BUILD OUT OUR NETWORK.

We intend to continue to purchase our infrastructure equipment under Sprint PCS' vendor agreements that include significant volume discounts. If Sprint PCS were unable to continue to obtain vendor discounts for its affiliates, the loss of vendor discounts could increase our equipment costs for our network build-out.

CONFLICTS WITH SPRINT PCS MAY NOT BE RESOLVED IN OUR FAVOR, WHICH COULD RESTRICT OUR ABILITY TO MANAGE OUR BUSINESS AND PROVIDE SPRINT PCS PRODUCTS AND SERVICES, ADVERSELY AFFECTING OUR RELATIONSHIPS WITH OUR CUSTOMERS, INCREASE OUR EXPENSES OR DECREASE OUR REVENUES.

     Under the Sprint PCS agreements, Sprint PCS has a substantial amount of control over the conduct of our business. Conflicts between us may arise, and as Sprint PCS owes us no duties except as set forth in the Sprint PCS agreements, these conflicts may not be resolved in our favor. The conflicts and their resolution may harm our business. For example:

     o Sprint PCS may price its national plans based on its own objectives and may set price levels and customer credit policies that may not be economically sufficient for our business;

     o Sprint PCS may increase the prices we pay for our back office services; and

     o Sprint or Sprint PCS may make decisions that adversely affect our use of the Sprint and Sprint PCS brand names, products or services.

WE MAY NOT BE ABLE TO COMPETE WITH LARGER, MORE ESTABLISHED WIRELESS PROVIDERS WHO HAVE RESOURCES TO COMPETITIVELY PRICE THEIR PRODUCTS AND SERVICES, WHICH COULD IMPAIR OUR ABILITY TO ATTRACT AND RETAIN CUSTOMERS.

     Our ability to compete will depend in part on our ability to anticipate and respond to various competitive factors affecting the telecommunications industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by competitors. In each market, we compete with at least two cellular providers that have had their infrastructure in place and have been operational for a number of years. They have significantly greater financial and technical resources than we do, could offer attractive pricing options and may have a wider variety of handset options. We expect that existing cellular providers will continue to upgrade their systems and provide expanded digital services to compete with the Sprint PCS products and services that we offer. Many of these wireless providers generally require their customers to enter into long-term contracts, which may make it more difficult for us to attract customers away from them. Recently, a Sprint PCS affiliate announced that subscriber growth for the second quarter of 2002 would be less than originally projected. We could experience unanticipated shortfalls in the number of new subscribers for our services, which could have an adverse impact on our revenues and earnings.

     We will also compete with several PCS providers and other existing communications companies in our markets and expect to compete with new entrants as the FCC licenses additional spectrum to mobile services providers. A number of our cellular, PCS and other wireless competitors have access to more licensed spectrum than the amount licensed to Sprint PCS in most of our territory and therefore will be able to provide greater network call volume capacity than our network to the extent that network usage begins to reach or exceed the capacity of our licensed spectrum. Our inability to accommodate increases in call volume could result in more dropped or disconnected calls. In addition, any competitive difficulties that Sprint PCS may experience could also harm our competitive position and success.

WE MAY NOT BE ABLE TO OFFER COMPETITIVE ROAMING CAPABILITY, WHICH COULD IMPAIR OUR ABILITY TO ATTRACT AND RETAIN CUSTOMERS.

     We rely on agreements with competitors to provide automatic roaming capability to our PCS customers in many of the areas of the United States not covered by the Sprint PCS network, which primarily serves metropolitan areas. Some competitors may be able to offer coverage in areas not served by the Sprint PCS network or may be able to offer roaming rates that are lower than those offered by Sprint PCS and its affiliates. Some of our competitors are seeking to reduce access to their networks through actions pending with the FCC. Moreover, the engineering standard for the dominant air interface upon which PCS customers roam is currently being considered for elimination by the FCC as part of a streamlining proceeding. If the FCC eliminates this standard, our Sprint PCS customers may have difficulty roaming in some markets.

THERE IS NO UNIFORM SIGNAL TRANSMISSION TECHNOLOGY AND IF WE DECIDE TO USE OTHER TECHNOLOGIES IN THE FUTURE, THIS DECISION COULD SUBSTANTIALLY INCREASE OUR EQUIPMENT EXPENDITURES TO REPLACE THE TECHNOLOGY USED ON OUR NETWORK.

     The wireless telecommunications industry is experiencing evolving industry standards. We have employed CDMA technology, which is the digital wireless communications technology selected by Sprint PCS for its network. CDMA may not provide the advantages expected by us and by Sprint PCS. In addition to CDMA, there are two other principal signal transmission technologies, time division multiple access, or TDMA, and global systems for mobile communications, or GSM. These three signal transmission technologies are not compatible with each other. If one of these technologies or another technology becomes the preferred industry standard, we may be at a competitive disadvantage and competitive pressures may require Sprint PCS to change its digital technology which, in turn, may require us to make changes at substantially increased costs.

WE MAY NOT RECEIVE AS MUCH SPRINT PCS ROAMING REVENUE AS WE ANTICIPATE AND OUR NON-SPRINT PCS ROAMING REVENUE IS LIKELY TO BE LOW.

     We are paid a fee from Sprint PCS or a Sprint PCS affiliate for every minute that a Sprint PCS subscriber based outside of our territory uses our network. Similarly, we pay a fee to Sprint PCS or a Sprint PCS affiliate for every minute that our customers use the Sprint PCS network outside our territory. Our customers may use the Sprint PCS network outside our territory more frequently than we anticipate, and Sprint PCS subscribers based outside our territory may use our network less frequently than we anticipate. The fee for each Sprint PCS roaming minute used was decreased from $0.20 per minute before June 1, 2001, to $0.15 per minute effective June 1, 2001, and further decreased to $0.12 per minute effective October 1, 2001. The Sprint PCS roaming rate was changed to approximately $0.10 per minute in 2002. After 2002, the rate will be changed to "a fair and reasonable return," which has not yet been determined. As a result, we may receive less Sprint PCS roaming revenue in the aggregate, than we previously anticipated or we may have to pay more Sprint PCS roaming fees in the aggregate than we anticipate. Furthermore, we do not expect to receive substantial non-Sprint PCS roaming revenue.

IF SPRINT PCS CUSTOMERS ARE NOT ABLE TO ROAM INSTANTANEOUSLY OR EFFICIENTLY ONTO OTHER WIRELESS NETWORKS, WE MAY SUFFER A REDUCTION IN OUR REVENUES AND NUMBER OF CUSTOMERS.

     The Sprint PCS network operates at a different frequency and uses or may use a different signal transmission technology than many analog cellular and other digital systems. To access another provider's analog cellular, TDMA or GSM digital system when outside the territory served by the Sprint PCS network, a Sprint PCS customer is required to utilize a dual-band/dual-mode handset compatible with that provider's system. Generally, because dual-band/dual-mode handsets incorporate two radios rather than one, they are more expensive, larger and heavier than single-band/single-mode handsets. The Sprint PCS network does not allow for call hand-off between the Sprint PCS network and another wireless network, so a customer must end a call in progress on the Sprint PCS network and initiate a new call when outside the territory served by the Sprint PCS network. In addition, the quality of the service provided by a network provider during a roaming call may not approximate the quality of the service provided by Sprint PCS. The price of a roaming call may not be competitive with prices of other wireless companies for roaming calls, and Sprint PCS customers may not be able to use Sprint PCS advanced features, such as voicemail notification, while roaming. These roaming issues may cause us to suffer a reduction in our revenues and number of customers.

PARTS OF OUR TERRITORIES HAVE LIMITED LICENSED SPECTRUM, WHICH MAY ADVERSELY AFFECT THE QUALITY OF OUR SERVICE.

     In the majority of our markets, Sprint PCS has licenses covering 20 or 30 MHz of spectrum. However, Sprint PCS has licenses covering only 10 MHz in parts of our territory covering approximately 3.8 million residents out of a total population of over 10.2 million residents. In the future, as our customers in those areas increase in number, this limited licensed spectrum may not be able to accommodate increases in call volume and may lead to increased dropped calls and may limit our ability to offer enhanced services.

NON-RENEWAL OR REVOCATION BY THE FCC OF THE SPRINT PCS LICENSES WOULD SIGNIFICANTLY HARM OUR BUSINESS BECAUSE WE WOULD NO LONGER HAVE THE RIGHT TO OFFER WIRELESS SERVICE THROUGH OUR NETWORK.

     We are dependent on Sprint PCS' licenses, which are subject to renewal and revocation by the FCC. Sprint PCS' licenses in many of our territories will expire as early as 2005 but may be renewed for additional 10-year terms. There may be opposition to renewal of Sprint PCS' licenses upon their expiration and the Sprint PCS licenses may not be renewed. The FCC has adopted specific standards to apply to PCS license renewals. For example, if Sprint PCS does not demonstrate to the FCC that Sprint PCS has met the five-year construction requirements for each of its PCS licenses, it can lose those licenses. Failure to comply with these standards in our territory could cause the imposition of fines on Sprint PCS by the FCC or the revocation or forfeiture of the Sprint PCS licenses for our territory, which would prohibit us from providing service in our markets.

IF THE SPRINT PCS AGREEMENTS DO NOT COMPLY WITH FCC REQUIREMENTS, SPRINT PCS MAY TERMINATE THE SPRINT PCS AGREEMENTS, WHICH COULD RESULT IN OUR INABILITY TO PROVIDE SERVICE.

     The FCC requires that licensees like Sprint PCS maintain control of their licensed spectrum and not delegate control to third-party operators or managers like us. Although the Sprint PCS agreements reflect an arrangement that the parties believe meets the FCC requirements for licensee control of licensed spectrum, we cannot be certain the FCC will agree with us. If the FCC were to determine that the Sprint PCS agreements need to be modified to increase the level of licensee control, we have agreed with Sprint PCS to use our best efforts to modify the Sprint PCS agreements to comply with applicable law. If we cannot agree with Sprint PCS to modify the Sprint PCS agreements, they may be terminated. If the Sprint PCS agreements are terminated, we would no longer be a part of the Sprint PCS network and we would have extreme difficulty in conducting our business.

WE MAY NEED MORE CAPITAL THAN WE CURRENTLY ANTICIPATE TO COMPLETE THE BUILD-OUT OF OUR NETWORK, AND A DELAY OR FAILURE TO OBTAIN ADDITIONAL CAPITAL COULD DECREASE OUR REVENUES.

     The completion of our network build-out will require substantial capital. Additional funds would be required in the event of:

     o    significant departures from our current business plan;

     o    unforeseen delays, cost overruns, unanticipated expenses; or

     o    regulatory, engineering design and other technological changes.

     For example, it is possible that we will need substantial funds if we find it necessary or desirable to overbuild the territory currently served through our arrangements with the Alliances. Due to our highly leveraged capital structure, additional financing may not be available or, if available, may not be obtained on a timely basis or on terms acceptable to us or within limitations permitted under our existing debt covenants. Failure to obtain additional financing, should the need for it develop, could result in the delay or abandonment of our development and expansion plans, and we may be unable to fund our ongoing operations.


BECAUSE SPRINT PCS HAS REQUIRED US TO UPGRADE OUR NETWORK TO PROVIDE "THIRD GENERATION" TECHNOLOGY, WE WILL FACE ADDITIONAL CAPITAL EXPENSES.

     The wireless industry is seeking to implement new "third generation," or "3G," technology. Sprint PCS has recently selected a version of 3G technology for its own networks and required us to upgrade our network to provide those services. We currently estimate that this network upgrade will cost approximately $35 million, but actual costs could exceed this estimate. The current deadline for completion of our 3G upgrade generally is June 30, 2002. If we fail to meet the upgrade deadline, we will be in breach of our Sprint PCS agreements. If other wireless carriers implement their 3G upgrades on a more rapid timetable, or on a more cost efficient basis, or on a more advanced technology basis, we will likely suffer competitive disadvantages in our markets. While there are potential advantages with 3G technology, such as increased network capacity and additional capabilities for wireless data applications, the technology has not been proven in the marketplace and has the risks inherent in other technological innovations.

UNAUTHORIZED USE OF OUR NETWORK AND OTHER TYPES OF FRAUD COULD DISRUPT OUR BUSINESS AND INCREASE OUR COSTS.

     We will likely incur costs associated with the unauthorized use of our network, including administrative and capital costs associated with detecting, monitoring and reducing the incidence of fraud. Fraud impacts interconnection costs, capacity costs, administrative costs, fraud prevention costs and payments to other carriers for unbillable fraudulent roaming. Although we believe that we have a plan in place to implement appropriate controls to minimize the effect to us of fraudulent usage, our efforts may not be successful.

EXPANDING OUR TERRITORY MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     As part of our business strategy, we may expand our territory through the grant of additional markets from Sprint PCS or through acquisitions of other Sprint PCS affiliates. We will evaluate strategic acquisitions and alliances principally relating to our current operations. These transactions may require the approval of Sprint PCS and commonly involve a number of risks, including:

     o    difficulty assimilating acquired operations and personnel;

     o    diversion of management attention;

     o    disruption of ongoing business;

     o    inability to retain key personnel;

     o inability to successfully incorporate acquired assets and rights into our service offerings;

     o inability to maintain uniform standards, controls, procedures and policies; and

     o    impairment of relationships with employees, customers or vendors.

     Failure to overcome these risks or any other problems encountered in these transactions could have a material adverse effect on our business. In connection with these transactions, we may also issue additional equity securities, incur additional debt or incur significant amortization expenses related to intangible assets.

THE SPRINT PCS AGREEMENTS AND OUR RESTATED CERTIFICATE OF INCORPORATION INCLUDE PROVISIONS THAT MAY DISCOURAGE, DELAY OR RESTRICT ANY SALE OF OUR OPERATING ASSETS OR COMMON STOCK TO THE POSSIBLE DETRIMENT OF OUR NOTE HOLDERS.

     The Sprint PCS agreements restrict our ability to sell our operating assets and common stock. Generally, Sprint PCS must approve a change of control of our ownership and consent to any assignment of the Sprint PCS agreements. The Sprint PCS agreements also give Sprint PCS a right of first refusal if we decide to sell the operating assets of our Bright PCS markets to a third party. In addition, provisions of our restated certificate of incorporation could also operate to discourage, delay or make more difficult a change in control of our company. For example, our restated certificate of incorporation provides for:

     o two classes of common stock, with our class B common stock having ten votes per share;

     o    the issuance of preferred stock without stockholder approval; and

     o    a classified board, with each board member serving a three-year term.

     The restrictions in the Sprint PCS agreements and the provisions of our restated certificate of incorporation could discourage any sale of our operating assets or common stock.

WE WILL NOT BE ABLE TO RECEIVE THE TAX BENEFIT OF FUTURE LOSSES UNTIL WE BEGIN TO GENERATE TAXABLE INCOME.

     From our inception until September 2000, we were included in the consolidated Federal income tax return of Horizon Telcom, Inc. which owns a majority of our outstanding common stock. Under the tax-sharing agreement with Horizon Telcom, Horizon Telcom filed a consolidated tax return and paid us an amount equal to the tax savings realized by Horizon Telcom as a result of our taxable operating losses being used to offset consolidated taxable income. As a result of the sale of convertible preferred stock in September 2000, we are no longer included in Horizon Telcom's consolidated tax return and, as a result, will no longer be able to recognize any tax benefits from our operating losses until we generate taxable income.

HORIZON TELCOM WILL BE ABLE TO CONTROL THE OUTCOME OF SIGNIFICANT MATTERS PRESENTED TO STOCKHOLDERS AS A RESULT OF ITS OWNERSHIP POSITION, WHICH COULD POTENTIALLY IMPAIR OUR ATTRACTIVENESS AS A TAKEOVER TARGET.

     Horizon Telcom beneficially owns approximately 54.7% of our outstanding common stock on a fully diluted basis as of March 31, 2002. In addition, the shares held by Horizon Telcom are class B shares, which have ten votes per share. The class A shares have only one vote per share. As a result, Horizon Telcom holds approximately 81.2% of the voting power, on a fully diluted basis at May 1, 2002. Horizon Telcom will have the voting power to control the election of our board of directors and it will be able to cause amendments to our restated certificate of incorporation or our restated bylaws. Horizon Telcom also may be able to cause changes in our business without seeking the approval of any other party. These changes may not be to the advantage of our company or in the best interest of our other stockholders or the holders of our notes. For example, Horizon Telcom will have the power to prevent, delay or cause a change in control of our company and could take other actions that might be favorable to Horizon Telcom, but not necessarily to other stockholders. This may have the effect of delaying or preventing a change in control. In addition, Horizon
Telcom is controlled by members of the McKell family, who collectively own approximately 60.6% of the voting interests of Horizon Telcom. Therefore, the McKell family, acting as a group, may be able to exercise indirect control over us.

WE MAY FACE  CONFLICTS  OF  INTEREST  WITH  HORIZON  TELCOM  WHICH  MAY HARM OUR
BUSINESS.

     Conflicts of interest may arise between us and Horizon Telcom, or its other affiliates, in areas relating to past, ongoing and future relationships, including:

     o    corporate opportunities;

     o    tax and intellectual property matters;

     o    potential acquisitions;

     o financing transactions, sales or other dispositions by Horizon Telcom of shares of our common stock held by it; and

     o the exercise by Horizon Telcom of its ability to control our management and affairs.

     Horizon Telcom controls approximately 84.5% of the voting power of our shares on a fully diluted basis. Horizon Telcom is engaged in a diverse range of telecommunications-related businesses, such as a local telephone services and Internet services, and these businesses may have interests that conflict or compete in some manner with our business. Horizon Telcom is under no obligation to share any future business opportunities available to it with us, unless Delaware law requires it to do so. Any conflicts that may arise between us and Horizon Telcom or any of its affiliates or any loss of corporate opportunity to Horizon Telcom that may otherwise be available to us may impact our financial condition or results of operations because these conflicts of interest or losses of corporate opportunities could result in a loss of customers and, therefore, business. Because Horizon Telcom will be able to control the outcome of most conflicts upon which stockholders could vote and because it will have the voting power to control our board of directors, conflicts may not be resolved in our favor.

PRESENT AND FUTURE TRANSACTIONS WITH HORIZON TELCOM MAY BE ON TERMS WHICH ARE NOT AS FAVORABLE AS COULD BE OBTAINED FROM THIRD PARTIES.

     In the past, we have entered into transactions with Horizon Telcom including the leasing of towers by Horizon Telcom to us and the advancing of cash to us to finance our operations. In addition, Horizon Services, a subsidiary of Horizon Telcom provides administrative services to us including finance and accounting services, computer access and human resources. Although these transactions were on terms that we believe are fair, because Horizon Telcom currently owns 58.1% of our outstanding common stock on a fully diluted basis, third-parties with which we wish to enter into agreements or the marketplace in general may not perceive these transactions with Horizon Telcom to be fair. In addition, because Horizon Telcom has the power to control our board of directors, we may not be able to renew these agreements on terms favorable to us.


INDUSTRY RISKS

WE MAY EXPERIENCE A HIGH RATE OF CUSTOMER TURNOVER, WHICH WOULD INCREASE OUR COSTS OF OPERATIONS AND REDUCE OUR REVENUE AND PROSPECTS FOR GROWTH.

     Our strategy to minimize customer turnover, commonly known as churn, may not be successful. As a result of customer turnover, we lose the revenue attributable to these customers and increase the costs of establishing and growing our customer base. The PCS industry has experienced a higher rate of customer turnover as compared to cellular industry averages. The rate of customer turnover is affected by the following factors, several of which are not within our ability to address:

     o    extent of network coverage;

     o reliability issues such as blocked calls, dropped calls and handset problems;

     o    non-use of phones;

     o    change of employment;

     o the decision not to require our customers to sign contracts, unlike most cellular providers that do require contracts;

     o    a lack of affordability;

     o    price competition;

     o    Sprint PCS' customer credit policies;

     o    customer care concerns; and

     o    other competitive factors.

     A high rate of customer turnover could adversely affect our competitive position, results of operations and our costs of, or losses incurred in, obtaining new customers, especially because we subsidize some of the cost of the handsets purchased by our customers.

BECAUSE THE WIRELESS INDUSTRY HAS EXPERIENCED HIGHER CUSTOMER ADDITIONS AND HANDSET SALES IN THE FOURTH CALENDAR QUARTER AS COMPARED TO THE OTHER THREE CALENDAR QUARTERS, A FAILURE BY US TO ACQUIRE SIGNIFICANTLY MORE CUSTOMERS IN THE FOURTH QUARTER COULD HAVE A DISPROPORTIONATE NEGATIVE EFFECT ON OUR RESULTS OF OPERATIONS.

     The wireless industry is historically dependent on fourth calendar quarter results. Our overall results of operations could be significantly reduced if we have a worse than expected fourth calendar quarter for any reason, including the following:

     o    our inability to match or beat pricing plans offered by competitors;

     o our failure to adequately promote Sprint PCS' products, services and pricing plans;

     o    our inability to obtain an adequate supply or selection of handsets;

     o a downturn in the economy of some or all of the markets in our territory; or

     o    a generally poor holiday shopping season.

REGULATION BY GOVERNMENT AGENCIES MAY INCREASE OUR COSTS OF PROVIDING SERVICE OR REQUIRE US TO CHANGE OUR SERVICES, WHICH COULD IMPAIR OUR FINANCIAL PERFORMANCE.

     The licensing, construction, use, operation, sale and interconnection arrangements of wireless telecommunications systems are regulated to varying degrees by the FCC, the FAA and, depending on the jurisdiction, state and local regulatory agencies and legislative bodies. Adverse decisions regarding these regulatory requirements could negatively impact our operations and our cost of doing business.

USE OF HAND-HELD PHONES MAY POSE HEALTH RISKS, REAL OR PERCEIVED, WHICH COULD RESULT IN THE REDUCED USE OF OUR SERVICES OR LIABILITY FOR PERSONAL INJURY CLAIMS.

     Media reports have suggested that radio frequency emissions from wireless handsets may be linked to various health problems, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Concerns over radio frequency emissions may discourage use of wireless handsets or expose us to potential litigation. Any resulting decrease in demand for our services, or costs of litigation and damage awards, could impair our ability to profitably operate our business.

RISKS RELATING TO THIS OFFERING

    THE SENIOR NOTES MAY NOT HAVE AN ACTIVE MARKET AND THE PRICE MAY BE VOLATILE, SO YOU MAY BE UNABLE TO SELL THEM AT THE PRICE YOU DESIRE OR AT ALL.

     We cannot ensure that a liquid market will develop for the senior notes, that you will be able to sell any of the senior notes at a particular time, if at all, or that the prices that you receive when you sell will be favorable. There is currently no public market for the senior notes, and there can be no assurance that such a market will develop. The initial purchasers have advised us that they intend to make a market in the senior notes, but they are not obligated to do so. The initial purchasers may discontinue any market-making in the senior notes at any time in their sole discretion. Future trading prices of the securities will depend on many factors, including our operating performance and financial condition, prevailing interest rates and the market for similar securities.

     BECAUSE THE SENIOR NOTES ARE SUBORDINATED TO OTHER DEBT THAT ENCUMBERS THE ASSETS OF THE GUARANTORS, YOU MAY NOT BE FULLY REPAID IF WE OR THEY BECOME INSOLVENT.

     If we or any of the guarantors become insolvent, we may not have sufficient assets to make payments on amounts due on any or all of the senior notes or the subsidiary guarantees. Each subsidiary guarantee of the senior notes will be subordinated to all existing and future senior debt of the applicable guarantor. If we or any of the guarantors become bankrupt, liquidate, dissolve, reorganize or undergo a similar proceeding, each guarantor's assets will be available to pay obligations on the senior notes or the applicable guarantee only after all outstanding senior debt of that party has been paid in full.

     BECAUSE THE SENIOR NOTES AND GUARANTEES WILL BE UNSECURED, YOU MAY NOT BE FULLY REPAID UNDER THE SENIOR NOTES OR GUARANTEES IF WE BECOME INSOLVENT.

     Because the guarantees of the senior notes will be unsecured, if we become insolvent, you may be repaid only after our obligations under our secured credit facility are satisfied. Our secured credit facility is secured by liens on substantially all of our assets and those of our current and future subsidiaries. If we were to default under our secured credit facility, the lenders could foreclose on the collateral regardless of any default with respect to the senior notes. These assets would first be used to repay in full all amounts outstanding under our secured credit facility.

     Our Sprint PCS agreements and the infrastructure equipment used in our network create the value of our assets. These assets are highly specialized and, taken individually, have limited marketability, particularly as a result of some of the provisions in our Sprint PCS agreements. Therefore, in a foreclosure sale, these assets are likely to be sold as an entirety, and the lenders may not realize enough money to satisfy all obligations under our secured credit facility.

     THE LENDERS UNDER OUR SECURED CREDIT FACILITY WILL CONTROL ENFORCEMENT OF THE PLEDGES OF ANY OF OUR SUBSIDIARIES' STOCK, WHICH MAY AFFECT THE TRUSTEE'S ABILITY TO INDEPENDENTLY PURSUE REMEDIES ON BEHALF OF HOLDERS OF THE SENIOR NOTES.

     The lenders under our secured credit facility are given the exclusive right to control all decisions relating to the enforcement of remedies under the senior debt pledge agreement with respect to the stock of our current and future subsidiaries. These lenders may have interests that are different from yours and may elect to pursue their remedies under the pledge agreement at a time when it would be disadvantageous for you to do so.

     BECAUSE FEDERAL AND STATE STATUTES MAY ALLOW COURTS TO VOID THE GUARANTEES OF THE SENIOR NOTES, YOU MAY NOT HAVE THE RIGHT TO RECEIVE ANY MONEY PURSUANT TO THE GUARANTEES.

     Although the guarantees of the senior notes provide you with a direct claim against the assets of the applicable guarantor, creditors of a bankrupt guarantor may challenge the guarantee. If a challenge to a guarantee were upheld, then the applicable guarantee would be invalid and unenforceable, and junior to all creditors, including trade creditors, of that guarantor.

     The creditors of a bankrupt guarantor could challenge a guarantee on the grounds that the guarantee constituted a fraudulent conveyance under bankruptcy law. If a court were to rule that the guarantee did constitute a fraudulent conveyance, then the court could void the obligations under the guarantee or subordinate the guarantee to other debt of the guarantor or take other action detrimental to holders of the senior notes. In addition, any of the guarantees could be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of our subsidiary that provided the guarantee, the obligations of the applicable guarantor were incurred for less than fair consideration.

     IF AN EVENT CONSTITUTING CERTAIN CHANGES IN CONTROL OF US OCCURS, WE MAY BE UNABLE TO FULFILL OUR OBLIGATION TO PURCHASE YOUR SENIOR NOTES.

     Our secured debt prohibits us from purchasing any of the senior notes before their stated maturity. Under the indenture governing the senior notes, upon certain changes in control we will, subject to certain contractual limitations, be required to make an offer to repurchase all of the senior notes. In the event we become subject to a change in control at a time when we are prohibited from purchasing the senior notes, we may seek the consent of the holders of our senior secured debt to purchase the senior notes or attempt to refinance the debt that contains the prohibition. If we do not obtain a consent or repay the secured credit debt, our failure to purchase the tendered senior notes would constitute an event of default under the indenture, which would in turn result in a default under the secured debt. Even if we obtain the consent, we cannot assure you that we will have sufficient resources to repurchase the senior notes following a change in control.

     BUSINESS COMBINATIONS WITH SPRINT PCS AFFILIATES MAY NOT RESULT IN A CHANGE OF CONTROL THAT OBLIGATES US TO REPURCHASE YOUR SENIOR NOTES.

     Consistent with our business strategy, we discuss potential strategic business combinations with other Sprint PCS affiliates from time to time. We have not reached any agreements or understandings with respect to such a business combination or other transaction. We cannot assure you as to whether we will enter into any such business combination or as to the terms of any such business combination. Under the senior notes, certain business combinations that might otherwise be a change of control that triggers your repurchase rights would not trigger the repurchase rights if the business combination involved Sprint PCS or another Sprint PCS affiliate.

     YOU MAY NOT BE ABLE TO SELL YOUR OUTSTANDING SENIOR NOTES IF YOU DO NOT EXCHANGE THEM FOR REGISTERED SENIOR NOTES IN THE EXCHANGE OFFER.

     If you do not exchange your outstanding senior notes for registered senior notes in the exchange offer, your outstanding notes will continue to be subject to the restrictions on transfer as stated in the legend on the outstanding senior notes. In general, you may not offer or sell the outstanding senior notes unless they are:

     o    registered under the Securities Act of 1933;

     o offered or sold pursuant to an exemption from the Securities Act of 1933 and applicable state securities laws; or

     o offered or sold in a transaction not subject to the Securities Act of 1933 and applicable state securities laws.

     We do not currently anticipate that we will register the outstanding senior notes under the Securities Act of 1933; thus, if you do not participate in this exchange offer, your notes will be restricted. In addition, holders who do not tender their outstanding notes, except for certain instances involving the initial purchasers or holders of outstanding notes who are not eligible to participate in the exchange offer or who do not receive freely transferrable registered notes pursuant to the exchange offer, will not have any further registration rights under the registration rights agreement or otherwise and will not have rights to receive liquidated damages as provided in the registration rights agreement.

     SOME PERSONS WHO PARTICIPATE IN THIS EXCHANGE OFFER MUST DELIVER A PROSPECTUS IN CONNECTION WITH RESALES OF THE REGISTERED NOTES.

     Based on no-action letters issued by the staff of the SEC to third parties, we believe that you may offer for resale, resell or otherwise transfer the registered notes without compliance with the registration and prospectus delivery requirements of the Securities Act of 1933. However, in some instances described in this prospectus under "The Exchange Offer," you will remain obligated to comply with the prospectus delivery requirements of the Securities Act of 1933 to transfer your registered notes. In these instances, if you transfer any registered note without delivering a prospectus meeting the requirements of the Securities Act of 1933 or without an exemption from registration of your registered notes under the Securities Act of 1933, you may incur liability under this Act. We do not and will not assume, or indemnify you against, this liability.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains statements about future events and expectations, which are "forward-looking statements." Any statement in this prospectus that is not a statement of historical fact may be deemed to be a forward-looking statement. These statements include:

     o    estimates of current and future population for our markets;

     o forecasts of growth in the number of consumers and businesses using PCS services;

     o statements regarding our plans for and costs of the build-out of our PCS network;

     o statements regarding our anticipated revenues, expense levels, liquidity and capital resources and projection of when we will launch commercial PCS service and achieve break-even operating cash flow; and

     o other statements, including statements containing words such as "anticipate," "believe," "plan," "estimate," "expect," "seek," "intend" and other similar words that signify forward-looking statements.

     Although we believe the expectations reflected in such forward-looking statements are reasonable, we can give no assurance such expectations will prove to have been correct. Important factors with respect to any such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ materially from our expectations (Cautionary Statements), are disclosed in this prospectus, including, without limitation, in conjunction with the forward-looking statements included in this prospectus. Important factors that could cause actual results to differ materially from those in the forward-looking statements included herein include, but are not limited to:

     o our potential need for additional capital or the need for refinancing existing indebtedness;

     o our dependence on our affiliation with Sprint PCS and our dependence on Sprint PCS' back office services;

     o the need to successfully complete the build-out of our portion of the Sprint PCS network on our anticipated schedule;

     o    changes or advances in technology;

     o    competition in the industry and markets in which we operate;

     o    our lack of operating history and anticipation of future losses;

     o    potential fluctuations in our operating results;

     o our potential inability to expand our services and related products in the event of substantial increase in demand for these services and related products;

     o    our ability to attract and retain skilled personal;

     o    changes in government regulation; and

     o    general economic and business conditions.

These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For a discussion of some of these factors, see "Risk Factors" beginning on page 9. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the exchange offer. In consideration for issuing the registered notes as contemplated in this prospectus, we will receive in exchange the outstanding notes in like principal amount. The outstanding notes surrendered in exchange for the registered notes will be retired and cancelled and cannot be reissued. The issuance of the registered notes will not result in any increase in our indebtedness

     The proceeds from the sale of the outstanding notes, after deducting underwriting discounts and commissions and estimated offering expenses, were approximately $169.0 million. We intend to use these proceeds (after placing a portion of the proceeds in an escrow account to cover the first four semi-annual interest payments), together with other funds we have available, to pursue other corporate opportunities, such as expanding the coverage in our markets to include an additional 1.0 million residents, opening up to an additional ten retail stores, expanding our territory and/or expanding our network.

     We will retain broad discretion in the allocation of these net proceeds. We may decide to reallocate the net proceeds within the above-described categories or to use portions for other purposes. Additionally, we may use a portion of the net proceeds to acquire or invest in businesses, products or technologies that are complementary to our business. The timing and the coverage of our build-out plan may change due to various reasons, including shifts in populations or network focus, changes or advances in technology, acquisition of other markets, businesses, products or technologies, and factors causing a delay in the build-out plan may cause changes in our use of the net proceeds. We currently do not have any commitments or agreements for any acquisitions or investments of this kind.

                                 CAPITALIZATION

     The following table shows our cash and cash equivalents, long-term debt, stockholders' deficit and capitalization as of March 31, 2002:

     (IN THOUSANDS)                                                           AS OF MARCH 31,
                                                                                   2002
                                                                            --------------------

    Cash and cash equivalents.......................................          $   195,871
                                                                              ===========
    Restricted cash(1)..............................................          $    48,660
                                                                              ===========
    Long-term debt:
      Senior secured credit facility................................              155,000
      Senior discount notes.........................................              165,410
      Senior notes..................................................              175,000
    Convertible   preferred  stock,   27,250,288  shares  issued  and
      outstanding...................................................              148,205
    Stockholders' deficit:
      Preferred stock, 10,000,000 shares authorized; no shares
         outstanding, at $0.0001 par value..........................                   --
      Class A common stock, par value $0.0001 per share,
         300,000,000 shares authorized; no shares outstanding.......                   --
      Class B common stock, par value $0.0001 per share,
         75,000,000 shares authorized; 58,485,354 shares issued,
         58,445,288 outstanding.....................................                    6
      Treasury stock-- class B, 13,066 shares at $8.50 per share....                 (111)
      Accumulated other comprehensive loss..........................                 (448)
      Additional paid-in capital....................................               91,852
      Deferred stock option compensation............................               (1,389)
      Retained deficit..............................................             (240,917)
                                                                              -----------
         Total stockholders' deficit................................             (151,007)
                                                                              -----------
              Total capitalization..................................          $   492,608
                                                                              ===========

----------

(1) A portion of the proceeds of the notes offering were placed in an escrow account to cover the first four semi-annual interest payments on the notes.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     On April 26, 2000, Horizon Telcom formed Horizon PCS and on June 27, 2000, transferred its 100% ownership of Horizon Personal Communications, Inc. to Horizon PCS in exchange for 53.8 million shares of Horizon PCS class B common stock, representing 100% of the outstanding shares of Horizon PCS. This transfer was accounted for in the financial statements as a reorganization of companies under common control in a manner similar to a pooling-of-interests. We have reflected the reorganization and the adjusted number of shares outstanding retroactively and we have presented the prior financial statements of Horizon Personal Communications, Inc. as those of Horizon PCS.

     The following tables present selected consolidated historical financial data for Horizon PCS, as of and for the five years ended December 31, 2001, and selected unaudited consolidated financial data for the three months ended March 31, 2002. We derived the balance sheet and statements of operations data as of and for the periods ended December 31, 1997, 1998, 1999, 2000 and 2001, for Horizon PCS from the audited consolidated financial statements of Horizon PCS. We derived the financial data of all other periods from the unaudited consolidated financial statements of Horizon PCS. In the opinion of management, the unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all normal and recurring adjustments and accruals necessary for a fair presentation of such information. Financial results for the three months ended March 31, 2002 are not necessarily indicative of the results that may be expected for the full year.

     The following information should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operation," and "Financial Statements and Supplementary Data":

                                                                                                           THREE
                                                                                                           MONTHS
                                                           YEAR ENDED DECEMBER 31,                         ENDED
                                        --------------------------------------------------------------    MARCH 31,
                                          1997         1998         1999          2000         2001         2002
                                        ----------   ----------   ----------    ---------    ---------    ----------
                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND OTHER DATA)
STATEMENTS OF OPERATIONS DATA:
Operating revenues:
  Subscriber revenues............       $      26    $     456    $   3,665     $ 17,725    $  77,658     $  35,015
  Roaming revenues...............              --           18          642        8,408       38,540        10,819
  Equipment revenues.............             138          309          600        3,061        7,106         2,376
                                        ---------    ---------    ---------     ---------   ----------    ----------
    Total revenues...............             164          783        4,907       29,194      123,304        48,210
Operating expenses:
  Cost of service (exclusive of
    items shown below)...........             683        4,404        8,204       27,452      100,516        35,751
  Cost of equipment..............             422          994        2,444        9,775       14,872         4,920
  Selling and marketing..........             992        1,440        3,475       18,026       48,993        14,707
  General and administrative
    (exclusive of items shown
    below).......................           1,344        1,852        3,944       12,477       28,384         9,175
  Non-cash compensation expense..              --           --          291          490        1,434           177
  Depreciation and amortization..             419        1,748        2,685        6,135       18,519         7,950
                                        ---------    ---------    ---------     ---------   ----------    ----------
    Total operating expenses.....           3,860       10,438       21,043       74,355      212,718        72,680
                                        ---------    ---------    ---------     ---------   ----------    ----------
      Operating loss.............          (3,696)      (9,655)     (16,136)     (45,161)     (89,414)      (24,470)
Gain (Loss) on exchange of stock.              --           --           --       11,551         (400)           --
Gain (Loss) on sale of PCS assets              --           --        1,388           --       (1,297)         (286)
Interest income and other, net...             100       (1,690)          52        4,804        5,063           744
Interest expense, net............            (264)        (838)      (1,529)     (10,318)     (27,434)      (12,738)
                                        ---------    ---------    ---------     ---------   ----------    ----------
    Loss from continuing
      operations before income taxes       (3,860)     (12,183)     (16,225)     (39,124)    (113,482)      (36,750)
Income tax benefit (expense).....           1,308        4,145        5,275       (1,075)          --            --
                                        ---------    ---------    ---------     ---------   ----------    ----------
    Loss from continuing
      operations.................          (2,552)      (8,038)     (10,950)     (40,199)    (113,482)      (36,750)
Preferred stock dividend.........              --           --           --       (2,782)     (10,930)       (2,857)
                                        ---------    ---------    ---------     ---------   ----------    ----------
    Loss from continuing operations
      available to common
      stockholders...............       $  (2,552)   $  (8,038)   $ (10,950)    $(42,981)   $(124,412)    $ (39,607)
                                        =========    =========    =========     ========    =========     ==========

Basic and diluted loss per share
  from continuing operations.....       $   (0.05)   $   (0.15)   $   (0.20)    $  (0.76)    $  (2.13)    $   (0.38)
Basic and diluted loss per share
   available to common
   stockholders..................       $   (0.06)   $   (0.15)   $   (0.20)    $  (0.77)    $  (2.13)    $   (0.38)

                                                         AS OF DECEMBER 31,                        AS OF
                                      ---------------------------------------------------------- MARCH 31,
                                        1997         1998        1999       2000        2001        2002
                                      ---------    --------    -------    --------    -------    ----------
                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND OTHER DATA)
BALANCE SHEET DATA:
Cash and cash equivalents.......      $     200  $       27  $     147  $ 191,417   $ 123,776  $ 195,871
Restricted cash.................             --          --         --                 48,660     48,660
Total property and equipment, net        14,996      17,880     22,894    109,702     214,868    230,290
Total assets....................         33,328      26,862     32,879    385,295     481,338    569,355
Long-term debt..................         16,611      21,180     24,590    185,283     384,056    495,410
Total liabilities...............         29,094      24,919     35,042    238,300     447,956    572,156
Convertible preferred stock.....             --          --         --    134,422     145,349    148,205
Total stockholders' equity (deficit)      4,234       1,943     (2,163)    12,573    (111,967)  (151,007)

OTHER DATA:
Number of PCS subscribers (1)....           300       2,100     13,700     66,400     194,100    222,700
Total population in our markets
  (millions).....................           0.1         1.6        4.9       10.2        10.2       10.2
ARPU (including roaming) (2).....            NM  $       46  $      64  $      75   $      83  $      74
ARPU (excluding roaming) (2).....            NM          44         55         51          56         56
Deficiency of earnings to fixed
  charges (dollars in thousands) (3)      4,389      12,538     16,136     40,488     119,905     38,578

----------
(1) Represents the approximate number of PCS subscribers at the end of each period.
(2) Represents average monthly revenue per unit (subscriber). For more detail on how ARPU is computed, see "Management's Discussion and Analysis of Financial Condition and Results of Operation."
(3) For purposes of computing the deficiency of earnings to fixed charges, fixed charges consist of interest expense and amortization expense related to indebtedness. The deficiency of earnings to fixed charges is the amount required for the ratio of earnings to fixed charges to be one-to-one.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the consolidated financial statements and the related notes included elsewhere in this prospectus. The discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of factors including, but not limited to, those under "Risk Factors" and elsewhere in this prospectus.

RESULTS OF OPERATION

     Service revenues consist primarily of PCS subscriber revenues, Sprint PCS roaming revenues and non-Sprint PCS roaming revenues. PCS subscriber revenues consist primarily of monthly service fees and other charges billed to our customers for Sprint PCS service in our territory under a variety of service plans. We receive Sprint PCS roaming revenues at a per minute rate from Sprint PCS or another Sprint PCS affiliate when Sprint PCS subscribers based outside of our territory use our portion of the Sprint PCS network. Non-Sprint PCS roaming revenues include payments from wireless service providers, other than Sprint PCS, when those providers' subscribers roam on our network.

     We record 100% of PCS subscriber revenues from our customers, Sprint PCS roaming revenues from Sprint PCS subscribers based outside our markets and non-Sprint PCS roaming revenues. Sprint PCS retains 8% of all collected service revenues. Collected service revenues include PCS subscriber revenues and non-Sprint PCS roaming revenues, but exclude Sprint PCS roaming revenues and revenues from sales of equipment. We report the amounts retained by Sprint PCS as general and administrative expenses.

     Equipment revenues consist of digital handsets and accessories sold to customers in our territory through our directly owned channels.

THREE MONTHS ENDED MARCH 31, 2002, COMPARED TO THREE MONTHS ENDED MARCH 31, 2001

    The following table sets forth a breakdown of our revenues by type:

    (DOLLARS IN THOUSANDS, EXCEPT ARPU)                      FOR THE THREE MONTHS ENDED MARCH 31,
                                                           2002                              2001
                                               ------------------------------  ---------------------------------
                                                   AMOUNT            %              AMOUNT             %
                                               --------------   -------------  ----------------  ---------------
    Subscriber revenues......................  $    35,015               73%   $       12,063               63%
    Roaming revenues.........................       10,819               22%            6,115               32%
    Equipment revenues.......................        2,376                5%            1,076                5%
                                               --------------   -------------  ----------------  ---------------
      Total revenues.........................  $    48,210              100%   $       19,254              100%
                                               ==============   =============  ================  ===============
    ARPU including roaming (1)...............  $        74                     $           80
    ARPU excluding roaming (1)...............           56                                 53

----------
(1) "ARPU," average revenue per unit, is an industry term that measures total PCS service revenues per month from our subscribers divided by the average number of subscribers for that month. "ARPU including roaming," is ARPU with Sprint PCS roaming and travel and non-Sprint PCS roaming and travel. "ARPU excluding roaming," excludes Sprint PCS roaming and non-Sprint PCS roaming.

     Subscriber revenues. Subscriber revenues for the three months ended March 31, 2002, were approximately $35.0 million, compared to approximately $12.1 million for the three months ended March 31, 2001, an increase of approximately $22.9 million. The growth in subscriber revenues is primarily the result of the growth in our customer base. We managed approximately 222,700 customers at March 31, 2002, compared to approximately 84,700 at March 31, 2001. Our customer base has grown because we have launched additional markets and increased our sales force. ARPU excluding roaming increased in 2002 to $56 from $53 in 2001, primarily as a result of increased minutes of use by our customers. As our customers exceed their allotted plan minutes, they incur additional charges for their usage.

     Roaming revenues. Roaming revenues increased from approximately $6.1 million during the three months ended March 31, 2001, to approximately $10.8 million for the three months ended March 31, 2002, an increase of approximately $4.7 million. This increase resulted from launching additional markets over the past year, including markets covering major interstate highways. ARPU including roaming decreased from $80 to $74 for the three months ended March 31, 2001, and March 31, 2002, respectively. This decrease primarily resulted from the continued decrease in Sprint PCS roaming rate.

     On April 27, 2001, Sprint PCS and its affiliates announced an agreement on a new Sprint PCS roaming rate; the receivable and payable roaming rate decreased from $0.20 per minute to $0.15 per minute effective June 1, 2001, and decreased further to $0.12 per minute effective October 1, 2001. The Sprint PCS roaming rate changed to $0.10 per minute on January 1, 2002. After 2002, the rate will be changed to "a fair and reasonable return" which has not yet been determined. This decrease in the rate will reduce our revenue and expense per minute, but we anticipate this rate reduction will be offset by volume increases from the continued build-out of our network and subscriber growth, resulting in greater overall roaming revenue and expense in the future.

     Equipment revenues. Equipment revenues for the three months ended March 31, 2002, were approximately $2.4 million, compared to approximately $1.1 million for the three months ended March 31, 2001, representing an increase of approximately $1.3 million. The increase in equipment revenues is the result of an increase in the number of handsets sold, somewhat offset by a lower sales price per unit.

     Cost of service. Cost of service includes costs associated with operating our network, including site rent, utilities, engineering personnel and other expenses related to operations. Cost of service also includes interconnection expenses, customer care, Sprint charges, Sprint PCS roaming fees and non-Sprint PCS roaming fees. We pay roaming fees to Sprint PCS when our customers use Sprint PCS' network outside of our territory. We pay non-Sprint PCS roaming fees to other wireless service providers when our customers use their networks.

     Also included in cost of service are costs incurred under our network services agreement with the Alliances. In the third quarter of 2001, Horizon PCS negotiated an amendment to its agreement with the Alliances and a related amendment to its Sprint PCS agreements. Under the Alliances amendment, Horizon PCS is obligated to pay a minimum monthly fee for a stated minimum period. Horizon PCS expects to incur lower overall fees under this new arrangement at expected usage levels as compared to the previous agreement that was based on a per minute fee. The Alliances are also obligated to upgrade their networks to provide 3G technology. In connection with this amendment, the Alliances have agreed with Sprint PCS to modify their networks to cause Sprint PCS to be in compliance with the FCC's construction requirements for PCS networks. Horizon PCS would be responsible for completion of the network modifications if the Alliances fail to comply.

     Cost of service for the three months ended March 31, 2002, was approximately $35.8 million, compared to approximately $18.0 million for the three months ended March 31, 2001, an increase of approximately $17.8 million. This increase reflects an increase in roaming expense and long distance charges of approximately $5.5 million and the increase in costs incurred under our network services agreement with the Alliances of approximately $2.9 million, both as a result of our subscriber growth during 2001 and the first quarter of 2002. Additionally, at March 31, 2001, our network covered approximately 5.2 million people. At March 31, 2002, our network covered approximately 7.2 million people. As a result, cost of service in 2002 was higher than 2001 due to the increase in network operations, including tower lease expense, circuit costs and payroll expense, of approximately $4.9 million. Growth in our customer base resulted in increased customer care, activations, and billing expense of approximately $3.6 million and other variable expenses, including switching and national platform expenses, of approximately $900,000.

     Cost of equipment. Cost of equipment includes the cost of handsets and accessories sold by our stores and direct sales force to our customers. Cost of equipment for the three months ended March 31, 2002, was approximately $4.9 million, compared to approximately $2.2 million for the three months ended March 31, 2001, an increase of approximately $2.7 million. The increase in the cost of equipment is the result of the growth in our wireless customers (we sold approximately 15,000 handsets through our direct sales channels during the three months ended March 31, 2002, compared to approximately 7,000 during the same period in 2001), partially offset by the decreasing unit cost of the handsets. For competitive and marketing reasons, we have sold handsets to our customers below our cost and expect to continue to sell handsets at a price below our cost for the foreseeable future.

     Selling and marketing expenses. Selling and marketing expenses consist of costs associated with operating our retail stores, including marketing, advertising, payroll and sales commissions. Selling and marketing expense also includes commissions paid to national and local third party distribution channels and subsidies on handsets sold by third parties for which we do not record revenue. Selling and marketing expenses rose to approximately $14.7 million for the three months ended March 31, 2002, compared to approximately $7.1 million for the three months ended March 31, 2002, an increase of approximately $7.6 million. This reflects the increase in the costs of operating 39 retail stores in 2002 compared to 17 at the end of the first quarter of 2001. The costs include marketing and advertising in our sales territory of approximately $4.7 million, the increase in subsidies on handsets sold by third parties of approximately $1.7 million and the increase in commissions paid to third parties of approximately $1.2 million. We expect selling and marketing expense to increase in the aggregate as we expand our coverage, launch additional stores and add customers.

     General and administrative expenses. General and administrative costs include the Sprint PCS management fee (which is 8% of "collected revenues" defined above), a provision for doubtful accounts and costs related to corporate support functions including costs associated with functions performed for us by Horizon Services under our services agreement. These include finance and accounting services, computer access and administration, executive, supervisory, consulting, customer relations, human resources and other administrative services. Horizon Services' costs for these functions are charged to us using a standard FCC cost allocation methodology. Under this methodology, all costs that can be specifically identified to us are directly charged to us, and all costs that are specifically identified to other subsidiaries of Horizon Telcom are charged to them. Costs incurred by Horizon Services that cannot be specifically identified to a company for which Horizon Services provides service are apportioned among the Horizon Telcom subsidiaries based on appropriate measures. Because of the economies of scale inherent in a centralized service company, we believe we are able to receive these services less expensively through this arrangement than if we provided them ourselves.

     General and administrative expenses for the three months ended March 31, 2002, were approximately $9.2 million compared to approximately $4.6 million in 2001, an increase of approximately $4.6 million. The increase reflects an increase in the provision for doubtful accounts of approximately $2.8 million, an increase in the Sprint PCS management fee of approximately $1.7 million as a result of higher subscriber revenues in 2002 and other general expenses of approximately $100,000.

     Non-cash compensation expense. We recorded approximately $177,000 for the three months ended March 31, 2002 and 2001 for certain stock options granted in November 1999. Stock-based compensation expense will continue to be recognized through the conclusion of the vesting period for these options in 2005. The annual non-cash compensation expense expected to be recognized for these stock options is approximately $681,000 in 2002, $622,000 in 2003, $193,000 in 2004,
and $71,000 in 2005.

     Depreciation and amortization expense. Depreciation and amortization expenses increased by approximately $4.5 million to a total of approximately $7.9 million during the three months ended March 31, 2002. The increase reflects the continuing construction of our network as we funded approximately $23.4 million of capital expenditures during the three months ended March 31, 2002.

     Since our acquisition of Bright PCS was accounted for as a purchase transaction, we recorded goodwill and intangible assets. Amortization expense of the intangible asset was approximately $427,000 during the three months ended March 31, 2002 and 2001. Related goodwill amortization was approximately $97,000 during the three months ended March 31, 2001. Goodwill amortization ceased as of December 31, 2001, with the adoption of SFAS No. 142. See "Recent Accounting Pronouncements" below.

     Amortization expense also includes amortization of an intangible asset recorded in September 2000 related to the new markets granted to us by Sprint PCS in September 2000. We agreed to grant warrants to Sprint PCS in exchange for the right to provide service in additional markets. The warrants will be issued to Sprint PCS at the earlier of an initial public offering of the Company's common stock or July 31, 2003. The intangible asset is being amortized over the remaining term of the Sprint PCS management agreement, resulting in approximately $752,000 of amortization expense per year. Accordingly, amortization expense related to this intangible asset was approximately $188,000 for the three months ended March 31, 2002 and 2001.

     Loss on sale of property and equipment. During the three months ended March 31, 2002, we incurred a loss of approximately $286,000 related to the sale of corporate-owned vehicles. The sale resulted in proceeds of approximately $1.3 million. The vehicles were subsequently leased back from the purchaser.

     Interest income and other, net. Interest income and other income for the three months ended March 31, 2002, was approximately $744,000 compared to approximately $2.9 million in 2001 and consisted primarily of interest income. This decrease was due primarily to a lower average balance of cash investments during the first quarter of 2002 as compared to the same period in 2001 and due to a lower short-term interest rate environment in 2002.

     Interest expense, net. Interest expense for the three months ended March 31, 2002, was approximately $12.7 million, compared to approximately $6.2 million in 2001. The increase in interest expense was a result of our additional indebtedness. Interest on the outstanding balance of our secured credit facility accrues at LIBOR plus a specified margin. On June 29, 2001, we agreed to several changes in the secured credit facility including a 25 basis point increase in the annual interest rate. At March 31, 2001, $50.0 million was outstanding under the secured credit facility. We borrowed an additional $105.0 million on March 22, 2002, which was required under the terms of the secured credit facility. At March 31, 2002, the interest rate on the $105.0 million term loan A borrowed under our secured credit facility was 5.75%, while the interest rate on the $50.0 term loan B was 6.30%. Interest expense on the secured credit facility was $1.2 million and $1.3 million during the three months ended March 31, 2002 and 2001, respectively.

     We accrue interest at a rate of 14.00% annually on our discount notes issued in September 2000 and will pay interest semi-annually in cash beginning in October 2005. Unaccreted interest expense on the discount notes was approximately $129.6 million at March 31, 2002. Interest expense on the discount notes was approximately $6.4 million and $5.5 million during the three months ended March 31, 2002 and 2001, respectively.

     On June 15, 2002, we will begin making semi-annual interest payments on our senior notes issued in December 2001 at an annual rate of 13.75%. Interest expense accrued on the senior notes was approximately $6.0 million during the three months ended March 31, 2002. Under the terms of the senior notes, cash to cover the first four semi-annual interest payments was placed in an escrow account.

     Interest expense also includes approximately $600,000 and $200,000 during the three months ended March 31, 2002 and 2001, respectively, of amortization from the deferred financing fees related to our secured credit facility, our discount notes and our senior notes. Also contributing to the increase in interest expense during the three months ended 2002 was approximately $600,000 in commitment fees we paid on the unused portion of our secured credit facility.

     Capitalized interest during the three months ended March 31, 2002 and 2001, was approximately $2.1 million and $1.5 million, respectively. We expect our interest expense to increase in the future as we borrow under our secured credit facility to fund our network build-out and operating losses.

     During 2001, we entered into interest rate swap agreements, effectively fixing the interest rate on $50.0 million borrowed under our variable-rate secured credit facility. We recognized a loss of approximately $34,000 during the first quarter of 2002, in the statement of operations, related to the ineffectiveness of a portion of the hedge.

     Income  taxes.   Until   September  26,  2000,  we  were  included  in  the
consolidated Federal income tax return of Horizon Telcom. We provided for Federal income taxes on a pro rata basis, consistent with a consolidated tax-sharing agreement. As a result of the sale of the convertible preferred stock on September 26, 2000, we are not able to participate in the tax-sharing agreement. Additionally, we are not able to recognize any net operating loss benefits until we generate taxable income. We did not record any income tax benefit for the three months ended March 31, 2002 or 2001, because of the uncertainty of generating future taxable income to be able to recognize current net operating loss carryforwards.

     Net loss.  Our net loss for the three  months  ended  March 31,  2002,  was approximately  $36.8  million  compared to  approximately  $19.5 million for the three months ended March 31, 2001. The increase in our loss reflects the continued expenses related to launching our markets and building our customer base. We expect to incur significant operating losses and to generate significant negative cash flow from operating activities while we continue to construct our network and increase our customer base.

     Preferred stock dividend. Our convertible preferred stock pays a stock dividend at the rate of 7.5% per annum, payable semi-annually commencing May 1, 2001. The dividends are paid with additional shares of convertible preferred stock. Through May 1, 2002, we have issued an additional 3,245,134 shares of convertible preferred stock in payments of all dividends through April 30, 2002, including 1,060,201 shares on May 1, 2002.

     Other comprehensive income (loss). In the first quarter of 2001, we entered into a two-year interest rate swap, effectively fixing $25.0 million of our term loan borrowed under the secured credit facility at a rate of 9.4%. In the third quarter of 2001, we entered into another two-year interest rate swap, effectively fixing an additional $25.0 million of our term loan borrowed under the secured credit facility at 7.65%. We do not expect the effect of these swaps to have a material impact to interest expense for the remainder of their lives. We recovered approximately $390,000 of previously unrealized losses in other comprehensive income during the first quarter of 2002 and recognized approximately $34,000 of loss in the statement of operations due to the ineffectiveness of the hedge.

YEAR ENDED DECEMBER 31, 2001, COMPARED TO YEAR ENDED DECEMBER 31, 2000

     The following table sets forth a breakdown of our revenues by type.

                                                        FOR THE YEARS ENDED DECEMBER 31,
                                 ------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS,
EXCEPT ARPU)                                2001                       2000                       1999
                                 ------------------------  --------------------------  ------------------------
                                   AMOUNT           %          AMOUNT          %         AMOUNT           %
                                 ------------ ------------  -----------  ------------ ------------  -----------
Subscriber revenues...........   $   77,658        63%      $  17,725        61%      $    3,665         75%
Roaming revenues..............       38,540        31%          8,408        29%             642         13%
Equipment revenues............        7,106         6%          3,061        10%             600         12%
                                 ------------ ------------  -----------  ------------ ------------  -----------
  Total revenues..............   $  123,304       100%      $  29,194       100%      $    4,907        100%
                                 ============ ============  ===========  ============ ============  ===========
ARPU including roaming (1)....   $       83                 $      75                 $       64
ARPU excluding roaming (1)....           56                        51                         55

-----------
(1) "ARPU," average revenue per unit, is an industry term that measures total PCS service revenues per month from our subscribers divided by the average number of subscribers for that month. "ARPU including roaming," is ARPU with Sprint PCS roaming and travel and non-Sprint PCS roaming and travel. "ARPU excluding roaming," excludes Sprint PCS roaming and non-Sprint PCS roaming.

     Subscriber revenues. Subscriber revenues for the year ended December 31, 2001, were $77.7 million, compared to $17.7 million for the year ended December 31, 2000, an increase of $60.0 million. The growth in subscriber revenues is primarily the result of the growth in our customer base. We managed approximately 194,100 customers at December 31, 2001, compared to approximately 66,400 at December 31, 2000. Our customer base has grown because we have launched additional markets and increased our sales force. ARPU excluding roaming increased in 2001 to $56 from $51 in 2000, primarily as a result of increased minutes of use by our customers. As our customers exceed their allotted plan minutes, they incur additional charges for their usage.

     Roaming revenues. Roaming revenues increased from $8.4 million during the year ended December 31, 2000, to $38.5 million for the year ended December 31, 2001, an increase of $30.1 million. ARPU including roaming increased from $75 to $83 for the year ended December 31, 2000, and December 31, 2001, respectively. This increase primarily resulted from the continued build-out of our network, including highways covering northwest Ohio, northern Indiana and Pennsylvania.

     On April 27, 2001, Sprint PCS and its affiliates announced an agreement on a new Sprint PCS roaming rate; the receivable and payable roaming rate decreased from $0.20 per minute to $0.15 per minute effective June 1, 2001, and decreased further to $0.12 per minute effective October 1, 2001. The Sprint PCS roaming rate was changed to approximately $0.10 in 2002. After 2002, the rate will be changed to "a fair and reasonable return," which has not yet been determined. This decrease in the rate will reduce our revenue and expense per minute, but we anticipate this rate reduction will be offset by volume increases from the continued build-out of our network and subscriber growth, resulting in greater overall roaming revenue and expense in the future.

     Equipment revenues. Equipment revenues consist of handsets and accessories sold to customers through our stores and through our direct sales force. Equipment revenues for the year ended December 31, 2001, were $7.1 million, compared to $3.1 million for the year ended December 31, 2000, representing an increase of $4.0 million. The increase in equipment revenues is the result of an increase in the number of handsets sold by our stores and direct sales force, somewhat offset by a lower sales price per unit.

     Cost of service. Cost of service includes costs associated with operating our network, including site rent, utilities, engineering personnel and other expenses related to operations. Cost of service also includes interconnection expenses, customer care, Sprint charges, Sprint PCS roaming fees and non-Sprint roaming fees. We pay Sprint PCS roaming fees to Sprint PCS when our customers use Sprint PCS' network outside of our territory. We pay non-Sprint PCS roaming fees to other wireless service providers when our customers use their networks.

     Also included in cost of service are costs incurred under our network services agreement with the Alliances. In the third quarter of 2001, Horizon PCS negotiated an amendment to its agreement with the Alliances and a related amendment to its Sprint PCS agreements. Under the Alliances amendment, Horizon PCS is obligated to pay a minimum monthly fee for a stated minimum period. Horizon PCS expects to incur lower overall fees under this new arrangement at expected usage levels as compared to the previous agreement that was based on a per minute fee. The Alliances are also obligated to upgrade their networks to provide 3G technology. In connection with this amendment, the Alliances have agreed with Sprint PCS to modify their networks to cause Sprint PCS to be in compliance with the FCC's construction requirements for PCS networks. Horizon PCS would be responsible for completion of the network modifications if the Alliances fail to comply.

     Cost of service for the year ended December 31, 2001, was $100.5 million, compared to $27.5 million for the year ended December 31, 2000, an increase of $73.0 million. This increase reflects an increase in roaming expense and long distance charges of $29.9 million and the increase in costs incurred under our network services agreement with the Alliances of $12.4 million, both as a result of our subscriber growth during 2001. Additionally, cost of service in 2001 was higher than 2000 due to the increase in network operations, including tower lease expense, circuit costs and payroll expense, of $18.1 million, increased customer care, activations, and billing expense of $9.6 million and the increase in other variable expenses, including switching and national platform expenses, of $3.0 million.

     Cost of equipment. Cost of equipment includes the cost of handsets and accessories sold by our stores and direct sales force to our customers. Cost of equipment for the year ended December 31, 2001, was $14.9 million, compared to $9.8 million for the year ended December 31, 2000, an increase of $5.1 million. The increase in the cost of equipment is the result of the growth in our wireless customers, partially offset by the decreasing unit cost of the handsets. For competitive and marketing reasons, we have sold handsets to our customers below our cost and expect to continue to sell handsets at a price below our cost for the foreseeable future.

     Selling and marketing expenses. Selling and marketing expenses consist of costs associated with operating our retail stores, including marketing, advertising, payroll and sales commissions. Selling and marketing expense also includes commissions paid to national and local third party distribution channels and subsidies on handsets sold by third parties for which we do not record revenue. Selling and marketing expenses rose to $49.0 million for the year ended December 31, 2001, compared to $18.0 million for the year ended December 31, 2000, an increase of $31.0 million. This increase reflects the increase in the costs of operating our 38 retail stores, 22 of which were launched during 2001. The costs include marketing and advertising in our sales territory of $17.6 million, the increase in subsidies on handsets sold by third parties of $10.1 million and the increase in commissions paid to third parties of $3.3 million. We expect selling and marketing expense to increase in the aggregate as we expand our coverage, launch additional stores and add customers.

     General and administrative expenses. General and administrative costs include the Sprint management fee (which is 8% of "collected revenues" defined above), a provision for doubtful accounts and costs related to corporate support functions, including costs associated with functions performed for us by Horizon Services under our services agreement. These include finance functions, accounting services, computer access and administration, executive, supervisory, consulting, customer relations, human resources and other administrative services. Horizon Services' costs for these functions are charged to us using a standard FCC cost allocation methodology. Under this methodology, all costs that can be specifically identified to us are directly charged to us, and all costs that are specifically identified to other subsidiaries of Horizon Telcom are charged to them. Costs incurred by Horizon Services that cannot be specifically identified to a company for which Horizon Services provides service are apportioned among the Horizon Telcom subsidiaries based on appropriate measures. Because of the economies of scale inherent in a centralized service company, we believe we are able to receive these services less expensively through this arrangement than if we provided them ourselves.

     General and administrative expenses for the year ended December 31, 2001, were $28.4 million compared to $12.5 million in 2000, an increase of $15.9 million. The increase reflects an increase in the provision for doubtful accounts of $5.0 million, an increase in the Sprint PCS management fee of $4.6 million as a result of higher subscriber revenues in 2001, increased professional fees, including non-recurring costs related to pursuing strategic business alternatives of $1.3 million, increased headcount and professional services at Horizon Services of $1.8 million needed to support our growth, and other general expenses, including property and franchise taxes, of $3.2 million.

     Non-cash compensation expense. For the years ended December 31, 2001 and 2000, we recorded stock-based compensation expense of approximately $1.4 million and $490,000, respectively. The $1.4 million includes approximately $725,000 related to the distribution of 7,249 shares of Horizon Telcom stock to employees of Horizon PCS and approximately $709,000 for certain stock options granted in November 1999. Stock-based compensation expense will continue to be recognized through the conclusion of the vesting period for these options in 2005. The annual non-cash compensation expense expected to be recognized for these stock options is approximately $681,000 in 2002, $622,000 in 2003, $193,000 in 2004,
and $71,000 in 2005.

     Depreciation and amortization expense. Depreciation and amortization expenses increased by $12.4 million to a total of $18.5 million in 2001. The increase reflects the continuing construction of our network as we funded approximately $116.6 million of capital expenditures during 2001. In addition, because our acquisition of Bright PCS was accounted for as a purchase transaction, amortization has increased as a result of amortizing the related goodwill and intangible assets. Amortization expense of the intangible asset was $1.7 million and $868,000 during 2001 and 2000, respectively. Related goodwill amortization was $389,000 and $198,000 in 2001 and 2000, respectively. Goodwill amortization ceased as of December 31, 2001, with the adoption of SFAS No. 142. See "Recent Accounting Pronouncements" below.

     Amortization expense also includes amortization of an intangible asset recorded in September 2000 related to the new markets granted to us by Sprint PCS in September 2000. We agreed to grant warrants to Sprint PCS in exchange for the right to provide service in additional markets. The warrants will be issued to Sprint PCS at the earlier of an initial public offering of our common stock or July 31, 2003. The intangible asset is being amortized over the remaining term of the Sprint PCS management agreement, resulting in $752,000 of amortization expense per year. Amortization expense related to this intangible asset was approximately $752,000 and $188,000 for the years ended December 31, 2001 and 2000, respectively.

     Gain (Loss) on exchange of stock. On April 2, 2001, we distributed 7,249 shares of Horizon Telcom stock to employees of Horizon PCS. In conjunction with this transaction, we recognized a non-operating loss of approximately $400,000 representing the reduced fair market value of the stock at the time of the transaction compared to the original holding value of the investment. The related compensation expense is recorded as a component of non-cash compensation expense in 2001. In 2000, we recognized a gain of approximately $11.6 million on Horizon Telcom stock used in the acquisition of Bright PCS.

     Gain (Loss) on disposal of PCS assets. During 2001, we incurred a loss of approximately $1.3 million related to the upgrade of network equipment to 3G technology. The loss represents the net book value of the assets disposed of, less proceeds received for the equipment. We expect to incur additional expenses in 2002 as we continue to upgrade our network.

     Interest income and other, net. Other income for the year ended December 31, 2001, was $5.0 million. Interest income was generated from the short-term investment of cash proceeds from our private equity sales, discount notes and


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

drawings under the secured credit facility, all completed on September 26, 2000. Additionally, in conjunction with our offering of $175.0 million in senior notes in December 2001, we were required to escrow approximately $48.7 million of the proceeds (in an interest bearing account) for the first four interest payments due under the notes' terms. We recorded $69,000 of interest income on the escrowed funds.

     Interest expense, net. Interest expense for the year ended December 31, 2001, was $27.4 million, compared to $10.3 million in 2000. Interest on the outstanding balance of our secured credit facility accrues at LIBOR plus a specified margin. On June 29, 2001, we agreed to several changes in the secured credit facility including a 25 basis point increase in the annual interest rate. At December 31, 2001, the interest rate on the amount borrowed on our secured credit facility was 6.16%. Interest expense on the secured credit facility was $4.8 million and $1.2 million during 2001 and 2000, respectively.

     As required, we borrowed an additional $105.0 million in March 2002, under the terms of the secured credit facility. The interest rate on that tranche is LIBOR plus 375 basis points (5.66% at December 31, 2001).

     We accrue interest at a rate of 14.00% per annum on our discount notes through October 1, 2005, and will pay interest semi-annually in cash thereafter. Unaccreted interest expense on the discount notes was $135.9 million at December 31, 2001. Interest expense on the discount notes was $23.8 million and $5.1 million during 2001 and 2000, respectively.

     On June 15, 2002, we will begin making semi-annual interest payments on our senior notes issued in December 2001 at an annual rate of 13.75%. Interest expense accrued on the senior notes was $1.5 million during 2001. Under the terms of the senior notes, cash to cover the first four semi-annual interest payments was placed in an escrow account.

     Interest expense also includes approximately $1.1 million and $1.0 million in 2001 and 2000, respectively, of amortization from the deferred financing fees related to our secured credit facility, our discount notes and our senior notes. Also contributing to the increase in interest expense during 2001 was $2.8 million in commitment fees we paid on the unused portion of our secured credit facility.

     The increase in interest expense as a result of our additional indebtedness was somewhat offset by capitalized interest related to our network build-out. Capitalized interest during 2001 and 2000 was approximately $6.6 million and $1.5 million, respectively. We expect our interest expense to increase in the future as we borrow under our secured credit facility to fund our network build-out and operating losses.

     Income tax (expense) benefit. Until September 26, 2000, we were included in the consolidated Federal income tax return of Horizon Telcom. We provided for Federal income taxes on a pro rata basis, consistent with a consolidated tax-sharing agreement. As a result of the sale of the convertible preferred stock on September 26, 2000, we will not be able to participate in the tax-sharing agreement. Additionally, we will not be able to recognize any net operating loss benefits until we generate taxable income. We did not record any income tax benefit for the year ended December 31, 2001, because of the uncertainty of generating future taxable income to be able to recognize current net operating loss carryforwards.

     In 2000, we recorded an income tax expense of $1.1 million from continuing operations, resulting primarily from the recognition of an excess loss account on the deconsolidation from the Horizon Telcom affiliated group, reduced by the benefit of the carryback net operating losses and an increase in the valuation allowance. In addition, we generated a tax of $4.3 million on a stock dividend of 10% of Horizon Telcom stock held by us to Horizon Telcom. The tax on the stock dividend was charged directly to equity and not recorded as an income tax expense.

     Loss on continuing operations. Our loss on continuing operations for the year ended December 31, 2001, was $113.5 million compared to $40.2 million for the year ended December 31, 2000. The increase in our loss reflects the continued expenses related to launching our markets and building our customer base. We expect to incur significant operating losses and to generate significant negative cash flow from operating activities while we continue to construct our network and increase our customer base.

     Discontinued operations. In April 2000, we transferred our Internet, long distance and other businesses unrelated to PCS wireless operations to Horizon Technology (formerly United Communications), a separate subsidiary of Horizon Telcom, at net book value. Accordingly, the results of operations for these business units have been reported as discontinued operations in the prior period, net of tax benefits.

     Extraordinary loss. As a result of the September 26, 2000, financings, we retired long-term debt payable to financial institutions. As a result of the debt extinguishments, we expensed the unamortized portion of the related financing costs, as well as fees associated with the debt extinguishments. These fees and expenses amounted to approximately $748,000 and are shown on the statement of operation net of a tax benefit of $262,000.

     Preferred stock dividend. Our convertible preferred stock pays a stock dividend at the rate of 7.5% per annum, payable semi-annually commencing May 1, 2001. The dividends are paid with additional shares of convertible preferred stock. On May 1, 2001, we issued an additional 1,163,051 shares of preferred stock in payment of the stock dividends through April 30, 2001, and on November 1, 2001, we issued an additional 1,021,882 shares of preferred stock in payment of the stock dividends through October 31, 2001.

     Other comprehensive income (loss). In the first quarter of 2001, we entered into a two-year interest rate swap, effectively fixing $25.0 million of our term loan borrowed under the secured credit facility at a rate of 9.4%. In the third quarter of 2001, we entered into another two-year interest rate swap, effectively fixing the remaining $25.0 million of our term loan borrowed under the secured credit facility at 7.65%. Other comprehensive income may fluctuate based on changes in the fair value of the swap instrument. Other comprehensive loss of approximately $838,000 and an other expense of approximately $176,000 were recorded for the year ended December 31, 2001. We do not expect the effect of these swaps to have a material impact to interest expense for the remainder of their lives.

YEAR ENDED DECEMBER 31, 2000, COMPARED TO YEAR ENDED DECEMBER 31, 1999

     Subscriber revenues. Subscriber revenues for the year ended December 31, 2000, were $17.7 million, compared to $3.7 million for the year ended December 31, 1999, an increase of $14.0 million. The growth in subscriber revenues is primarily the result of the growth in our customer base. We managed approximately 66,400 customers at December 31, 2000, compared to approximately 13,700 at December 31, 1999. We believe our customer base has grown because we have launched additional markets, increased our sales force and are now marketing under the Sprint PCS brand rather than our own.

     Roaming revenues. Roaming revenues increased from $642,000 for the year ended December 31, 1999, to $8.4 million for the year ended December 31, 2000, an increase of $7.8 million. This increase primarily resulted from the launch of portions of our network covering two heavily traveled interstate highways in western Virginia in the fourth quarter of 1999, as well as our launch of our northwest Ohio and northern Indiana markets in the fourth quarter of 2000.

     ARPU excluding roaming and travel decreased from the year ended December 31, 1999, to the year ended December 31, 2000, primarily as a result of the change in the mix of the packages our subscribers have selected. Our subscribers have selected packages with lower monthly recurring charges made available to our subscribers as a result of our seasonal promotions. The decrease caused by the change in the mix of packages was partially offset by the increase in the charges to our subscribers for minute sensitive usage (long distance and overage) and the growth in our Sprint PCS roaming revenues. ARPU including roaming and travel increased in the year ended December 31, 1999, as compared to the same period in 2000, as a result of the increase in travel revenue from customers other than our own on our network.

     Equipment revenues. Equipment revenues consist of handsets and accessories sold to customers. Equipment revenues for the year ended December 31, 2000, were $3.1 million, compared to $600,000 for the year ended December 31, 1999, an increase of $2.5 million. The increase in equipment revenues is the result of our increase in customers.

     Cost of service. Cost of service for the year ended December 31, 2000, was $27.5 million, compared to $8.2 million for the year ended December 31, 1999, an increase of $19.3 million. This increase reflects the increase in roaming fees of $5.8 million, the increase in costs incurred under our network services agreement with the Alliances of $6.7 million, $1.5 million of additional costs for rent expense for the additional towers leased, additional customer care support of $2.7 million and $2.6 million of network operational and payroll expenses.

     Cost of equipment. Cost of equipment for the year ended December 31, 2000, was $9.8 million, compared to $2.4 million for the year ended December 31, 1999, an increase of $7.4 million. The increase in the cost of equipment is the result of the growth in our wireless customers, partially offset by the decreasing unit cost of the handsets. For competitive and marketing reasons, we have sold handsets to our customers below our cost and expect to continue to sell handsets at a price below our cost for the foreseeable future.

     Selling and marketing expenses. Selling and marketing expenses consist of costs associated with operating our 16 retail stores, including marketing, advertising, payroll, and sales commissions. Selling and marketing expense also includes commissions paid to national and local third party distribution channels and subsidies on handsets sold by third parties for which we do not record revenue. Selling and marketing expenses rose to $18.0 million for the year ended December 31, 2000, compared to $3.5 million for the same period in 1999, an increase of $14.5 million. This increase reflects the increase in the costs of operating our 16 retail stores of $7.7 million, the increase in subsidies on handsets sold by third parties of $4.0 million, and the increase in commissions paid to third parties of $2.8 million.

     General and administrative expenses. General and administrative expenses rose to $12.5 million for the year ended December 31, 2000, compared to $3.9 million for the same period in 1999, an increase of $8.6 million. This increase reflects the 8% fee paid to Sprint PCS on our increased collected service revenues of $1.2 million, increased headcount and professional services at Horizon Services needed to support our growth of $3.6 million, increased building and maintenance expenses of $1.4 million, consulting, legal and bank fees of $900,000, an increase in the provision for doubtful accounts of $1.0 million, and increased other general expenses of $500,000.

     Non-cash compensation expense. For the years ended December 31, 2000 and 1999, we recorded stock-based compensation expense of $490,000 and $291,000, respectively, for certain stock options granted in November 1999. Stock-based compensation expense will continue to be recognized through the conclusion of the vesting period for these options in 2005. The annual non-cash compensation expense expected to be recognized is approximately $709,000 in 2001, $681,000 in 2002, $622,000 in 2003, $193,000 in 2004, and $71,000 in 2005.

     Depreciation and amortization expenses. Depreciation and amortization expenses increased by $3.4 million to a total of $6.1 million in 2000. The increase reflects the continuing construction of our network. Because our acquisition of Bright PCS was accounted for as a purchase transaction, amortization will increase as a result of amortizing the related goodwill and intangible assets. Amortization expense of the intangible asset was $868,000 during 2000. Related goodwill amortization was $198,000 during 2000. Goodwill amortization will cease as of December 31, 2001, with the adoption of SFAS No.
142. We have not determined the financial impact the adoption of SFAS No. 142 will have on our financial position or results of operations.

     At September 30, 2000, we recorded an intangible asset of $13.4 million for the value of warrants we agreed to grant to Sprint in exchange for the right to provide service in additional markets. This intangible asset will be amortized over the remaining term of the Sprint PCS management agreement, resulting in $752,000 of amortization expense per year. Amortization expense related to the intangible asset was approximately $188,000 for the year ended December 31, 2000.

     Gain on exchange of stock. We transferred 40% of our Horizon Telcom stock to the former members of Bright PCS as part of the consideration for the acquisition of Bright PCS. This transaction resulted in a gain of $10.5 million. In addition, in September 2000, 10% of the 12% of the stock of Horizon Telcom was distributed to the shareholders in the form of a dividend. To the extent that the dividend was paid to shareholders other than Horizon Telcom, a non-cash gain of $1.0 million was recognized.

     Interest income and other, net. Other income (expense) in 2000 was $4.8 million and consisted primarily of interest income of approximately $4.2 million and dividend income of approximately $600,000. Interest income was generated from cash proceeds from our private equity sales, senior discount notes and drawings under the senior secured credit facility, all completed on September 26, 2000. The proceeds were invested in short term accounts waiting to be


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

deployed. As capital expenditures are made to complete the build-out of our network, decreasing cash balances may result in lower daily interest income in the future.

     Interest expense, net. Interest expense for the year ended December 31, 2000, was $10.3 million, compared to $1.5 million in 1999. The increase in interest expense is the result of our additional debt outstanding during the year ended December 31, 2000, compared to the same period in 1999. We incurred approximately $2.0 million from the senior secured credit facility entered into in September, 2000. Interest on our senior credit facility accrues at LIBOR plus our specified margin (approximately 10.6% at December 31, 2000). We accrue interest at a rate of 14% per annum on our senior discount notes through October 1, 2005 and will pay interest semi-annually in cash thereafter. Non-cash interest expense also included the amortized amount of deferred financing fees related to our senior secured credit facility, our senior discount notes, and the accretion of our warrants related to the senior discount notes. Total non-cash interest expense for the year ended December 31, 2000, was $6.5 million compared to $4,700 for the same period in 1999. In addition, the $13.0 million short-term convertible note issued to obtain funds used to purchase common stock of Horizon Telcom resulted in an increase in interest expense of $1.1 million. We expect our interest expense to increase in the future as we borrow under our senior secured credit facility to fund our network build-out and operating losses.

     Income tax (expense) benefit. Until September 26, 2000, we were included in the consolidated Federal income tax return of Horizon Telcom. We provided for Federal income taxes on a pro rata basis, consistent with a consolidated tax-sharing agreement. As a result of the sale of the convertible preferred stock on September 26, 2000, we will not be able to participate in the tax-sharing agreement nor will we be able to recognize any net operating loss benefits until we generate taxable income. Thus, we filed a separate Federal income tax return for the short period after deconsolidation through December 31, 2000, and will file a separate return for all subsequent periods.

     We recorded an income tax expense from continuing operations of $1.1 million for the year. This expense was primarily a result of the recognition of an excess loss account on the deconsolidation from the Horizon Telcom affiliated group, reduced by the benefit of the carryback net operating losses and an increase in the valuation allowance.

     We generated a tax of $4.3 million on a stock dividend of 10% of Horizon Telcom stock held by us to Horizon Telcom. The tax on the stock dividend was charged directly to equity and not recorded as an income tax expense.

     Loss from continuing operations. Our loss from continuing operations for the year ended December 31, 2000, was $40.2 million compared to $11.0 million for the year ended December 31, 1999. The increase in our loss reflects the continued expenses related to launching our markets and building our customer base partially offset by the $11.6 million gain on exchange of stock.

     Discontinued operations. In April 2000, we transferred our Internet, long distance and other businesses unrelated to PCS wireless operations to Horizon Technology (formerly United Communications), a separate subsidiary of Horizon Telcom, at net book value. Accordingly, the results of operations for these business units have been reported as discontinued operations in the current and prior periods. Income from discontinued operations, net of tax expense, was $141,000 for the year ended December 31, 2000, and $282,000 for the year ended December 31, 1999.

     Extraordinary loss. As a result of the September 26, 2000, financings described earlier, we retired long-term debt payable to financial institutions. As a result of this debt extinguishment, we expensed the unamortized portion of the related financing costs as well as fees associated with the debt extinguishments. These fees and expenses amounted to $748,000 and are shown on the statement of operations net of a tax benefit of $262,000.

     Preferred stock dividend. Our convertible preferred stock pays a stock dividend at the rate of 7.5% per annum, payable semi-annually commencing April
30. For the year ended December 31, 2000, we recorded the accrual of a stock dividend payable in additional stock of $2.8 million.

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

LIQUIDITY AND CAPITAL RESOURCES

     Before September 26, 2000, we financed our operations through equity contributions from Horizon Telcom and through debt financing provided by the Rural Telephone Finance Cooperative (RTFC). To that date, we had received $21.2 million of equity contributions from Horizon Telcom consisting of $18.7 million in cash contributions and $2.5 million in property contributions. Horizon Telcom's equity contribution during 1999 consisted of a contribution of property of $2.5 million and $3.7 million in cash contributions. Of this amount, $2.0 million was funded by Horizon Telcom's sale of towers to SBA. The equity contributions for the year ended December 31, 2000, consisted of $1.4 million in cash contributions. There were no equity contributions from Horizon Telcom for the year ended December 31, 2001.

     On September 26, 2000, an investor group led by Apollo Management purchased $126.5 million of our convertible preferred stock in a private placement.
Concurrent with the closing, the holder of our $14.1 million short-term convertible note (including accrued interest of $1.1 million) converted the note into the same convertible preferred stock purchased by the investor group.

     On September 26, 2000, we received $149.7 million from the issuance of $295.0 million of senior discount notes due October 1, 2010 (the "discount notes") and related warrants to acquire up to 3.8 million shares of our class A common stock at $5.88 per share. The discount notes accrete in value until October 1, 2005 at a rate of 14.00% compounded semi-annually. The discount notes do not require us to pay cash interest until the fifth year after they are issued, at which point we will pay semi-annual interest until maturity. The discount notes are general unsecured obligations and are guaranteed by our existing and future domestic restricted subsidiaries. The guarantees are senior subordinated obligations of our existing and future domestic restricted subsidiaries. The rights of the holders of our discount notes to receive payments pursuant to the guarantees are subordinated in right of payment to the holders of our existing and future senior indebtedness, including our $250.0 million secured credit facility described below.

     Also on September 26, 2000, we received $50.0 million as part of a $225.0 million senior secured credit facility the ("secured credit facility") with a bank group led by First Union National Bank. The borrowing capacity of the secured credit facility was increased to $250.0 million in November 2000. The secured credit facility consists of the following two loans:

     o a $155.0 million term loan, available in a $50.0 million tranche and a $105.0 million tranche, under which we may borrow to finance (i) the direct cost of the construction and operation of a regional digital wireless telecommunications network on the Sprint PCS system; (ii) transaction costs and expenses; and (iii) working capital and other general corporate purposes; and

     o a $95.0 million revolving credit facility, the proceeds of which may be used to fund working capital.

     The $50.0 million tranche was drawn on September 26, 2000, and had an interest rate of 6.16% at December 31, 2001. As required, we drew the remaining $105.0 million tranche in March 2002. The interest rate as of March 31, 2002 on the $105.0 million tranche was 5.75%.

     On June 29, 2001, and December 7, 2001, we amended our secured credit facility with the bank group. These modifications amended and restated certain financial covenants, including EBITDA (earnings before interest, taxes, depreciation and amortization) and revenue thresholds, and imposed limitations on capital expenditures. The June 2001 amendment also increased the margin on the base interest rate by 25 basis points to LIBOR plus 375 to 425 basis points.

     Horizon PCS' secured credit facility includes financial covenants that must be met each quarter. We did not meet the covenant for EBITDA for the first quarter of 2002. As a result of higher than expected gross and net additions to Horizon PCS subscribers for the quarter, we incurred additional expenses to add those customers. Although we ultimately benefit from the revenues generated by new subscribers, we incur one-time expenses associated with new subscribers, including commissions, handset subsidies, set up costs for the network and marketing expenses. As a result, these new subscriber costs negatively affect EBITDA in the short-term during the period of the addition of new subscribers which led to non-compliance with the EBITDA covenant for the first quarter of 2002.

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

     We entered into a waiver agreement with our lending group waiving this non-compliance with the covenant through June 28, 2002. Through that date we agreed to interim restrictions on borrowing against the $95.0 million revolving credit facility and not to use the proceeds of the $105.0 million we borrowed in March 2002. We are currently negotiating an amendment to our secured credit facility which would modify several of our financial covenants. At this stage in our negotiations, our lending group is seeking, among other things, an increase in the margin on the base interest of 25 basis points, the payment of fees to the banking group, an increase in post-default interest rates, a new financial covenant regarding minimum available cash, additional prepayment requirements, restrictions on our borrowings under the $95.0 million revolving credit facility, and restrictions on our use of the $105.0 million we borrowed under the secured credit facility in March 2002. Any amendment must be approved by a majority in interest of the lending group. Until an amendment is finalized, it is subject to further changes, which might be adverse to Horizon PCS.

     If we are unable to agree on the amendment by June 28, 2002, the failure to comply with the EBITDA covenant is an event of default under our secured credit facility, which will give the lenders the right to pursue remedies. These remedies could include acceleration of amounts due under the facility. If the lenders elected to accelerate the indebtedness under the facility, this would also represent a default under the indentures of our senior notes and discount notes. One option available to us would be to prepay the indebtedness under the secured credit facility, together with prepayment fees. If we prepaid the facility prior to acceleration, we would avoid default under the indentures for our senior notes and discount notes. In the event of such a prepayment, we believe that we could obtain replacement financing to the extent necessary to fund our business plan. There can be no assurance, however, that we could obtain adequate or timely replacement financing on acceptable terms or at all.

     On December 7, 2001, we received $175.0 million from the issuance of unsecured senior notes (the "senior notes") due on June 15, 2011. Interest is paid semi-annually on June 15 and December 15 at 13.75% annually, with interest payments commencing June 15, 2002. Approximately $48.7 million of the offering's proceeds were placed in an escrow account to fund the first four semi-annual interest payments.

     During the year ended December 31, 2000, we borrowed $13.0 million in the form of a short-term convertible note to purchase 19.78% of the outstanding capital stock of Horizon Telcom. The $14.1 million total of principal and accrued interest on this note was converted into 2.6 million shares of convertible preferred stock on September 26, 2000. In May 2000, we exchanged 31,912 shares of Horizon Telcom common stock, which we acquired in February 2000, along with 4.7 million newly issued shares of our class B common stock, for the remaining 74% ownership interest in Bright PCS which we did not previously own.

     The following table summarizes contractual principal maturities of long-term debt outstanding (which is recorded net of unaccredited interest on the balance sheet) and minimum payments required under operating leases and other long-term commitments as of December 31, 2001:

                                                                     ALLIANCES
                                    LONG-TERM          OPERATING      NETWORK
YEAR                                   DEBT              LEASES       AGREEMENT          TOTAL
----                             ---------------  ---------------  ---------------  --------------
2002........................     $            --  $   12,551,000   $    27,400,000  $   39,951,000
2003........................                  --      12,614,000        38,600,000      51,214,000
2004........................             375,000      11,974,000               --       12,349,000
2005........................             500,000       9,351,000               --        9,851,000
2006........................             500,000       4,873,000               --        5,373,000
Thereafter..................         518,625,000       9,102,000               --      527,727,000
                                 ---------------  --------------  ---------------  ---------------
   Total....................     $   520,000,000  $   60,465,000  $    66,000,000  $   646,465,000
                                 ===============  ==============  ===============  ===============

     At December 31, 2001, we had cash and cash equivalents of $123.8 million and working capital of $117.0 million. At December 31, 2000, we had cash and cash equivalents of $191.4 million and working capital of $162.4 million. The decrease in cash and cash equivalents of $67.6 million is primarily attributable to funding our loss from continuing operations of $113.5 million (this loss includes certain non-cash charges) and funding our capital expenditures of $116.6 million during 2001.

     Net cash used in operating activities for the year ended December 31, 2001, was $72.9 million. This reflects the continuing use of cash for our operations to build our customer base, including but not limited to providing service in our markets and the costs of acquiring new customers. For the years ended
December 31, 2001 and 2000, our cost per gross additional customer was approximately $339 and $373, respectively. The net loss of $113.5 million was partially offset by increases to depreciation and other non-cash charges.

     Net cash used in investing activities for the year ended December 31, 2001, was $162.3 million. Our capital expenditures for that period were $116.6 million, reflecting the continuing build-out of our network. At December 31, 2001, we operated approximately 604 cell sites in our network. This represents an addition of approximately 301 sites during 2001. In addition to the sites, we have increased the number of switching stations in our territory and have increased our number of retail stores from 16 at the end of 2000 to 38 at December 31, 2001. We will incur additional capital expenditures as we complete the build-out of our network, including the launch of additional retail stores, completing additional cell sites and expanding capacity at our switches as needed. The investment of restricted cash of $48.7 million relates to the escrow funds required by the terms of the senior notes discussed above.

     Net cash provided by financing activities for the year ended December 31, 2001, was $167.6 million consisting primarily of the December 2001 senior notes offering ($175.0 million). We paid approximately $7.4 million of financing fees related to both the senior notes offering and the amendments to the senior secured credit facility on June 29, 2001, and December 7, 2001.

     On March 22, 2002, we received an additional $105.0 million as part of the secured credit facility. On December 7, 2001, we received $175.0 million from the issuance of unsecured senior notes due June 15, 2011. Interest is paid semi-annually on June 15 and December 15 at 13.75% commencing June 15, 2002. Approximately $48.7 million of the offering proceeds were placed in an escrow account to fund the first four semi-annual interest payments.

     At March 31, 2002, we had cash and cash equivalents of approximately $195.9 million and working capital of approximately $177.7 million. At December 31, 2001, we had cash and cash equivalents of approximately $123.8 million and working capital of approximately $117.0 million. The increase in cash and cash equivalents of approximately $72.1 million is primarily attributable to the $105.0 million draw on the secured credit facility, offset by the funding of our loss from continuing operations of approximately $36.8 million (this loss includes certain non-cash charges) and funding our capital expenditures of approximately $23.4 million during the first quarter of 2002.

     Net cash used in operating activities for the three months ended March 31, 2002, was approximately $10.7 million. This reflects the continuing use of cash for our operations to build our customer base, including but not limited to providing service in our markets and the costs of acquiring new customers. For the three months ended March 31, 2002 our cost per gross additional customer was approximately $342. The net loss of approximately $36.8 million was partially offset by increases to depreciation, increases in accrued liabilities, including the payable to Sprint, offset by increases to accounts receivable.

     Net cash used in investing activities for the three months ended March 31, 2002, was approximately $22.2 million. Our capital expenditures for that period were approximately $23.4 million, reflecting the continuing build-out and upgrade of our network. At March 31, 2002, we operated approximately 700 cell sites in our network (an additional 494 cell sites were operated by the Alliances in our territories). This represents an addition of approximately 96 sites during the three months ended March 31, 2002, and approximately 380 sites since March 31, 2001. In addition to the sites, we have increased the number of switching stations in our territory and have increased our number of retail stores from 38 at the end of 2001 to 39 at March 31, 2002. We will incur additional capital expenditures as we complete the build-out of our network, including the launch of additional retail stores, completing additional cell sites and expanding capacity at our switches as needed. We are also upgrading our network to provide 3G (third generation) wireless service which will increase voice capacity and allow for higher-speed data transmission.

     Net cash provided by financing activities for the three months ended March 31, 2002, was $105.0 million consisting of the March 2002 draw on the term loan A required under our secured credit facility.

     At March 31, 2002, we had a $95.0 million line of credit remaining under our secured credit facility. In connection with our waiver agreements with our lending group, we agreed not to borrow on this line of credit before June 28,

2002, as long as our cash balance, excluding restricted cash and compensating balances, was greater than $10.0 million. As discussed above, we are currently negotiating an amendment to our secured credit facility which would likely restrict our borrowings under the line of credit.

     We anticipate our existing cash will be sufficient to meet capital expenditure and working capital requirements until June 28, 2002, and we believe the available borrowings under our secured credit facility, as it is proposed to be amended, will be adequate to fund our network build-out, anticipated operating losses and working capital requirements until we achieve positive EBITDA, which we expect to occur in the third quarter of 2003.

     From January 1, 2002, to December 31, 2002, we anticipate that our funding needs requirements will be between $140.0 million and $150.0 million, of which approximately $60 million to $70 million will be used for capital expenditures; the remainder will be utilized primarily to fund working capital and operating losses. The actual funds required to build-out our network and to fund operating losses, working capital needs and other capital needs may vary materially from these estimates and additional funds may be required because of unforeseen delays, cost overruns, unanticipated expenses, regulatory changes, engineering design changes and required technological upgrades and other technological risks.

     Other future cash expenditures that may require additional borrowings include:

     o expanding the coverage within our existing operating markets or improving call quality with fill-in coverage;

     o opening additional retail stores, beyond our current plan of 50 stores;

     o mergers or acquisitions of other Sprint PCS affiliates or other compatible PCS carriers;

     o the grant to us by Sprint PCS of additional markets under our Sprint PCS agreements; and/or

     o expanding our network, if economically justifiable, by exercising our right to build our own network in our markets which are covered by our network services agreement with the Alliances under the terms of that amended agreement.

     If we are unable to obtain any necessary additional funding and we are unable to complete our network build-out, this may result in a termination of our Sprint PCS agreement; we will no longer be able to offer Sprint PCS products and services. In this event, Sprint PCS may purchase our operating assets or capital stock for 72% of the entire business value. Also, any delays in our build-out may result in penalties under our Sprint PCS agreement, as amended.


     We have significant related party transactions that are described under "Certain Relationships and Related Transactions."

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We do not engage in commodity futures trading activities and do not enter into derivative financial instruments for trading purposes. We also do not engage in transactions in foreign currencies that would expose us to additional market risk.

     In the normal course of business, our operations are exposed to interest rate risk on our variable-rate secured credit facility. Our primary interest rate risk exposures relate to (i) the interest rate on our financing, (ii) our ability to refinance our discount and senior notes at maturity at market rates, and (iii) the impact of interest rate movements on our ability to meet interest expense requirements and meet financial covenants under our debt instruments.

     We manage the interest rate risk on our outstanding long-term debt through the use of fixed and variable-rate debt and interest rate swaps. In the first quarter of 2001, we entered into a two-year interest rate swap, effectively fixing $25.0 million of the term loan borrowed under the secured credit facility at a rate of 9.4%. In the third quarter of 2001, we entered into another two-year interest rate swap, effectively fixing the remaining $25.0 million of the term loan borrowed under the secured credit facility at 7.65%. While we cannot predict our ability to refinance existing debt or the impact interest rate movements will have on our existing debt, we continue to evaluate our interest rate risk on an ongoing basis. We are exposed to market risk on our long-term debt related to the current market value of interest rates compared to our fixed and variable-rate (100% hedged) debt. While a 100-basis point change in interest rates would not affect our current earnings, it would have an impact on the market value of our debt.

     Since our swap interest rates are currently greater than the market interest rates on our underlying debt, our results from operations currently reflect a higher interest expense than had we not hedged our position. While we cannot predict our ability to refinance existing debt or the impact interest rate movements will have on our existing debt, we continue to evaluate our interest rate risk on an ongoing basis. We are exposed to market risk on our long-term debt related to the current market value of interest rates compared to our fixed and variable-rate debt. As of March 31, 2002, approximately 83% of our long-term debt is fixed-rate or is variable-rate that has been swapped under fixed-rate hedges, thus reducing our exposure to interest rate risk. A 100-basis point increased in interest rates would increase our interest expense approximately $1.1 million and it would also have an impact on the market value of our debt.

     If we do not renew our swaps, or, if we do not hedge variable-rate incremental borrowings under our secured credit facility, of which we have $95.0 million available at March 31, 2002, we will increase our interest rate risk which could have a material impact on our future earnings.

REGULATORY DEVELOPMENTS

     See "Regulation of the Wireless Telecommunications Industry" under "ITEM 1. Business" for a discussion of regulatory developments that could have a future impact on our operations.

SEASONALITY

     Our business is subject to seasonality because the wireless industry is heavily dependent on calendar fourth quarter results. Among other things, the industry relies on significantly higher customer additions and handset sales in the calendar fourth quarter as compared to the other three calendar quarters. A number of factors contribute to this trend, including:

     o the increasing use of retail distribution, which is more dependent upon the year-end holiday shopping season;

     o    the timing of new product and service announcements and introductions;

     o    competitive pricing pressures; and

     o    aggressive marketing and promotions.

INFLATION

     We believe that inflation has not had a material adverse effect on our results of operation.

RECENT ACCOUNTING PRONOUNCEMENTS

     In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 addresses financial accounting and reporting for all business combinations and requires that all business combinations entered into subsequent to June 2001 be recorded under the purchase method. This statement also addresses financial accounting and reporting for goodwill and other intangible assets acquired in a business combination at acquisition. SFAS No. 142 addresses financial accounting and reporting for intangible assets acquired individually or with a group of other assets at acquisition. This statement also addresses financial accounting and reporting for goodwill and other intangible assets subsequent to their acquisition.

     These statements were adopted by us on January 1, 2002. Goodwill amortization ceased as of December 31, 2001, and we will be required to complete an impairment test of the remaining goodwill balance annually (or more frequently if impairment indicators arise). We have not yet determined the financial impact the adoption of these pronouncements will have on our financial position or results of operations. As of December 31, 2001, we have goodwill of approximately $7,191,000, net of accumulated amortization, related to the acquisition of Bright PCS and recognized approximately $389,000 of amortization expense during 2001. The valuation of this goodwill will be subject to an impairment test as of the date of adoption. We will complete the first step of the impairment test by June 30, 2002 and, if necessary, will complete the second step by December 31, 2002.

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This statement addresses financial accounting and reporting for obligations associated with the retirements of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset. We will adopt this statement effective January 1, 2003. The adoption is not expected to have a material effect on our financial position, results of operations or cash flows.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses financial accounting and reporting for the impairment of long-lived assets. The statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30. SFAS No. 144 removes goodwill from its scope, as goodwill is addressed in the impairment test described above under SFAS No.
142. We adopted SFAS No. 144 on January 1, 2002. The adoption did not have a material effect on our financial position, results of operations or cash flows.

                                    BUSINESS

OVERVIEW

     We are one of the largest Sprint PCS affiliates based on our exclusive right to market Sprint PCS products and services to a total population of over
10.2 million people in portions of twelve contiguous states. Our markets are located between Sprint PCS' Chicago, New York and Raleigh/Durham markets and connect or are adjacent to 15 major Sprint PCS markets that have a total population of over 59 million people. As a Sprint PCS affiliate, we market digital personal communications services under the Sprint and Sprint PCS brand names. At March 31, 2002, we managed approximately 222,700 Sprint PCS subscribers in our territory.

HISTORY AND BACKGROUND

    In October 1996, the Federal Communications Commission ("FCC ") conditionally granted us licenses to provide personal communications services in various parts of Ohio, West Virginia and Kentucky (a total of five licenses). The FCC financed the licenses. According to FCC rules, the licenses were conditional upon the full and timely payment of the licenses' cost. The licenses were subject to a requirement that we construct and operate facilities that offer coverage to a defined population within the relevant license areas within a defined period. We began the engineering and design phase in 1996 and began the construction of the personal communications network in early 1997. We began providing personal communications services in August 1997.

     In 1997, the FCC offered four options to certain PCS license holders to change the payment terms of the FCC financed debt. These options were:
continuing with the current installment plan (status quo); return half of the spectrum from any or all of the licenses in exchange for a proportionate reduction in debt (disaggregation); turning in all licenses in exchange for total debt forgiveness (amnesty); or prepay for as many licenses as we could afford at face value while returning other licenses in exchange for debt forgiveness (prepayment).

     During 1998, we elected to return all of the spectrum from four licenses and half of the spectrum from the fifth license. In connection with the return of the spectrum, we entered into management agreements with Sprint PCS, the PCS group of Sprint Corporation, during 1998. These agreements provided us with the exclusive right to build, own and manage a wireless voice and data services network in certain markets located in Ohio, West Virginia, Kentucky, Virginia, Tennessee, North Carolina and Maryland under the Sprint PCS brand.

     During 1999 we entered into a joint venture agreement through the purchase of 25.6% of Bright PCS. The joint venture was established in October 1999 to provide personal communications services in Ohio, Indiana and Michigan.

     On April 26, 2000, Horizon Telcom, Inc. ("Horizon Telcom") formed Horizon PCS, Inc. (the "Company", or "HPCS"). On June 27, 2000, Horizon Telcom transferred its 100% ownership of HPC to HPCS in exchange for 53,806,200 shares of stock of HPCS (as adjusted for the 1.1697-for-one stock split in the form of a stock dividend effective on September 8, 2000).

     In May 2000, we expanded our management agreement with Sprint PCS. This allowed us to have the exclusive right to build, own and manage a wireless voice and data services network in markets located in Pennsylvania, New York, Ohio and New Jersey.

     On June 27, 2000, we acquired the remaining 74.4% of Bright PCS in exchange for 4.7 million shares of our class B common stock, equal to approximately 8% of our outstanding shares of all classes of our common stock prior to the acquisition, and 31,912 shares of Horizon Telcom common stock, equal to 8% of the outstanding shares of Horizon Telcom, which Horizon PCS acquired in February 2000. In conjunction with this transaction, we also acquired the Bright PCS management agreement with Sprint PCS and, with it, the right to operate using Sprint PCS licenses in Bright PCS' markets.

     The Sprint PCS agreements require us to interface with the Sprint PCS wireless network by building our network to operate on PCS frequencies licensed to Sprint PCS in the 1900 MHz range. Under the Sprint PCS agreements, we have agreed to:

     o construct and manage a network in our territory in compliance with Sprint PCS' PCS licenses and the terms of the management agreement;

     o distribute, during the term of the management agreement, Sprint PCS products and services;

     o    conduct advertising and promotion activities in our territory; and

     o manage that portion of Sprint PCS' customer base assigned to our territory.

     We must comply with Sprint PCS' program requirements for technical standards, customer service standards, national and regional distribution and national accounts programs to the extent that Sprint PCS meets these requirements. For further discussion on the Sprint PCS agreements, see "The Sprint PCS Agreements" below.

SPRINT PCS

     Sprint PCS, a wholly-owned subsidiary of Sprint, operates the largest 100% digital, 100% PCS wireless network in the United States. The digital technology that Sprint PCS uses is code division multiple access technology, referred to as CDMA. Sprint PCS has licenses to provide PCS nationwide. Sprint PCS operates its PCS network in major metropolitan markets throughout the United States and has entered into agreements with affiliates, such as ourselves, to build and manage networks in smaller metropolitan areas and along major highways.

     Sprint first launched its commercial PCS network in the United States in November 1995. By combining its brand name, national footprint, competitively priced plans and extensive product offerings, Sprint PCS has experienced rapid customer growth. In the fourth quarter of 2001, Sprint PCS reported its 14th consecutive industry-leading quarter of customer growth, adding over 1.1 million direct customers and 381,000 affiliate customers. As of December 31, 2001, Sprint PCS had more than 13.6 million direct customers and, together with its affiliates, provided service to 15.8 million customers on an all-digital network covering almost 247 million people with licenses to provide coverage to 285 million people in all 50 states, Puerto Rico and the U.S. Virgin Islands.

     Statements in this document regarding Sprint and Sprint PCS are derived from information contained in the periodic reports and other documents filed with the Securities and Exchange Commission by Sprint or press releases issued by Sprint or Sprint PCS.

COMPETITIVE STRENGTHS

     Our long-term strategic affiliation with Sprint PCS provides us with many business, operational and marketing advantages including the following:

     Sprint PCS' national brand name recognition and national advertising support. We have the exclusive right to use the Sprint and Sprint PCS brand names for the sale of Sprint PCS products and services in our territory. We benefit from the strength and the reputation of the Sprint and Sprint PCS brands. Sprint PCS' national advertising campaigns and developed marketing programs are provided to us at little or no additional cost under our Sprint PCS agreements. We offer the same strategic pricing plans, promotional campaigns and handset and accessory promotions as Sprint PCS, and we have the ability to add pricing plans and marketing promotions that target local market needs.

     Established and available distribution channels. We benefit from immediate access to major national retailers under Sprint PCS' existing sales and distribution agreements and other national sales and distribution channels, including:

     o a sales and distribution agreement with RadioShack, which provides us with access to approximately 178 stores in our territory;

     o the sales and distribution agreements with other major national third-party retailers such as Best Buy, Circuit City, Office Depot and Wal-Mart, which collectively provide us with access to approximately 277 additional retail outlets in our territory;

     o    Sprint PCS' national inbound telemarketing sales force;

     o    Sprint PCS' national accounts sales team; and

     o    Sprint PCS' electronic commerce sales platform.

     Sprint PCS' nationwide digital PCS network. As of December 31, 2001, Sprint PCS, together with its affiliates, operated PCS systems providing service to nearly 247 million people nationwide, or 87% of Sprint PCS' licensed population of 285 million people, including all of the 50 largest metropolitan markets. Our network operates with Sprint PCS' national network and extends Sprint PCS' coverage into our markets, which we believe is important to Sprint PCS' national strategy. We believe our ability to provide customers with access to Sprint PCS' nationwide network represents a competitive advantage over other nationwide and regional providers of wireless services.

     Sprint PCS Wireless Web. Our network supports and we market the Sprint PCS Wireless Web. The Sprint PCS Wireless Web allows customers with data-capable or web browser-enabled handsets to connect to the Internet and browse specially designed text-based web sites, including AOL, Yahoo!, Amazon.com, Bloomberg.com, CNN Interactive, MapQuest.com, Fox Sports, Ameritrade, InfoSpace.com and Weather.com. For more information on the Sprint PCS Wireless Web, see "Products and Services: Access to the Sprint PCS Wireless Web" below. Sprint PCS' investment to upgrade its network to third generation wireless network services ("3G") is expected to result in up to a doubling of voice capacity nationwide and dramatically increased data transmission speeds. The migration to 3G is also expected to provide better economies for Sprint PCS and its affiliates through improved spectrum efficiency.

     Sprint PCS' extensive research and development. We benefit from Sprint PCS' extensive research and development effort, which provides ongoing access to new technological products and enhanced service features without significant research and development expenditures of our own. We have prompt access to any developments produced by Sprint PCS for use in our network.

     Better equipment availability and pricing. We are able to acquire our network equipment, handsets and accessories more quickly and at a significantly lower cost than we would without our strategic relationship with Sprint PCS. We purchase our network equipment, handsets and accessories under Sprint PCS' vendor arrangements that provide volume discounts. These discounts significantly reduce the overall capital required to build our network and significantly reduce our costs of handsets and accessories.

     Sprint PCS licenses and long-term commitments. We have the exclusive right to use Sprint PCS' licensed spectrum to provide Sprint PCS products and services in our territory. Sprint PCS has funded the purchase of the licenses covering our territory at a cost of approximately $57.0 million and has incurred additional expenses for microwave clearing. As a Sprint PCS affiliate, we did not have to fund the acquisition of these licenses, thereby reducing our start-up costs. The Sprint PCS agreements are for a total of 50 years, including an initial term of 20 years, which will expire June 2018, and three 10-year renewal terms. These agreements will automatically renew for each renewal period unless, at least two years prior to the commencement of any renewal period, either party notifies the other party that it does not wish to renew the agreement.

     Sprint PCS' back office services. When we initially launched our independent PCS operations, we provided our own back office services, such as customer services and billing services. In May 2000, we amended the Sprint PCS agreements so that Sprint PCS will provide these back office services to us. We completed conversion of our existing customers to these services in June 2001. We expect the cost of these services will be at or below the cost of providing the services ourselves, due to anticipated rate reductions and Sprint PCS' ability to economically manage the support of new services. We also believe this arrangement will allow us to more quickly roll out new Sprint PCS products and services in our markets.

OTHER COMPETITIVE STRENGTHS OF OUR BUSINESS

     In addition to the advantages provided by our strategic affiliation with Sprint PCS, we have the following additional competitive strengths:

     Attractive markets.  Our markets,  with a total population of approximately
10.2 million people, are in areas with attractive demographic characteristics, including the following:

     o Fewer competitors in our markets compared to major metropolitan areas. We face fewer competitors in our markets than is the case in the surrounding urban markets. In addition, we were the first or second PCS provider in a majority of our markets.

     o High volume of commuter and long-distance travel. Our territories include more than 2,600 interstate miles and numerous other Federal and major state highways. We believe coverage along these highways will generate significant roaming revenues.

     o Significant overlap with Sprint PCS and Horizon Telcom local telephone service areas. Approximately 20% of the people in our territory are residents in Sprint Local Telephone Division markets. We believe that we can take advantage of Sprint PCS' local telephone customers' familiarity with Sprint PCS' brand and product quality when marketing our wireless service. Similarly, we benefit from local brand awareness of Horizon Telcom, the majority owner of Horizon PCS. Horizon Telcom provides local telephone service in our Chillicothe, Ohio market where we have a company record penetration of covered residents of approximately 17%. The former owners of Bright PCS also offer local telephone service in northwestern Ohio, and we expect to benefit positively from their long-term relationships with their local telephone customers.

     o Large student population. There are over 240,000 students attending more than 60 four-year colleges and universities located in our territories, including Notre Dame, Penn State, Ohio University, the University of Virginia, Virginia Tech and West Virginia University. There are also numerous other colleges and universities throughout our markets. We believe college students are among the heaviest users of wireless services.

     o Popular resorts and day-trip destinations. There are more than 25 ski resorts, three major NASCAR speedways, popular resorts, state parks and other tourist destinations in our service areas.

     Potential for significant roaming revenue. We receive Sprint PCS roaming revenue from Sprint PCS subscribers based outside our territory who roam on our network. Our territory is adjacent to or connects 15 major markets owned and operated by Sprint PCS, including Buffalo, Chicago, Cincinnati, Cleveland, Columbus, Detroit, Indianapolis, Knoxville, Lexington, New York, Philadelphia, Pittsburgh, Raleigh/ Durham, Richmond and Washington, D.C. These markets include five of the ten largest metropolitan areas in the United States, which have a total population of approximately 59 million residents. Our territory also contains more than 2,600 interstate miles, as follows:

                                                                     ESTIMATED TOTAL INTERSTATE MILES (1):
                                                                         BETWEEN              IN OUR
     INTERSTATE                 MAJOR DESTINATION CITIES              DESTINATIONS           TERRITORY
----------------------   ---------------------------------------   -----------------   ---------------------
      I-80/I-90               Chicago, IL to New York, NY                     787                 478
        I-90                  Cleveland, OH to Buffalo, NY                    188                 117
        I-75                 Detroit, MI to Cincinnati, OH                    264                  57
        I-77                 Cleveland, OH to Charlotte, NC                   510                 314
        I-79                   Erie, PA to Charleston, WV                     337                 234
        I-81                 Syracuse, NY to Knoxville, TN                    790                 419
        I-64                 Lexington, KY to Richmond, VA                    473                 350
        I-69                Indianapolis, IN to Lansing, MI                   241                 106


                                                                     ESTIMATED TOTAL INTERSTATE MILES (1):
                                                                         BETWEEN              IN OUR
     INTERSTATE                 MAJOR DESTINATION CITIES              DESTINATIONS           TERRITORY
----------------------   ---------------------------------------   -----------------   ---------------------
        I-476               Scranton, PA to Philadelphia, PA                  124                  60
  Other interstates                                                            --                 519
                                                                           ------              ------
                                                                            3,714               2,654

----------
(1)  Source: Rand McNally.

     Our territory also includes numerous other Federal and major state highways. The proximity of our markets to major Sprint PCS markets and the concentration of major interstates and highways in our territory create significant potential for roaming revenue.

     High-capacity, spectrum efficient network. We have built an all-digital PCS network that we believe is high-quality. Our strategy is to provide service to the largest communities in our markets and the interstates and primary roads connecting these communities to one another and to the adjacent major markets owned and operated by Sprint PCS. We believe our network design will allow our network to handle more customers with fewer dropped calls and better clarity than our competitors. In accordance with Sprint PCS' national plan, we are in the process of upgrading most of our network to 1XRTT, a 3G technology, by mid-year 2002. Because we believe our CDMA technology is more efficient than GSM or TDMA, we believe that, unlike our GSM and TDMA competitors, we will not require additional spectrum in order to operate our 3G network. We believe our early nationwide deployment of 3G technology will provide us with a competitive advantage in the market for wireless data services.

     Fully-funded business plan. We are currently fully-funded under our revised business plan, which includes completing the build-out of a network which will cover approximately 7.9 million residents and operating up to 50 company-owned retail stores. At December 31, 2001, our network covered 6.9 million people and 38 company owned retail stores were in operation. We expect to achieve positive earnings before interest, taxes, depreciation and amortization in the third quarter of 2003. Our current projections of operating results are a function of a number of factors, many of which are beyond our control.

     Proven track record; strong management and sponsorship. We entered the wireless industry in 1997 to capitalize on the strong growth opportunities that we believed existed and launched independent PCS service before Sprint PCS was offering affiliation opportunities. To successfully offer service as an independent provider, we were required to finance, build and launch our initial markets without any of the benefits of affiliation. As a result of our success as an independent PCS provider we were able to become a charter Sprint PCS affiliate. Since then we have expanded our territory from a total population of less than 1.0 million in 1998 to a total population of 10.2 million today. We have accomplished this by developing our relationship with the Alliances, investing in and subsequently acquiring Bright PCS, and establishing a strategic partnership with Sprint PCS.

BUSINESS STRATEGY

     We believe the following elements of our business strategy will enable us to rapidly complete our network, distinguish our wireless service offerings from those of our competitors and compete successfully in the wireless communications marketplace:

     Taking full advantage of the benefits of our affiliation with Sprint PCS. The benefits of our affiliation with Sprint PCS include:

     o    Sprint PCS brand awareness and national marketing programs;

     o access to established Sprint PCS distribution channels and outlets, national marketing plans and marketing strategies;

     o    Sprint PCS nationwide coverage;

     o availability of discount prices for network and subscriber equipment under Sprint PCS' vendor contracts;

     o    revenues from Sprint PCS subscribers traveling onto our network;

     o use of Sprint PCS' back office services including customer activation, billing and customer care; and

     o    use  of  Sprint  PCS'  national   network   control  center  which  is
          responsible for continually monitoring the performance of our network and providing rapid response for systems maintenance needs.

     Rapidly completing the expanded build-out of our network. We have successfully developed several key relationships which allow us to efficiently launch our markets. For the build-out in our Bright PCS markets and for fill-in coverage in our initial markets, we rely on our build-to-suit arrangements with SBA Communications Corporation ("SBA"). These arrangements allow us to minimize capital costs and take advantage of SBA's expertise in quickly completing the site acquisition process. For markets with a high concentration of existing towers or zoning challenges, we employ a co-location strategy. In our Virginia and West Virginia markets, we use our network services agreement with the Alliances (See "Alliances Network Services Agreement" below) to increase our coverage to those markets with a total population of 2.9 million. For our markets in Pennsylvania, New York, Ohio and New Jersey, we purchased network assets under construction from Sprint PCS, enabling us to launch these markets much earlier than if we had to complete the entire build-out of these markets independently.

     Executing an integrated local marketing strategy. Our marketing strategy is to take full advantage of Sprint's and Sprint PCS' nationwide presence and brand names while at the same time establishing a strong local presence in each of our markets. We emphasize the improved clarity and quality, enhanced features and favorable pricing of Sprint PCS products and services and replicate the marketing strategies that have resulted in Sprint PCS becoming the fastest growing wireless service provider in the country. In addition, on the local level, we are or soon will be:

     o    establishing up to 50 Sprint PCS stores within our territory;

     o establishing local third-party sales and distribution relationships on an as-needed basis;

     o directing our media efforts at the community level by advertising in local publications and radio;

     o    sponsoring local and regional events; and

     o using the local telephone offices of Sprint and the former owners of Bright PCS that are located in our markets to offer our products and services.

     Continuing to explore opportunities to expand our territory and provide complementary products and services. Since the initial grant of our markets, we have significantly expanded the geographic scope of our territory through three separate transactions. We expect to continually evaluate ways to strategically expand our territory. Similarly, we expect to consider offering complementary products and services.

MARKETS

     Our territory covers 54 markets in parts of Indiana, Kentucky, Maryland, Michigan, New Jersey, New York, North Carolina, Ohio, Pennsylvania, Tennessee, Virginia, and West Virginia. Sprint PCS has launched service in 15 major metropolitan areas that are adjacent to our markets and have a combined total population of approximately 59 million. We believe that connecting or being adjacent to existing Sprint PCS markets is important to Sprint PCS' and our strategy to provide seamless, nationwide PCS. The following chart identifies our markets:

                                               SPRINT PCS           MHZ OF          ESTIMATED
MARKET                                         GRANT (1)           SPECTRUM     TOTAL POPULATION (2)
------                                         ---------           --------     --------------------

Fort Wayne, IN                                  Bright                10                689,200
Kingsport (Tri-Cities), TN                        2nd                 20                689,100
Scranton, PA                                      3rd                 30                664,700
Roanoke, VA                                       2nd                 10                645,200
Charleston, WV                                    1st                 20                492,700
Huntington, WV                                    1st                 20                369,700
South Bend, IN                                  Bright                10                348,800
Erie, PA                                          3rd                 10                280,200
Elkhart, IN                                     Bright                10                256,900
Lima, OH                                        Bright                30                251,800
Olean, NY                                         3rd                 30                240,200
Charlottesville, VA                               2nd                 30                218,600
Clarksburg, WV                                    2nd                 30                195,600
Sunbury, PA                                       3rd                 30                194,300
Zanesville, OH                                    1st                 20                187,200
Kokomo, IN                                      Bright                30                186,000
Williamson, WV                                    2nd                 20                183,900
Parkersburg, WV                                   1st                 20                182,000
Jamestown, NY                                     3rd                 30                180,100
Bluefield, WV                                     2nd                 20                176,200
New York, NY (Partial) (3)                        3rd                 30                169,673
Beckley, WV                                       2nd                 20                169,500
Danville, VA                                      2nd                 10                168,600
Williamsport, PA                                  3rd                 30                161,200
Benton Harbor, MI                               Bright                10                160,100
Lynchburg, VA                                     2nd                 10                160,100
Cumberland, MD                                    2nd                 10                159,000
Findlay, OH                                     Bright                30                152,900
Pottsville, PA                                    3rd                 30                151,000
State College, PA                                 3rd                 30                134,900
Athens, OH                                        1st                 20                132,100
Stroudsburg, PA                                   3rd                 30                128,100
DuBois, PA                                        3rd                 30                127,900
Cincinnati, OH (Partial) (3)                      2nd                 10                127,400
Sharon, PA                                        3rd                 10                122,300
Michigan City, IN (Partial) (3)                 Bright                10                109,900
Marion, IN                                      Bright                30                108,600
Morgantown, WV                                    2nd                 30                107,800
Staunton, VA                                      2nd                 10                107,600
Chillicothe, OH (4)                               1st                 35                104,700
Oil City, PA                                      3rd                 30                104,500
Ashtabula, OH                                     3rd                 10                103,500
Portsmouth, OH                                    1st                 20                 93,800
Martinsville, VA                                  2nd                 10                 90,400
Meadville, PA                                     3rd                 10                 90,000
Allentown, PA (Partial) (3)                       3rd                 30                 59,094
Fairmont, WV                                      2nd                 30                 56,800
Knoxville, TN (Partial) (3)                       3rd                 10                 54,201
Dayton, OH (Partial) (3)                        Bright                10                 41,065
Logan, WV                                         2nd                 10                 40,900
Canton, OH (Partial) (3)                          2nd                 10                 36,215
Toledo, OH (Partial) (3)                        Bright                30                 30,066
Kalamazoo, MI (Partial) (3)                     Bright                30                 20,009
Battle Creek, MI (Partial) (3)                  Bright                30                  8,980
                                                                                    -----------
  Estimated total population                                                         10,225,303

------------------
     (1) Indicates the grant from Sprint PCS in which we received our respective markets. "Bright" indicates markets granted to Bright PCS in October 1999. The following summarizes our other grants:
                  1st:     June 1998
                  2nd:     August 1999
                  3rd:     May 2000
     (2) Estimated total population is based on January 1, 1999, estimates compiled by Rand McNally Commercial Atlas & Marketing Guide, 2000 Edition.
     (3) The estimated total population in these markets represents the population of the counties within the market granted to us in the Sprint PCS agreements, not the total population of that market.
     (4) Includes 15 MHz of spectrum owned directly by us.

NETWORK BUILD-OUT PLAN

     Our network build-out strategy is to provide service to the largest communities in our markets and to cover interstates and primary roads connecting these communities to each other, and to the adjacent major markets owned and operated by Sprint PCS. We believe that our schedule for completing the build-out is achievable based on our prior experience in network build-out, the digital PCS technology we will use to build our PCS network and the established standards of Sprint PCS. We have designed our build-out to exceed the requirements of the Sprint PCS agreements.

     Our markets have a total population of approximately 10.2 million people. As of March 31, 2002, we had launched service in markets covering approximately
7.2 million residents, or 71% of the total population in our territory and had approximately 222,700 customers. According to our business plan, our network, when completed, will cover 7.9 million residents, or 77%, of the total population in our territory. We believe that our network will be substantially complete by December 31, 2002. For the year ended December 31, 2001, we had revenues of $123.3 million and a loss from continuing operations of $113.5 million.

NETWORK BUILD-OUT ELEMENTS

     As part of our network build-out strategy, we entered into outsourcing relationships with the third parties described below to assist us in building out our network. We believe that these relationships result in a more timely, efficient and cost effective build-out process.

     Radio frequency design. We have engaged an outside design firm to provide radio frequency design, engineering and optimization services for our markets. This firm assists us in determining the required number of cell sites to operate the network and identifies the general geographic areas in which each of the required cell sites will be located.

     Site acquisition, project management and construction. We use a combination of build-to-suit and co-location opportunities in the design and construction of our network. We consider these arrangements to be preferable to building our own towers.

     Build-to-suit arrangements are contractual relationships whereby a tower company constructs and owns a cell tower at a location that we approve and leases the cell tower to us for use in our network. Co-location is an arrangement whereby a wireless service provider, like us, is allowed to use another party's cell tower as part of its network. Generally we prefer build-to-suit opportunities because of the favorable development fees and leasing terms associated with our arrangement with SBA. Under our build-to-suit agreement, SBA acquires the site, builds the tower and leases it to us.

     In situations where we determine that build-to-suit is not appropriate, we use a co-location strategy. For sites where co-location leases are utilized, zoning, permitting and surveying approvals and licenses have already been secured, which minimizes our start-up costs and accelerates access to the markets.

     We expect that approximately 1,380 sites will be required to achieve our planned expanded coverage of the residents in our territory, including those provided to us through our network services agreement.

     Microwave relocation. At the time of the FCC's auction of PCS licenses, other third parties were using portions of the same frequency bandwidths for the operation of microwave facilities. The FCC has established procedures for PCS licensees to relocate these existing microwave paths, generally at the PCS licensee's expense. Sprint PCS relocates the microwave paths that use frequencies owned by Sprint PCS, and is analyzing these relocations as we continue the build-out of our network. Sprint PCS is also paying for a portion of the relocation costs. Sprint PCS has substantially completed the necessary relocation for the microwave paths in our markets.

     Switching. We currently use two switching centers in Chillicothe, Ohio, and Fort Wayne, Indiana, to provide services to our network. We also utilize the Alliance's two switching centers under our network services agreement (see "Alliances Network Services Agreement" below) and use Sprint PCS switching centers on an interim basis to more rapidly launch our markets in western Pennsylvania and northern Ohio. A switching center serves several purposes, including routing calls, managing call handoff, managing access to the public telephone network and providing access to voice mail. As of December 31, 2001, we are constructing two additional switching centers which we plan to complete in 2002: one in Johnson City, Tennessee, and one in Erie, Pennsylvania. The new Nortel switch in Johnson City will replace the older Motorola switch in Chillicothe. We believe the capacity of our switching centers is adequate to accommodate our planned growth.

     Interconnection. Our network connects to the public telephone network through local exchange carriers. Through our Sprint PCS agreements, we benefit from Sprint PCS-negotiated interconnection agreements with local exchange carriers, which govern the terms of the relationship between telephone service carriers which interconnect in order to provide service between networks.

     Long distance and back haul. We use Sprint and other third-party providers for long distance services and for back haul services. Back haul services are the telecommunications services that other carriers provide to carry our voice traffic from our cell towers to our switching facilities. When we use Sprint, we receive the same preferred rates made available to Sprint PCS.

     Network monitoring. We use Sprint PCS' Network Operations Control Center to monitor continuously our owned and operated network. The Alliances operate a comparable network operations control center that provides network monitoring in our resale markets.

SBA AGREEMENT

     Prior to August 1999, Horizon Telcom owned the cell site towers we used in our network. In August 1999, Horizon Telcom sold to SBA the towers we used in our network; we subsequently entered into lease arrangements with SBA. We now pay a fixed amount per month, per cell site, to SBA for the right to use their towers in our markets. This fixed fee is subject to an annual percentage increase for each site beginning on the third anniversary of the date we began using the site. We believe the rates we pay under this agreement are generally more favorable than average co-location rates available in our markets.

     In August 1999, we also entered into a build-to-suit agreement with SBA. Under this agreement, SBA acquires and develops the sites and installs the towers at locations we approve. We receive site development fees or credits for future service fees from SBA for tower sites which SBA constructs on our behalf. We have agreed to lease space on a number of existing SBA towers for which we pay a fixed amount per month, per cell site. For some of the leases, we receive a one year rent abatement on these sites. Rent expense for the leases which include abatement will be recognized on a straight-line basis over the life of the lease.

MOTOROLA PRODUCT SUPPLY AGREEMENT

     In December 1999, we entered into a product supply agreement with Motorola for the purchase of the telecommunications products and services for our network. Motorola also provides installation services for our network equipment. We intend to use Motorola equipment for the build-out of our new markets in Pennsylvania, New York, Ohio and New Jersey and the Bright PCS markets. Since entering into the Sprint PCS agreements in June 1998, we have benefited from Sprint PCS' volume pricing arrangements with Motorola on our equipment purchases and expect to continue to benefit going forward.

ALLIANCES NETWORK SERVICES AGREEMENT

     The Alliances are two related, independent PCS providers offering service under the NTELOS brand name. In August 1999, we entered into a network services agreement with the Alliances for 13 of our markets in Virginia and West Virginia. Under this agreement, we are entitled to use the Alliances' wireless network and equipment to provide services to our customers in these markets. The Alliances are required to maintain their network to Sprint PCS technical standards. We pay the Alliances a minimum monthly charge for a fixed number of minutes and a per minute of use charge for minutes in excess of the fixed number of minutes.

     We believe this arrangement eliminates or defers capital costs and reduces network expenses while permitting a faster launch of service and preserving our capital for other uses. In addition, this arrangement gives us access to additional spectrum in markets where Sprint PCS has limited bandwidth and reduces our risk of technological obsolescence in these markets. We are subject to the risk that the Alliances will not satisfactorily build-out, operate, maintain or upgrade their network. See "Risk Factors."

     As of December 31, 2001, the Alliances had deployed 481 cell sites within our markets in West Virginia and Virginia and had complied with their contractual build-out requirements to date. At December 31, 2001, the Alliances provided coverage to approximately 62% of the total population of 2.9 million residents in the markets covered by our network services agreement.

     In the event we terminate our agreement with the Alliances because of the Alliances' breach of the agreement, we have the right to continue to use the Alliances' network for up to 36 months after the termination at rates which reflect a significant discount from the standard pricing terms under our agreement. This is intended to enable us to continue to provide services to our customers while we build-out our own network. In addition, after December 31, 2003, we have the right to overbuild the Alliances' markets, on a market-by-market basis, at any time for any reason.

PRODUCTS AND SERVICES

     Our products and services mirror the service offerings of Sprint PCS and are designed to integrate seamlessly with the Sprint PCS nationwide network. Sprint PCS Wireless Services currently serve the majority of the nation's metropolitan areas, including more than 4,000 cities and communities, providing customers with affordable, reliable 100% digital, 100% PCS services. The Sprint PCS service package we offer includes the following:

     100% digital wireless mobility and nationwide service. Our primary service is wireless mobility coverage. Our PCS network is part of the largest 100% digital, 100% PCS network in the nation and our customers are able to use Sprint PCS services in our markets and seamlessly throughout the Sprint PCS network. We offer customers in our territory enhanced voice clarity, advanced features and simple, affordable Sprint PCS pricing plans. These plans include free long distance and wireless airtime minutes for use throughout the Sprint PCS network at no additional charge. Our basic wireless service includes voice mail, caller ID, enhanced call waiting, three-way calling, call forwarding, distinctive ringing and call blocking.

     Nationwide service. Dual-band/dual-mode handsets allow roaming on wireless networks where Sprint PCS is not available and with which Sprint PCS has roaming agreements. These handsets are designed to operate on analog and digital cellular networks, as well as on Sprint PCS' digital PCS networks.

     Advanced handsets. CDMA handsets offer significantly extended battery life relative to earlier technologies, providing up to five days of standby time and approximately two to four hours of talk time. Handsets operating on a digital system are capable of saving battery life while turned on but not in use, improving efficiency and extending the handset's use. We also offer dual-band/dual-mode handsets that allow customers to make and receive calls on both PCS and cellular frequency bands and both digital or analog technology. These handsets allow roaming on cellular networks where Sprint PCS digital service is not available through carriers with which Sprint PCS has roaming agreements. All handsets are equipped with preprogrammed features such as speed dial and last number redial, and are sold under the Sprint and Sprint PCS brand names.

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

     Improved voice quality. We believe the Sprint PCS CDMA technology offers significantly improved voice quality compared to existing analog and TDMA networks and more powerful error correction, less susceptibility to call fading and enhanced interference rejection; all of which result in fewer dropped calls. See "CDMA Technology" below for a discussion of the reasons CDMA technology offers improved voice quality.

     Privacy and security. Sprint PCS provides secure voice transmissions encoded into a digital format to prevent eavesdropping and unauthorized cloning of subscriber identification numbers.

     Easy activation. Customers can purchase a Sprint PCS handset off the shelf at a retail location and activate their service by calling customer service or by visiting Sprint PCS' web site. Either option allows the customer to activate the handset over the air. We believe over-the-air activation will reduce the training requirements for salespersons at the retail locations.

     Customer care. By using Sprint PCS' established back office services such as customer care and billing services, we believe our operating costs will be reduced. By using Sprint PCS' services, we also expect to more rapidly implement new products and services offered by Sprint PCS. Sprint PCS offers customer care 24 hours a day, seven days a week. Customers can call the Sprint PCS toll-free customer care number from anywhere on the national Sprint PCS network. All Sprint PCS phones are preprogrammed with a speed dial feature that allows customers to easily reach customer care at any time.

     Access to the Sprint PCS Wireless Web. We support and market the Sprint PCS Wireless Web throughout our network. The Sprint PCS Wireless Web allows subscribers with data-capable handsets to connect their portable computers or personal digital assistants to the Internet. Sprint PCS subscribers with data-capable handsets also have the ability to receive periodic information updates such as stock prices, airline schedules, sports scores and weather reports directly on their handsets. Sprint PCS subscribers with web browser-enabled handsets have the ability to connect to and browse specially designed text-based Internet sites on an interactive basis. Sprint PCS has agreements with numerous Internet providers to provide services for the Sprint PCS Wireless Web. Sprint PCS offers Sprint PCS Wireless Web as an add-on to existing Sprint PCS' Free and Clear pricing plans.

     Clear Pay pricing plan. We offer Sprint PCS' "Clear Pay" pricing plan in our markets. The "Clear Pay" plan is a credit policy which is designed to enable potential subscribers who may not have a credit history that qualifies for standard Sprint PCS post-pay pricing plans to become subscribers without having to pay high rates customarily associated with pre-paid plans or having to provide a large deposit. We believe the "Clear Pay" pricing plan allows us to obtain subscribers which we would not be able to otherwise obtain if we used standard post-pay credit policies.

     Other services. We believe new features and services will be developed on the Sprint PCS nationwide network to take advantage of CDMA technology. As a leading wireless provider, Sprint PCS conducts ongoing research and development to produce innovative services that give Sprint PCS a competitive advantage. We intend to offer a portfolio of products and services developed by Sprint PCS to accommodate the growth in, and the unique requirements of, high speed data traffic and demand for video services. We plan to provide, when available, a number of applications for wireless data services including facsimile, Internet access, wireless local area networks and point-of-sale terminal connections.

MARKETING STRATEGY

     Our marketing and sales strategy uses Sprint PCS' strategies and developed national distribution channels that have helped Sprint PCS generate rapid customer growth. We augment Sprint PCS' strategies with marketing programs tailored to our specific territory.

     Use of Sprint PCS' brand equity and marketing. We feature exclusively and prominently the nationally recognized Sprint and Sprint PCS brand names in our marketing effort. From the customers' point of view, they will use our PCS network and the Sprint PCS national network seamlessly as a unified national network. We are building on Sprint PCS' national distribution channels and advertising programs.

     Pricing. We believe our use of the Sprint PCS pricing strategy offers customers in our territory simple, easy-to-understand service plans. Sprint PCS'


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

consumer pricing plans are typically structured with competitive monthly recurring charges and large local calling areas, service features such as voicemail, enhanced caller ID, call waiting and three-way calling and what we believe to be competitive per-minute rates. Lower per-minute rates relative to analog cellular providers are possible in part because the CDMA system that both we and Sprint PCS employ has greater capacity than current analog cellular systems, which we believe enables us to market high usage customer plans at lower prices. All of Sprint PCS' current national plans:

     o    include minutes in any Sprint PCS market with no roaming charges;

     o offer a wide selection of phones to meet the needs of consumers and businesses; and

     o    provide a limited-time money-back guarantee on Sprint PCS handsets.

     In addition, Sprint PCS' national Free and Clear plans, which we believe offer simple, affordable plans for every consumer and business customer, include the option to choose free long distance calling from anywhere on Sprint PCS' nationwide network, a package of off-peak minutes or the Sprint PCS Wireless Web.

     Local focus. Our local focus enables us to supplement Sprint PCS' marketing strategies with our own strategies tailored to each of our specific markets. These include attracting local businesses to diversify our distribution channels and using local radio and newspaper advertising to sell our products and services in each of our launched markets. We have established a local sales force to execute our marketing strategy through company-owned Sprint PCS stores and also employ a direct sales force targeted to business sales. In addition, Sprint PCS' existing agreements with national retailers provide us with access to over 455 retail locations in our territory. The former owners of Bright PCS also offer Sprint PCS products in their local telephone offices in northwestern Ohio. Sprint-owned local exchange carriers provide local telephone service to approximately 20% of the total population in our territory, which provides us with an additional distribution channel through which we can market to an established base of Sprint customers. Some of the Sprint local exchange markets have a store for Sprint customers to pay their bills, which we use to sell Sprint PCS products and services.

     Advertising and promotions. Sprint PCS uses national and regional television, radio, print, outdoor and other advertising campaigns to promote its products. We benefit from this national advertising in our territory at no additional cost to us.

     Sponsorships. Sprint PCS is a sponsor of numerous selected, broad-based national and regional events. These sponsorships provide Sprint PCS with brand name and product recognition in high profile events, provide a forum for sales and promotional events and enhance our promotional efforts in our territory.

     Bundling of services. We intend to take advantage of the complete array of communications services offered by bundling Sprint PCS services with other Sprint products, such as long distance and Internet access.

SALES AND DISTRIBUTION

     Our sales and distribution plan mirrors Sprint PCS' multiple channel sales and distribution plan. Key elements of our sales and distribution plan consist of the following:

     Sprint store within a RadioShack store. Sprint has an arrangement with RadioShack to install a "store within a store" for the sale of Sprint PCS service. RadioShack has approximately 178 stores in our territory.

     Other national and regional third party retail stores. We also benefit from the distribution agreements established by Sprint PCS with other national and regional retailers which currently include Best Buy, Circuit City, Office Depot, OfficeMax, Ritz Camera, Staples, Cord Camera, The Wiz, Wal-Mart and h.h. gregg department stores. As of December 31, 2001, these retailers operate approximately 277 retail stores in our territory. We also believe that we benefit from stores located in major Sprint PCS markets near our markets because residents of our territory who buy PCS handsets at those stores become our subscribers.

     Sprint PCS stores. At December 31, 2001, we operated 38 Sprint PCS stores. We plan to have up to 50 Sprint PCS stores in our territory by the end of 2002. These stores will be located in larger markets within our territory, which we


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

believe will provide us with strong local presence and a high degree of visibility. Following the Sprint PCS model, these stores will be designed to facilitate retail sales, bill payment and customer service.

     Local telephone stores. We also offer Sprint PCS products and services through the Sprint Local Telephone Division retail centers in our service area and through local telephone service centers of former owners of Bright PCS and their affiliates located in our markets.

     National accounts and direct selling. We participate in Sprint PCS' national accounts program. Sprint PCS has a national accounts team which focuses on the corporate headquarters of Fortune 500 companies. Once a representative reaches an agreement with the corporate headquarters, we service the offices of that corporation located in our territory. Our direct sales force will target the employees of these corporations in our territory and cultivate other local business clients.

     Inbound telemarketing. Sprint PCS provides inbound telemarketing sales when customers call from our territory. As the exclusive provider of Sprint PCS products and services in our market, we use the national Sprint 1-800-480-4PCS number campaigns that generate call-in leads. These leads are then handled by Sprint PCS' inbound telemarketing group.

     Electronic commerce. A visitor to Sprint PCS' Internet site can order and pay for a handset and select a service plan. Customers visiting the site can review the status of their account, including the number of minutes used in the current billing cycle. We manage customers in our territory who purchase products and services over the Sprint PCS Internet site.

CDMA (CODE DIVISION MULTIPLE ACCESS) TECHNOLOGY

     Sprint PCS' nationwide network and its affiliates' networks all use digital CDMA technology. CDMA technology is fundamental to accomplishing our business objective of providing high-volume, high-quality airtime at a low cost. We believe CDMA provides important system performance benefits.

     Voice quality. We believe CDMA systems offer less interference, more powerful error correction and less susceptibility to fading than analog systems. Using enhanced voice-coding techniques, CDMA systems achieve voice quality that is comparable to that of the typical wireline telephone. This CDMA voice-coding technology also filters annoying background noise more effectively than existing wireline, analog cellular or other digital PCS phones.

     Capacity. CDMA technology allows a greater number of calls within one specific frequency and reuses the entire frequency spectrum in each cell. CDMA systems provide capacity gains of up to seven times over current analog systems and up to three times greater than TDMA and GSM systems used by some of our competitors. Additional voice capacity improvements are expected for CDMA networks over the next two years as new 3G standards are approved and implemented. Additionally, 3G will allow higher data transmission speeds than are currently available.

     CDMA technology is designed to provide flexible or "soft" capacity that permits networks like ours to temporarily increase the number of telephone calls that can be handled within a cell. When capacity limitations in analog, TDMA and GSM systems are reached, additional callers in a given cell must be given a busy signal. Using CDMA technology, networks like ours can allow a small reduction in voice quality to provide temporary increases in capacity. This reduces blocked calls and increases the probability of a successful cell-to-cell hand-off.

     Soft hand-off. As a subscriber travels from one cell site to another cell site, the call must be "handed-off" to the next site. CDMA systems transfer calls throughout the network using a technique referred to as a soft hand-off, which connects a mobile customer's call with a new cell site while maintaining a connection with the cell site currently in use. CDMA networks monitor the quality of the transmission received by both cell sites simultaneously to select a better transmission path and to ensure that the network does not disconnect the call in one cell until it is clearly established in a new one. As a result, fewer calls are dropped compared to analog, TDMA and GSM networks which use a "hard hand-off" and disconnect the call from the current cell site as it connects with a new one.

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

     Integrated services. CDMA systems permit us to offer advanced features, including voice mail, caller ID, enhanced call waiting, three-way calling, call forwarding, Internet access, paging and text-messaging. These advanced features may also be offered by companies utilizing competing technologies.

     Privacy and security. Another benefit of CDMA technology is that it combines a constantly changing coding scheme with a low-power signal to enhance security and privacy. Vendors are currently developing additional encryption capabilities which we believe will further enhance overall network security.

     Frequency planning. Frequency planning is the process used to analyze and test alternative patterns of frequency use within a wireless network to minimize interference between one call and another call and to maximize capacity. Currently, cellular service providers spend considerable money and time on frequency planning. Since TDMA and GSM systems have frequency reuse constraints similar to present analog systems, frequency reuse planning for TDMA and GSM based systems is expected to be comparable to planning for the current analog systems. With CDMA technology, however, the same group of frequencies can be reused in every cell, substantially reducing the need for costly frequency reuse patterning and constant frequency plan management.

     Battery life. Due to their greater efficiency in power consumption, CDMA handsets provide up to five days of standby time and approximately two to four hours of talk time availability. We believe this generally exceeds the battery life of handsets using alternative digital or analog technologies.

     Third generation technology. In addition, wireless carriers are beginning to implement a new "third generation," or "3G," technology throughout the industry. The 3G technology is intended to increase networks' capacity for voice calls and enable better transmission of high-speed data. Sprint PCS has selected a version of 3G technology, 1XRTT, for its own networks which requires us to upgrade our network to provide it. We currently estimate this network upgrade will cost approximately $35 million, but actual costs could exceed this estimate. To date, this technology has not been deployed on a commercial basis by Sprint PCS. It is our belief that CDMA technology is more efficient than GSM or TDMA. As a result, we believe that, unlike our GSM and TDMA competitors, we will not require additional spectrum in order to operate our 3G network. Additionally, we believe our early nationwide deployment of 3G technology will provide us with a competitive advantage in the market for wireless data services.

     Benefits of other technologies. While CDMA has the benefits discussed above, TDMA networks are generally less expensive when overlaying existing analog systems. In addition, the GSM technology standard, unlike CDMA, supports a more robust interoperability standard which more easily allows a network operator to use equipment from several different vendors in the same network. This, along with the fact that the GSM technology is currently more widely deployed throughout the world than CDMA, provides economies of scale for handset and equipment purchases. A standards process is also underway which will allow wireless handsets to support analog, TDMA and GSM technologies in a single unit. Currently, there are no plans to have CDMA handsets that support either the TDMA or GSM technologies.

COMPETITION

     Given the broad geographic coverage of our territory, the competition that we face from other wireless providers is fragmented. We compete, to varying degrees, with regional and national cellular, PCS and other wireless service providers. Currently, we believe our strongest competition is from cellular providers, many of which have been operating in our markets and building their customer base for a number of years.

     Our largest single competitor is Verizon Wireless, which offers service in the majority of our markets. We also face significant competition from AT&T Wireless, which operates in conjunction with its affiliates in almost all of our markets. After Verizon and AT&T Wireless, our strongest competitors are regional wireless providers, ALLTEL, Centennial and NTELOS.

     The following table lists the material operational competitors known to us within our various geographic areas:


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

                                                 PRIMARY OPERATING              TYPE OF
GEOGRAPHIC AREA                                     COMPETITORS                 SERVICE
---------------                                 -------------------           ----------

Ohio markets                                          ALLTEL                   Cellular
                                                   AT&T Wireless               Cellular
                                                 Verizon Wireless              Cellular
                                                      Nextel                     ESMR
Indiana markets                                     Centennial                 Cellular
                                                    CenturyTel                 Cellular
                                                 Verizon Wireless              Cellular
                                                    VoiceStream                   PCS
                                                      Nextel                     ESMR
Pennsylvania and New York markets                  AT&T Wireless               Cellular
                                                 Verizon Wireless              Cellular
                                                    VoiceStream                   PCS
                                                      Nextel                     ESMR
Virginia and West Virginia markets                    ALLTEL                   Cellular
                                                   AT&T Wireless               Cellular
                                                  Triton PCS (1)                  PCS
                                                 Verizon Wireless              Cellular
                                                      NTELOS                      PCS
Tennessee markets                                     ALLTEL                   Cellular
                                                 Verizon Wireless              Cellular
                                                     Cingular                     PCS
                                                  Triton PCS (1)                  PCS
                                                      Nextel                     ESMR

----------
(1) Triton PCS in an AT&T Wireless affiliate offering AT&T Wireless and SunCom co-branded service.

     Our primary competitors offer a wireless service that is generally comparable to our PCS service. However, as a Sprint PCS affiliate, we believe we are positioned to successfully compete with all of these wireless providers due to the strength of the Sprint PCS brand name, distribution channels and Sprint PCS' nationwide CDMA-only network. Verizon Wireless, in particular, lacks a single technology throughout all of its markets. We also believe that our primary competitors do not offer 100% digital technology.

     Nextel Communications, together with its affiliate Nextel Partners, has licenses to offer service in the vast majority of our markets and currently offers service to less than half of our planned covered residents. We believe Nextel's coverage in many of these markets is focused primarily on highway coverage as opposed to community coverage.

     Our ability to compete effectively with these other providers will depend on a number of factors, including the continued success of CDMA technology in providing better call clarity and quality as compared to analog cellular systems, Sprint PCS' competitive pricing with various options suiting individual customer's calling needs, the continued expansion and improvement of the Sprint PCS nationwide network, our extensive direct and indirect sales channels, our centralized Sprint PCS customer care systems and our selection of handset options.

     Many of our competitors have access to more licensed spectrum than the 10MHz or 20MHz licensed to Sprint PCS in some of our markets and also have established infrastructures, marketing programs and brand names. Many of our competitors may be able to offer coverage in areas not served by our network, or, because of their calling volumes or their affiliations with, or ownership of, other wireless providers, may be able to offer roaming rates that are lower than those offered by Sprint PCS. PCS operators compete with us in providing some or all of the services available through the Sprint PCS network and may provide services that we do not. Additionally, we expect existing cellular providers will continue to upgrade their systems to provide digital wireless communication services competitive with Sprint PCS.

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

     We also face limited competition from "resellers" which provide wireless service to customers but do not hold FCC licenses or own facilities. Instead, the reseller buys blocks of wireless telephone numbers and capacity from a licensed carrier and resells service through its own distribution network to the public. Thus, a reseller is both a customer of a wireless licensee's services and a competitor of that and other licensees. The FCC requires all cellular and PCS licensees to permit resale of carrier service to resellers. Although Sprint PCS is required to resell PCS in our markets, currently there are no resellers of Sprint PCS in our markets. Any reseller of Sprint PCS in our markets would be required to pay us for the use of our capacity and their use of the Sprint PCS service marks in our markets would be restricted to describing their handsets as operational on the Sprint PCS network.

     In addition, we compete with paging, dispatch and other mobile telecommunications companies in our markets. Potential users of PCS systems may find their communications needs satisfied by other current and developing technologies. One or two-way paging or beeper services that feature voice messaging and data display as well as tone-only service may be adequate for potential customers who do not need immediate two-way voice communications.

     In the future, we expect to face increased competition from entities providing similar services using other communications technologies, including satellite-based telecommunications and fixed wireless providers. While few of these technologies and services are currently operational, others are being developed or may be developed in the future.

     Over the past several years the FCC has auctioned, and will continue to auction, large amounts of wireless spectrum that could be used to compete with Sprint PCS service. Based upon increased competition, we anticipate that market prices for two-way wireless services generally will decline in the future. We will compete to attract and retain customers principally on the basis of:

     o the strength of the Sprint and Sprint PCS brand names, services and features;

     o    the location of our markets;

     o    the size of our territory;

     o    national network coverage and reliability;

     o    customer care; and

     o    pricing.

INTELLECTUAL PROPERTY

     "Sprint," the Sprint diamond design logo, "Sprint PCS," "Sprint Personal Communications Services," "The Clear Alternative to Cellular" and "Experience the Clear Alternative to Cellular Today" are service marks registered with the United States Patent and Trademark Office. These service marks are owned by Sprint. Pursuant to the trademark and service mark license agreements, we have the right to use, royalty-free, the Sprint and Sprint PCS brand names and the Sprint diamond design logo and other service marks of Sprint in connection with marketing, offering and providing licensed services to end-users and resellers, solely within our territory.

     Except in limited instances, Sprint PCS has agreed not to grant to any other person a right or license to provide or resell, or act as agent for any person offering, licensed services under the licensed marks in our market areas except as to Sprint PCS' marketing to national accounts and the limited right of resellers of Sprint PCS to sell their products and services in our market areas. In all other instances, Sprint PCS reserves for itself and its affiliates the right to use the licensed marks in providing its services, subject to its exclusivity obligations described above, whether within or without our territory.

     The trademark license agreements contain numerous restrictions with respect to the use and modification of any of the licensed marks. See "The Sprint PCS
Agreements: The Trademark and Service Mark License Agreements."

     This prospectus includes product names, trade names and trademarks of other companies. We do not have any rights with respect to these product names, trade names and trademarks.

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

EMPLOYEES

     As of March 31, 2002, we employed 498 full-time employees, including 325 in sales and marketing, 143 technicians and 30 in executive, finance and administration. None of our employees are represented by a labor union. We believe we have good relations with our employees.

PROPERTIES

     Our principal executive offices are leased from a subsidiary of Horizon Telcom and are located at 68 E. Main Street, Chillicothe, Ohio 45601-0480, which is also the location of our first retail store. We lease an additional 39 retail stores throughout our territory. We own two switching facilities in Fort Wayne, Indiana, and Chillicothe, Ohio, and are in the process of constructing two additional switching centers in Tennessee and Pennsylvania. One of the new centers will replace the facility in Chillicothe, Ohio. As of December 31, 2001, we leased 604 on-air towers; we co-locate with other wireless service providers on approximately 72% of them. We believe our facilities are adequate for our current operations and are in good condition and additional leased space can be obtained if needed on commercially reasonable terms.

LEGAL PROCEEDINGS

     We are not aware of any pending legal proceedings against us which, individually or in the aggregate, if adversely determined, would have a material adverse effect on our financial condition or results of operations.

                            THE SPRINT PCS AGREEMENTS

     The following is a summary of the material terms and provisions of the Sprint PCS agreements. The summary applies to the Sprint PCS agreements for both Horizon Personal Communications and Bright PCS except where otherwise indicated. We have filed the Sprint PCS agreements as exhibits to our filings with the Securities and Exchange Commission. We urge you to review them carefully.

OVERVIEW OF SPRINT PCS RELATIONSHIP AND AGREEMENTS

     We have eight major agreements with Sprint and Sprint PCS (collectively, the "Sprint PCS Agreements"). Under the Sprint PCS agreements, we exclusively market PCS services under the Sprint and Sprint PCS brand names in our markets. The Sprint PCS agreements require us to interface with the Sprint PCS wireless network by building our network to operate on PCS frequencies licensed to Sprint PCS in the 1900 MHz range. The Sprint PCS agreements also give us access to Sprint PCS' equipment discounts, roaming revenue from Sprint PCS customers traveling into our territory, and various other back office services. The Sprint PCS agreements provide strategic advantages, including avoiding the need to fund up-front spectrum acquisition costs and the costs of maintaining billing and other customer services infrastructure. The Sprint PCS agreements have initial terms of 20 years with three 10-year renewals which would lengthen the contracts to a total of 50 years. The Sprint PCS agreements will automatically renew for each additional 10-year term unless we or Sprint PCS provide the other with two years' prior written notice to terminate the Sprint PCS agreements. The initial term of the agreements will expire in 2018.

     The agreements consist of one of each of the following for Horizon Personal Communications and one of each for Bright PCS:

     o    the management agreement;

     o    the services agreement;

     o    the trademark and service mark license agreement with Sprint; and

     o    the trademark and service mark license agreement with Sprint PCS.


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THE MANAGEMENT AGREEMENT


     Under our Sprint PCS agreements, we have agreed to:

     o construct and manage a network in our territory in compliance with Sprint PCS' PCS licenses and the terms of the management agreement;

     o distribute, during the term of the management agreement, Sprint PCS products and services;

     o    conduct advertising and promotion activities in our territory; and

     o manage that portion of Sprint PCS' customer base assigned to our territory.

     Sprint PCS will monitor our network operations and has unconditional access to our network.


    Exclusivity. We are designated as the only person or entity that can manage or operate a PCS network for Sprint PCS in our territory. Sprint PCS is prohibited from owning, operating, building or managing another wireless mobility communications network in our territory while our management agreement is in place and no event has occurred that would permit the agreement to terminate. Sprint PCS is permitted under our agreement to make national sales to companies in our territory, and as required by the FCC, to permit resale of the Sprint PCS products and services in our territory. We accrue the financial benefits of either of these activities.

     Network build-out. The management agreement specifies the terms of the Sprint PCS affiliation, including the required network build-out plan. We have agreed to operate our network to provide for a seamless handoff of a call initiated in our territory to a neighboring Sprint PCS network.

     Under our original Sprint PCS agreements, we were required to complete the build-out in several of our markets in Pennsylvania and New York by December 31, 2000. We and Sprint PCS agreed to an amendment of our build-out requirements, which extended the date by which we were to launch coverage in several markets.

     Under the amended Sprint PCS agreement, portions of the New York, Sunbury, Williamsport, Oil City, Dubois, Erie, Meadville, Sharon, Olean, Jamestown, Scranton, State College, Stroudsburg, Allentown and Pottsville markets were required to be completed and launched by October 31, 2001. Although we have launched service in portions of each of these markets, we have not completed all of the build-out requirements. We notified Sprint PCS in November 2001 that it is our position that the reasons for the delay constitute events of "force majeure" as described in the Sprint PCS agreements and that, consequently, no monetary penalties or other remedies would be applicable to missing the original launch date. The delay has been primarily caused due to delays in obtaining the required backhaul services from local exchange carriers and zoning and other approvals from governmental authorities. On January 30, 2002, Sprint PCS notified us that, as a result of these force majeure events, it does not consider our build-out delay to be a breach of the Sprint PCS agreement. We have agreed to continue to use commercially reasonable efforts to reach build-out completion by either June 30, 2002 (for most of the affected markets), or April 30, 2002 (for two of these markets). By April 30, 2002, we materially completed these two markets. However, we continue to experience events of force majeure in all of these markets.

     Products and services. The management agreement identifies the products and services that we can offer in our territory. These services include Sprint PCS consumer and business products and services available as of the date of the agreements, or as modified by Sprint PCS. We are allowed to sell wireless products and services that are not Sprint PCS products and services if those additional products and services do not otherwise violate the terms of the agreement, cause distribution channel conflicts, materially impede the development of the Sprint PCS network, cause consumer confusion with Sprint PCS' products and services or violate the trademark lease agreements. We may cross-sell services such as Internet access, customer premise equipment and prepaid phone cards with Sprint, Sprint PCS and other Sprint PCS affiliates. If we decide to use third parties to provide these services, we must give Sprint PCS an opportunity to provide the services on the same terms and conditions. We cannot offer wireless local loop services specifically designed for the competitive local exchange market in areas where Sprint owns the local exchange carrier unless we name the Sprint owned local exchange carrier as the exclusive


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

distributor or Sprint PCS approves the terms and conditions. Subject to agreements existing before we became a Sprint PCS affiliate, we are required to use Sprint's long distance service which we can buy at wholesale rates.

     Service pricing. We must offer Sprint PCS subscriber pricing plans designated for regional or national offerings, including Sprint PCS' Free and Clear plans. We are permitted to establish our own local price plans for Sprint PCS' products and services offered only in our territory, subject to the terms of the agreement, consistency with Sprint PCS' regional and national pricing plans, regulatory requirements, capability and cost of implementing the rate plans in Sprint PCS' systems and Sprint PCS' approval.

     Fees. We are entitled to receive from Sprint PCS an amount equal to 92% of collected revenues under the Sprint PCS agreements. Collected revenues include revenue from Sprint PCS subscribers based in our territory, excluding outbound roaming, and inbound non-Sprint PCS roaming. Except in the case of taxes, we are entitled to 100% of the following revenues that are not considered collected revenues:

     o    outbound non-Sprint PCS roaming revenue;

     o    inbound and outbound Sprint PCS roaming fees;

     o proceeds from the sales of handsets and accessories through our distribution channels;

     o    proceeds from sales not in the ordinary course of business; and

     o    amounts collected with respect to taxes.

     Roaming. Although many Sprint PCS subscribers will purchase a bundled pricing plan that allows roaming anywhere on the Sprint PCS' and its affiliates' network without incremental roaming charges, we will earn roaming revenues from every minute that a Sprint PCS subscriber not based in our territory and any non-Sprint PCS subscriber uses our network. We will earn revenues from Sprint PCS based on an established per-minute rate for Sprint PCS' or its affiliates' subscribers roaming in our territory. Similarly, we will pay for every minute our own subscribers use the Sprint PCS nationwide network outside our territory. The analog roaming rate onto a non-Sprint PCS provider's network is set under Sprint PCS' third-party roaming agreements.

     Advertising and promotions. Sprint PCS is responsible for all national advertising and promotion of the Sprint PCS products and services. We are responsible for advertising and promotion in our territory, including the pro rata cost of any promotion or advertising done by any third-party retailers in our territory pursuant to a national cooperative advertising agreement with Sprint. Sprint PCS' service area includes the urban markets around our territory. Sprint PCS will pay for advertising in these markets. Given the proximity of these markets to ours, we expect considerable spill-over from Sprint PCS' advertising in surrounding urban markets.

     Program requirements. We must comply with Sprint PCS' program requirements for technical standards, customer service standards, national and regional distribution and national accounts programs to the extent that Sprint PCS meets these requirements. Sprint PCS can adjust the program requirements from time to time. We have the right to appeal to Sprint PCS' management adjustments which could cause an unreasonable increase in cost to us if the adjustment: (1) causes us to incur a cost exceeding 5% of the sum of our equity plus our outstanding long-term debt, or (2) causes our long-term operating expenses to increase by more than 5% (10% for Bright PCS) on a net present value basis. If Sprint PCS denies our appeal, we must then comply with the program adjustment, or Sprint PCS has the right to exercise the termination rights described below. There is no cross-default provision between the Sprint PCS agreements for Horizon Personal Communications and the Sprint PCS agreements for Bright PCS.

     Non-competition. We may not offer Sprint PCS products and services outside our territory without the prior written approval of Sprint PCS. Within our territory we may offer, market or promote telecommunications products and services only under the Sprint PCS brands, our own brand, brands of related parties of ours or other products and services approved under the management agreement, except that no brand of a significant competitor of Sprint PCS or its related parties may be used for those products and services. To the extent we have or obtain licenses to provide PCS services outside our territory, we may not use the spectrum to offer Sprint PCS products and services without prior written consent from Sprint PCS.

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

     Termination of management agreement. The management agreement can be terminated as a result of:

     o    termination of Sprint PCS' PCS licenses;

     o    an uncured breach under the management agreement;

     o    bankruptcy of a party to the management agreement;

     o the management agreement not complying with any applicable law in any material respect;

     o the termination of either of the trademark and service mark license agreements; or

     o our failure to obtain the financing necessary for the build-out of our network and for our working capital needs.

     The termination or non-renewal of either of the management agreements triggers our rights and those of Sprint PCS, as described below.

     If we have the right to terminate the management agreement because of an event of termination caused by a Sprint PCS breach under the management agreement, we may generally:

     o require Sprint PCS to purchase all of our operating assets used in connection with our network for an amount equal to at least 80% of our Entire Business Value as defined below;

     o if Sprint PCS is the licensee for 20MHz or more of the spectrum on the date the management agreement was executed, require Sprint PCS to sell to us, subject to governmental approval, up to 10MHz of licensed spectrum for an amount equal to the greater of (1) the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS or (2) 9% of our Entire Business Value; or

     o sue Sprint PCS for damages or submit the matter to arbitration and thereby not terminate the management agreement.

     If Sprint PCS has the right to terminate the management agreement because of an event of termination caused by us, Sprint PCS may generally:

     o require us to sell our operating assets to Sprint PCS for an amount equal to 72% of our Entire Business Value;

     o require us to purchase, subject to governmental approval, up to 10MHz of licensed spectrum for an amount equal to the greater of (1) the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint or (2) 10% of our Entire Business Value;

     o take any action as Sprint PCS deems necessary to cure our breach of the management agreement, including assuming responsibility for and operating our network; or

     o sue us for damages or submit the matter to arbitration and thereby not terminate the management agreement.

     Non-renewal. If Sprint PCS gives us timely notice that it does not intend to renew the management agreement, we may:

     o require Sprint PCS to purchase all of our operating assets used in connection with our network for an amount equal to 80% of our Entire Business Value; or

     o if Sprint PCS is the licensee for 20MHz or more of the spectrum on the date the management agreement was executed, require Sprint PCS to sell to us, subject to governmental approval, up to 10MHz of licensed spectrum for an amount equal to the greater of (1) the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS or (2) 10% of our Entire Business Value.

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

     If we give Sprint PCS timely notice of non-renewal, or we both give notice of non-renewal, or the management agreement can be terminated for failure to comply with legal requirements or regulatory considerations, Sprint PCS may:

     o purchase all of our operating assets for an amount equal to 80% of our Entire Business Value; or

     o require us to purchase, subject to governmental approval, up to 10 MHz of licensed spectrum for an amount equal to the greater of (1) the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS or (2) 10% of our Entire Business Value.

     Determination of Entire Business Value. If the Entire Business Value is to be determined, we and Sprint PCS will each select one independent appraiser and the two appraisers will select a third appraiser. The three appraisers will determine the Entire Business Value on a going concern basis using the following guidelines:

     o the Entire Business Value is based on the price a willing buyer would pay a willing seller for the entire on-going business;

     o then-current customary means of valuing a wireless telecommunications business will be used;

     o the business is conducted under the Sprint and Sprint PCS brands and the Sprint PCS agreements;

     o that we own the spectrum and frequencies presently owned by Sprint PCS that we use and are subject to the Sprint PCS agreements; and

     o the valuation will not include any value for businesses not directly related to the Sprint PCS products and services, and these businesses will not be included in the sale.

     Indemnification. We have agreed to indemnify Sprint PCS and its directors, employees and agents and related parties of Sprint PCS and their directors, employees and agents against any and all claims against any of these parties arising from our violation of any law, a breach by us of any representation, warranty or covenant contained in the management agreement or any other agreement between us and Sprint PCS, our ownership of the operating assets or the actions or the failure to act of anyone who is employed or hired by us in the performance of any work under the management agreement, except we will not indemnify Sprint PCS for any claims arising solely from their negligence or willful misconduct. Sprint PCS has agreed to indemnify us and our directors, employees and agents against all claims against any of these parties arising from Sprint PCS' violation of any law, from Sprint PCS' breach of any representation, warranty or covenant contained in the management agreement or any other agreement between Sprint PCS and us, or the actions or the failure to act of anyone who is employed or hired by Sprint PCS in the performance of any work under the management agreement except Sprint PCS will not indemnify us for any claims arising solely from our negligence or willful misconduct.


     Sprint PCS warrants. In connection with Sprint PCS' grant to us of our markets in Pennsylvania, New York, Ohio and New Jersey, we agreed to grant to Sprint PCS warrants to acquire shares of our class A common stock.

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

THE SERVICES AGREEMENTS

     The services agreements outline back office services provided by Sprint PCS and available to us at established rates. Sprint PCS can change any or all of the service rates one time in each twelve month period. Some of the available services include: billing, customer care, activation, credit checks, handset logistics, home locator record, voice mail, prepaid services, directory assistance, operator services, roaming fees, roaming clearinghouse fees, interconnect fees and inter-service area fees. Sprint PCS offers three packages of available services. Each package identifies which services must be purchased from Sprint PCS and which may be purchased from a vendor or provided in-house. Essentially, services such as billing, activation and customer care must either all be purchased from Sprint PCS or we may provide those services ourselves. When we signed our original Sprint PCS agreements, we elected to provide billing, activation and customer care services on our own. In connection with the May 2000 grant by Sprint PCS of additional markets to us, we agreed to change our arrangement under the services agreement so that Sprint PCS will provide activation, billing and customer care. Accordingly, in June 2001, we discontinued the use of our own activation, billing, and customer care capabilities. We now purchase those services from Sprint PCS. For our Bright PCS markets and our new markets in Pennsylvania, New York and New Jersey, we launched these markets using Sprint PCS billing and customer care services. Sprint PCS may contract with third parties to provide expertise and services identical or similar to those to be made available or provided to us. We have agreed not to use the services received under the services agreement in connection with any other business or outside our territory. We may discontinue use of any service upon three months' prior written notice. Sprint PCS may discontinue a service provided that Sprint PCS provides us with nine months' prior notice.

     We have agreed with Sprint PCS to indemnify each other as well as officers, directors, employees and other related parties and their officers, directors and employees for violations of law or the services agreement except for any liabilities resulting from the indemnitee's negligence or willful misconduct. The services agreement also provides that no party to the agreement will be liable to the other party for special, indirect, incidental, exemplary, consequential or punitive damages, or loss of profits arising from the relationship of the parties or the conduct of business under, or breach of, the services agreement except as may otherwise be required by the indemnification provisions. The services agreement automatically terminates upon termination of the management agreement and neither party may terminate the services agreement for any reason other than the termination of the management agreement.

THE TRADEMARK AND SERVICE MARK LICENSE AGREEMENTS

     We have non-transferable, royalty-free licenses to use the Sprint and Sprint PCS brand names and "diamond" symbol, and several other U.S. trademarks and service marks such as "The Clear Alternative to Cellular" and "Clear Across the Nation" on Sprint PCS products and services. We believe that the Sprint and Sprint PCS brand names and symbols enjoy a very high degree of awareness, providing us an immediate benefit in the market place. Our use of the licensed marks is subject to our adherence to quality standards determined by Sprint and Sprint PCS and use of the licensed marks in a manner which would not reflect adversely on the image of quality symbolized by the licensed marks. We have agreed to promptly notify Sprint and Sprint PCS of any infringement of any of the licensed marks within our territory of which we become aware and to provide assistance to Sprint and Sprint PCS in connection with Sprint's and Sprint PCS' enforcement of their respective rights. We have agreed with Sprint and Sprint PCS to indemnify each other for losses incurred in connection with a material breach of the trademark license agreements. In addition, we have agreed to indemnify Sprint and Sprint PCS from any loss suffered by reason of our use of the licensed marks or marketing, promotion, advertisement, distribution, lease or sale of any Sprint or Sprint PCS products and services other than losses arising solely out of our use of the licensed marks in compliance with the contractual guidelines.

     Sprint and Sprint PCS can terminate the trademark and service mark license agreements if we file for bankruptcy, materially breach the agreement or our management agreement is terminated. We can terminate the trademark and service mark license agreements upon Sprint's or Sprint PCS' abandonment of the licensed marks or if Sprint or Sprint PCS files for bankruptcy, or the management agreement is terminated.

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

CONSENT AND AGREEMENT FOR THE BENEFIT OF THE HOLDERS OF THE SECURED CREDIT FACILITY

     On September 26, 2000, we entered into a secured credit facility (the "secured credit facility") with a group of financial institutions to provide an aggregate commitment, subject to certain conditions, of up to $250 million. The secured credit facility is collateralized by a perfected security interest in substantially all of our tangible and intangible current and future assets, including an assignment of our affiliation agreements with Sprint PCS and a pledge of all of the capital stock of Horizon PCS and its subsidiaries.

     Sprint PCS entered into a consent and agreement (the "secured consent") for the benefit of the holders of the indebtedness under our senior secured credit facility. This agreement was acknowledged by us, and modified Sprint PCS' rights and remedies under our Sprint PCS agreements, for the benefit of the existing and future holders of indebtedness under our secured credit facility and any refinancing of the secured credit facility, which was a condition to the funding of any amounts under our secured credit facility.

     The secured consent principally provides for the following:

     o Sprint PCS' consent to the pledge of substantially all of our assets, including our rights in the Sprint PCS agreements;

     o Sprint PCS' consent to the pledge of all our equity interests in Horizon Personal Communications, Inc. and the pledge by Horizon Personal Communications, Inc. of all of its equity interests in each of its subsidiaries;

     o for redirection of payments due to us under our Sprint PCS agreements to the administrative agent during the continuation of our default under our senior secured credit facility;

     o for Sprint PCS to maintain 10 MHz of PCS spectrum in all of our markets until our senior secured credit facility is satisfied or our operating assets are sold after our default under our senior secured credit facility;

     o for Sprint PCS and the administrative agent to provide each other with notices of default by us under the Sprint PCS agreements and the secured credit facility, respectively; and

     o the ability to appoint interim replacements, including Sprint PCS or a designee of the administrative agent, to operate our portion of the Sprint PCS network under the Sprint PCS agreements after an acceleration of or event of default under our secured credit facility or an event of termination under the Sprint PCS agreements.

     Sprint PCS' right to purchase on acceleration of amounts outstanding under our secured credit facility. Subject to the requirements of applicable law, so long as our secured credit facility remains outstanding, Sprint PCS has the right to purchase our operating assets or pledged equity of our operating subsidiaries, upon its receipt of notice of an acceleration of our secured credit facility upon the following terms:

     o Sprint PCS elects to make such a purchase of our operating assets within a specified period;

     o the purchase price of our operating assets is the greater of an amount equal to 72% of our "Entire Business Value" or the amount we owe under our secured credit facility;

     o if Sprint PCS has given notice of its intention to exercise the purchase right for our operating assets, then the administrative agent is prohibited from enforcing its security interest for a time period after the acceleration or until Sprint PCS rescinds its intention to purchase; and

     o if we receive a written offer within a time period after acceleration that is acceptable to us to purchase our operating assets or pledged equity of our operating subsidiaries after the acceleration, then Sprint PCS has the right to purchase our operating assets or pledged equity of our operating subsidiaries on terms at least as favorable to us as the offer we receive.

     Sale of operating assets to third parties. If Sprint PCS does not purchase our operating assets after an acceleration of the obligations under our secured credit facility, then the administrative agent will be able to sell the


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operating assets,  subject to the requirements of applicable law,  including the law relating to foreclosures of security interests. The administrative agent will have two options:

     o to sell the assets to an entity that meets the requirements to be our successor under the Sprint PCS agreements; or

     o to sell the assets to any other third-party (including competitors of Sprint PCS), principally subject to the condition that Sprint PCS does not have to accept the third party as a Sprint PCS affiliate and may terminate our Sprint PCS agreements.



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                       DESCRIPTION OF CERTAIN INDEBTEDNESS

SENIOR SECURED CREDIT FACILITY

     Our wholly-owned subsidiaries, Horizon Personal Communications, Inc. and Bright Personal Communications Services, LLC, entered into the secured credit facility with a syndicate of banks led by First Union National Bank for a $250.0 million facility. This facility constitutes senior debt secured by a first priority security interest in substantially all of our assets. The senior secured credit agreement provides that we and all of our current and future subsidiaries will guarantee this secured credit facility. The following is a description of the terms of the credit facility as of the date of this prospectus. We are currently in negotiations with our lenders for an amendment to the secured credit facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resolves."

     Amount and purpose. The secured credit facility provides for a:

     o    $95.0 million revolving credit commitment; and

     o $155.0 million term loan commitment consisting of a $105.0 million Term Loan A and $50.0 million Term Loan B.

     There are limitations on our ability to draw on these commitments, subject to the pending amendment to the secured credit facility. We may borrow up to an additional $50.0 million upon approval of the lenders so long as:

     o the additional facility has a final maturity date no earlier than March 31, 2009;

     o each lender under the credit agreement is offered the opportunity (but is not obligated) to issue a commitment for its pro rata share of the additional facility; and

     o the additional facility will constitute obligations under the secured credit agreement and will rank pari passu with the other obligations under the senior secured credit agreement.

     The proceeds of the term loan will be used to help finance:

     o the direct cost of the construction and operation of a regional digital wireless telecommunications network on the Sprint PCS system;

     o    repayment of some existing indebtedness;

     o    transaction costs and expenses; and

     o    working capital and other general corporate purposes.

     Conditions to borrowing. Each borrowing under the senior secured credit facility is subject to the conditions that the representations and warranties continue to be true and correct, and that there is no default or event of default under the loan documents and that the most current officer's compliance certificate shall have been delivered.

     Interest. Interest on the term loans accrues, at our option, either at a rate based on London Interbank Offered Rate (LIBOR); or

     o an alternative base rate, which is the greatest of the prime rate as specified in the senior secured credit facility, or the federal funds rate plus 1/2%, plus the following margin percentages:

                                                                    LIBOR            ALTERNATE BASE
                                                                 BASED LOANS             RATE LOANS
                                                               ----------------     ------------------
       Term loan A........................................          3.75%                   2.75%
       Term loan B........................................          4.25%                   3.25%
       Revolving credit loans.............................          3.75%                   2.75%

     After April 1, 2004 the margin percentage will be reduced to vary between 1.25% and 3.25% for alternate base rate loans and 2.25% and 4.25% for LIBOR-based loans depending on our ratio of debt to earnings before interest, taxes, depreciation, amortization plus other adjustments (EBITDA).

     If an event of default under the loan documents exists, interest on any amounts outstanding accrues at a rate per annum equal to 2.0% above the rate otherwise applicable.

     Commitment fees. The secured credit facility requires us to pay a quarterly commitment fee for the unused portion of the facility. The commitment fee varies between an annual rate of 0.75% and 1.375% of the unused commitments. We are also required to pay a separate agent's fee to the administrative agent.

     Scheduled payments and commitment reductions. The revolving commitment expires and all unpaid revolving loans become due on or about September 30, 2008. Generally, amounts repaid under the revolving credit facility may be reborrowed until expiration of the revolving credit commitment; provided that the revolving commitment shall be permanently reduced in eighteen quarterly installments commencing on June 30, 2004 as follows:

     o for the four quarters commencing with the fiscal quarter ending June 30, 2004, $2,375,000;

     o    for the following quarters five and six, $4,750,000;

     o    for the following quarters seven through fourteen, $5,937,500; and

     o    for the last four quarters, $7,125,000.

     The  Term  Loan  A  shall  amortize  in  eighteen  quarterly   installments
commencing on June 30, 2004 with the final installment due on or about September 30, 2008 as follows:

     o for the four quarters commencing with the calendar quarter ending June 30, 2004, $2,625,000;

     o    for the following quarters five and six, $5,250,000;

     o    for the following quarters seven through fourteen, $6,562,500; and

     o    for the last four quarters, $7,875,000.

     The Term Loan B shall amortize in twenty quarterly installments commencing on June 30, 2004 with the final installment due on or about March 31, 2009 as follows:

     o for the eighteen quarters commencing with the calendar quarter ending June 30, 2004, $125,000; and

     o    for the last two quarters, $23,875,000.

     Optional prepayments. We may voluntarily prepay any of the loans at any time. Generally, amounts repaid under the revolving credit facility may be reborrowed until expiration or reduction of the reducing credit facility as described above.

     Mandatory prepayments. We must make mandatory prepayments on the term loans and the revolving credit loans, and the loan commitments will be reduced, in an aggregate amount equal to:

     o    50.0% of excess cash flow in each fiscal year beginning in 2003;

     o 100.0% of the net proceeds of asset sales other than in the ordinary course of business, except if no event of default under the senior secured credit facility exists to the extent not otherwise reinvested in telecommunications assets within 180 days of the receipt of the proceeds;

     o 100.0% of the net cash proceeds of debt issuances, except for the issuance of the notes up to proceeds of $200.0 million and other permitted debt;

     o 50.0% of the net cash proceeds of specified issuances of equity securities, other than proceeds from the exercise of warrants issued in connection with the senior discount notes, proceeds from an initial public offering of our common stock and proceeds used to acquire additional telecommunications assets within 18 months of the receipt of the proceeds or used to redeem up to 35.0% of the outstanding principal amount of the notes in each case if no event of default under the senior secured credit facility exists; and

     o    100.0% of insurance proceeds not reinvested within 180 days.

     Collateral and guarantors. The senior secured credit facility is collateralized by a perfected security interest in substantially all of our and our subsidiaries' tangible and intangible current and future assets, including an assignment of our affiliate agreements with Sprint PCS and a pledge of all of the capital stock of our subsidiaries. We will guarantee the obligations under the senior secured credit facility and pledge the stock of Horizon Personal Communications, Inc.

     Covenants. The senior secured credit facility contains customary covenants, including covenants limiting indebtedness, liens, dividends and distributions on, and redemptions and repurchases of, capital stock and other similar payments with respect to capital stock, prepayments of and amendments to these high yield notes, and the acquisition and disposition of assets. The senior secured credit facility also requires that we comply with specified financial covenants during the term of the senior secured credit facility as follows:

     o For the period commencing with the date of closing of the senior secured credit facilities through March 31, 2004, a maximum ratio of total indebtedness to total capital, a maximum ratio of total senior indebtedness to total capital, minimum EBITDA (as defined in the senior secured credit facility), minimum total revenue, maximum capital expenditures, minimum number of subscribers, and coverage requirements for the population in our market areas.

     o For the period commencing with April 1, 2004, until termination of the senior secured credit facilities, a maximum total debt to EBITDA, a maximum senior debt to EBITDA, a minimum interest coverage ratio, a minimum fixed charge coverage ratio and maximum capital expenditures.

     We recently amended our senior secured credit facility. Pursuant to the amendment, our operating subsidiaries will be permitted to make distributions to us to make regularly scheduled payments of interest on the notes, so long as no default or event of default has occurred and is continuing under the senior secured credit facility; provided, however, that no such distributions will be permitted until the full depletion of the interest escrow for the notes. In addition, the restrictions on our ability to incur additional indebtedness were modified to permit the issuance of the outstanding notes. We also amended certain financial covenants under the senior secured credit facility.

     Events of default. Our senior secured credit facility provides for customary events of default, including non-payment, judgment defaults, breaches of covenants, making misleading or inaccurate representations and warranties, cross-defaults with other debt, changes in control, default under material contracts and affiliate agreements with Sprint PCS, and events of bankruptcy. Upon the existence of an event of default, our lenders may declare our obligations due and payable and terminate the revolving loan commitment.

     Dividends and distributions. The senior secured credit facility restricts our ability to pay dividends and make other cash distributions. This restriction will not prevent Horizon Personal Communications, Inc. or Bright Personal Communications Services, LLC from making dividends to us to service scheduled cash interest payments on the notes provided no event of default or event which, with the passage of time or the giving of notice or both, would constitute an event of default under the senior secured credit facility at the time of any dividend of this type or would result from that dividend.

     Consent and agreement. Sprint PCS entered into a consent and agreement for the benefit of the senior secured lenders. The terms of the consent and agreement are described under "The Sprint PCS Agreements."

SENIOR DISCOUNT NOTES

     On September 26, 2000, we issued 295,000 units consisting of senior discount notes due October 1, 2010 and warrants to purchase 3,805,500 shares of our class A common stock, which yielded gross proceeds of $149.7 million. The senior discount notes were issued under an indenture, dated as of September 26, 2000, by and among us, Horizon Personal Communications, Inc. and Bright Personal Communications Services, LLC and Wells Fargo Bank Minnesota, National Association, as trustee. The senior discount notes:

     o mature on October 1, 2010 and are limited to an aggregate principal amount at maturity of $295.0 million;

     o are general, unsecured obligations of us, equal in right of payment to all of our senior debt and senior in right of payment to all of our subordinated debt;

     o accrue interest at a rate of 14% per annum, computed on a semi-annual basis, calculated from September 26, 2000, will not bear interest payable in cash prior to April 1, 2006, and will bear interest payable semi-annually in cash on each April 1 and October 1, beginning April 1, 2006; and

     o are guaranteed by all of our current and future domestic subsidiaries on a senior subordinated basis.

     We may elect to redeem all or part of the senior discount notes at any time on or after October 1, 2005 and before maturity, at the following redemption prices:

                                                                            REDEMPTION PRICE
                                                                            PER $1,000 OF
      YEAR BEGINNING                                                        PRINCIPAL AMOUNT
      --------------                                                        ----------------
      October 1, 2005................................................          $  1,070.00
      October 1, 2006................................................             1,046.67
      October 1, 2007................................................             1,023.33
      October 1, 2008 and thereafter.................................             1,000.00

     In addition, on or before October 1, 2003, we may redeem up to 35% of the principal amount at maturity of senior discount notes issued under the indenture, at a redemption price equal to $1,140 for each $1,000 of accreted value of a senior discount note to the redemption date, with the net proceeds of one or more equity offerings. However, at least 65% of the aggregate principal amount at maturity of senior discount notes issued under the indenture must remain outstanding immediately after giving effect to the redemption.

     Our senior secured credit facility prohibits the purchase of outstanding notes before repayment of the borrowings under the credit facility.

     We paid fees to our initial purchasers of the senior discount notes and warrants of approximately $6.1 million which will be amortized as interest expense over the term of the financing using the effective interest method.

     The senior discount notes are guaranteed by our existing subsidiaries, Horizon Personal Communications, Inc. and Bright Personal Communications Services, LLC, and will be guaranteed by all of our future domestic restricted subsidiaries. The guarantees are general unsecured obligations. Each guarantor unconditionally guarantees, jointly and severally, on a senior subordinated basis, the full and punctual payment of principal of, and premium and liquidated damages, if any, and interest on the senior discount notes when due. All of our current subsidiaries are guarantors. If we create or acquire unrestricted subsidiaries and foreign restricted subsidiaries, these subsidiaries need not be guarantors. The ability of holders of our senior discount notes to receive payment on the guarantees is subordinated in right of payment to all senior debt, including all obligations under our senior secured credit facility.

     Holders of the senior discount notes have the right to require us to repurchase all or part of the senior discount notes at a premium upon the occurrence of events constituting a change in control of Horizon. Any of these repurchases would be for cash at an aggregate price of 101% of the accreted value of the senior discount notes to be repurchased, if the repurchase were prior to October 1, 2005 or, if the repurchase were on or after October 1, 2005, at an aggregate price of 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon. Under the indenture governing the senior discount notes, a change of control includes:

     o sale or other disposition of substantially all of our and our subsidiaries' assets;

     o    our adoption of a plan of liquidation or dissolution;

     o    consummation of a transaction in which any person or group, other than
          certain  current   stockholders  or  their   affiliates,   become  the
          beneficial owner of more than 50% of our voting stock;

     o continuing directors ceasing to comprise a majority of our board of directors; and

     o a merger or consolidation of Horizon in which our voting stock is converted into or exchanged for cash, securities or other property, unless our voting stock is converted into or exchanged for a majority of the outstanding shares of one of the other parties to the merger or consolidation.

     The indenture governing the senior discount notes contains covenants that principally limit our ability and the ability of our subsidiary and future subsidiaries to:

     o pay dividends, redeem capital stock or make other restricted payments or investments;

     o    incur additional indebtedness or issue preferred stock;

     o    create liens on assets;

     o    merge, consolidate or dispose of assets;

     o    dispose of less than all of the equity in a wholly owned subsidiary;

     o engage in any business other than PCS telecommunications and related or ancillary businesses;

     o    enter into transactions with affiliates; and

     o    enter into sale and leaseback transactions.

     These covenants are substantially identical to the covenants in the indenture governing the notes offered hereby.

     Events of default under the senior discount notes include the following:

     o default in the payment when due of interest on the senior discount notes;

     o default in payment when due of the principal of or premium, if any, on the senior discount notes;

     o our failure, or the failure of any of our subsidiaries, to comply with provisions of the senior discount notes indenture relating to change of control and with limitations on asset sales;

     o our failure, or the failure of any of our subsidiaries, to comply with any other provisions of the indenture or the pledge agreement relating to the senior discount notes;

     o our default, or default by any of our subsidiaries, with respect to other debt of $5.0 million or more, which default either is caused by failure to pay the principal or premium thereof or results in acceleration of the other debt;

     o our failure, or failure of any of our subsidiaries, to pay within 60 days a final judgment exceeding $5.0 million;

     o a judicial determination rendering any of the guarantees unenforceable or a guarantor's denial or disaffirmance of its obligations under the guarantee;

     o    bankruptcy or  insolvency  of Horizon PCS or any of our  subsidiaries;
          and

     o the occurrence of any event that causes, subject to any applicable grace period, an event of termination under the Sprint PCS Agreements.

     In the case of an event of default arising from events of bankruptcy or insolvency, all outstanding senior discount notes would become due and payable immediately. If any other event of default occurs and is continuing, the trustee for the senior subordinated discount note holders or the holders of at least 25% in accreted value or principal amount, as the case may be, of the then outstanding senior discount notes may declare the notes to be due and payable immediately.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following are our directors and executive officers:

NAME                                         AGE                        POSITION
----                                        ----                        --------
William A. McKell.......................     41      Chairman of the Board, President and
                                                       Chief Executive Officer
Peter M. Holland........................     36      Director, Chief Financial Officer
Alan G. Morse...........................     43      Chief Operating Officer
Joseph E. Corbin........................     47      Vice President, Engineering and Operations
Joseph J. Watson........................     36      Vice President, Sales and Marketing
Monesa S. Skocik........................     40      Vice President, External Affairs
Robert A. Katz..........................     33      Director
Thomas McKell...........................     66      Director
Phoebe H. McKell........................     55      Director
Lonnie D. Pedersen......................     44      Director
Eric L. Zinterhofer.....................     31      Director

     William A. McKell has served as Chairman of the Board, President and Chief Executive Officer of Horizon PCS since its inception in April 2000 and has served as President, Chief Executive Officer and Chairman of the Board of Horizon Personal Communications since May 1996 and as President of Bright PCS since its formation in September 1999. Mr. McKell has 14 years of telecommunications experience. Mr. McKell served as Vice President of Network Services from January 1996 to April 1996 and Director of Network Services from August 1994 to December 1995 for The Chillicothe Telephone Company. Mr. McKell is a graduate of Ohio Northern University and is the son of Thomas McKell.

     Peter M. Holland has served as the Chief Financial Officer of Horizon PCS since its inception in April 2000 and has served as the Chief Financial Officer of Horizon Personal Communications since November 1999. Mr. Holland has served as Vice President of Finance and Treasurer of Horizon Telcom since November 1999. Mr. Holland has been a member of the management committee of Bright PCS since its formation in September 1999. Mr. Holland has nearly 14 years of telecommunications experience. From May 1996 to December 1999, Mr. Holland was a principal and owner of The Pinnacle Group located in Langley, Washington. Pinnacle provides strategic business planning and regulatory consulting services to independent wireless and wireline companies, including Horizon PCS. Prior to joining Pinnacle in May 1996, Mr. Holland was a manager in Nextel Communications' Business Development and Corporate Strategy groups. Mr. Holland started his career in telecommunications with Ernst & Young's telecommunications consulting group and is a Certified Public Accountant. Mr. Holland received his Bachelor of Business Administration with an accounting concentration from Pacific Lutheran University.

     Alan G. Morse was appointed Chief Operating Officer of Horizon PCS on March 1, 2002. Previously, Mr. Morse was chief operating officer of TelePacific Communications, Inc., an integrated telecommunications provider operating in California and Nevada. Prior to that, he was area vice president for Sprint PCS, where he managed the buildout, launch and operation of Sprint PCS businesses in Cleveland, Cincinnati, Columbus and Indianapolis. He has held management positions with Nextel Communications, Inc., Lightbridge, Inc., and New Par, Inc. (Cellular One of Ohio and Michigan). Mr. Morse earned a Bachelor of Arts in social and behavioral sciences and a minor in marketing from The Ohio State University.

     Joseph E. Corbin has served as Vice President, Engineering and Operations since June 2001. He previously served as Vice President of Technology of Horizon PCS from its inception in April 2000 and of Horizon Personal Communications since May 1996. He is responsible for the engineering, build-out and operations of our PCS network. Mr. Corbin also was Manager of Information Technology for The Chillicothe Telephone Company and then Horizon Services from January 1993 to April 2000 and has been in the telecommunications industry for 23 years including various management and technical positions at The Chillicothe Telephone Company.

     Joseph J. Watson has served as Vice President, Sales and Marketing, since August 2000. He served as Vice President of Business Development of Horizon PCS since its inception in April 2000 and of Horizon Personal Communications since August 1999. Mr. Watson is responsible for all of our sales and marketing efforts and regulatory matters. From May 1996 to August 1999, Mr. Watson held various senior management positions with Horizon Personal Communications, including the positions of Vice President of Administration, Director of Finance and General Manager -- Horizon Long Distance. Mr. Watson has been in the telecommunications industry for eight years including various management positions at The Chillicothe Telephone Company and sales positions at Cincinnati Bell Long Distance. Mr. Watson is a graduate of Ohio University's School of Telecommunications.

     Monesa S. Skocik has served as a Vice President of Horizon PCS since its inception in April 2000 and of Horizon Personal Communications since August 1999. Ms. Skocik has over four years of telecommunications experience. Ms. Skocik is responsible for our coordination, management and implementation of Sprint PCS new product launches, compliance monitoring and other corporate customer service functions. Since March 1997, Ms. Skocik held various positions with Horizon Personal Communications, including Vice President of Customer Operations, Director-Customer Service and Manager-Customer Care. From August
1995 to February 1997, Ms. Skocik was the Administrator for Riverside Professional Corporation, Inc., a physician medical facility, where she was responsible for all operational aspects of the practice. Ms. Skocik is a graduate of The Ohio State University and received a master's degree in Communications from Ohio University.

     Robert A. Katz was appointed a director of Horizon PCS in September 2000. Mr. Katz is a senior principal of Apollo Advisors, with which he has been associated since 1990, and which, together with affiliated investment managers, manages the Apollo investment funds, including Apollo Investment Fund IV, L.P. Mr. Katz is also a director of Aris Industries, Inc., Clark Retail Group, Inc., Quality Distribution, Inc., Vail Resorts, Inc. and Vinciv Corporation. Mr. Katz was appointed to the board pursuant to the terms of the Investors Rights and Voting Agreement entered into in connection with the sale of convertible preferred stock in September 2000. See "Certain Relationships and Related Transactions." Mr. Katz received a Bachelor of Science in Economics from the University of Pennsylvania.

     Thomas McKell has served as the President and a Director of Horizon Telcom since its inception in 1996 and of The Chillicothe Telephone Company since 1988. Mr. McKell has 46 years of telecommunications experience and received a Bachelor of Science in Electrical Engineering. Mr. McKell is the father of William A. McKell.

     Phoebe H. McKell has served as the President of Horizon Services since its inception in 1996. Ms. McKell has 23 years of telecommunications experience. From 1989 to 1996, she was Director of Administration for The Chillicothe Telephone Company. Ms. McKell is the niece of Thomas McKell.

     Lonnie D. Pedersen has served as President of Telephone Service Company since 1993. Mr. Pedersen has 23 years of telecommunications experience. He began his career in the Air Force and has since held management positions in the independent telephone industry in Iowa and Ohio. Mr. Pedersen has served as President of the Rural Iowa Independent Telephone Association and is currently on the board of the Ohio Telecommunications Industry Association. He is also director and president of Com Net, a consortium of companies that provide Internet service (bright.net), long distance resale and other telecommunications services. Mr. Pedersen has served as a director of Minster Bank, a community bank based in Minster, Ohio since 1995. Mr. Pedersen was appointed to the board pursuant to the terms of our agreement to purchase the remaining 74% of Bright PCS. Prior to the Bright PCS acquisition, Mr. Pedersen was Vice President of Bright PCS and served as a member of the Bright PCS management committee. Mr. Pedersen received his Bachelor of Arts in business administration from Buena Vista University and has an associate degree in Technology from Fort Steilacoom Community College.

     Eric L. Zinterhofer was appointed a director of Horizon PCS in November 2001. Mr. Zinterhofer is a principal of Apollo Advisors, with which he has been associated since 1998, and which, together with affiliated investment managers, manages the Apollo investment funds, including Apollo Investment Fund IV, L.P. Prior to joining Apollo, he was a member of the corporate finance department at Morgan Stanley and Co. and the investment management group at J.P. Morgan. Mr. Zinterhofer also serves on the board of directors of Clark Retail Enterprises, Inc. Mr. Zinterhofer was appointed to the board pursuant to the terms of the Investors Rights and Voting Agreement entered into in connection with the sale of convertible preferred stock in September 2000. See "Certain Relationships and Related Transactions." Mr. Zinterhofer holds Bachelor of Arts degrees in Economics and European History from the University of Pennsylvania. He received his Masters in Business Administration from Harvard University.

BOARD OF DIRECTORS

     There are presently seven members of the board of directors. Pursuant to Horizon PCS' Certificate of Incorporation, the board of directors is divided into three classes of directors -- Class I, Class II and Class III. Phoebe H. McKell and Eric Zinterhofer serve as Class I. Peter M. Holland and Thomas McKell serve as Class II directors. Robert A. Katz, William A. McKell and Lonnie Pedersen serve as Class III directors. Directors in each class will serve for a term of three years, or until their successors have been elected and qualified. Directors may be compensated at the discretion of the board of directors. Executive officers are ordinarily elected annually and serve at the discretion of the board of directors.

BOARD COMMITTEES

     We have an audit committee which is responsible for recommending to the board of directors the engagement of our independent auditors and reviewing with the independent auditors the scope and results of the audits, our internal accounting controls, audit practices and the professional services furnished by the independent auditors. The board appointed Messrs. Pedersen, Holland and Zinterhofer to the audit committee. Horizon PCS will maintain at least two independent directors on the audit committee.

LIMITATION ON LIABILITY AND INDEMNIFICATION

     Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Our certificate of incorporation provides that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and agents and other agents to the fullest extent permitted by law. Our certificate of incorporation also permits us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of actions in his or her official capacity.

     We have entered into agreements to indemnify our directors and officers in addition to indemnification provided for in our certificate of incorporation. These agreements indemnify our directors and officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any of these persons in any action or proceeding, including any action by us or in our right, arising out of that person's services as a director or officer of ours, any subsidiary of ours, or any other company or enterprise to which the person provides services at our request. In addition, we have directors' and officers' insurance providing indemnification for certain of our directors, officers and employees for these types of liabilities. We believe that these provisions, agreements and insurance are necessary to attract and retain qualified directors and officers.

     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of ours where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for indemnification.

EXECUTIVE COMPENSATION

     The following table presents summary information with respect to the compensation paid to our Chief Executive Officer and each of our other executive officers whose salary and bonus exceeded $100,000 during the year ended December 31, 2001.

                                                                      LONG-TERM COMPENSATION
                                        ANNUAL COMPENSATION           SECURITIES UNDERLYING         ALL OTHER
 NAME AND PRINCIPAL POSITION        YEAR      SALARY ($)   BONUS ($)        OPTIONS (#)          COMPENSATION ($)
-----------------------------   -----------  ----------- ------------ ----------------------   ------------------
William A. McKell...........        2001     $  195,833  $  65,935                     --          $   116,885 (1)
  Chairman of the Board,            2000        154,167     21,458                     --               12,497 (2)
    President and Chief             1999        107,125      9,641              1,614,186                8,934 (3)
    Executive Officer
Peter M. Holland............        2001     $  170,833  $  57,479                     --          $   129,032 (5)
  Chief Financial Officer (4)       2000        150,000     20,625                     --               11,971 (6)
                                    1999             --         --              1,614,186                   --
Joseph E. Corbin............        2001     $  121,667  $  44,428                     --          $   126,797 (7)
  Vice President,                   2000        105,000     14,438                     --               20,254 (8)
    Engineering/Operations          1999         85,200      9,200                188,322               13,528 (9)
Joseph J. Watson............        2001     $  121,667  $  40,733                     --          $   123,884 (10)
  Vice President,                   2000        105,000     14,438                     --               14,862 (11)
    Sales and Marketing             1999         76,240      7,668                188,322               12,825 (12)
Monesa S. Skocik............        2001     $  121,667  $  40,733                     --          $   126,501 (13)
  Vice President,                   2000        105,000     14,438                     --               12,692 (14)
    External Affairs                1999         65,750      6,850                188,322                3,024 (15)

-----------------
(1) Includes an award of Horizon Telcom shares valued at $100,900 at the date of the award, a yearly car allowance of $10,985 and a 401(k) contribution of $5,000.
(2) Includes a yearly car allowance of $7,784 and a 401(k) contribution of $4,713.
(3) Includes a yearly car allowance of $7,428 and a 401(k) contribution of $1,506.
(4) Mr. Holland became Chief Financial Officer on November 17, 1999, but did not receive any compensation in 1999. Prior to November 1999, consulting fees were paid by Horizon PCS to the Pinnacle Group, a company that was 50% owned by Mr. Holland. Pinnacle received consulting fees of $267,000 in 1999.
(5) Includes an award of Horizon Telcom shares valued at $116,000 at the date of the award, a yearly car allowance of $7,892 and a 401(k) contribution of $5,140.
(6) Includes yearly car allowance of $7,578 and a 401(k) contribution of $4,393.
(7) Includes an award of Horizon Telcom shares valued at $116,000 at the date of the award, a yearly car allowance of $7,839 and a 401(k) contribution of $2,958.
(8) Includes yearly car allowance of $9,981 and a 401(k) contribution of $10,273.
(9) Includes yearly car allowance of $4,328 and a 401(k) contribution of $9,200.
(10) Includes an award of Horizon Telcom shares valued at $116,000 at the date of the award, a yearly car allowance of $7,619 and a 401(k) contribution of $265.
(11) Includes yearly car allowance of $8,435 and a 401(k) contribution of $6,427.
(12) Includes yearly car allowance of $7,851 and a 401(k) contribution of $4,974.
(13) Includes an award of Horizon Telcom shares valued at $116,000 at the date of the award, a yearly car allowance of $6,807 and a 401(k) contribution of $3,694.
(14) Includes yearly car allowance of $6,330 and a 401(k) contribution of $6,362.
(15) Includes a 401(k) contribution of $3,024.

2000 STOCK OPTION PLAN

     The 2000 Stock Option Plan has been adopted by our board of directors and stockholders. The option plan permits the granting of both incentive stock options and nonqualified stock options to employees. The aggregate number of shares of common stock that may be issued pursuant to options granted under the option plan is 7,500,000 shares of class A common stock and 4,196,884 shares of class B common stock, subject to adjustments in the event of certain changes in the outstanding shares of common stock. On December 1, 1999, our subsidiary,

Horizon Personal Communications, granted options to purchase 3,588,000 shares of its class B common stock with an exercise price of $0.1414 per share to 13 individuals under its 1999 Stock Option Plan. After we were incorporated, we issued options to replace those initial options, on the same economic terms adjusted for the fact that Horizon Personal Communications was our subsidiary. After taking into account the adjustment, we issued 4,196,884 substituted options on class B common stock at an exercise price of $0.1209. In November 2000, we granted options to purchase 116,971 shares of class A common stock at an exercise price of $5.88 per share.

     The option plan will be administered by our board of directors or by a compensation committee appointed by our board of directors, which will be authorized, subject to the provisions of the option plan, to grant options and establish rules and regulations as it deems necessary for the proper administration of the option plan and to make whatever determinations and interpretations it deems necessary or advisable.

     An incentive option may not have an exercise price less than the fair market value of the common stock on the date of grant or an exercise period that exceeds 10 years from the date of grant. In the case of option holders that own more than 10% of Horizon PCS' stock, the exercise price for an inactive option cannot be less than 110% of the fair market value of the common stock on the date of grant and the exercise period cannot exceed five years from the date of grant. Incentive options are also subject to other limitations which allow the option holder to qualify for favorable tax treatment. Nonqualified options may have an exercise price of less than, equal to or greater than the fair market value of the underlying common stock on the date of grant but are limited to an exercise period of no longer than ten years. However, we will not grant non-qualified options with an exercise price less than 85% of fair market value of the common stock on the date of the grant.

     The board of directors or the compensation committee will determine the persons to whom options will be granted and the terms, provisions, limitations and performance requirements of each option granted, and the exercise price of an option.

     An option will not be transferable except by will or by the laws of descent or distribution or unless determined otherwise by our board of directors or the compensation committee.

     Unless previously exercised, a vested option granted under the option plan will terminate automatically:

     o twelve months after the employee's termination of employment by reason of disability or death; and

     o three months after an employee's termination of employment for reasons other than disability or death.

     The plan contains provisions that give the compensation committee or our board of directors or the acquiring entity's board of directors discretion to take specified actions if Horizon PCS is acquired, unless the individual option grants provide otherwise. Those actions can include the authorization to purchase option grants from plan participants, or make adjustments or modifications to outstanding options granted to protect and maintain the rights and interests of the plan participants or accelerate the vesting of outstanding options. To date, all individual option grants have provided that the options will accelerate and become fully exercisable upon an acquisition of Horizon PCS.

     Our board of directors has adopted a policy to the effect that, for at least one year from March 27, 2001, 3,000,000 of the shares authorized to be issued under the plan are subject to the condition that they must either be issued to non-promoter employees (as defined in the North American Securities Administration Association's statement of policy on options and warrants) or at an exercise price no less than $5.88 per share. The board also has undertaken not to grant options (other than under the 2000 Stock Option Plan) with a term of longer than 5 years until the class A common stock is listed on either the New York Stock Exchange, the American Stock Exchange, or the NASDAQ National Market.

     None of our named executive officers were granted stock options during fiscal year 2001. Additionally, none of our named executive officers exercised stock options in the fiscal year ended December 31, 2001. The following table sets forth information concerning the number and value of unexercised options held by each of our named executive officers on December 31, 2001. There was no public market for our common stock as of December 31, 2001. Accordingly, the fair market value on December 31, 2001, is based on an average assumed value of $5.39 per share. This valuation at December 31, 2001, does not represent the actual value of our stock at December 31, 2001.

                 AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2001
                     AND 2001 FISCAL YEAR-END OPTION VALUES

                                                NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                                               UNDERLYING UNEXERCISED                  IN-THE-MONEY
                                               OPTIONS AT YEAR END (#)            OPTIONS AT YEAR END ($)
  NAME                                       EXERCISABLE      UNEXERCISABLE     EXERCISABLE      UNEXERCISABLE
  ----                                    ---------------   ---------------- ----------------   ---------------
  William A. McKell.....................          706,206           907,980  $     3,721,708   $     4,785,053
  Peter M. Holland......................          706,206           907,980        3,721,708         4,785,053
  Joseph E. Corbin......................          117,701            70,621          620,285           372,171
  Joseph J. Watson......................          117,701            70,621          620,285           372,171
  Monesa S. Skocik......................          117,701            70,621          620,285           372,171

COMPENSATION OF DIRECTORS

     Currently, we do not compensate our directors. We do reimburse directors for their expenses incurred in connection with attending board meetings.

EMPLOYMENT AGREEMENTS

     We entered into employment agreements with Mr. McKell and Mr. Holland, Horizon PCS' Chief Executive Officer and Chief Financial Officer, respectively. The employment agreements provide for an annual base salary of $200,000 to Mr. McKell and $175,000 to Mr. Holland beginning in 2002. In addition to their base salary, Mr. McKell and Mr. Holland are eligible to receive an annual bonus up to 40% of their base salary. In addition, Mr. McKell and Mr. Holland are eligible to participate in all of our employee benefit plans.

     The employment agreements provide that Mr. McKell's or Mr. Holland's employment may be terminated with or without cause, as defined in the agreement. If either Mr. McKell or Mr. Holland is terminated without cause, he is entitled to receive 24 months of base salary, the vesting of all of his stock options on the date of termination and 24 months of health and dental benefits. Under the employment agreements, both Mr. McKell and Mr. Holland have agreed to a restriction on their present and future employment. They have agreed not to compete in the business of wireless telecommunications either directly or indirectly within our markets while employed by us and for a period of twelve months after termination of employment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     For the year ended December 31, 2001, the entire board of directors of Horizon Personal Communications, Inc. determined executive compensation. None of our executive officers served as a director or member of the compensation committee or other board committee performing equivalent functions of another corporation.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding the beneficial ownership of our voting securities, as of March 31, 2002 by:

     o each person who, to our knowledge, is the beneficial owner of 5% or more of a class of our outstanding common stock;

     o    each of our directors;

     o    each of the executive officers; and

     o    all executive officers and directors as a group.

     Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act. A person is deemed to be the beneficial owner of any shares of common stock if that person has or shares voting power or investment power with respect to the common stock, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. "Voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares.

                                                     CLASS A                    CLASS B
                                                  COMMON STOCK               COMMON STOCK
                                           ------------------------- --------------------------  PERCENTAGE OF TOTAL VOTING
NAME AND ADDRESS (1)                          NUMBER       PERCENT       NUMBER       PERCENT      POWER (ALL CLASSES) (2)
--------------------                       ------------ ------------ ------------- ------------  -------------------------

Horizon Telcom.......................               --          --   53,806,200         92.0%              87.8%
Apollo Management VI, L.P. (3).......       22,863,502       80.8%           --            --               3.7%
Ares Management II L.P. (4)..........        2,604,468        9.2%           --            --                  *
First Union (5)......................        2,838,230       10.0%           --            --                  *
William A. McKell (6)................               --          --      706,206          1.2%               1.1%
Peter M. Holland (6).................               --          --      706,206          1.2%               1.1%
Joseph E. Corbin (6).................               --          --      117,701             *                  *
Joseph J. Watson (6).................               --          --      117,701             *                  *
Monesa S. Skocik (6).................               --          --      117,701             *                  *
Thomas McKell (7)....................               --          --   53,806,200         92.0%              87.8%
Phoebe H. McKell (6).................               --          --       33,629             *                  *
Lonnie D. Pedersen (8)...............               --          --    1,519,907          2.6%               2.5%
Robert A. Katz (9)...................               --          --           --            --                 --
Eric L. Zinterhofer (9)..............               --          --           --            --                 --
All Executive Officers and
  Directors as a Group (10
  persons) (9)(10)...................               --          --   57,125,251         94.8%              90.5%

---------------
  * Less than one percent.

     (1) The address for Horizon Telcom and each executive officer and director is 68 E. Main Street, Chillicothe, Ohio 45601-0480.

     (2) Holders of class A common stock are entitled to one vote per share and holders of class B common stock are entitled to ten votes per share. Holders of both classes of common stock will vote together as a single class on all matters presented for a vote, except as otherwise required by law. Each share of class B common stock is convertible into one share of class A common stock.

     (3) Represents 22,863,502 shares of common stock issuable upon the conversion of the convertible preferred stock. Assuming conversion of all the convertible preferred stock held by the Apollo stockholders, the shares of common stock would consist of 21,660,884 shares of common stock beneficially owned by Apollo Investment Fund IV, L.P., and 1,202,618 shares of common stock beneficially owned by Apollo Overseas Partners IV, L.P. Apollo Management IV, L.P. manages these two Apollo funds. The holders of the convertible preferred stock are entitled to one vote per share of convertible preferred stock. Messrs. Katz and Zinterhofer, directors of Horizon PCS and associated with Apollo Advisers IV, L.P., disclaim beneficial ownership of the shares held by the Apollo stockholders. The managing general partner of the Apollo funds is Apollo Advisors, a Delaware limited partnership, the general partner of which is Apollo Capital Management, Inc., a Delaware corporation. The address for the Apollo stockholders is 1301 Avenue of the Americas, 38th Floor, New York, NY 10019.

     (4) Includes 2,579,468 shares of common stock issuable upon the conversion of the convertible preferred stock. Assuming conversion of all the convertible preferred stock held by the Ares stockholders, the shares of common stock would consist of 1,289,734 shares of common stock beneficially owned by Ares Leveraged Investment Fund, L.P., and 1,289,734 shares of common stock beneficially owned by Ares Leveraged Investment Fund II, L.P. The holders of the convertible preferred stock are entitled to one vote per share of convertible preferred stock. The managing general partner of the Ares funds is Ares Management II, L.P., a Delaware corporation, which together with its affiliate investment manager, serves as investment manager of the Ares funds. Also includes warrants to purchase 12,500 shares held by each of these two funds which are not exercisable within 60 days of the date of this prospectus. The address for the Ares stockholders is 1999 Avenue of the Stars, Suite 1900, Los Angeles, California 90067.

     (5) Includes 2,829,200 shares issuable upon the assumed conversion of the convertible preferred stock and 9,030 shares issuable upon the assumed exercise of warrants issued with the September 2000 discount notes. Each share of convertible preferred stock is convertible into one share of class A common stock and each warrant may be exercised at $5.88 per share of class A common stock. Each holder of convertible preferred stock is entitled to one vote per share. See "Description of Capital Stock -- Convertible Preferred Stock." First Union is an affiliate of one of the initial purchasers of the outstanding notes. See "Plan of Distribution." The address for First Union is 301 South College Street, Charlotte, North Carolina 28288.

     (6) Reflects shares of class B common stock issuable upon exercise of stock options that are presently exercisable or exercisable within 60 days of the date of this prospectus.

     (7) Includes 53,806,200 shares held by Horizon Telcom. Thomas McKell is the President of Horizon Telcom, and shares voting and investment power with regard to these shares. Mr. McKell disclaims beneficial ownership of these shares.

     (8) Includes 1,455,678 shares of class B common stock held by Telephone Service Company. Mr. Pedersen is the President of Telephone Service Company and shares voting and investment power with regard to these shares. Mr. Pedersen disclaims beneficial ownership of these shares.

     (9) Does not include shares held by Apollo. Each of Messrs. Katz and Zinterhofer, directors of Horizon PCS and principals of Apollo Advisors, L.P., disclaims beneficial ownership of the securities held by Apollo.

     (10) Includes  1,799,145  shares  of class B  common  stock  issuable  upon
          exercise  of  stock   options  that  are  presently   exercisable   or
          exercisable within 60 days of the date of this prospectus.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SERVICE AGREEMENTS WITH HORIZON TELCOM SUBSIDIARIES

     Horizon Personal Communications and Bright PCS, our subsidiaries, have entered into service agreements with Horizon Services, Inc. and a separate services agreement with Horizon Technology (formerly United Communications, Inc.). Horizon Services and Horizon Technology are both wholly-owned subsidiaries of Horizon Telcom.

     Under our agreement with Horizon Services, Horizon Services provides services to Horizon Personal Communications and Bright PCS including insurance functions, billing services, accounting services, computer access and other customer relations, human resources, and other administrative services that Horizon Personal Communications and Bright PCS would otherwise be required to undertake on their own. These agreements have a term of three years, with the right to renew the agreement for additional one-year terms each year thereafter. We have the right to terminate each agreement during its term by providing 90 days written notice to Horizon Services. Horizon Services may terminate the agreement prior to its expiration date only in the event that we breach our obligations under the services agreement and we do not cure the breach within 90 days after we receive written notice of breach from Horizon Services. Horizon Services is entitled to the following compensation from Horizon Personal Communications for services provided:

     o    direct labor charges at cost; and

     o expenses and costs which are directly attributable to the activities covered by the agreement on a direct allocation basis.

     The agreement provides that Horizon Services' obligations do not relieve Horizon Personal Communications of any of their rights and obligations to their customers and to regulatory authorities having jurisdiction over them. Additionally, Horizon Services, upon request, is required to provide Horizon Personal Communications with access to Horizon Services' records with respect to the provision of services, and Horizon Services is also required to provide regular reports to Horizon Personal Communications, as it may request. Horizon Services received compensation from Horizon Personal Communications of approximately $6.2 million, $4.4 million and $815,000 in the years ending December 31, 2001, 2000 and 1999, respectively. As of December 31, 2001, Horizon Personal Communications, Inc. had a receivable from Horizon Services of approximately $101,000. As of December 31, 2001, Horizon Personal Communications, Inc. had a receivable from Horizon Telcom of approximately $484,000.

     Horizon Personal Communications, our subsidiary, entered into a services agreement with Horizon Technology, Inc., a wholly-owned subsidiary of Horizon Telcom. Under the services agreement, Horizon Personal Communications provided services to Horizon Technology including customer activation and deactivation, customer care support and other administrative services that Horizon Technology would otherwise have been required to undertake on its own. Under the agreement, Horizon Technology paid Horizon Personal Communications $4,000 each month of the term of the services agreement. This agreement was terminated in August 2001. Horizon Technology paid a total of $32,000 to Horizon PCS during 2001.

SALE OF ASSETS TO AFFILIATE

     On April 1, 2000, we transferred the assets and contractual rights that made up our Internet, long distance and other businesses unrelated to our PCS wireless operations to Horizon Technology, a subsidiary of Horizon Telcom, for a purchase price of approximately $708,000. Horizon Technology paid the purchase price by delivering a promissory note with an interest rate equal to the applicable Federal rate, which was 6.0%. The note was repaid in 2001.

OFFICE LEASE

     Horizon PCS leases its principal office space, the space for one of our retail locations and the space for certain equipment from The Chillicothe Telephone Company, a wholly-owned subsidiary of Horizon Telcom. Under the lease, Horizon PCS paid The Chillicothe Telephone Company $120,000, $97,500 and $22,300 in 2001, 2000 and 1999, respectively. We believe the lease was made on terms no less favorable to Horizon PCS than would have been obtained from a non-affiliated third party. The lease term expires in May 2005. Horizon PCS has the option to renew the lease for an additional two year period. We expect that the lease will be renewed.

STOCK DIVIDEND

     Prior to September 2000, we owned 46,988 shares of common stock of Horizon Telcom, representing approximately 12% of the total outstanding Horizon Telcom stock. In September 2000, we distributed 39,890 of these shares to the Horizon PCS stockholders as a dividend, retaining approximately 2% of the total outstanding Horizon Telcom stock. We made this distribution so that our existing stockholders could receive the full value of the distributed shares prior to the issuance of the convertible preferred stock. This distribution resulted in the recognition of a gain of $1.0 million. In April 2001, we distributed the remaining 2% of the Horizon Telcom stock that we owned to a group of officers and key employees in the form of a bonus. The officer group will include each of the named executive officers. See "Management -- Executive Compensation."

TAX-SHARING AGREEMENT

     In 1997, Horizon PCS entered into a tax-sharing agreement with Horizon Telcom. This agreement provides that Horizon Telcom and its subsidiaries will file a consolidated tax return as long as they are eligible to do so, and that Horizon PCS will be paid for the amount of its taxable net operating losses used by Horizon Telcom to offset taxable income. During 1999, Horizon PCS had taxable net operating losses of $16.5 million and received an aggregate of $5.2 million from Horizon Telcom under the agreement. During 2000, Horizon PCS had taxable net income of $18.6 million and paid an aggregate of $2.2 million to Horizon Telcom under the agreement. Due to the sale of the convertible preferred stock in September 2000, Horizon PCS is no longer included in the consolidated tax return of Horizon Telcom. This change in our tax status is referred to as a tax deconsolidation. The tax-sharing agreement provides that Horizon Telcom will indemnify Horizon PCS to the extent of any aggregate tax liability in excess of $11.5 million related to the tax deconsolidation and the dividend of the Horizon Telcom stock. As of December 31, 2001, Horizon PCS had a receivable from Horizon Telcom of approximately $484,000. As of December 31, 2000, Horizon PCS had a payable to Horizon Telcom of approximately $338,000.

POLICY REGARDING RELATED PARTY TRANSACTIONS

     We have established a policy that all future related party transactions (including transactions with Horizon Telcom and its affiliates) will be reviewed by our board of directors. Our policy is that all related party transactions will be on terms no less favorable to Horizon PCS than a similar transaction with unrelated parties, and must be approved by a majority of the directors, including a majority of the disinterested directors.

     Horizon believes that the terms of the related party transactions disclosed above were as favorable as those generally available from unaffiliated third parties. Each transaction was approved by the entire board of directors of Horizon PCS. However, at those times our board did not include at least two "disinterested directors," as defined by the North American Securities Administrators Association, and therefore lacked the required directors to ratify the transactions under their policy on such related party transactions. The board of directors has adopted a policy that all future material affiliated transactions and loans will be made or entered into on terms that are not less favorable to Horizon than those that can be obtained from unaffiliated third parties. In addition, all future material affiliated transactions and any forgiveness of loans must be approved by Horizon's independent directors who have no interest in the transactions and who have access, at Horizon's expense, to Horizon's counsel.

ISSUANCE OF CONVERTIBLE PREFERRED STOCK

     In September 2000, an investor group led by Apollo Management purchased approximately $126.5 million of our convertible preferred stock in a private placement. Prior to the investment this group had no relationship with Horizon PCS. This investment consisted of 9.2 million shares of Series A Convertible Preferred Stock, with an issue price of $5.88 per share, and 14.3 million shares of Series A-1 Convertible Preferred Stock, with an issue price of $5.07 per share. The convertible preferred stock is convertible into shares of our class A common stock (on a share-for-share basis subject to anti-dilution adjustments) at any time by the holders thereof. The convertible preferred stock also is convertible automatically upon the occurrence of a public offering of our common stock with aggregate gross proceeds of at least $65.0 million in which we receive a per share price that exceeds 1.75 multiplied by the conversion price of the convertible preferred stock or the consummation of a business combination transaction that results in a change in control of Horizon PCS.

     Assuming full conversion of the convertible preferred stock outstanding at December 31, 2001, the investor group or its successors will beneficially own approximately 29.3% of our outstanding class A and class B common stock on a combined basis, based on the number of class A and class B common stock outstanding at December 31, 2001. This percentage represents approximately 4.2% of the combined voting power of our class A and class B common stock. These percentages do not give effect to the warrants to be issued to Sprint PCS, the warrants issued as part of the discount note offering and the options which have been granted under the 2000 stock option plan.

     Securities Purchase Agreement. The Securities Purchase Agreement between the investor group and us limits actions relating to our business, our capital stock and other aspects of our operations without the prior approval of the investor group. Among the types of actions that we cannot take are the following:

     o    the declaration or payment of dividends or distributions;

     o entering into business combination transactions, including mergers or consolidations;

     o amending the terms of our class B common stock or issue any new shares of our class B common stock, other than pursuant to the exercise of outstanding options;

     o engaging in any business other than the business we currently engage in;

     o entering into transactions with affiliates or making disallowed payments to related parties under existing services agreements;

     o acquiring or disposing of assets or a business with an aggregate value in excess of $5.0 million;

     o    adopting a new employee option or incentive plan;

     o issuing or selling shares of our capital stock or the capital stock of our subsidiaries, other than in a public offering of our class A common stock, pursuant to an employee benefit plan or in connection with mergers and acquisitions;

     o    increasing the size of our board of directors;

     o    incurring any indebtedness for borrowed money;

     o subject to fiduciary duties, retaining or terminating senior executive officers including the chief executive officer and the chief financial officer; and

     o making capital expenditures, unless permitted by the senior secured credit facility.

     If we have not completed either (i) a public offering of our class A common stock in which we receive at least $50.0 million or (ii) a merger or consolidation with a publicly listed company that has a market capitalization of at least $100.0 million, in each case by September 26, 2005, the investor group may request that we repurchase all of their shares of convertible preferred stock at fair market value, as determined by three investment banking institutions. If the investor group requests that we repurchase their convertible preferred stock and we decline, we will be required to auction Horizon PCS. If no bona fide offer is received upon an auction, the repurchase right of the investor group expires. If, however, a bona fide offer is received upon the auction, we must sell Horizon PCS or the dividend rate on the convertible preferred stock will increase from 7.5% to 18.0% and we will be required to re-auction the company annually until the convertible preferred stock is repurchased or the repurchase right expires. The secured credit facility and the senior notes prohibit us from repurchasing any convertible preferred stock.

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

     The approval rights of the investor group under the securities purchase agreement relating to its ownership of our convertible preferred stock will terminate upon the earlier to occur of (a) the closing of an underwritten public offering of our class A common stock in which we receive aggregate gross proceeds of at least $65.0 million and in which we receive a price per share that exceeds 1.75 multiplied by the conversion price of the convertible preferred stock (at which time the convertible preferred stock will convert into class A common stock), and (b) the date upon which no convertible preferred stock remains outstanding.

     Investors' Rights and Voting Agreement. In connection with the purchase and sale of our convertible preferred stock, we entered into an Investors' Rights and Voting Agreement with the investor group and Horizon Telcom. This agreement principally provides for the following:

     o rights in favor of the investor group allowing it to participate in sales of our capital stock by Horizon Telcom;

     o rights in favor of Horizon Telcom requiring the investor group to sell all of their shares of Horizon PCS stock if Horizon Telcom accepts an offer to sell all of its shares of Horizon PCS stock;

     o rights in favor of Horizon Telcom requiring the investor group to sell all of our capital stock owned by them if Horizon Telcom accepts an offer to sell all of our capital stock owned by Horizon Telcom to a non-affiliated purchaser;

     o as long as the investor group beneficially owns at least 5% of our fully diluted common stock, the right of the investor group to designate at least one member of our board of directors;

     o as long as the investor group beneficially owns at least 12.5% of our fully diluted common stock, the right of the investor group to designate up to two members of our board of directors; and

     o as long as the investor group beneficially owns at least 5% of our fully diluted common stock, the requirement that Horizon Telcom vote all of our capital stock owned by it to ensure that the size of our board of directors is set and remains at seven directors unless the designee members of the investor group of our board of directors agree to an increase in the size of our board of directors.

     Under the terms of this agreement, we appointed Robert Katz and Eric Zinterhofer as Apollo's designees to our board of directors. See "Management - Directors and Executive Officers."

     Registration rights agreement. We also entered into a registration rights agreement in connection with the purchase and sale of our convertible preferred stock in which we granted to holders of our convertible preferred stock the following registration rights:

     o demand registration rights that entitle them to require us to register, at our expense, the resale of their shares under the Securities Act; and

     o piggyback registration rights that entitle them to require us to include, at our expense, their shares in a registration of any of our equity securities for sale by us or by any of our other security holders, other than in connection with an initial public offering and other than pursuant to the registration of the warrants comprising part of the units or the warrants to be issued to Sprint PCS.

     Policy regarding preferred stock. All future issuances of preferred stock must be approved by a majority of Horizon PCS' independent directors who do not have an interest in the transaction and who have access, at Horizon PCS' expense, to Horizon PCS' counsel.

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

OTHER FEES PAID TO STOCKHOLDERS

     An affiliate of Donaldson, Lufkin & Jenrette, now known as Credit Suisse First Boston, entered into an engagement letter with us in late July 2000 to act as placement agent for the placement of private equity. The commitment letter provided that the affiliate of Credit Suisse First Boston would be paid a fee upon the closing of our private equity offering. We paid the placement fee of $3.6 million on September 26, 2000. Credit Suisse First Boston and First Union Securities were also initial purchasers under our sale of units of warrants and senior discount notes in September 2000, for which they received approximately $5.2 million for performing these services. In September 2000, an affiliate of First Union Securities acted as sole lead arranger for our senior secured credit facility and received fees totaling $7.0 million for these services. Donaldson, Lufkin & Jenrette Securities Corporation, a predecessor of Credit Suisse First Boston, and First Union Securities also acted as the lead managers of our proposed initial public offering. In 2000, we entered into engagement letters with Credit Suisse First Boston and First Union Securities to act as our co-advisors in possible strategic transactions, for which they expected to receive fees customarily charged by investment bankers of international standing in similar transactions. We have paid a total of $450,000 in fees under this arrangement. Credit Suisse First Boston, First Union Securities and two other firms acted as initial purchasers under our sale of senior notes in December 2001, for which they received approximately $5.3 million for performing these services.

             REGULATION OF THE WIRELESS TELECOMMUNICATIONS INDUSTRY

     The FCC regulates the licensing, construction, operation, acquisition and interconnection arrangements of wireless telecommunications systems in the United States. As an FCC licensee in our Chillicothe, Ohio market, and as an entity facilitating PCS operations on Sprint PCS' spectrum under our Sprint PCS agreements, we must ensure that all of our operations comply with FCC requirements.

     The FCC has adopted, or is in the process of adopting, a series of rules, regulations and policies to, among other things:

     o    grant or deny licenses for PCS frequencies;

     o    grant or deny PCS license renewals;

     o    rule on assignments and/or transfers of control of PCS licenses;

     o govern the interconnection of PCS networks with the networks of other wireless and wireline carriers;

     o possibly facilitate the offering of a "calling party pays" service which would require that a party who calls a subscriber would pay for the call;

     o establish access and universal service funding provisions in an effort to raise funds to help defray the cost of providing telecommunications services to rural and other high-cost areas;

     o possibly permit commercial mobile radio service spectrum to be used for transmission of programming material targeted to a limited audience;

     o    impose fines and forfeitures for violations of any of the FCC's rules;
          and

     o    regulate the technical standards of PCS networks.

     The FCC currently prohibits a single entity from having a combined attributable interest of 20% or greater in broadband PCS, cellular, and specialized mobile radio service licenses totaling more than 55 MHz in any urban areas or rural areas. This "spectrum cap" was raised from 45 MHz to 55 MHz in urban areas as the result of recent FCC action. Interests held by passive institutional investors, small companies and rural telephone companies are not usually deemed attributable for purposes of this prohibition if these interests do not exceed 40%. The FCC recently decided that this restriction will be eliminated on January 1, 2003. We cannot predict whether these actions will lead to more consolidation in the wireless telecommunication industry generally, or in any of our PCS service areas.


TRANSFERS AND ASSIGNMENTS OF PCS LICENSES

     The FCC must give prior approval to the assignment of, or transfers involving, substantial changes in ownership or control of a PCS license. Non-controlling interests in an entity that holds a PCS license or operates PCS networks generally may be bought or sold without prior FCC approval. In addition, a recent FCC order requires only post-consummation notification of certain pro forma assignments or transfers of control.

CONDITIONS OF PCS LICENSES

     All PCS licenses are granted for ten-year terms conditioned upon timely compliance with the FCC's build-out requirements. Pursuant to the FCC's build-out requirements, all 30 MHz broadband PCS licensees must construct facilities that offer coverage to one-third of the population within five years and to two-thirds of the population within ten years, and all ten and 15 MHz broadband PCS licensees must construct facilities that offer coverage to at least one-quarter of the population within five years or make a showing of "substantial service" within that five-year period. Failure to meet these build out requirements can result in license cancellation without a hearing. Other rule violations could result in license revocations and/or monetary fines. The FCC also requires licensees to maintain a certain degree of control over their licenses. The Sprint PCS agreements reflect an arrangement that the parties believe meets the FCC requirements for licensee control of licensed spectrum.


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

However, the FCC decides whether a licensee has maintained the requisite degree of control on a case-by-case basis, upon consideration of the "totality of circumstances." It is therefore difficult to predict in advance with absolute certainty whether a particular arrangement will pass FCC muster. If the FCC were to determine that our agreements with Sprint PCS need to be modified to increase the level of licensee control, the Sprint PCS agreements may be modified to cure any purported deficiency regarding licensee control of the licensed spectrum. However the business arrangement between the parties may have to be restructured.

PCS LICENSE RENEWAL

     PCS licensees can renew their licenses for additional ten-year terms. PCS renewal applications are not subject to auctions. However, under the FCC's rules, third parties may oppose renewal applications and/or file competing applications. If one or more competing applications are filed, a renewal application will be subject to a comparative renewal hearing. The FCC's rules afford PCS renewal applicants involved in comparative renewal hearings with a "renewal expectancy." The renewal expectancy is the most important comparative factor in a comparative renewal hearing and is applicable if the PCS renewal applicant has: (1) provided "substantial service" during its license term; and
(2) substantially complied with all applicable laws and FCC rules and policies. The FCC's rules define "substantial service" in this context as service that is sound, favorable and substantially above the level of mediocre service that might minimally warrant renewal.

INTERCONNECTION

     The FCC has the authority to order interconnection between commercial mobile radio providers and any other common carrier. The FCC has ordered traditional telephone companies to provide compensation to commercial mobile radio providers for the termination of traffic. Using these new rules, we have negotiated interconnection agreements for the Sprint PCS network in our market area with the major regional Bell operating companies, GTE, Sprint and several smaller independent local exchange carriers. Interconnection agreements are negotiated on a state-wide basis. If an agreement cannot be reached, parties to interconnection negotiations can submit outstanding disputes to state authorities for arbitration. Negotiated interconnection agreements are subject to state approval. On July 18, 2000, the FCC adopted an order denying requests for mandatory interconnection between resellers' switches and commercial mobile radio providers' networks, and declining to impose general interconnection obligations between these networks.

ALLOCATION OF ADDITIONAL PCS AND OTHER WIRELESS LICENSES

     The FCC from time to time re-auctions PCS licenses that it has re-claimed from other carriers, or PCS licenses that carriers have voluntarily returned to the agency. The FCC also periodically allocates and assigns new spectrum for the provision of wireless services. It is possible that such actions could create new competitors in our current PCS service areas, and we cannot predict the effect that such actions would have on our business.

OTHER FCC REQUIREMENTS

     In June 1996, the FCC adopted rules that prohibit broadband PCS providers from unreasonably restricting or disallowing resale of their services or unreasonably discriminating against resellers. Resale obligations will automatically expire on November 24, 2002. The FCC recently decided that these prohibitions apply to services and not to equipment such as handsets, whether alone or in bundled packages.

     The FCC also adopted rules in June 1996 that require local exchange and most commercial mobile radio carriers, to program their networks to allow customers to change service providers without changing telephone numbers, which is referred to as service provider number portability. Most commercial mobile radio carriers are required to implement nationwide roaming by November 24, 2002 as well. The FCC currently requires most commercial mobile radio providers to be able to deliver calls from their networks to numbers anywhere in the country, and to contribute to the Local Number Portability Fund.

     The FCC has adopted rules permitting broadband PCS and other commercial mobile radio providers to provide wireless local loop and other fixed services that would directly compete with the wireline services of local telephone companies. In June 1996, the FCC adopted rules requiring broadband PCS and other commercial mobile radio providers to implement enhanced emergency 911 (E911) automatic location identification (ALI) capabilities within 18 months after the effective date of the FCC's rules. Sprint PCS' initial compliance with these rules occurred on or before October 1, 2001.

     Additional compliance deadlines include: (1) ensuring that 25% of new mobile phones activated after December 31, 2001 are ALI capable; (2) ensuring that 50% of new mobile phones activated after June 30, 2002 are ALI capable; and
(3) ensuring that 95% of all customer mobile phones are ALI capable by December 31, 2005. On October 12, 2001, the FCC granted Sprint PCS an extension of the December 31, 2001 deadline, valid until July 31, 2002. Sprint PCS was also given more time in which to upgrade its E911 system software. Horizon's Chillicothe PCS system is currently exempt from E911 ALI requirements.

     On June 10, 1999, the FCC initiated a regulatory proceeding (the competitive networks proceeding) seeking comment from the public on a number of issues related to competitive access to multiple-tenant buildings, including the following:

     o the FCC's tentative conclusion that the Communications Act of 1934, as amended, requires utilities to permit telecommunications carriers access to rooftop and other rights-of-way in multiple tenant buildings under just, reasonable and nondiscriminatory rates, terms and conditions; and

     o whether building owners that make access available to a telecommunications carrier should be required to make access available to all other telecommunications carriers on a nondiscriminatory basis, and whether the FCC has the authority to impose such a requirement.

     On October 25, 2000, the FCC issued an order that addressed certain of the issues in the competitive networks proceeding. Notably, the FCC:

     o prohibits carriers from entering into contracts that restrict owners of commercial office buildings from permitting access from competing carriers;

     o    clarifies the FCC's rules governing control of in-building wiring;

     o concludes that utilities that own conduits or rights-of-way within a building must give non-discretionary access thereto; and

     o concludes that parties with a direct or indirect ownership or leasehold interest in property, including building tenants, should have the ability to place antennas one meter or less in diameter used to receive or transmit any fixed wireless service in other areas.

     This proceeding could affect the availability and pricing of sites for our antennae and those of our competitors.


COMMUNICATIONS ASSISTANCE FOR LAW ENFORCEMENT ACT

     The Communications Assistance for Law Enforcement Act, or CALEA, was enacted in 1994 to preserve electronic surveillance capabilities by law enforcement officials in the face of rapidly changing telecommunications technology. CALEA requires telecommunications carriers, including us, to modify their equipment, facilities, and services to allow for authorized electronic surveillance based on either industry or FCC standards. The FCC has adopted rules implementing this statute and has established various implementation deadlines. Like other wireless carriers, Sprint PCS has sought certain extensions of the deadlines, and these requests remain pending. We may be subjected to fines as much as $10,000 per day if we are unable to comply with a surveillance request from law enforcement due to the lack of a required CALEA capability for which we or Sprint PCS have not sought or received an extension.

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OTHER FEDERAL REGULATIONS

     Wireless systems must comply with FCC and Federal  Aviation  Administration
(FAA) regulations regarding the siting, lighting and construction of transmitter towers and antennas. In addition, FCC environmental regulations may cause some cell site locations to become subject to regulation under the National Environmental Policy Act (NEPA). The FCC is required to implement this Act by requiring carriers to meet land use and radio frequency standards.

     In general, carriers are required to clear any tower or antenna structure proposals with the FAA if the structure will be 200 feet or more in height, or will be within 20,000 feet of an airport. Carriers must also ensure that antenna structures will comply with NEPA-related regulations protecting wilderness areas, wildlife preserves, endangered species habitats, Indian religious sites, flood plains, wetlands and historic places. In protecting historic places, carriers must comply with the requirements of the National Historic Preservation Act and the regulations of the National Council for Historic Preservation
(NCHP). This generally requires consultation with the appropriate "State Historic Preservation Officer" (SHPO) prior to each site construction. However, in March 2001, the FCC issued a programmatic agreement approved by the NCHP, which allows carriers to avoid SHPO approval and other time-consuming historic preservation measures, if the carrier proposes to use an existing tower, and satisfies certain other conditions.

     Carriers must comply with certain other FCC requirements:

     o    payment of annual regulatory user fees;

     o submission of FCC Form 499A and 499Q reports, providing the FCC with information needed to calculate universal service, local number portability and other contribution amounts owed by the carrier;

     o compliance with the FCC's 711 hearing-impaired access requirements by October 1, 2001;

     o compliance with the FCC's digital TTY (access for the deaf) requirements, including purchase of necessary software and equipment by December 31, 2001, implementation by June 30, 2002, and filing of quarterly progress reports during the interim;

     o    submission of an annual Form 395 employment report;

     o    periodic filing of Form 602 ownership report; and

     o submission of other required reports, as applicable, including Form 502 Number Utilization and Forecast Report, Form 477 Local Competition and Broadband Reporting Worksheet, Form 478 Slamming Complaint Report, International Traffic Data Report, and Annual Financial Report.

REVIEW OF UNIVERSAL SERVICE REQUIREMENTS

     The FCC and the states are required to establish a universal service program to ensure that affordable, quality telecommunications services are available to all Americans. Sprint PCS is required to contribute to the federal universal service program as well as existing state programs. The FCC has determined that Sprint PCS' contribution to the federal universal service program is a variable percentage of "end-user telecommunications revenues." Although many states are likely to adopt a similar assessment methodology, the states are free to calculate telecommunications service provider contributions in any manner they choose as long as the process is not inconsistent with the FCC's rules. At the present time it is not possible to predict the extent of the Sprint PCS total federal and state universal service assessments or its ability to recover from the universal service fund.

WIRELESS FACILITIES SITING

     States and localities are allowed to apply zoning requirements to PCS facility and tower proposals, but are not permitted to regulate the placement of wireless facilities so as to prohibit the provision of wireless services or to discriminate among providers of these services. In addition, so long as a wireless system complies with the FCC's rules, states and localities are prohibited from using radio frequency health effects as a basis to regulate the


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placement,  construction  or  operation  of  wireless  facilities.  The  FCC  is considering numerous requests for preemption of local actions affecting wireless facilities siting. The Federal courts have been inconsistent in deciding such disputes.

STATE REGULATION OF WIRELESS SERVICE

     Section 332 of the Communications Act preempts states from regulating the rates and entry of commercial mobile radio providers, like us. However, states may attempt to regulate other aspects of our service provision. In addition, states may petition the FCC to regulate these providers and the FCC may grant a state's petition if the state demonstrates that (1) market conditions fail to protect subscribers from unjust and unreasonable rates or rates that are unjustly or unreasonably discriminatory, or (2) when commercial mobile radio is a replacement for landline telephone service within the state. To date, the FCC has granted no petition of this type. To the extent that we may provide fixed wireless service in the future, we may be subject to additional state regulation.



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                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The following table summarizes our capital stock as of December 31, 2001:

                                                                     NUMBER OF SHARES
CAPITAL STOCK                                                   AUTHORIZED       OUTSTANDING
-------------                                                ---------------  --------------
Convertible preferred stock..............................        175,000,000       28,272,170
Preferred stock..........................................         10,000,000               --
Class A common stock.....................................        300,000,000           26,646
Class B common stock.....................................         75,000,000       58,445,288
                                                             ---------------  ---------------
  Total..................................................        560,000,000       86,744,104
                                                             ===============  ===============

     An additional 146.7 million shares of convertible preferred stock are reserved for issuance as dividends on the convertible preferred stock, if necessary. The following summarizes all of the material terms and provisions of our capital stock.

COMMON STOCK

     The holders of class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have any cumulative rights. The holders of class B common stock are entitled to ten votes for each share held of record on all matters submitted to a vote of stockholders and do not have any cumulative rights. All shares of class B common stock are convertible into class A common stock at any time, at the election of the holder. In addition, in the event that a holder of class B common stock attempts to transfer the stock in violation of the certificate of incorporation, that class B common stock will automatically convert into class A common stock. We will reserve and keep available out of our authorized but unissued shares of class A common stock the number of shares of class A common stock necessary to effect the conversion of all outstanding shares of class B common stock.

     Subject to the rights of the holders of any series of preferred stock, holders of common stock are entitled to receive dividends out of assets legally available therefore as may be declared by the board of directors. Other than the conversion rights of class B common stockholders described above, holders of shares of common stock have no preemptive, conversion, redemption, subscription or similar rights. If we liquidate, dissolve or wind up, the holders of shares of common stock are entitled to share ratably in proportion to the number of shares of common stock held in the assets which are legally available for distribution, if any, remaining after the payment or provisions for the payment of all debts and other liabilities and the payment and setting aside for payment of any preferential amount due to the holders of shares of any series of preferred stock. A consolidation, merger or reorganization of Horizon PCS with any other corporation, or a sale of all or substantially all of the assets of Horizon PCS is not considered a dissolution, liquidation or winding up of Horizon PCS.

CONVERTIBLE PREFERRED STOCK

     In September 2000, we sold $126.5 million of convertible preferred stock to an investor group led by Apollo Management. For a description of the terms of the documents governing the purchase of the convertible preferred stock, see "Certain Transactions -- Issuance of Convertible Preferred Stock." We also issued units of convertible preferred stock upon conversion of the $14.1 million short-term convertible note. The convertible preferred stock was issued as units consisting of 1.0000 share of Series A Convertible Preferred Stock and 1.5446 shares of Series A-1 Convertible Preferred Stock. Unless otherwise indicated, the summary of terms and provisions of the convertible preferred stock set forth below applies to both the Series A Convertible Preferred Stock and the Series A-1 Convertible Preferred Stock.

     Each series of the units has a term of eleven years from the initial closing date and will accrue dividends at a rate of 7.5% per annum (or 18.0% per annum, if Horizon PCS is in default under the terms and provisions of the convertible preferred stock), paid in additional shares of convertible preferred stock. These dividends will accrue daily whether or not we have earnings or


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

profit, whether or not there are funds legally available for payment of these dividends and whether or not dividends are declared. Dividends shall accumulate and compound semi-annually. In addition to the 7.5% dividend, when and if our board of directors declares a dividend payable with respect to the then outstanding shares of our common stock, the holders of the convertible preferred stock shall be entitled to the amount of dividends per share as would be payable on the number of shares of our common stock into which the share of convertible preferred stock could then be converted. The convertible preferred stock ranks senior to both our class A and class B common stock with respect to dividends and distributions upon our liquidation, winding-up and dissolution. Each share of convertible preferred stock is convertible at the option of the holder at any time into one share of class A common stock, subject to anti-dilution adjustments. Each share of convertible preferred stock will be automatically converted into one share of class A common stock, subject to anti-dilution adjustments, upon the earliest to occur of:

     (a) a public offering of our common stock with aggregate gross proceeds of at least $65.0 million in which we receive a per share price that exceeds 1.75 multiplied by the conversion price of the convertible preferred stock; and

     (b) the consummation of merger, consolidation, sale of assets or other similar business combination transactions.

     The holders of the convertible preferred stock may redeem their shares (the holders' "put" right) upon changes of control, including a transaction pursuant to which Mr. William McKell ceases to hold his current position and a change in control of Horizon Telcom but excluding transactions with specified Sprint PCS affiliates, at 101% of their accrued liquidation preference, plus the unpaid dividends that would have been payable from the date of the change of control through September 26, 2005.

     If certain business combination transactions occur prior to September 26, 2005, and a portion of the consideration received by our shareholders in the transaction is consideration other than equity in the surviving entity, we will be obligated to pay a special dividend in shares of additional convertible preferred stock to holders of our convertible preferred stock.

     Holders of our convertible preferred stock are entitled to vote on all matters on an as-converted basis. In addition, the vote of at least a majority of the outstanding shares of convertible preferred stock, voting as a single class, shall be necessary for effecting or validating significant corporate actions specified in the certificate of incorporation.

     The convertible preferred stock is subject to optional redemption by us after the fifth year at its liquidation value plus accrued but unpaid dividends, plus a premium of 4.0%. If we have not completed either (i) a public offering of our class A common stock in which we receive at least $50.0 million or (ii) a merger or consolidation with a publicly listed company that has a market capitalization of at least $100.0 million, in each case by September 26, 2005, the investor group may request that we repurchase all of their shares of convertible preferred stock at fair market value, as determined by three investment banking institutions. See "Certain Relationships and Related Transactions -- Issuance of Convertible Preferred Stock -- Securities Purchase Agreement."

PREFERRED STOCK

     Under our certificate of incorporation, the board of directors is authorized, subject to limitations prescribed by law, without further stockholder approval, from time to time to issue up to an aggregate of 10.0 million additional shares of preferred stock. The preferred stock may be issued in one or more series. Each series may have different rights, preferences and designations and qualifications, limitations and restrictions that may be established by our board of directors without approval from the stockholders. These rights, designations and preferences include:

     o    number of shares to be issued;

     o    dividend rights;

     o    dividend rates;

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

     o right to convert the preferred shares into a different type of security;

     o    voting rights attributable to the preferred shares;

     o right to set aside a certain amount of assets for payment relating to the preferred shares; and

     o prices to be paid upon redemption of the preferred shares or a bankruptcy type event.

     If our board of directors decides to issue any preferred stock, it could have the effect of delaying or preventing another party from taking control of Horizon PCS which could have a depressive effect on the market price of Horizon PCS' common stock. This is because the terms could make it prohibitively expensive for any unwanted third party to make a bid for our shares. In addition, the issue of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that they will receive dividend payments and payments upon liquidation. We have no present plans to issue any additional shares of preferred stock.


SPRINT PCS WARRANTS

     In connection with Sprint PCS' grant to us of our markets in Pennsylvania, New York, Ohio and New Jersey in May 2000, we agreed to grant to Sprint PCS warrants to acquire shares of class A common stock at the earlier of (i) the date on which we close an initial public offering, or (ii) July 31, 2003. These warrants become exercisable on January 1, 2003 in the case of an IPO. If these warrants are granted on July 31, 2003, they will be immediately exercisable. Under the terms of the warrant agreement, in the case of an IPO, Sprint PCS is entitled to receive 2,510,460 shares, which number shall be no more than 4.2% and no less than 3.0% of our equity securities outstanding immediately after the offering. The number of shares subject to the warrants will be adjusted, if necessary, to reflect these limits. The exercise price will be equal to the initial public offering price per share. If there has not been an IPO on or before July 31, 2003, the number of shares of common stock subject to the warrant will represent 3.0% of the "Private Valuation" of Horizon PCS (as determined by the appraisal process set forth in the agreement) and the exercise price will be the lower of per share private valuation as of July 31, 2003, or the price per share of the most recent negotiated private placement of our equity securities within the last twelve months. In either case, the exercise price is subject to anti-dilution adjustments after the issuance of the warrant. Sprint PCS will have registration rights for the shares subject to the warrants.

UNIT WARRANTS

     As part of our units offering in September 2000, we issued warrants to purchase a total of 3,805,500 shares of class A common stock pursuant to a warrant agreement by and among Horizon PCS and Wells Fargo Bank Minnesota, National Association, as warrant agent.

     General. Each warrant,  when exercised,  will entitle the holder to receive
12.90 fully paid and non-assessable shares of Horizon PCS' class A common stock, at an exercise price of $5.88 per share, subject to adjustment. The number of warrant shares is subject to adjustment in the cases referred to below. The holders of the warrants would be entitled, in the aggregate, to purchase shares of Horizon PCS' class A common stock representing approximately 4% of the issued and outstanding shares of our class A and class B common stock on a fully diluted basis on the date hereof, assuming exercise of all outstanding warrants. The warrants will be exercisable at any time on or after October 1, 2001. Unless exercised, the warrants will automatically expire at 5:00 p.m. New York City time on October 1, 2010.

     The warrants may be exercised by surrendering the warrant certificates evidencing the warrants to be exercised with the accompanying form of election to purchase properly completed and executed, together with payment of the exercise price. Payment of the exercise price may be made at the holder's election:

     o by tendering notes having an aggregate accreted value, plus accrued and unpaid interest, if any, to the date of exercise equal to the exercise price; and

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

     o in cash in United States dollars by wire transfer or by certified or official bank check to the order of Horizon PCS.

     Upon surrender of the warrant certificate and payment of the exercise price, Horizon PCS will deliver or cause to be delivered, to or upon the written order of the holder, stock certificates representing the number of whole warrant shares to which the holder is entitled. If less than all of the warrants evidenced by a warrant certificate are to be exercised, a new warrant certificate will be issued for the remaining number of warrants. Holders of warrants will be able to exercise their warrants only if a registration statement relating to the warrant shares underlying the warrants is then in effect, or the exercise of their warrants is exempt from the registration requirements of the Securities Act, and the securities are qualified for sale or exempt from qualification under securities laws of the states in which the various holders of warrants or other persons to whom it is proposed that warrant shares be issued on exercise of the warrants reside.

     Adjustments. The number of warrant shares purchasable upon exercise of warrants will be subject to adjustment in several circumstances.

     In the case of consolidations or mergers of Horizon PCS, or the sale of all or substantially all of the assets of Horizon PCS to another corporation, (1) each warrant will be exercisable for the right to receive the kind and amount of shares of stock or other securities or property to which the holder would have been entitled as a result of the consolidation, merger or sale had the warrants been exercised immediately prior to the transaction and (2) the person formed by or surviving any the consolidation or merger, (if other than Horizon PCS) or to which the sale shall have been made will assume the obligations of Horizon PCS under the warrant agreement.



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

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     As a condition to the sale of the outstanding notes, we and the initial purchasers of the outstanding notes entered into the registration rights agreement. Under the registration rights agreement, we agreed to:

     o file with the SEC an exchange offer registration statement under the Securities Act with respect to the registered notes no later than April 6, 2002;

     o use our best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act no later than July 5, 2002; and

     o keep the exchange offer open for a period not less than 20 business days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to holders of the outstanding notes; and

     o cause the exchange offer to be consummated no later than the 30th business day after it is declared effective under the Securities Act.

     The exchange offer being made by this prospectus is intended to satisfy our obligations under the registration rights agreement. You may be entitled to "shelf" registration rights. In accordance with the registration rights agreement, we are required to file a shelf registration covering your outstanding notes for a continuous offering in accordance with Rule 415 of the Securities Act if:

     o we are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy; or

     o    any  holder  of  outstanding  notes  which  are  Transfer   Restricted
          Securities notifies us before the 20th business day following the consummation of the exchange offer that:

          o it is prohibited by law or SEC policy from participating in the exchange offer;

          o it may not resell the registered notes acquired by it in the exchange offer to the public without delivering a prospectus, and the prospectus (including any amendment or supplement thereto) contained in the exchange offer registration statement is not appropriate or available for such resales by it; or

          o it is a broker-dealer and holds notes acquired directly from us or any of our affiliates.

     In the event that we are obligated to file a shelf registration statement, we will be required to keep the shelf registration statement effective until the later of two years from the date the shelf registration is declared effective by the SEC or the date on which all of the outstanding notes have been sold thereunder.

For  purposes  of  the  registration  rights  agreement,   "Transfer  Restricted
Securities" means each note until the earlier of:

     (1) the date on which such note is exchanged in the exchange offer and entitled to be resold to the public by the holder thereof without complying with the prospectus delivery requirements of the Securities Act;

     (2) the date on which such note has been disposed of in accordance with the shelf registration statement;

     (3) the date on which such note is disposed of by a broker-dealer pursuant to the "Plan of Distribution" contemplated by the exchange offer registration statement (including delivery of the prospectus contained therein);

     (4) the date on which such note is distributed to the public pursuant to Rule 144 under the Securities Act.

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

The registration rights agreement provides that:

     (1) if we fail to file an exchange offer registration statement with the SEC on or before April 6, 2002;

     (2) if the exchange offer registration statement is not declared effective before July 5, 2002;

     (3) if the exchange offer is not consummated on or before the 30th business day after the exchange offer registration statement is declared effective;

     (4) if we are obligated to file the shelf registration statement and we fail to file the shelf registration statement with the SEC on or before the 30th day after such filing obligation arises;

     (5) if we are obligated to file a shelf registration statement and the shelf registration statement is not declared effective on or before the 60th day after the obligation to file a shelf registration statement arises; or

     (6) if the exchange offer registration statement or the shelf registration statement, as the case may be, is declared effective but thereafter ceases to be effective or useable in connection with resales of the Transfer Restricted Securities, for the time of non-effectiveness or non-usability (each, a "Registration Default"), then we will pay to each holder of Transfer Restricted Securities affected thereby liquidated damages ("Liquidated Damages") in an amount equal to $0.05 per week per $1,000 in principal amount of the Transfer Restricted Securities held by such holder for each week or portion thereof that the Registration Default continues for the first 90 day period immediately following the occurrence of such Registration Default. The amount of the Liquidated Damages shall increase by an additional $0.05 per week per $1,000 in principal amount of Transfer Restricted Securities with respect to each subsequent 90 day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $0.50 per week per $1,000 in principal amount of Transfer Restricted Securities. We will not be required to pay Liquidated Damages for more than one Registration Default at any given time. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

     We will pay all accrued Liquidated Damages to holders entitled thereto by wire transfer to the accounts specified by them or by mailing checks to their registered address if no such accounts have been specified.

EFFECT OF THE EXCHANGE OFFER

     Based on no-action letters issued by the staff of the SEC to third parties, we believe that you may offer for resale, resell and otherwise transfer the registered notes issued to you under the exchange offer without further compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you can represent that:

     o you are acquiring the registered notes in the ordinary course of your business;

     o you are not engaging in and do not intend to engage in a distribution of the registered notes;

     o you have no arrangements or understandings with any person to participate in the exchange offer for the purpose of distributing the registered notes; and

     o    you are not an  "affiliate"  (as defined in Rule 405 of the Securities
          Act) of ours.

     If you are not able to make these representations, you are a "Restricted Holder." As a Restricted Holder, you will not be able to participate in the exchange offer, may not rely on the SEC staff positions set forth in the Exxon Capital Holdings Corporation no-action letter and similar no-action letters and may only sell your outstanding notes as part of a registration statement containing the selling security holder information required by Item 507 or 508 of SEC Regulation S-K, as applicable, or under an exemption from the registration requirements of the Securities Act.

     In addition, each broker-dealer, other than a Restricted Holder, that receives registered notes for its own account in exchange for outstanding notes which were acquired by such broker-dealer as a result of market-making or other trading activities (a "Participating Broker-Dealer") may be a statutory underwriter and must acknowledge in the letter of transmittal that it will deliver a prospectus meeting the requirements of the Securities Act upon any resale of such registered notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based upon interpretations by the SEC staff, we believe that a Participating Broker-Dealer may offer for resale, resell and otherwise transfer registered notes issued under the exchange offer upon compliance with the prospectus delivery requirements, but without compliance with the registration requirements, of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer as part of their resales. We have agreed that, for a period of one year after the completion of the exchange offer, we will make this prospectus available to any broker-dealer for use by the broker-dealer in any resale. For more information, please see the section in this prospectus entitled "Plan of Distribution."

CONSEQUENCES OF FAILURE TO EXCHANGE

     To the extent outstanding notes are tendered and accepted in the exchange offer, the principal amount of outstanding notes will decrease with a resulting decrease in the liquidity in the market for the outstanding notes. In addition, following completion of the exchange offer, except as provided in the registration rights agreement, you will not have any further registration rights and your outstanding notes will continue to be subject to certain restrictions on transfer. Accordingly, if you do not participate in the exchange offer, your ability to sell your outstanding notes could be adversely affected. You may suffer adverse consequences if you fail to exchange your outstanding notes.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions contained in this prospectus and in the letter of transmittal, we will accept for exchange any and all outstanding notes that are validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount at maturity of registered notes in exchange for each $1,000 principal amount at maturity of outstanding notes accepted in the exchange offer. You may tender some or all of your outstanding notes under the exchange offer. However, outstanding notes may be tendered only in minimum denominations of $1,000 principal amount and integral multiples of $1,000 in excess thereof. As of the date of this prospectus, an aggregate of $175,000,000 in principal amount of the notes is outstanding. This prospectus, together with the accompanying letter of transmittal, is first being sent on or about June 12, 2002, to the nominee of The Depository Trust Company ("DTC" or the "Depository") and to others believed to have beneficial ownership in the outstanding notes.

     The form and terms of the registered notes will be substantially identical to the form and terms of the outstanding notes, except that:

     o the offering of the registered notes has been registered under the Securities Act;

     o    the registered notes will not be subject to transfer restrictions; and

     o the registered notes will be issued free of any covenants regarding registration rights and free of any provision for Liquidated Damages.

     The registered notes will evidence the same debt as the outstanding notes and will be issued under the same indenture.

     You do not have any appraisal or dissenters rights under law or the indenture in the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act. Outstanding notes which are not tendered for, or are tendered but not accepted in connection with, the exchange offer will remain outstanding.

     We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral notice, promptly confirmed in writing, or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the registered notes from us.

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

     If we do not accept for exchange any tendered outstanding notes because of an invalid tender, the occurrence of other events described in this prospectus or otherwise, certificates for any such unaccepted outstanding notes will be returned to you, without expense, as promptly as practicable after the expiration date.

     If you tender outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes relating to the exchange of outstanding notes under the exchange offer. We will pay all charges and expenses, other than underwriting discounts and commissions and transfer taxes, as part of the exchange offer. See "-- Fees and Expenses."

INTEREST ON THE REGISTERED NOTES

     The registered notes will accrue cash interest on the same terms as the outstanding notes, i.e., at the rate of 13 3/4% per year (using a 360-day year consisting of twelve 30-day months), payable semi-annually in arrears on June 15 and December 15 of each year. The amount of interest payable for any period shorter than a full semi-annual period for which interest is computed will be computed on the basis of the actual number of days elapsed in the 180-day period. Outstanding notes accepted for exchange will not receive accrued interest at the time of exchange. However, each registered note will bear interest:

     o from the later of (1) the last interest payment date on which interest was paid on the outstanding note surrendered in exchange for the registered note or (2) if the outstanding note is exchanged for the registered note on a date after the record date for an interest payment date to occur on or after the date of the exchange and as to which that interest will be paid, the date of that interest payment date, or

     o if no interest has been paid on the outstanding notes, from December 7, 2001.

EXPIRATION DATE, EXTENSIONS, TERMINATION

     The term "expiration date" means 5:00 p.m., New York City time, on July 12, 2002, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" shall mean the latest date and time to which the exchange offer is extended.

     We have the right, subject to applicable law, in our reasonable discretion, at any time and from time to time, (1) to extend the exchange offer or (2) to terminate the exchange offer, if any of the conditions set forth below under "-- Conditions" shall not have been satisfied by giving oral or written notice of such extension or termination to the exchange agent. Any such extension or termination will be followed as promptly as practicable by a public announcement.

     Any such termination or extension will be followed promptly by oral or written notice to the exchange agent (any such oral notice to be promptly confirmed in writing) and by making a public announcement, and such announcement in the case of an extension will be made no later than 9:00 a.m. New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement, and subject to applicable laws, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a timely release to an appropriate news agency.

PROCEDURES FOR TENDERING

     BOOK-ENTRY INTERESTS

     The outstanding notes were issued as global securities in fully registered form without interest coupons. Beneficial interests in the global securities, held by direct or indirect participants in DTC, are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

     If you hold your outstanding notes in the form of book-entry interests and you wish to tender your outstanding notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the expiration date either:

     (1) written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to the exchange agent at the address set forth on the cover page of the letter of transmittal; or

     (2) computer-generated message transmitted by means of DTC's Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

     In addition, in order to deliver outstanding notes held in the form of book-entry interests:

     (A) a timely confirmation of book-entry transfer of such notes into the exchange agent's account at DTC pursuant to the procedure for book-entry transfers described below under "-- Book-Entry Transfer" must be received by the exchange agent prior to the expiration date; or

     (B) you must comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF OUTSTANDING NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. INSTEAD OF DELIVERY BY MAIL, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. YOU SHOULD NOT SEND THE LETTER OF TRANSMITTAL OR OUTSTANDING NOTES TO US. YOU MAY REQUEST YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY, OR NOMINEE TO EFFECT THE ABOVE TRANSACTIONS FOR YOU.

     CERTIFICATED OUTSTANDING NOTES

     Only registered holders of certificated outstanding notes may tender those notes in the exchange offer. If your outstanding notes are certificated notes and you wish to tender those notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the expiration date a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other required documents, to the address set forth below under "-- Exchange Agent." In addition, in order to validly tender your certificated outstanding notes:

     (1) the certificates representing your outstanding notes must be received by the exchange agent prior to the expiration date, or

     (2) you must comply with the guaranteed delivery procedures described below.

PROCEDURES APPLICABLE TO ALL HOLDERS

     If you validly tender outstanding notes and you do not withdraw the tender prior to the expiration date, you will have made an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

     If your outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless:

     (A)  outstanding notes tendered in the exchange offer are tendered either:

          (1)  "Special Delivery Instructions" on the letter of transmittal; or

          (2)  for the account of an eligible institution; and

     (B) the box entitled "Special Registration Instructions" on the letter of transmittal has not been completed.

     If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a financial institution, which includes most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program.

     If the letter of transmittal is signed by a person other than you, your outstanding notes must be endorsed or accompanied by a properly completed bond power and signed by you as your name appears on those outstanding notes.

     If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, in this instance you must submit with the letter of transmittal proper evidence satisfactory to us of their authority to act on your behalf.

     We will determine, in our sole discretion, all questions regarding the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered outstanding notes. This determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

     You must cure any defects or irregularities in connection with tenders of your outstanding notes within the time period we will determine unless we waive that defect or irregularity. Although we intend to notify you of defects or irregularities with respect to your tender of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give this notification. Your tender will not be deemed to have been made and your notes will be returned to you if:

     (1)  you improperly tender your outstanding notes;

     (2)  you have not cured any defects or irregularities in your tender; and

     (3)  we have not waived those defects, irregularities or improper tender.

     The exchange agent will return your outstanding notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration of the exchange offer.

     By tendering, you will represent to us that, among other things:

     (1) the registered notes to be acquired by you in the exchange offer are being acquired in the ordinary course of your business;

     (2) you are not engaging in and do not intend to engage in a distribution of the registered notes to be acquired by you in the exchange offer;

     (3) you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes to be acquired by you in the exchange offer; and

     (4) you are not an "affiliate" of ours, as defined under Rule 405 of the Securities Act.

     In all cases, issuance of registered notes for outstanding notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for your outstanding notes or a timely book-entry confirmation of your outstanding notes into the exchange agent's account at DTC, a properly completed and duly executed letter of transmittal, or a computer-generated message instead of the letter of transmittal, and all other required documents. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if outstanding notes are submitted for a greater principal amount than you desire to exchange, the unaccepted or non-exchanged outstanding notes, or outstanding notes in substitution therefor, will be returned without expense to you. In addition, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, the non-exchanged outstanding notes will be credited to your account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

GUARANTEED DELIVERY PROCEDURES

     If you desire to tender your outstanding notes and your outstanding notes are not immediately available or one of the situations described in the immediately preceding paragraph occurs, you may tender if:

     (1)  you tender through an eligible financial institution;

     (2) on or prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from an eligible institution, a written or facsimile copy of a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us; and

     (3) the certificates for all certificated outstanding notes, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

     The notice of guaranteed delivery may be sent by facsimile transmission, mail or hand delivery. The notice of guaranteed delivery must set forth:

     (1)  your name and address;

     (2)  the amount of outstanding notes you are tendering; and

     (3) a statement that your tender is being made by the notice of guaranteed delivery and that you guarantee that within three New York Stock Exchange trading days after the execution of the notice of guaranteed delivery, the eligible institution will deliver the following documents to the exchange agent:

          (A)  the  certificates for all  certificated  outstanding  notes being
               tendered,   in  proper  form  for   transfer   or  a   book-entry
               confirmation of tender;

          (B) a written or facsimile copy of the letter of transmittal, or a book-entry confirmation instead of the letter of transmittal; and

          (C)  any other documents required by the letter of transmittal.

BOOK-ENTRY TRANSFER

     The exchange agent will establish an account with respect to the book-entry interests at DTC for purposes of the exchange offer promptly after the date of this prospectus. You must deliver your book-entry interest by book-entry transfer to the account maintained by the exchange agent at DTC. Any financial institution that is a participant in DTC's systems may make book-entry delivery of book-entry interests by causing DTC to transfer the book-entry interests into the exchange agent's account at DTC in accordance with DTC's procedures for transfer.

     If one of the following situations occur:

     (1) you cannot deliver a book-entry confirmation of book-entry delivery of your book-entry interests into the exchange agent's account at DTC; or

     (2) you cannot deliver all other documents required by the letter of transmittal to the exchange agent prior to the expiration date,

then you must tender your book-entry interests according to the guaranteed delivery procedures discussed above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

     To withdraw a tender of outstanding notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address listed in this prospectus prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

     o specify the name of the person having deposited the outstanding notes to be withdrawn;

     o    identify  the  outstanding  notes  to  be  withdrawn,   including  the
          certificate number or numbers and principal amount of such outstanding notes; and

     o be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees, or he accompanied by documents of transfer sufficient to have the trustee with respect to the outstanding notes register the transfer of the outstanding notes into the name of the person withdrawing the tender; and specify the name in which any outstanding notes are to be registered if different from that of the person that deposited the outstanding notes to be withdrawn.

     If the outstanding notes have been delivered under the book-entry procedure set forth above under "-- Procedures for Tendering," any notice of withdrawal must specify the name and number of the participant's account at DTC to be credited with the withdrawn outstanding notes.

     We will determine, in our sole discretion, all questions as to the validity, form and eligibility, including time of receipt, of withdrawal notices. Our determination shall be final and binding on all parties. Any outstanding notes withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and registered notes will not be issued in exchange for such withdrawn outstanding notes unless the withdrawn outstanding notes are validly retendered. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the expiration date.

     Any outstanding notes that are tendered but not accepted due to withdrawal, rejection of tender or termination of the exchange offer will be returned as soon as practicable to the holder without cost to the holder (or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility under the book-entry transfer procedures described above, these outstanding notes will be credited to an account maintained with such book-entry transfer facility for the outstanding notes).

CONDITIONS

     Notwithstanding any other term of the exchange offer, we are not required to accept for exchange any outstanding notes, and may terminate the exchange offer as provided in this prospectus before the acceptance of any outstanding notes, if:

     o the exchange offer will violate applicable law or any applicable interpretation of the SEC staff;

     o the outstanding notes are not tendered in accordance with the exchange offer;

     o you do not represent that you are acquiring the registered notes in the ordinary course of your business, that you are not engaging in and do not intend to engage in a distribution of the registered notes, and that you have no arrangement or understanding with any person to participate in a distribution of the registered notes; or

     o any action or proceeding is instituted or threatened by any governmental agency with respect to the exchange offer which would reasonably be expected to impair our ability to proceed with the exchange offer.

     These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any condition or we may waive them in whole or in part at any time and from time to time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not he deemed a waiver of the right and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     If we determine in our reasonable judgment that any of the conditions are not satisfied, we may (1) refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders (or, in the case of outstanding notes delivered by book-entry transfer within DTC, credit any outstanding notes to the account maintained within DTC by the participant in DTC which delivered the notes), (2) extend the exchange offer and retain all outstanding notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw the tenders of outstanding notes (see "Withdrawal of Tenders" above) or (3) waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered outstanding notes which have not been withdrawn. If a waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to ten business day period.

EXCHANGE AGENT

     Wells Fargo Bank Minnesota, National Association has been appointed as exchange agent for the exchange offer. Delivery of letters of transmittal and any other required documents, questions, requests for assistance, and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent as follows:

Registered & Certified mail:             Regular mail or Overnight Couriers:    In person by hand only:
---------------------------              ---------------------------------- -   ----------------------
Wells Fargo Bank Minnesota, N.A.         Wells Fargo Bank Minnesota, N.A.       Northstar East Building
MAC #N9303-121                           MAC #N9303-121                         12th Floor-Corporate Trust Services
Corporate Trust Operations               Corporate Trust Operations             608 2nd Avenue South
P.O. Box 1517                            6th & Marquette Avenue                 Minneapolis, MN
Minneapolis, MN   55480-1517             Minneapolis, MN  55479
Facsimile:  612/667-4927
Phone:  612/667-9764

     Delivery to other than the above address or facsimile number will not constitute a valid delivery of your outstanding notes.

FEES AND EXPENSES

     We will pay expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by facsimile, telephone or in person by our officers and regular employees.

     We have not retained any dealer-manager as part of the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptance of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for services and will reimburse it for its reasonable out-of-pocket expenses under the exchange offer. We will also pay the reasonable fees and expenses of one firm acting as counsel for the holders of the outstanding notes. Expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

TRANSFER TAXES

     You must pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. If satisfactory evidence of payment of the taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to you.

ACCOUNTING TREATMENT

     The registered notes will be recorded at the same carrying value as the outstanding notes on the date of the exchange. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the exchange offer and the unamortized expenses relating to the issuance of the outstanding notes will be amortized over the term of the registered notes.

                       DESCRIPTION OF THE REGISTERED NOTES

     On December 7, 2001, we issued $175.0 million in principal amount of senior notes due June 15, 2011. Horizon PCS issued the senior notes under an indenture dated as of December 7, 2001, among itself, the Guarantors and Wells Fargo Bank Minnesota, National Association, as Trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The indenture will be qualified as an indenture under the Trust Indenture Act. The notes will be secured in part for two years pursuant to a Pledge and Escrow Agreement among Horizon PCS, the Guarantors, the Trustee and Wells Fargo Bank Minnesota, National Association, as Escrow Agent (the "Pledge and Escrow Agreement").

     The senior notes:

     o mature on June 15, 2011 and are limited to an aggregate principal amount at maturity of $175.0 million;

     o are senior unsecured obligations of Horizon PCS, except to the extent of the security interest in the Escrow Account as described below under "-- Interest Escrow";

     o are equal in right of payment to all existing and future unsecured senior indebtedness of Horizon PCS;

     o are senior in right of payment to all existing and future subordinated indebtedness of Horizon PCS;

     o accrue interest at a rate of 13 3/4% per annum, computed on a semi-annual basis, calculated from December 7, 2001, interest payable semi-annually in cash on each June 15 and October 15, beginning June 15, 2002; and

     o are guaranteed by all of our current and future domestic subsidiaries on a senior subordinated basis.

     We may elect to redeem all or part of the senior notes at any time on or after December 15, 2006 and before maturity, at the following redemption prices:

                                                         REDEMPTION PRICE
                                                           PER $1,000 OF
    YEAR BEGINNING                                       PRINCIPAL AMOUNT
    --------------                                       ----------------
    December 15, 2006..............................         $1,068.25
    December 15, 2007..............................          1,045.85
    December 15, 2008..............................          1,022.92
    December 15, 2009 and thereafter...............          1,000.00


     In addition, any time prior to December 15, 2004, we may redeem up to 35% of the principal amount at maturity of senior notes issued under the indenture, at a redemption price equal to $1,137.50 for each $1,000 of accreted value of a senior note to the redemption date, with the net proceeds of one or more equity offerings. However, at least 65% of the aggregate principal amount of senior notes issued under the indenture must remain outstanding immediately after giving effect to the redemption.

     Our senior secured credit facility prohibits the purchase of outstanding notes before repayment of the borrowings under the credit facility.

     We paid fees to our initial purchasers of the senior notes of approximately $5.3 million which will be amortized as interest expense over the term of the financing using the effective interest method.

     You can find the definitions of many of the terms used in this description under the subheading "Certain Definitions." In this description, the words "Horizon PCS" and "we" refer only to Horizon PCS, Inc. and not to any of its subsidiaries.

THE GUARANTEES

     The notes will be guaranteed by all of our existing and future Restricted Subsidiaries other than Foreign Subsidiaries.

     The Guarantees of these notes:

     o    will be general unsecured obligations of each Guarantor;

     o will be subordinated in right of payment to all existing and future Senior Debt of each Guarantor;

     o will be equal in right of payment with all future senior subordinated Indebtedness of each Guarantor; and

     o will be senior in right of payment to all future subordinated Indebtedness of each Guarantor.

     As of the Issue Date, all of our Subsidiaries were "Restricted Subsidiaries." However, in the future, we will be permitted to designate Subsidiaries meeting particular requirements as "Unrestricted Subsidiaries." Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Unrestricted Subsidiaries and Foreign Subsidiaries will not guarantee these Notes. The rights of holders of notes will be subordinated by operation of law to all existing and future Indebtedness and preferred stock of Horizon PCS' Subsidiaries that are not Guarantors.

     The Guarantees will be released upon the circumstances described under "-- Guarantees."

PRINCIPAL AND INTEREST

     The new notes will evidence the same debt as the original notes and will be issued under, and be entitled to the benefits of, the indenture, as supplemented, governing the original notes. The new notes will accrue interest from the most recent date to which interest has been paid or, if no interest has been paid, from date of issuance of the original notes. Accordingly, registered holders of new notes on the record date for the first interest payment date following the completion of the exchange offer will receive interest accrued from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance of the original notes. However, if that record date occurs prior to completion of the exchange offer, then the interest payable on the first interest payment date following the completion of the exchange offer will be paid to the registered holders of the original notes on that record date.

     Cash interest will accrue at a rate of 13 3/4% per annum, payable semi-annually in arrears on June 15 and December 15 of each year, commencing June 15, 2002 (each an "Interest Payment Date") to holders of record of such notes at the close of business on the June 1 and December 1 next preceding the Interest Payment Date (each a "Regular Record Date"). Cash interest will accrue from the most recent Interest Payment Date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from the date of issuance. Cash interest will be computed on a basis of a 360-day year of twelve 30-day months.

     The notes are not be subject to any sinking fund.

     The aggregate principal amount, premium, liquidated damages and interest, if any, on the registered notes will be payable, and the notes will be exchangeable and transferable, at the office or agency of Horizon PCS in the City of New York maintained for such purposes, which initially will be the office of the Trustee located at Corporate Trust Services, Sixth and Marquette, MAC N9303-120, Minneapolis, MN. The notes will be issued only in registered form without coupons and only in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer or exchange or redemption of notes, but we may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.


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INTEREST ESCROW

     Horizon PCS' obligations under the notes will be secured in part for two years pending disbursement pursuant to the Pledge and Escrow Agreement by a pledge of the Escrow Account. Approximately $48.7 million was deposited in the Escrow Account and used to purchase a portfolio of Government Securities that was pledged as security on the notes and the senior discount notes, and under the related indentures.

     The Pledge and Escrow Agreement provides for the grant by Horizon PCS to the Trustee of security interests in the Escrow Account for the equal and ratable benefit of the holders of the senior notes and the senior discount notes. The security interests equally and ratably secure the payment and performance when due of the obligations of Horizon PCS under the indenture governing the senior notes and under such notes and under the indenture governing the senior discount notes and under such senior discount notes, as provided in the Pledge and Escrow Agreement. The ability of such holders to realize upon such funds or securities may be subject to certain bankruptcy law limitations in the event of a bankruptcy of Horizon PCS.

     The Escrow Account contains an amount of Government Securities with a value equal to the total aggregate amount of the first four scheduled interest payments on the notes. Funds will be disbursed from the Escrow Account to pay interest on the notes. If at any time the Escrow Account contains Government Securities and/or cash having an aggregate value in excess of the remaining interest payments on the notes scheduled to occur on or prior to December 15, 2003, this excess Government Securities or funds may be released to Horizon PCS. All cash contained in the Escrow Account will continue to be invested in Government Securities pending release.

PAYING AGENT AND REGISTRAR FOR THE NOTES

     The Trustee is acting as Paying Agent and Registrar. We may change the Paying Agent or Registrar without prior notice to the holders of the notes, and we or any of our Subsidiaries may act as Paying Agent or Registrar.

REPURCHASE AT THE OPTION OF HOLDERS

     Holders of the senior notes have the right to require us to repurchase all or part of the senior notes at a premium upon the occurrence of events constituting a change in control of Horizon PCS. Any of these repurchases would be for cash at an aggregate price of 101% of the aggregate principal amount thereof plus accrued and unpaid interest and liquidated damages thereon. Under the indenture governing the senior notes, a change of control includes:

     o sale or other disposition of substantially all of our and our subsidiaries' assets;

     o    our adoption of a plan of liquidation or dissolution;

     o    consummation of a transaction in which any person or group, other than
          certain  current   stockholders  or  their   affiliates,   become  the
          beneficial owner of more than 50% of our voting stock;

     o continuing directors ceasing to comprise a majority of our board of directors; and

     o a merger or consolidation of Horizon in which our voting stock is converted into or exchanged for cash, securities or other property, unless our voting stock is converted into or exchanged for a majority of the outstanding shares of one of the other parties to the merger or consolidation.

     However, a change of control does not include a merger or consolidation of Horizon PCS with an affiliate of Sprint PCS if, after that transaction:

     o Standard & Poor's or Moody's have not downgraded their ratings of the senior notes or given notice of a potential downgrading;

     o the beneficial owners of Horizon PCS prior to the transaction continue to be beneficial owners of at least 25% of the voting stock of Horizon PCS or its successor in the transaction.

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

COVENANTS

     The  indenture   governing  the  senior  notes   contains   covenants  that
principally limit our ability and the ability of our subsidiary and future subsidiaries to:

     o pay dividends, redeem capital stock or make other restricted payments or investments;

     o    incur additional indebtedness or issue preferred stock;

     o    create liens on assets;

     o    merge, consolidate or dispose of assets;

     o    dispose of less than all of the equity in a wholly owned subsidiary;

     o engage in any business other than PCS telecommunications and related or ancillary businesses;

     o    enter into transactions with affiliates; and

     o    enter into sale and leaseback transactions.

REGISTRATION RIGHTS

     We are required, under the terms of a registration rights agreement, to:

     o file an exchange offer registration statement on or before April 6, 2002 covering the exchange of the senior notes for registered notes;

     o use our best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act on or before July 5, 2002;

     o use our best efforts to cause the exchange after registration statement to be effective continuously;

     o keep the exchange offer open for a period of not less than 20 business days; and

     o cause the exchange offer to be consummated no later than the 30 business day after it is declared effective.

     We may also be required to file a shelf registration statement to register for public resale the notes held by any holder who may not otherwise participate in the exchange offer.

     If we fail to file the exchange offer or shelf registration statement, or fail to cause the exchange offer or shelf registration statement to become effective, or fail to consummate the exchange offer, in each case by the deadlines set forth above, a registration default shall be deemed to have occurred and we will be required to pay liquidated damages to each holder of the senior discount notes. The liquidated damages payable to each holder of the senior discount notes will be in an amount equal to $0.05 per week per $1,000 in principal amount of the senior discount notes held by that holder for each week or portion thereof that the registration default continues for the first 90-day period immediately following the occurrence of the registration default. This amount will increase by an additional $0.05 per week per $1,000 in principal amount of the notes with respect to each subsequent 90-day period, up to a maximum amount equal to $0.50 per $1,000 in principal amount of the senior discount notes. The provision for liquidated damages will continue until that registration default has been cured. We will not be required to pay liquidated damages for more than one registration default at any given time.

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EVENTS OF DEFAULT AND REMEDIES

     Each of the following is an Event of Default:

          (1) the failure by Horizon PCS to pay interest on, or liquidated damages with respect to, the notes when the same becomes due and payable if such default continues for a period of 30 days; provided, however, that for each interest payment scheduled to occur on or prior to December 15, 2003, failure for two days in the payment when due of that interest on the notes will constitute an immediate Event of Default;

          (2) the failure of Horizon PCS to pay all or any part of the principal, or premium, if any, on the notes when and as the same becomes due and payable, redemption, by acceleration or otherwise, including, without limitation, payment of the Change of Control Payment or the amount set forth in the Asset Sale Offer, or otherwise on notes validly tendered and not properly withdrawn pursuant to a Change of Control or Asset Sale Offer, as applicable, or default in payment when due of the principal of or premium, if any, on the notes, whether or not prohibited by provisions of the indenture;

          (3) the failure by Horizon PCS or any of its Restricted Subsidiaries to observe or perform any other covenant or agreement contained in the notes or the indenture and, except for the provisions under "Repurchase at the Option of the Holders" and provisions related to Asset Sales, mergers and consolidations, the continuance of the failure for a period of 30 days after written notice is given to Horizon PCS by the Trustee or to Horizon PCS and the Trustee by the holders of 25% in aggregate principal amount of the notes outstanding;

          (4) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Horizon PCS or any of its Restricted Subsidiaries, or the payment of which is guaranteed by Horizon PCS or any of its Restricted Subsidiaries, whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

               (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

               (b) results in the acceleration of such Indebtedness prior to its express maturity;

     and, in each case, the outstanding principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

          (5) failure by Horizon PCS or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

          (6) except as permitted by the indenture, any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee;

          (7) certain events of bankruptcy or insolvency with respect to Horizon PCS or any of its Restricted Subsidiaries;

          (8) (a) if any Credit Facility is not in existence, any event occurs that causes, subject to any applicable grace period or waiver, an Event of Termination under any of the Sprint Agreements or (b) if any Credit Facility is in existence, Sprint shall have commenced to exercise any remedy under the Sprint Agreements (other than Section 11.6.3 of the Management Agreement) by reason of the occurrence of an Event of Termination, and;

          (9) any material breach by Horizon PCS of any representation, warranty or agreement set forth in the Pledge and Escrow Agreement, or a material default by Horizon PCS in the performance of any covenant set forth in the Pledge and Escrow Agreement, or a repudiation by Horizon PCS of its


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     obligations under the Pledge and Escrow Agreement, or the Pledge and Escrow
     Agreement is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect.

     In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Horizon PCS, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of all the notes then outstanding, plus accrued and unpaid interest to the date of acceleration, may declare all the notes to be due and payable immediately.

     Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the notes notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal or interest, if it determines that withholding notice is in their interest.

     The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the Trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.

     In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of Horizon PCS with the intention of avoiding payment of the premium that Horizon PCS would have had to pay if Horizon PCS then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to December 15, 2006, by reason of any willful action or inaction taken or not taken by or on behalf of Horizon PCS with the intention of avoiding the prohibition on redemption of the notes prior to December 15, 2006, then the premium specified in the indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

     Horizon PCS is required to deliver to the Trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Horizon PCS is required to deliver to the Trustee a statement specifying such Default or Event of Default.

DEFINITIONS

     Below are many of the defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used for which no definition is provided.

     "Accounts Receivable Subsidiary" means a Subsidiary of Horizon PCS to which Horizon PCS or any of its Restricted Subsidiaries sells any of their accounts receivable pursuant to a Receivables Facility.

     "Acquired Debt" means, with respect to any specified Person:

          (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

          (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the


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Voting  Stock of a Person  shall be deemed to be control.  For  purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

     "Annualized Operating Cash Flow" means Operating Cash Flow, for the latest two full fiscal quarters for which consolidated financial statements of Horizon PCS are publicly available multiplied by two.

     "Apollo Management" means Apollo Management IV, L.P. and affiliated funds.

     "Asset Sale" means:

          (1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory and sales of obsolete equipment in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Horizon PCS and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption "-- Selected Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant;

          (2) the issuance of Equity Interests by any of Horizon PCS's Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries; and

          (3) sales of accounts receivable, or participations therein, in connection with any Receivables Facility.

     Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

          (1) any single transaction or series of related transactions that: (a) involves assets having a fair market value of less than $1.0 million; or
     (b) results in net proceeds to Horizon PCS and its Restricted Subsidiaries of less than $1.0 million;

          (2) a sale, lease, conveyance or other disposition of assets between or among Horizon PCS and its Wholly Owned Restricted Subsidiaries that are Guarantors;

          (3) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to Horizon PCS or to another Wholly Owned Restricted Subsidiary;

          (4) a Restricted Payment that is permitted by the covenant described above under the caption "-- Selected Covenants -- Limitation on Restricted Payments";

          (5) any transfer by Horizon PCS or a Subsidiary of property or equipment with a fair market value of less than $5.0 million to a Person who is not an Affiliate of Horizon PCS in exchange for property or equipment that has a fair market value at least equal to the fair market value of the property or equipment so transferred; provided that, in the event of a transfer described in this clause (5), Horizon PCS shall deliver to the Trustee an officer's certificate certifying that such exchange complies with this clause (5);

          (6) the issuance of directors' qualifying shares of Preferred Capital Stock of such Restricted Subsidiary (other than Preferred Capital Stock convertible or exchangeable into common stock) that is otherwise permitted by the indenture; and

          (7) the transfer or sale of Equity Interests required by applicable laws or regulations.

     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

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     "Beneficial  Owner" has the meaning assigned to such term in Rule 13d-3 and
Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person," as such term is used in Section 13(d)(3) of the Exchange Act, such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

     "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of Horizon PCS to have been duly adopted by the Board of Directors of Horizon PCS, unless the context specifically requires that such resolution be adopted by a majority of the disinterested directors, in which case by a majority of such directors, and to be in full force and effect on the date such certification is delivered to the Trustee.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means:

          (1) in the case of a corporation, corporate stock;

          (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock;

          (3) in the case of a partnership or limited liability company, partnership or membership interests, whether general or limited; and

          (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means:

          (1) United States dollars;

          (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof, provided that the full faith and credit of the United States is pledged in support thereof, having maturities of less than one year from the date of acquisition;

          (3) certificates of deposit and Eurodollar time deposits with maturities of less than one year from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thompson Bank Watch Rating of "B" or better;

          (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing prior to one year after the date of acquisition; and

          (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

     "Change of Control" means the occurrence of any of the following:

          (1) the sale, transfer, conveyance or other disposition, other than by way of merger or consolidation, in one or a series of related transactions, of all or substantially all of the assets of Horizon PCS and its Subsidiaries taken as a whole to any "person" or "group" as such terms are used in Section 13(d)(3) of the Exchange Act;

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          (2) the adoption of a plan relating to the  liquidation or dissolution of Horizon PCS;

          (3) the consummation of any transaction, including, without limitation, any merger or consolidation, the result of which is that any "person" or "group" as defined above, other than the Principals or any of their Affiliates, becomes the Beneficial Owner, directly or indirectly, of more than 50.0% of the Voting Stock of Horizon PCS, measured by voting power rather than number of shares; provided, that so long as the surviving Person in such a transaction is a Subsidiary of a parent Person, no Person shall be deemed under this clause (3) of this "Change of Control" definition to be or become a Beneficial Owner of more than 50.0% of the Voting Stock of such surviving Person unless such Person (or any "group," as defined above, to which such Person is a member) shall be or become a Beneficial Owner of more than 50.0% of the Voting Stock of such parent Person;

          (4) the first day on which a majority of the members of the Board of Directors of Horizon PCS are not Continuing Directors; or

          (5) Horizon PCS consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Horizon PCS, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Horizon PCS is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Horizon PCS outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock, other than Disqualified Stock, of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person immediately after giving effect to such issuance.

Notwithstanding anything to the contrary contained in clauses (4) and (5) above, a "Change of Control" shall not be deemed to occur as the result of a merger or consolidation of Horizon PCS with or into a Sprint PCS Affiliate (including a Wholly Owned Subsidiary or Sprint PCS Affiliate Parent of a Sprint PCS Affiliate) if:

     (x) after the announcement of the merger or consolidation and prior to the consummation thereof:

          (i) there shall not have occurred any downgrading nor shall any notice have been given (that is not subsequently removed prior to the consummation thereof) of any potential or intended downgrading of any rating of the Notes to a rating that is lower than the rating that existed or was indicated prior to the announcement of the merger or consolidation, in any case by Standard & Poor's Corporation or Moody's Investors Service, Inc. (each a "Rating Organization"), or their successors that is not subsequently removed prior to such consummation;

          (ii) there shall not have occurred any suspension or withdrawal of, nor shall any notice have been given of any potential or intended suspension or withdrawal of, any review (or of any potential or intended review) for a possible change that does not indicate the direction of the possible change in, any rating of the Notes (including, without limitation, the placing of any of the Notes on credit watch with negative or developing implications or under review with an uncertain direction) by any Rating Organization, in each case that is not subsequently removed prior to the consummation of such merger or consolidation;

          (iii) there shall not have occurred any change, nor shall any notice have been given of any potential or intended change, in the outlook for any rating of the Notes to a rating that is lower than the rating that existed or was indicated prior to the announcement of the merger or consolidation, in any case by any Rating Organization, that is not subsequently removed prior to the consummation of such merger or consolidation;

          (iv) no Rating Organization shall have given notice that it has assigned (or is considering assigning) a rating to the Notes that is lower than the rating that existed or was indicated prior to the announcement of the merger or consolidation that is not subsequently removed prior to such consummation; and

     (y) the Beneficial Owners of Voting Stock of Horizon PCS immediately preceding such merger or consolidation shall continue to be the Beneficial Owners of at least 25% of the outstanding Voting Stock, other than Disqualified Stock, of Horizon PCS (or the surviving or transferee Person referred to in clause (5) above or sole stockholder of such surviving or transferee Person) immediately after giving effect to the merger or consolidation.

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     "Consolidated  Debt" means the aggregate  amount of Indebtedness of Horizon
PCS and its Restricted Subsidiaries on a Consolidated basis outstanding at the date of determination; provided, that in the event of a merger or consolidation (unless as a result of such transaction, such other Person becomes an Unrestricted Subsidiary) otherwise permitted under the terms of the indenture, Consolidated Debt shall include the aggregate amount of Indebtedness outstanding at the time of such transaction of such other Person party to such merger or consolidation.

     "Consolidated Debt to Annualized Operating Cash Flow Ratio" means, as at any date of determination, the ratio of (i) Consolidated Debt to (ii) the Annualized Operating Cash Flow of Horizon PCS as of the most recently completed fiscal quarter of Horizon PCS for which financial statements are publicly available.

     "Consolidated Interest Expense" of any Person means, for any period, the sum (without duplication and determined in each case in accordance with GAAP) of
(1) the aggregate interest expense and fees and other financing costs in respect of Indebtedness (including amortization of original issue discount and non-cash interest payments and accruals), plus (2) the interest component in respect of Capital Lease Obligations and any deferred payment obligations of such Person and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, plus (3) all commissions, discounts, other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs (including amortization of discounts) associated with interest rate swap and similar agreements and with foreign currency hedge, exchange and similar agreements plus (4) the product of (a) all dividend accruals or payments (or guarantees), whether or not in cash, on any series of Preferred Capital Stock of such Person or any of its Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

          (1) all gains (but not losses) which are either extraordinary (as determined in accordance with GAAP) or are nonrecurring (including any gain from the sale or other disposition of assets outside the ordinary course of business or from the issuance or sale of any capital stock) shall be excluded;

          (2) the Net Income, if positive, of any Person that is not a Wholly Owned Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Restricted Subsidiary thereof;

          (3) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval that has not been obtained or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

          (4) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

          (5) the Net Income, if positive, of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Subsidiaries; and

          (6) the cumulative effect of a change in accounting principles shall be excluded.

     "Consolidation" means the consolidation of the accounts of each of the Restricted Subsidiaries with those of Horizon PCS, if and to the extent that the accounts of each such Restricted Subsidiary would normally be consolidated with those of Horizon PCS in accordance with GAAP; provided, however, that
"Consolidation" shall not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of Horizon PCS or any Restricted Subsidiary in any Unrestricted Subsidiary shall be accounted for as an investment. The term "Consolidated" has a correlative meaning.

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     "Continuing  Directors" means, as of any date of determination,  any member of the Board of Directors of Horizon PCS who:

          (1) was a member of such Board of Directors on the Issue Date; or

          (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     "Credit Facilities" means, with respect to Horizon PCS or any Guarantor, one or more debt facilities or commercial paper facilities, in each case with banks, vendors or other institutional lenders providing for revolving credit loans, term loans, receivables financing, including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables, or letters of credit, and shall include the Senior Financing, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     "Designated Senior Debt" means (a) Indebtedness under the Senior Financing and (b) any other Senior Debt in excess of $25.0 million of the Guarantors that has been designated by Horizon PCS in writing to the Trustee as "Designated Senior Debt."

     "Disqualified Stock" means any Capital Stock that, by its terms, or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof, or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Horizon PCS to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that Horizon PCS may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "-- Selected Covenants -- Limitation on Restricted Payments." In addition, for purposes hereof, (i) Equity Interests in the form of convertible preferred stock issued on September 26, 2000, and (ii) Equity Interests issued as payment of dividends on the convertible preferred stock, which dividends shall be paid in additional shares of convertible preferred stock, shall not be considered to be Disqualified Stock.

     "Domestic Subsidiary" means any Subsidiary other than (a) a Foreign Subsidiary or (b) a Subsidiary of a Foreign Subsidiary.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excludes any debt security that is convertible into, or exchangeable for, Capital Stock.

     "Equity Offering" means any public offering or private sale of Capital Stock of Horizon PCS in which the net proceeds to Horizon PCS are at least $35.0 million.

     "Escrow Account" means the escrow account provided for under the Pledge and Escrow Agreement.

     "Event of  Termination"  means any of the events  described  in (1) Section
11.3 of the Management Agreement; (2) Section 13.2 of the Trademark Agreement; or (3) Section 13.2 of the Spectrum Trademark Agreement.

     "Exchange Act" means the Securities Exchange Act of 1934.

     "Fair Market Value" means, with respect to any Property, the price that could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be


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determined, except as otherwise provided, (a) if such Property has a Fair Market
Value equal to or less than $5.0 million, by any Officer of Horizon PCS, or (b) if such Property has a Fair Market Value in excess of $5.0 million, by a majority of the Board of Directors and evidenced by a Board Resolution, dated within 30 days of the relevant transaction, delivered to the Trustee.

     "Foreign Subsidiary" means any Subsidiary which is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

     "Government Securities" means (1) any security which is (a) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (b) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, is not callable or redeemable at the option of the issuer thereof, and (2) any depository receipt issued by a bank, as defined in the Securities Act, as custodian with respect to any Government Securities and held by such bank for the account of the holder of such depository receipt, or with respect to any specific payment of principal of or interest on any Government Securities which is so specified and held, provided that, except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal or interest evidenced by such depository receipt.

     "Guarantee" means any guarantee of the notes by any Guarantor pursuant to the indenture.

     "Guarantee Obligations" means the obligation of each Guarantor pursuant to its Guarantee of:

          (a) the full and punctual payment of principal and interest on the Notes when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of Horizon PCS under the notes; and

          (b) the full and punctual performance within applicable grace periods of all other obligations of Horizon PCS under the notes.

     "Guarantors" means each existing Domestic Subsidiary and any future Domestic Subsidiary that guarantees the notes in accordance with the provisions of the indenture, and their respective successors and assigns.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under:

          (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

          (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

     "Horizon Telcom" means Horizon Telcom, Inc., an Ohio corporation.

     "Indebtedness" of any Person means, without duplication, (a) all liabilities and obligations, contingent or otherwise, of such Person, to the extent such liabilities and obligations would appear as a liability upon the consolidated balance sheet of such Person in accordance with GAAP, (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (ii) evidenced by bonds, notes, debentures or similar instruments, or (iii) representing the balance deferred and unpaid of the purchase price of any property or services, except (other than accounts payable or other obligations to trade creditors which have remained unpaid for greater than 60 days past their original due


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date)  those  incurred  in the  ordinary  course  of  its  business  that  would constitute ordinarily a trade payable to trade creditors; (b) all liabilities and obligations, contingent or otherwise, of such Person (i) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (ii) relating to Capital Lease Obligations, or (iii) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit; (c) all net obligations of such Person under Hedging Obligations; (d) all liabilities and obligations of others of the kind described in the preceding clause (a), (b) or (c) that such Person has guaranteed or provided credit support or that is otherwise its legal liability or which are secured by any assets or property of such Person and all obligations to purchase, redeem or acquire any third party Equity Interests; (e) any and all deferrals, renewals, extensions, refinancing and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b), (c) or (d), or this clause (e), whether or not between or among the same parties; and (f) all Disqualified Stock of such Person (measured at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends); provided, that any indebtedness which has been defeased in accordance with GAAP or defeased pursuant  to the  deposit  of  cash  or  Government  Securities  (in  an  amount
sufficient  to  satisfy  all  such  indebtedness   obligations  at  maturity  or
redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and the other applicable terms
of  the   instrument   governing   such   indebtedness,   shall  not  constitute
"Indebtedness." The amount of any Indebtedness outstanding as of any date will be (i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, but the accretion of original issue discount in accordance with the original terms of Indebtedness issued with an original issue discount will not be deemed to be an incurrence and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness. For purposes of this definition, Indebtedness shall not include any amounts representing contributions from investors in the investor group led by Apollo Management in exchange for convertible preferred stock issued on September 26, 2000.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons, including Affiliates, in the forms of direct or indirect loans, including guarantees of Indebtedness or other obligations, advances or capital contributions, excluding commission, travel and similar advances to officers and employees made in the ordinary course of business, purchases or other acquisitions for consideration of Indebtedness, Equity
Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Horizon PCS or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, Horizon PCS shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of any Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the penultimate paragraph of the covenant described above under the caption "-- Selected Covenants -- Limitation on Restricted Payments."

     "Issue Date" means the date on which the Notes are initially issued.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code, or equivalent statutes, of any jurisdiction.

     "Net Income" means, with respect to any Person, the net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

          (1) any gain, but not loss, together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

          (2) any extraordinary gain, but not loss, together with any related provision for taxes on such extraordinary gain, but not loss.

     "Net Proceeds" means the aggregate cash proceeds received by Horizon PCS or any of its Restricted Subsidiaries in respect of any Asset Sale, including, without limitation, any cash received upon the sale or other disposition of any


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non-cash  consideration  received  in any Asset  Sale,  net of the direct  costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness, other than Senior Debt, secured by a Lien on the asset or assets that were the subject of such Asset Sale and appropriate amounts to be provided by Horizon PCS or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by Horizon PCS or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other
post-employment  benefit  liabilities,   liabilities  related  to  environmental
matters and liabilities under any indemnification obligations associated with such Asset Sale.

     "Non-Recourse Debt" means Indebtedness:

          (1) as to which neither Horizon PCS nor any of its Restricted Subsidiaries (a) provides credit support of any kind, including any undertaking, agreement or instrument that would constitute Indebtedness,
     (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

          (2) no default with respect to which, including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary, would permit upon notice, lapse of time or both any holder of any other Indebtedness, other than the Notes, of Horizon PCS or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

          (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Horizon PCS or any of its Restricted Subsidiaries.

     "Obligations"   means   any   principal,    interest,    penalties,   fees,
indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Officer" means the Chief Executive Officer, the Chief Operations Officer, the Chief Financial Officer or the Chief Technology Officer of Horizon PCS.

     "Officers' Certificate" means a certificate signed by the Chairman of the Board, the President or Vice President, and by the Treasurer, an Assistant Treasurer, the Secretary, or an Assistant Secretary, of Horizon PCS, and delivered to the Trustee.

     "Operating Cash Flow" means, for any fiscal quarter, Horizon PCS' Consolidated Net Income (Loss) plus (to the extent deducted from net revenues in determining Consolidated Net Income (Loss) for such period), the sum of (i) depreciation, amortization and other non-cash charges in respect thereof for such fiscal quarter, and (ii) all amounts deducted in calculating Consolidated Net Income (Loss) for such fiscal quarter in respect of Consolidated Interest Expense, and all income taxes, whether or not deferred, applicable to such income period, all as determined on a consolidated basis in accordance with GAAP, less the amount of all cash payments made by Horizon PCS or any of its Restricted Subsidiaries during such period to the extent such payments relate to non-cash charges that were added back in determining Operating Cash Flow for such period or any prior period; provided, that consolidated income tax expense and depreciation and amortization of a Restricted Subsidiary that is a less than Wholly Owned Subsidiary shall only be added to the extent of the equity interest of Horizon PCS in such Restricted Subsidiary. For purposes of calculating Operating Cash Flow for the fiscal quarter or quarters most recently completed for which financial statements are publicly available prior to any date on which an action is taken that requires a calculation of the Operating Cash Flow to Consolidated Interest Expense Ratio or Consolidated Debt to Annualized Cash Flow Ratio, (1) any Person that is a Restricted Subsidiary on such date (or would become a Restricted Subsidiary in connection with the transaction that requires the determination of such ratio) will be deemed to have been a Restricted Subsidiary at all times during such fiscal quarter or quarters, (2) any Person that is not a Restricted Subsidiary on such date (or would cease to be a Restricted Subsidiary in connection with the transaction that requires the determination of such ratio) will be deemed not to have been a Restricted Subsidiary at any time during such fiscal quarter or quarters and (3) if Horizon PCS or any Restricted Subsidiary shall have in any manner acquired (including through commencement of activities constituting such operating business) or disposed of (including through termination or discontinuance of activities


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constituting  such  operating   business)  any  operating   business  during  or
subsequent to the most recently completed fiscal quarter, such calculation will be made on a pro forma basis (to the extent permitted by Regulation S-X) on the assumption that such acquisition or disposition had been completed on the first day of such completed fiscal quarter.

     "Paying Agent" means any Person authorized by Horizon PCS to pay the principal of, and premium, if any, or interest on any Notes on behalf of Horizon PCS.

     "Permitted Business" means the business primarily involved in the ownership, design, construction, development, acquisition, installation, integration, management and/or provision of Telecommunications Assets or any business or activity reasonably related or ancillary thereto, including, without limitation, any business conducted by Horizon PCS or any Restricted Subsidiary on the Issue Date.

     "Permitted Investments" means:

          (1) any Investment by Horizon PCS in a Wholly Owned Restricted Subsidiary that is a Guarantor;

          (2) any Investment in Cash Equivalents;

          (3) any Investment by Horizon PCS or any Restricted Subsidiary in a Person, if as a result of or in connection with such Investment:

               (a) such Person becomes a Wholly Owned Restricted Subsidiary that is a Guarantor; or

               (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Horizon PCS or a Wholly Owned Restricted Subsidiary that is a Guarantor;

          (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Selected Covenants -- Asset Sales";

          (5) any acquisition of assets solely in exchange for the issuance of Equity Interests, other than Disqualified Stock, of Horizon PCS;

          (6) Investments, the payment of which consists only of Equity Interests, other than Disqualified Stock; and

          (7) other Investments in any Person having an aggregate fair market value, measured on the date each such Investment was made and without giving effect to subsequent changes in value, when taken together with all other Investments made pursuant to this clause (7) since the Issue Date, not to exceed $50.0 million.

     "Permitted Junior Securities" means, with respect to any Guarantor, Equity Interests in such Guarantor or its Subsidiaries or debt securities of such Guarantor or its Subsidiaries that are subordinated to all Senior Debt of such Guarantor (and any debt securities issued in exchange for such Senior Debt) to substantially the same extent as, or to a greater extent than, the Guarantees are subordinate to such Senior Debt.

     "Permitted Liens" means:

          (1) Liens on the assets of Horizon PCS and any Guarantor securing Indebtedness and other Obligations under Credit Facilities that were permitted by the terms of the indenture to be incurred;

          (2) Liens in favor of Horizon PCS or the Guarantors;

          (3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Horizon PCS or any Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any


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     assets  other than those of the Person  merged  into or  consolidated  with
     Horizon PCS or the Restricted Subsidiary;

          (4) Liens on property existing at the time of acquisition thereof by Horizon PCS or any Restricted Subsidiary, provided that such Liens were in existence prior to the contemplation of such acquisition;

          (5) Liens and deposits made to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

          (6) Liens to secure Purchase Money Indebtedness and Capital Lease Obligations, permitted by clause (4) of the second paragraph of the covenant entitled "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Purchase Money Indebtedness and Capital Lease Obligations;

          (7) Liens existing on the Issue Date;

          (8) Liens on Assets of Guarantors to secure Senior Debt of such Guarantor that was permitted by the indenture to be incurred;

          (9) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; and

          (10) Liens incurred in the ordinary course of business of Horizon PCS or any Restricted Subsidiary with respect to obligations that do not exceed $5.0 million at any one time outstanding.

     "Permitted Refinancing Indebtedness" means any Indebtedness of Horizon PCS or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Horizon PCS or any of its Restricted Subsidiaries, other than intercompany Indebtedness; provided that:

          (1) the principal amount, or accreted value, if applicable, of such Permitted Refinancing Indebtedness does not exceed the principal amount of, or accreted value, if applicable, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by Horizon PCS as necessary to accomplish such refinancing, plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded, plus the amount of reasonable expenses incurred in connection therewith;

          (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

          (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

          (4) such Indebtedness is incurred either by Horizon PCS or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Permitted Tower Sale and Leaseback Transactions" means the sale and leaseback transactions contemplated by the Tower Sale and Leaseback Agreement between Horizon Personal Communications, Inc. and SBA and the Tower Sale and Leaseback Agreement between Bright Personal Communications Services, LLC and SBA


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and any other tower sale and leaseback  transactions entered into by Horizon PCS or any of its Restricted Subsidiaries in the ordinary course of business and consistent with past practice.

     "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Preferred Capital Stock," as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes, however designated, that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

     "Principals" means Horizon Telcom, Inc., members of the McKell family and Apollo Management.

     "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the indenture, the value of any Property shall be its Fair Market Value.

     "Purchase Money Indebtedness" of any Person means any Indebtedness of such Person to any seller or other Person incurred solely to finance the acquisition (including in the case of a Capital Lease Obligation, the lease), construction, installation or improvement of any acquired real or personal tangible property which is incurred within 90 days following such acquisition, construction, installation or improvement and is secured only by the assets so financed.

     "Qualified Receivables" means, at any time, net Receivables of Horizon PCS and its Restricted Subsidiaries, as evidenced on the most recent quarterly consolidated balance sheet of Horizon PCS as at a date at least 45 days prior to such time, arising in the ordinary course of business of Horizon PCS or any Restricted Subsidiary.

     "Receivables" means receivables, chattel paper, instruments, documents or intangibles evidencing or relating to the right of payment of money and proceeds and products thereof in each case generated in the ordinary course of business.

     "Receivables Facility" means one or more receivables financing facilities, as amended from time to time, pursuant to which Horizon PCS or any of its
Restricted Subsidiaries sells their accounts receivable to an Accounts Receivable Subsidiary.

     "Receivables Fees" means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

     "Restricted Investment" means any Investment that is not a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Unless the context otherwise requires, a Restricted Subsidiary means a Subsidiary of Horizon PCS that is not an Unrestricted Subsidiary. In addition, unless consented to by the holders of a majority in aggregate principal amount of Notes, Horizon Personal Communications, Inc. and Bright Personal Communications, LLC shall at all times be Restricted Subsidiaries.

     "Senior Debt" means:

          (1) all Indebtedness outstanding under Credit Facilities and all Hedging Obligations with respect thereto; and

          (2) all Obligations with respect to the items listed in the preceding clause (1).

     Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

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          (1) any  liability  for federal,  state,  local or other taxes owed or owing by Horizon PCS;

          (2) any Indebtedness of Horizon PCS to any of its Subsidiaries or other Affiliates;

          (3) any trade payables; or

          (4) any Indebtedness that is incurred in violation of the indenture.

     "Senior Financing" means the Credit Agreement dated as of September 26, 2000 by and among Horizon Personal Communications, Inc. and Bright Personal Communications Services, LLC, as borrowers, Horizon PCS and certain of its Subsidiaries, as guarantors, First Union National Bank, as administrative agent, WestDeutsche Landesbank Girozentrale, as syndication agent and arranger, Fortis Capital Corp., as documentation agent, First Union Securities, Inc., as sole lead arranger and sole book runner, and the lenders named therein, as such may be amended, restated, modified, renewed, refunded, replaced, increased (as may be permitted by the indenture) or refinanced in whole or in part from time to time.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

     "Sprint Agreements" means (1) the Management Agreement between SprintCom, Inc. and Horizon Personal Communications, Inc. and the Management Agreement between SprintCom, Inc. and Bright Personal Communications, LLC, dated as of June 8, 1998 and October 13, 1999, respectively, and any exhibits, schedules or addendum thereto, as such agreements may be amended, modified or supplemented from time to time (collectively, the "Management Agreement"); (2) the Sprint PCS Services Agreement between Sprint Spectrum L.P. and Horizon Personal
Communications, Inc. and the Sprint PCS Services Agreement between Sprint Spectrum L.P. and Bright Personal Communications, LLC, dated as of June 8, 1998 and October 13, 1999, respectively, and any exhibits, schedules or addendum thereto, as such agreements may be amended, modified or supplemented from time to time; (3) the Sprint Trademark and Service Mark License Agreement between Sprint Communications Company, L.P. and Horizon Personal Communications, Inc. and the Sprint Trademark and Service Mark License Agreement between Sprint Communications Company, L.P. and Bright Personal Communications, LLC, dated as of June 8, 1998 and October 13, 1999 respectively, and any exhibits, schedules or addendum thereto, as such agreements may be amended, modified or supplemented from time to time (collectively, the "Trademark Agreement"); and (4) the Sprint Trademark and Service Mark License Agreement between Sprint Spectrum L.P. and Horizon Personal Communications, Inc. and the Sprint Trademark and Service Mark License Agreement between Sprint Spectrum L.P. and Bright Personal Communications, LLC, dated as of June 8, 1998 and October 13, 1999, respectively, and any exhibits, schedules or addendum thereto, as such agreements may be amended, modified or supplemented from time to time (collectively, the "Spectrum Trademark Agreement").

     "Sprint PCS Affiliate" means any Person whose sole or predominant business is operating a personal communications services business pursuant to arrangements with Sprint Spectrum L.P. and/or Affiliates of Sprint Spectrum L.P., or their successors, similar to the Sprint Agreements.

     "Sprint PCS Affiliate Parent" means any Person that owns 75% or more of the issued and outstanding common stock, calculated on a fully diluted basis, of a Sprint PCS Affiliate (other than Horizon PCS, Horizon Personal Communications, Inc. and Bright Personal Communications Services, LLC) and whose primary business is either being a Sprint PCS Affiliate or holding the Capital Stock of one or more Sprint PCS Affiliates.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subsidiary" means, with respect to any Person:

          (1) any corporation, association or other business entity of which more than 50.0% of the total voting power of shares of Capital Stock entitled, without regard to the occurrence of any contingency, to vote in


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     the  election of  directors,  managers  or trustees  thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person, or a combination thereof; and

          (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or
     (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person, or any combination thereof.

     "Telecommunications Assets" means, with respect to any Person, any asset that is utilized by such Person, directly or indirectly, for the design, development, construction, installation, integration, operation, management or provision of wireless telecommunications equipment, inventory, technology, systems and/or services. Telecommunications Assets shall include stock, joint venture or partnership interests of an entity where substantially all of the assets of the entity consist of Telecommunications Assets.

     "Total Invested Capital" means at any time of determination, the sum of, without duplication, (i) the total amount of equity contributed to Horizon PCS or any Restricted Subsidiary as of the Issue Date, plus (ii) the sum of (x) the aggregate net cash proceeds received by Horizon PCS from capital contributions or any other issuance or sale of Capital Stock (other than Disqualified Stock but including Capital Stock issued upon the conversion of convertible Debt or from the exercise of options, warrants or rights to purchase Capital Stock (other than Disqualified Stock)), subsequent to the Issue Date, other than to a Restricted Subsidiary, and (y) in the case of any consolidation or merger of Horizon PCS with or into another Sprint PCS Affiliate (including a Wholly Owned Subsidiary or Sprint PCS Affiliate Parent of a Sprint PCS Affiliate), the aggregate net cash proceeds received by such Sprint PCS Affiliate from capital contributions or any other issuance or sale of Capital Stock (other than Disqualified Stock but including Capital Stock issued upon the conversion of convertible Indebtedness or from the exercise of options, warrants or rights to purchase Capital Stock (other than Disqualified Stock)) through and including the date of consummation of any such consolidation or merger, other than to a Subsidiary of such other Sprint PCS Affiliate, plus (iii) the aggregate net repayment of any Investment made after the Issue Date and constituting a Restricted Payment in an amount equal to the lesser of (a) the return of capital with respect to such Investment and (b) the initial amount of such Investment, in either case, less the cost of the disposition of such Investment, plus (iv) an amount equal to the Consolidated net Investment (as of the date of determination) Horizon PCS and/or any of its Restricted Subsidiaries has made in any Subsidiary that has been designated as an Unrestricted Subsidiary after the Issue Date upon its redesignation as a Restricted Subsidiary in accordance with the covenant described under "-- Selected Covenants -- Designation of Restricted and Unrestricted Subsidiaries," plus (v) Consolidated Debt, minus (vi) the sum of (x) the aggregate amount of all Restricted Payments declared or made on or after the Issue Date and (y) in the case of any consolidation or merger of Horizon PCS with or into another Sprint PCS Affiliate, the aggregate amount of all payments which, if such other Sprint PCS Affiliate were governed by the terms of the indenture, would have constituted Restricted Payments declared or made by such Sprint PCS Affiliate through and including the date of consummation of any such consolidation or merger.

     "Trustee" means the trustee under the indenture for the senior notes.

     "Unrestricted Subsidiary" means any Subsidiary of Horizon PCS or a Guarantor that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such
Subsidiary:

          (1) has no Indebtedness other than Non-Recourse Debt;

          (2) is not party to any agreement, contract, arrangement or understanding with Horizon PCS or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Horizon PCS or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Horizon PCS;

          (3) is a Person with respect to which neither Horizon PCS nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

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

          (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Horizon PCS or any of its Restricted Subsidiaries; and

          (5) has at least one director on its board of directors that is not a director or executive officer of Horizon PCS or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of Horizon PCS or any of its Restricted Subsidiaries.

     Any designation of a Subsidiary of Horizon PCS or a Guarantor as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution making such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "-- Selected Covenants -- Limitation on Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "-- Selected Covenants -- Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock," Horizon PCS shall be in Default of such covenant. The Board of Directors of Horizon PCS may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "-- Selected Covenants -- Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years, calculated to the nearest one-twelfth, that will elapse between such date and the making of such payment; by

          (2) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which, other than directors' qualifying shares, shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

     "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which, other than directors' qualifying shares, shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.




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                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

EXCHANGE OF NOTES

     Your exchange of an outstanding note for a registered note pursuant to the exchange offer should not be a taxable event for U.S. federal income tax purposes. Accordingly, you should have the same adjusted basis, holding period, issue price, adjusted issue price, stated redemption price at maturity, yield and accrual periods for a registered note acquired pursuant to the exchange offer as you had in the outstanding note immediately before the exchange. The tax consequences of ownership and disposition of a registered note should be the same as the tax consequences of the ownership and disposition of the outstanding note surrendered in exchange for it.

     Accordingly, in the following discussion, the U.S. federal income tax consequences with respect to a registered note assume that the registered note is treated, for U.S. federal income tax purposes, as the same note as the outstanding note for which it was issued and that the registered note has the same adjusted basis, holding period, issue price, adjusted issue price, stated redemption price at maturity, yield and accrual periods as the outstanding note had in your hands immediately before the exchange, and that any amounts that accrue or are paid or payable on an outstanding note are treated as accruing or as paid or payable on the registered note.

     The following discussion is a summary of the material United States federal income tax consequences relevant to the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), United States Treasury Regulations issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. This discussion does not address all of the United States federal income tax consequences that may be relevant to a holder in light of such holder's particular circumstances or to holders subject to special rules, such as certain financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, holders whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the notes as part of a "straddle," "hedge," "conversion transaction" or other integrated transaction. In addition, this discussion is limited to persons purchasing the notes for cash at original issue and at their "issue price" within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of notes are sold to the public for cash). Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. The discussion deals only with notes held as "capital assets" within the meaning of
Section 1221 of the Code.

     As used herein, "United States Holder" means a beneficial owner of the notes who or that is:

     o an individual that is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the "substantial presence" test under
          Section 7701(b) of the Code;

     o a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or political subdivision thereof;

     o an estate, the income of which is subject to United States federal income tax regardless of its source; or

     o a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996 and has elected to continue to be treated as a United States person.

     We have not sought and will not seek any rulings from the Internal Revenue Service (the "IRS") with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained. If a partnership or other entity taxable as a partnership holds the notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Such partner should consult its tax advisor as to the tax consequences.

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

     PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT, ESTATE AND INHERITANCE TAX LAWS.

UNITED STATES HOLDERS

     INTEREST

     Payments of stated interest on the notes generally will be taxable to a United States Holder as ordinary income at the time that such payments are received or accrued, in accordance with such United States Holder's method of accounting for United States federal income tax purposes.

     SALE OR OTHER TAXABLE DISPOSITION OF THE NOTES

     A United States Holder will recognize gain or loss on the sale, exchange (other than for exchange notes pursuant to the exchange offer or a tax-free transaction), redemption, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the disposition (less a portion allocable to any accrued and unpaid interest, which will be taxable as ordinary income if not previously included in such holder's income) and the United States Holder's adjusted tax basis in the note. A United States Holder's adjusted basis in a note generally will be the United States Holder's cost therefor, less any principal payments received by such holder. This gain or loss generally will be a capital gain or loss, and will be a long-term capital gain or loss if the United States Holder has held the note for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss.

     EXCHANGE OFFER AND LIQUIDATED DAMAGES

     The exchange of the notes for identical debt securities registered under the Securities Act should not constitute a taxable exchange. See "Description of Notes -- Registration Rights; Liquidated Damages." As a result, (1) a United States Holder should not recognize a taxable gain or loss as a result of exchanging such holder's notes; (2) the holding period of the notes received should include the holding period of the notes exchanged therefor; and (3) the adjusted tax basis of the notes received should be the same as the adjusted tax basis of the notes exchanged therefor immediately before such exchange.

     We believe that the likelihood that additional amounts will become payable due to a failure to register the notes is remote. Accordingly, we intend to take the position that if such additional amounts become payable, such amounts will be taxable to a United States Holder as ordinary income in accordance with such holder's method of accounting for United States federal tax purposes. However, the IRS may take a different position, which could affect the timing of both a United States Holder's recognition of income and the availability of our deduction with respect to such additional amounts.

     BACKUP WITHHOLDING

     A United States Holder may be subject to a backup withholding tax (up to 30%) when such holder receives interest and principal payments on the notes held or upon the proceeds received upon the sale or other disposition of such notes. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. A United States Holder will be subject to this backup withholding tax if such holder is not otherwise exempt and such holder:

     o fails to furnish its taxpayer identification number ("TIN"), which, for an individual, is ordinarily his or her social security number;

     o    furnishes an incorrect TIN;

     o is notified by the IRS that it has failed to properly report payments of interest or dividends; or

     o fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the United States Holder that it is subject to backup withholding.

     United States Holders should consult their personal tax advisor regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

NON-UNITED STATES HOLDERS

     DEFINITION OF NON-UNITED STATES HOLDERS; INTEREST PAYMENTS AND GAINS FROM DISPOSITIONS

     A non-United States Holder is a beneficial owner of the notes who is not a United States Holder.

     Interest paid to a non-United States Holder will not be subject to United States federal withholding tax of 30% (or, if applicable, a lower treaty rate) provided that:

     o    such   holder   does  not   directly   or   indirectly,   actually  or
          constructively, own 10% or more of the total combined voting power of all of our classes of stock;

     o such holder is not a controlled foreign corporation that is related to us through stock ownership and is not a bank that received such notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

     o either (1) the non-United States Holder certifies in a statement provided to us or our paying agent, under penalties of perjury, that it is not a "United States person" within the meaning of the Code and provides its name and address, or (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the notes on behalf of the non-United States Holder certifies to us or our paying agent under penalties of perjury that it, or the financial institution between it and the non-United States Holder, has received from the non-United States Holder a statement, under penalties of perjury, that such holder is not a "United States person" and provides us or our paying agent with a copy of such statement.

     The certification requirement described above may require a non-United States Holder that provides an IRS form, or that claims the benefit of an income tax treaty, to also provide its United States taxpayer identification number. The applicable regulations generally also require, in the case of a note held by a foreign partnership, that:

     o    the certification described above be provided by the partners; and

     o    the partnership provide certain information.

     Further, a look-through rule will apply in the case of tiered partnerships. Special rules are applicable to intermediaries. Prospective investors should consult their tax advisors regarding the certification requirements for non-United States persons.

     A non-United States Holder will generally not be subject to United States federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other disposition of a note. However, a non-United States Holder may be subject to tax on such gain if such holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case such holder may have to pay a United States federal income tax of 30% (or, if applicable, a lower treaty rate) on such gain.

     If interest or gain from a disposition of the notes is effectively connected with a non-United States Holder's conduct of a United States trade or business, or if an income tax treaty applies and the non-United States Holder maintains a United States "permanent establishment" to which the interest or gain is generally attributable, the non-United States Holder may be subject to United States federal income tax on the interest or gain on a net basis in the same manner as if it were a United States Holder. If interest income received with respect to the notes is taxable on a net basis, the 30% withholding tax described above will not apply (assuming an appropriate certification is provided). A foreign corporation that is a holder of a note also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a note or gain recognized on the disposition of a note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

     BACKUP WITHHOLDING AND INFORMATION REPORTING

     Backup withholding will likely not apply to payments made by us or our paying agents, in their capacities as such, to a non-United States Holder of a note if the holder has provided the required certification that it is not a United States person as described above. However, certain information reporting may still apply with respect to interest payments even if certification is provided. Payments of the proceeds from a disposition by a non-United States Holder of a note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments if the broker is:

     o    a United States person;

     o a controlled foreign corporation for United States federal income tax purposes;

     o a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period; or

     o a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons, as defined in Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a United States trade or business.

     Payment of the proceeds from a disposition by a non-United States Holder of a note made to or through the United States office of a broker is generally subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its taxpayer identification number or otherwise establishes an exemption from information reporting and backup withholding.

     Non-United States Holders should consult their own tax advisors regarding application of withholding and backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from withholding and backup withholding under current Treasury regulations. In this regard, the current Treasury regulations provide that a certification may not be relied on if we or our agent (or other payor) knows or has reason to know that the certification may be false. Any amounts withheld under the backup withholding rules from a payment to a non-United States Holder will be allowed as a credit against the holder's United States federal income tax liability or may be claimed as a refund, provided the required information is furnished timely to the IRS.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives registered notes in exchange for outstanding notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such registered notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of registered notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale for a period of one year after consummation of the exchange offer.

     We will not receive any proceeds from any sale of registered notes by broker-dealers. Registered notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such registered notes. Any broker-dealer that effects any resale of registered notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such registered notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of registered notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of one year after consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the periodic reporting and other informational requirements of the Exchange Act. We file annual, quarterly and special reports and other information with the SEC. In addition, we have agreed under the indenture that governs the outstanding notes and the registered notes that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the outstanding notes or registered notes remain outstanding, we will furnish to the holders of any of those securities and file with the SEC, unless the SEC will not accept such a filing, (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by our certified independent public accountants and (ii) all reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports. In addition, for so long as any of the outstanding notes or registered notes remain outstanding, we have agreed to make available to any prospective purchaser or beneficial owner of any of those securities in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

     We have filed a registration statement on Form S-4 with the SEC to register under the Securities Act the registered notes. This prospectus constitutes a part of that registration statement. As allowed by the SEC's rules, this prospectus does not contain all the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. Please refer to the registration statement and related exhibits and schedules filed therewith for further information with respect to us and the registered notes offered hereby. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed by us with the SEC and each such statement is qualified in its entirety by such reference.

     You may read and copy any document we file at the SEC's public reference room located at 450 5th Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at: http://www.sec.gov. This information is available without charge upon written or oral request to:

                                Horizon PCS, Inc.
                               68 East Main Street
                          Chillicothe, Ohio 45601-0480
                                 (740) 772-8200

     You should rely only on the information provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We may not make an offer of the registered notes in any state where the offer is not permitted. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. It also does not mean that the information in this prospectus is correct after this date.

                                  LEGAL MATTERS

     The validity of the registered notes offered hereby has been passed upon by Arnall Golden Gregory LLP, Atlanta, Georgia.

                                     EXPERTS

     The financial statements and schedule of Horizon PCS, Inc. as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, included in this prospectus and elsewhere in this registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in giving said reports.

HORIZON PCS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE

Report of Independent Public Accountants..................................  F-2

Consolidated Balance Sheets as of December 31, 2001 and 2000..............  F-3

Consolidated Statements of Operations for the Years Ended
  December 31, 2001, 2000 and 1999........................................  F-5

Consolidated Statements of Comprehensive Income (Loss)
  for the Years Ended December 31, 2001, 2000 and 1999....................  F-6

Consolidated Statements of Changes in Stockholders' Equity (Deficit)
  for the Years Ended December 31, 2001, 2000 and 1999....................  F-7

Consolidated Statements of Cash Flows for the Years Ended
  December 31, 2001, 2000 and 1999........................................  F-8

Notes to Consolidated Financial Statements, as of December 31, 2001
  and 2000, and for the Years Ended December 31, 2001, 2000 and 1999...... F-10

Financial Statement Schedule - Valuation and Qualifying Accounts.......... F-32

Condensed Consolidated Balance Sheets as of March 31, 2002, and
  December 31, 2001....................................................... F-33

Condensed Consolidated Statements of Operations For the Three Months
  Ended March 31, 2002 and 2001 (unaudited)............................... F-35

Condensed Consolidated Statements of Comprehensive Income (Loss) For
  the Three Months Ended March 31, 2002 and 2001 (unaudited).............. F-36

Condensed Consolidated Statements of Cash Flows For the Three Months
  Ended March 31, 2002 and 2001 (unaudited)............................... F-37

Notes to Interim Condensed Consolidated Financial Statements As of
  March 31, 2002, and December 31, 2001, And for the Three Months
  Ended March 31, 2002 and 2001 (unaudited)............................... F-38

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Shareholders of Horizon PCS, Inc.:

     We have audited the accompanying consolidated balance sheets of Horizon PCS, Inc. (a Delaware corporation) and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 2001. These consolidated financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Horizon PCS, Inc. and Subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

     Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index to consolidated financial statements is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.




                                                  /s/ ARTHUR ANDERSEN LLP

Columbus, Ohio
February 12, 2002 (except with
  respect to the matter discussed in
  Note 22, as to which the date is
  May 9, 2002)

HORIZON PCS, INC.

CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2001 AND 2000
--------------------------------------------------------------------------------

                                                                                 December 31,      December 31,
                                                                                     2001              2000
                                                                               ----------------  ----------------
ASSETS
------
CURRENT ASSETS:
  Cash and cash equivalents................................................... $   123,775,562   $   191,417,394
  Restricted cash.............................................................      24,597,222                --
  Accounts receivable-- subscriber, less allowance for
    doubtful accounts of approximately $1,804,000 and $901,000 at
    December 31, 2001 and 2000, respectively..................................      14,293,771         3,259,634
  Receivable from affiliate...................................................         100,437           741,453
  Receivable from Parent......................................................         483,785                --
  Equipment inventory.........................................................       3,845,433         3,850,335
  Investments.................................................................              --         2,895,646
  Interest receivable and other current assets................................         840,970         4,573,042
                                                                               ----------------  ----------------
        Total current assets..................................................     167,937,180       206,737,504
                                                                               ----------------  ----------------

OTHER ASSETS:
  Restricted cash.............................................................      24,062,500                --
  Investment in Parent........................................................              --         1,120,262
  Intangible asset-- Sprint PCS licenses, net of amortization.................      42,840,534        45,299,867
  Goodwill, net of amortization...............................................       7,191,180         7,580,067
  Unamortized debt issuance costs and other assets............................      24,438,992        14,855,469
                                                                               ----------------  ----------------
        Total other assets....................................................      98,533,206        68,855,665
                                                                               ----------------  ----------------

PROPERTY AND EQUIPMENT, NET                                                        214,867,858       109,701,845
                                                                               ----------------  ----------------

            Total assets...................................................... $   481,338,244   $   385,295,014
                                                                               ================  ================


(Continued on next page)

HORIZON PCS, INC.

AS OF DECEMBER 31, 2001 AND 2000
--------------------------------------------------------------------------------

                                                                                 December 31,      December 31,
                                                                                     2001              2000
                                                                               ----------------  ----------------
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
----------------------------------------------
CURRENT LIABILITIES:
  Accounts payable............................................................ $     9,500,931   $    12,065,021
  Accrued liabilities.........................................................      27,527,462        24,722,200
  Payable to Sprint PCS.......................................................      10,244,529         4,959,128
  Deferred service revenue....................................................       3,712,734         1,015,701
  Payable to Parent...........................................................              --           427,747
  Payable to affiliate........................................................              --         1,114,727
                                                                               ----------------  ----------------
        Total current liabilities.............................................      50,985,656        44,304,524
                                                                               ----------------  ----------------

OTHER LONG-TERM LIABILITIES:
  Long-term debt..............................................................     384,055,643       185,283,104
  Payable to affiliates.......................................................              --           192,334
  Other long-term liabilities.................................................       2,195,355         1,015,802
  Deferred income.............................................................      10,719,888         7,504,268
                                                                               ----------------  ----------------
        Total other long-term liabilities.....................................     396,970,886       193,995,508
                                                                               ----------------  ----------------
          Total liabilities...................................................     447,956,542       238,300,032
                                                                               ----------------  ----------------

COMMITMENTS AND CONTINGENCIES (Note 12)

CONVERTIBLE PREFERRED STOCK...................................................     145,349,043       134,421,881

STOCKHOLDERS' EQUITY (DEFICIT):
  Preferred stock, 10,000,000 shares authorized, none issued
    or outstanding, at $0.0001 par value......................................              --                --
  Common stock-- class A, 300,000,000 shares authorized,
    26,646 issued and outstanding in 2001, at $0.0001 par value...............               3                --
  Common stock-- class B, 75,000,000 shares authorized,
    58,458,354 issued and 58,445,288 outstanding in 2001; 58,485,000
    issued and 58,471,934 outstanding in 2000, at $0.0001 par value...........           5,846             5,849
  Treasury stock-- class B, 13,066 shares, at $8.50 per share.................        (111,061)         (111,061)
  Accumulated other comprehensive income (loss)...............................        (837,851)               --
  Additional paid-in capital..................................................      91,852,117        91,852,117
  Deferred stock option compensation..........................................      (1,566,496)       (2,275,444)
  Retained deficit............................................................    (201,309,899)      (76,898,360)
                                                                               ----------------  ----------------
          Total stockholders' equity (deficit)................................    (111,967,341)       12,573,101
                                                                               ----------------  ----------------
            Total liabilities and stockholders' equity (deficit).............. $   481,338,244   $   385,295,014
                                                                               ================  ================


              The accompanying notes are an integral part of these
                       consolidated financial statements.

HORIZON PCS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
--------------------------------------------------------------------------------


                                                                  2001               2000               1999
                                                            ----------------   ----------------   ----------------
OPERATING REVENUES:
  Subscriber revenues...................................    $     77,657,971   $     17,724,816   $      3,664,530
  Roaming revenues......................................          38,540,276          8,408,102            641,962
  Equipment revenues....................................           7,105,457          3,061,021            600,451
                                                            ----------------   ----------------   ----------------
         Total operating revenues.......................         123,303,704         29,193,939          4,906,943

OPERATING EXPENSES:
  Cost of service (exclusive of items shown below)......         100,515,780         27,452,382          8,203,598
  Cost of equipment.....................................          14,871,647          9,774,881          2,444,322
  Selling and marketing.................................          48,992,817         18,025,868          3,475,212
  General and administrative (exclusive of items shown
    below)..............................................          28,384,548         12,477,034          3,943,931
  Non-cash compensation.................................           1,433,848            490,202            291,345
  Depreciation and amortization.........................          18,518,948          6,134,458          2,684,644
                                                            ----------------   ----------------   ----------------
         Total operating expenses.......................         212,717,588         74,354,825         21,043,052
                                                            ----------------   ----------------   ----------------

OPERATING LOSS..........................................         (89,413,884)       (45,160,886)       (16,136,109)

Gain (Loss) on exchange of stock........................            (399,673)        11,550,866                 --
Gain (Loss) on disposal of PCS assets...................          (1,296,834)                --          1,387,718
Interest income and other, net..........................           5,062,780          4,803,820             52,421
Interest expense, net of capitalized interest...........         (27,434,076)       (10,317,473)        (1,529,157)
                                                            ----------------   ----------------   ----------------

LOSS ON CONTINUING OPERATIONS BEFORE INCOME TAX (EXPENSE)
  BENEFIT...............................................        (113,481,687)       (39,123,673)       (16,225,127)

INCOME TAX (EXPENSE) BENEFIT............................                  --         (1,075,711)         5,275,125
                                                            ----------------   -----------------  ----------------

LOSS ON CONTINUING OPERATIONS...........................        (113,481,687)       (40,199,384)       (10,950,002)

DISCONTINUED OPERATIONS:
  Income from discontinued operations, net of tax
    expense of $73,000 and $145,000 for the years
    ended December 31, 2000 and 1999, respectively......                  --            141,245            282,331
                                                            ----------------   ----------------   ----------------

LOSS BEFORE EXTRAORDINARY ITEM..........................        (113,481,687)       (40,058,139)       (10,667,671)

EXTRAORDINARY LOSS, NET OF TAX
  BENEFIT OF $262,000...................................                  --           (486,323)                --
                                                            ----------------   ----------------   ----------------

NET LOSS................................................        (113,481,687)       (40,544,462)       (10,667,671)

PREFERRED STOCK DIVIDEND................................         (10,929,852)        (2,782,048)                --
                                                            ----------------   ----------------   ----------------

NET LOSS AVAILABLE TO COMMON STOCKHOLDERS...............    $   (124,411,539)  $    (43,326,510)  $    (10,667,671)
                                                            ================   ================   ================

Basic and diluted loss per share on continuing operations
  available to common stockholders......................    $          (2.13)  $          (0.76)  $          (0.20)
Basic and diluted income per share from discontinued
  operations............................................                  --                 --                 --
Basic and diluted loss per share from extraordinary item                  --              (0.01)                --
                                                            ----------------   ----------------   ----------------
Basic and diluted net loss per share available to common
  stockholders..........................................    $          (2.13)  $          (0.77)  $          (0.20)
                                                            =================  ================   ================
Weighted-average common shares outstanding..............          58,471,934         56,177,948         53,806,200
                                                            =================  ================   ================

              The accompanying notes are an integral part of these
                       consolidated financial statements.

HORIZON PCS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
--------------------------------------------------------------------------------


                                                                   2001              2000                1999
                                                            ----------------   ----------------   ----------------

NET LOSS................................................    $   (113,481,687)  $    (40,544,462)  $    (10,667,671)

OTHER COMPREHENSIVE INCOME (LOSS):
  Net unrealized loss on hedging activities.............            (837,851)                --                 --
                                                            ----------------   ----------------   ----------------

COMPREHENSIVE INCOME (LOSS).............................    $   (114,319,538)  $    (40,544,462)  $    (10,667,671)
                                                            ================   ================   ================


              The accompanying notes are an integral part of these
                       consolidated financial statements.

HORIZON PCS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
--------------------------------------------------------------------------------

                                                               Accumulated
                                   class A  class B                Other     Additional    Deferred                     Total
                         Preferred Common   Common   Treasury  Comprehensive   Paid-in   Stock Option     Retained   Stockholders'
                           Stock    Stock    Stock     Stock   Income (Loss)   Capital   Compensation     Deficit   Equity (Deficit)
                         --------- -------- -------- --------- ------------- ----------  ------------  ------------ -------------
Balance, December 31,
  1998..................   $ --     $ --    $5,381  $      --  $       --   $13,550,822   $       --  $(11,613,588) $  1,942,615
  Equity contribution...     --       --        --         --          --     6,270,422           --            --     6,270,422
  Deferred stock option
   compensation.........     --       --        --         --          --     2,095,068   (2,095,068)           --            --
  Stock option compen-
   sation expense.......     --       --        --         --          --            --      291,345            --       291,345
  Net loss..............     --       --        --         --          --            --           --   (10,667,671)  (10,667,671)
                         --------- -------- -------- --------- ------------- ----------  ------------  ------------ -------------
Balance, December 31,
  1999..................     --       --     5,381         --          --    21,916,312   (1,803,723)  (22,281,259)   (2,163,289)
                         --------- -------- -------- --------- ------------- ----------  ------------  ------------ -------------
  Equity contribution...     --       --        --         --          --     1,373,703           --            --     1,373,703
  Acquisition of Bright
   PCS..................     --       --       468         --          --    33,999,532           --            --    34,000,000
  Issuance of warrants..     --       --        --         --          --    33,600,647           --            --    33,600,647
  Acquisition of trea-
   sury stock...........     --       --        --   (111,061)         --            --           --            --      (111,061)
  Deferred stock option
    compensation........     --       --        --         --          --       961,923     (961,923)           --            --
  Stock option compen-
   sation expense.......     --       --        --         --          --            --      490,202            --       490,202
  Dividends.............     --       --        --         --          --            --           --    (7,033,773)   (7,033,773)
  Tax on dividend.......     --       --        --         --          --            --           --    (4,256,818)   (4,256,818)
  Net loss..............     --       --        --         --          --            --           --   (40,544,462)  (40,544,462)
  Preferred Dividend....     --       --        --         --          --            --           --    (2,782,048)   (2,782,048)
                         --------- -------- -------- --------- ------------- ----------  ------------  ------------ -------------
Balance, December 31,
  2000..................     --       --     5,849   (111,061)         --    91,852,117   (2,275,444)  (76,898,360)   12,573,101
                         --------- -------- -------- --------- ------------- ----------  ------------  ------------ -------------
  Stock option compen-
   sation expense.......     --       --        --         --          --            --      708,948            --       708,948
  Net loss..............     --       --        --         --          --            --           --  (113,481,687) (113,481,687)
  Other comprehensive
   income (loss)........     --       --        --         --    (837,851)           --           --            --      (837,851)
  Conversion of class B
   common stock.........     --        3        (3)        --          --            --           --            --            --
  Preferred dividend....     --       --        --         --          --            --           --   (10,929,852)  (10,929,852)
                         --------- -------- -------- --------- ------------- ----------  ------------  ------------ -------------
Balance, December 31,
  2001..................   $ --     $  3    $5,846  $(111,061)$  (837,851)  $91,852,117  $(1,566,496)$(201,309,899)$(111,967,341)
                         ========= ======== ======== ========= ============= ==========  ============  ============ =============

                   The accompanying notes are an integral part of these consolidated financial statements.

HORIZON PCS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
--------------------------------------------------------------------------------

                                                                         2001               2000             1999
                                                                   ----------------   ---------------- ----------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss................................................         $  (113,481,687)   $   (40,544,462) $   (10,667,671)
                                                                   ----------------   ---------------- ----------------
Adjustments to reconcile net loss to net cash used in
  operating activities, net of effect of acquisition:
  Depreciation and amortization...........................              18,518,948          6,189,073        2,911,258
  Extraordinary loss......................................                      --            486,323               --
  Deferred Federal income taxes...........................                      --                 --         (739,016)
  Non-cash compensation expense...........................               1,433,848            490,202          291,345
  Non-cash interest expense...............................              19,344,515          5,635,498               --
  Non-cash loss (gain) on exchange of stock...............                 399,673        (11,550,866)              --
  Allowance for doubtful accounts.........................               6,409,561          1,407,028          487,595
  Loss on hedging activities..............................                 176,322                 --               --
  Loss (Gain) on disposal of PCS assets and property and
   equipment..............................................               1,296,834                 --       (1,387,718)
  Change in:
    Accounts receivable...................................             (17,443,698)        (6,075,589)        (701,923)
    Equipment inventory...................................                   4,902         (1,712,998)      (1,253,208)
    Interest receivable and other.........................               3,732,072         (2,316,514)         (39,416)
    Deferred income.......................................               3,215,620          7,293,281               --
    Accounts payable......................................              (2,564,090)         8,916,376        1,707,749
    Accrued liabilities and deferred service revenue......              10,787,696         23,523,951          164,264
  Change in receivable/payable from affiliates and Parent.              (1,577,577)         2,837,997        4,857,543
  Change in other assets and liabilities, net.............              (3,118,592)          (167,593)         181,812
                                                                   ----------------   ---------------- ----------------
     Total adjustments....................................              40,616,034         34,956,169        6,480,285
                                                                   ----------------   ---------------- ----------------
         Net cash used in operating activities............             (72,865,653)        (5,588,293)      (4,187,386)
                                                                   ----------------   ---------------- ----------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures, net...............................            (116,574,323)       (83,629,782)      (6,253,133)
  Increase in restricted cash.............................             (48,659,722)                --               --
  Proceeds from redemption of RTFC capital certificates...               2,895,646                 --               --
  Investment in Parent....................................                      --        (11,835,000)              --
  Investment in joint venture.............................                      --         (1,032,000)      (2,068,000)
  Proceeds from the sale of property and equipment........                      --            734,000        4,800,000
  Dividends received......................................                  (4,311)          (160,923)              --
  Cash acquired in acquisition of Bright PCS..............                      --          4,926,803               --
  Equity loss in investments, net.........................                      --             28,555               --
                                                                   ----------------   ---------------- ----------------
         Net cash used in investing activities............            (162,342,710)       (90,968,347)      (3,521,133)
                                                                   ----------------   ---------------- ----------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Convertible preferred stock.............................                      --        126,500,000               --
  Cash dividends paid.....................................                      --            (18,309)              --
  Capital contributions...................................                      --          1,373,703        3,742,647
  Stock issuance costs....................................                      --         (9,161,242)              --
  Deferred financing fees.................................              (7,433,469)       (15,410,327)              --
  Intercompany advances (repayments) to Parent............                      --         (3,927,545)       1,827,517
  Notes payable - borrowings, net of repayments...........             175,000,000        188,470,948        2,258,646
                                                                   ----------------   ---------------- ----------------
         Net cash provided by financing activities........             167,566,531        287,827,228        7,828,810
                                                                   ----------------   ---------------- ----------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS......             (67,641,832)       191,270,588          120,291
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR..............             191,417,394            146,806           26,515
                                                                   ----------------   ---------------- ----------------
CASH AND CASH EQUIVALENTS, END OF YEAR....................         $   123,775,562    $   191,417,394  $       146,806
                                                                   ----------------   ---------------- ----------------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
  Interest, net of amounts capitalized....................         $     6,571,184    $     2,579,986  $     1,529,631
  Income taxes............................................                 338,141          5,174,949               --


(Continued on next page)

HORIZON PCS, INC.

FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
--------------------------------------------------------------------------------


SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

     During 2001, the Company paid $11,775,917 of dividends on convertible preferred stock. The dividends were paid in additional shares of convertible preferred stock. During 2001 and 2000, the Company accrued $1,935,983 and $2,782,048, respectively, to be paid in 2002 and 2001, respectively.

     The purchase of Horizon Telcom, Inc. (the "Parent") common stock in 2000 (Note 5) was financed through a $13,000,000, one year, unsecured 13% senior subordinated promissory note to a third party lender. The lender converted 100% of the outstanding principal and unpaid interest into the Company's convertible preferred stock valued at $14,066,611 (Note 13).

     The proceeds from the issuance of the discount notes in 2000 have been allocated to long-term debt and the value of the warrants ($20,245,000 or $5.32 per share) has been allocated to additional paid-in capital (Note 9).

     During 2000, the Company agreed to grant to Sprint PCS warrants to acquire 2,510,460 shares of class A common stock, valued at approximately $13,356,000, in exchange for the right to service PCS markets in additional areas. The warrants will be issued to Sprint at the earlier of an initial public offering of the Company's common stock or July 31, 2003 (Note 15).

     During 1999, the Company received approximately $2,528,000 of net property from Horizon Telcom, Inc., which was recorded as a capital contribution.

     During 1999, the Company had outstanding notes payable totaling $1,032,000 related to the investment in joint venture.


                   The accompanying notes are an integral part of these consolidated financial statements.

HORIZON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2001 AND 2000,
AND FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
--------------------------------------------------------------------------------

NOTE 1 - ORGANIZATION

     On April 26, 2000, Horizon Telcom, Inc. (the "Parent") formed Horizon PCS, Inc. (the "Company" or "HPCS"). On June 27, 2000, Horizon Telcom, Inc. transferred its 100% ownership of Horizon Personal Communications, Inc. ("HPC") to HPCS in exchange for 53,806,200 shares of stock of HPCS (as adjusted for the 1.1697-for-one stock split in the form of a stock dividend effective on September 8, 2000). This transfer was accounted for as a reorganization of companies under common control in a manner similar to pooling-of-interests in the consolidated financial statements. Accordingly, the reorganization and the adjusted number of shares outstanding have been reflected retroactively and the prior financial statements of Horizon Personal Communications, Inc. are presented as those of HPCS. HPC will continue to exist and conduct business as a wholly-owned subsidiary of the Company.

     The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, including HPC and Bright Personal Communications Services, LLC ("Bright PCS"), from the date of its acquisition in June 2000. All material intercompany transactions and balances have been eliminated.

NOTE 2 - BUSINESS OPERATIONS

     The Company primarily provides wireless personal communications services ("PCS") as an affiliate of Sprint PCS. At December 31, 2001, approximately 194,100 Sprint PCS subscribers were in the Company's territory.

     In October 1996, the Federal Communications Commission ("FCC") conditionally granted the Company licenses to provide personal communications services in various parts of Ohio, West Virginia and Kentucky (a total of five licenses). The FCC financed the licenses. According to FCC rules, the licenses were conditional upon the full and timely payment of the licenses' cost. The licenses were subject to a requirement that the Company construct and operate facilities that offer coverage to a defined population within the relevant license areas within a defined period. The Company began the engineering and design phase in 1996 and began the construction of the personal communications network in early 1997. The Company began providing personal communications services in August 1997.

     In 1997, the FCC offered four options to certain PCS license holders to change the payment terms of the FCC financed debt. These options were:
continuing with the current installment plan (status quo); return half of the spectrum from any or all of the licenses in exchange for a proportionate reduction in debt (disaggregation); turning in all licenses in exchange for total debt forgiveness (amnesty); or prepay for as many licenses as the Company can afford at face value while returning other licenses in exchange for debt forgiveness (prepayment).

     During 1998, the Company elected to return all of the spectrum from four licenses and half of the spectrum from the fifth license. In connection with the return of the spectrum, the Company entered into management agreements with Sprint PCS, the PCS group of Sprint Corporation, during 1998. These agreements provide the Company with the exclusive right to build, own and manage a wireless voice and data services network in certain markets located in Ohio, West Virginia, Kentucky, Virginia, Tennessee and Maryland under the Sprint PCS brand. HPCS is required to build-out the wireless network according to Sprint PCS specifications. The term of the agreements is 20 years with three successive 10-year renewal periods unless terminated by either party under provisions outlined in the management agreements. The management agreements commenced in June 1998, but payments of the management fee (Note 3) did not commence until HPCS converted to a fully branded Sprint PCS affiliate in October 1999. The management agreements included indemnification clauses between the Company and Sprint PCS to indemnify each party against claims arising from violations of laws or the management agreements, other than liabilities resulting from negligence or willful misconduct of the party seeking to be indemnified.

HORIZON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2001 AND 2000,
AND FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
--------------------------------------------------------------------------------


NOTE 2 - BUSINESS OPERATIONS (CONTINUED)

     In May 2000, the Company expanded its management agreement with Sprint PCS. This allows the Company to have the exclusive right to build, own and manage a wireless voice and data services network in markets located in Pennsylvania, New York, Ohio and New Jersey.

     The Sprint PCS agreements require the Company to interface with the Sprint PCS wireless network by building the Company's network to operate on PCS frequencies licensed to Sprint PCS in the 1900 MHz range. Under the Sprint PCS agreements, HPCS has agreed to:

     o construct and manage a network in HPCS' territory in compliance with Sprint PCS' PCS licenses and the terms of the management agreement;
     o distribute, during the term of the management agreement, Sprint PCS products and services;
     o    conduct advertising and promotion activities in HPCS' territory; and
     o manage that portion of Sprint PCS' customer base assigned to HPCS' territory.

     The management agreement specifies the terms of the Sprint PCS affiliation, including the required network build-out plan. The Company has agreed to operate its network to provide for a seamless handoff of a call initiated in its territory to a neighboring Sprint PCS network. The Sprint PCS management agreements require the Company to complete specified portions of its markets by specified dates.

     The Company must comply with Sprint PCS' program requirements for technical standards, customer service standards, national and regional distribution and national accounts programs to the extent that Sprint PCS meets these requirements.

     A failure to meet the build-out requirements for any of HPCS' or Bright PCS' markets, or to meet Sprint PCS' technical requirements, would constitute a breach of the Sprint PCS agreements that could lead to their termination if not cured within a cure period of 30 to 180 days, depending on the nature of the breach. If Sprint PCS terminates these agreements, the Company will no longer be able to offer Sprint PCS products and services. Additionally, Sprint PCS may purchase the Company's operating assets or capital stock for 72% of the "Entire Business Value," as defined in the management agreements. The Company is in compliance with these agreements, or has obtained appropriate waivers from Sprint PCS as of December 31, 2001.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash on hand, demand deposits, money market accounts and investments in commercial paper with original maturities of three months or less.

HORIZON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2001 AND 2000,
AND FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
--------------------------------------------------------------------------------


NOTE 3 - SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES (CONTINUED)

RESTRICTED CASH

     In connection with the Company's December 2001 offering of $175,000,000 of senior notes due in 2011 (Note 9), approximately $48,660,000 of the offering's proceeds was placed in an escrow account to be used toward the first four semi-annual interest payments due under the terms of the notes. The first two interest payments have been classified as short-term. The funds are invested in a government security money market account. Interest earned on the escrow funds totaled $69,000 in 2001.

EQUIPMENT INVENTORY

     Equipment   inventory   consists  of  handsets  and  related   accessories.
Inventories are carried at the lower of cost (determined by the weighted average method) or market (replacement cost).

PROPERTY AND EQUIPMENT

     Property and equipment, including improvements that extend useful lives, are stated at original cost (Note 6), while maintenance and repairs are charged to operations as incurred. Construction work in progress includes expenditures for the purchase of capital equipment, construction and items such as direct payroll-related benefits and interest capitalized during construction. The Company capitalizes interest pursuant to Statement of Financial Accounting Standards ("SFAS") No. 34, "Capitalization of Interest Cost." The Company capitalized interest of approximately $6,579,000, $1,476,000 and $21,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

     The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of." SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell. At December 31, 2001 and 2000, the Company had no impaired assets.

DEPRECIATION AND AMORTIZATION OF PROPERTY AND EQUIPMENT

     The Company provides for depreciation and amortization of property and equipment under the straight-line method, based on the estimated service lives of the various classes of property. Estimated useful lives are as follows:

                                                        YEARS
                                                        -----
      Network Assets....................................5-15
      Switching Equipment................................5-8
      Furniture, vehicles and office equipment...........3-5

HORIZON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2001 AND 2000,
AND FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
--------------------------------------------------------------------------------


NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

DEBT ISSUANCE COSTS

     In connection with the issuance of long-term debt (Note 9), the Company has incurred approximately $21,761,000 in deferred financing costs through December 31, 2001, including approximately $7,433,000 during 2001. These debt issuance costs are amortized using the effective interest method over the term of the underlying obligation, ranging from eight to 10 years. For the years ended December 31, 2001, 2000 and 1999, approximately $1,120,000, $690,000 and $5,000 of amortization of debt issuance costs, including subsequently retired financings, was included in interest expense.

DERIVATIVE FINANCIAL INSTRUMENTS

     The Company's policies do not permit the use of derivative financial instruments for speculative purposes. The Company uses interest rate swaps to manage interest rate risk. The net amount paid or received on interest rate swaps is recognized as an adjustment to interest expense (Note 19).

     The Company has adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 138, "Accounting for Derivative Instruments and Certain Hedging Activities." These statements established accounting and reporting standards for derivative instruments and hedging activities that require an entity to recognize all derivatives as an asset or liability measured at fair value. Depending on the intended use of the derivative, changes in its fair value will be reported in the period of change as either a component of earnings or a component of other comprehensive income. Pursuant to the derivative criteria established by SFAS No. 133, an item with exposure to variability in expected future cash flows that is attributable to a particular risk is considered a cash flow hedge. The exposure may be associated with an existing recognized asset or liability such as future interest payments on variable-rate debt.

REVENUE RECOGNITION

     The Company sells handsets and accessories which are recorded at the time of the sale as equipment revenue. After the handset has been purchased, the subscriber purchases a service package which is recognized monthly as service is provided and is included as subscriber revenue. The Company defers monthly service revenue billed in advance. Roaming revenue is recorded when Sprint PCS subscribers, other Sprint PCS affiliate subscribers and non-Sprint PCS subscribers roam onto the Company's network.

     The Company's accounting policy for the recognition of activation fee revenue is to record the revenue over the periods such revenue is earned in accordance with the current interpretations of SEC Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." Accordingly, activation fee revenue and direct customer activation expense is deferred and will be recorded over the average life for those customers (36 months) that are assessed an activation fee. The Company recognized approximately $695,000 and $47,000 of both activation fee revenue and customer activation expense during 2001 and 2000, respectively, and had deferred approximately $3,809,000 and $393,000 of activation fee revenue and direct customer activation expense at December 31, 2001 and 2000, respectively, which is shown as a component of deferred income on the consolidated balance sheets.

     A management fee of 8% of collected PCS revenues from Sprint PCS subscribers based in the Company's territory, is accrued as services are provided and remitted to Sprint PCS and recorded as cost of service. Revenues generated from the sale of handsets and accessories, inbound and outbound Sprint PCS roaming fees, and roaming services provided to Sprint PCS customers who are not based in the Company's territory are not subject to the 8% affiliation fee. Expense related to the management fees charged under the agreement was approximately $5,923,000, $1,302,000 and $130,000 for the years ended December 31, 2001, 2000 and 1999 respectively.

HORIZON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2001 AND 2000,
AND FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
--------------------------------------------------------------------------------


NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ADVERTISING COSTS

     Costs related to advertising and other promotional expenditures are expensed as incurred. Advertising and promotional costs totaled approximately $10,345,000, $4,506,000 and $1,165,000 for the years ended December 31, 2001,
2000 and 1999, respectively.

STOCK-BASED COMPENSATION

     The Company accounts for compensation cost associated with its stock compensation plans for employees in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." The Company applies SFAS No. 123 "Accounting for Stock Based Compensation" and related interpretations, for options granted to non-employees.

DEFERRED INCOME

     During 2001 and 2000, the Company received $740,000 and $7,220,000, respectively, of site bonuses from SBA, which constructs towers leased by the Company. The Company defers and amortizes the site bonus over the life of the respective lease. During 2001 and 2000, the Company recorded approximately $916,000 and $320,000, respectively, as a reduction to lease expense. Additionally, the Company has approximately $3,809,000 and $393,000 of deferred activation fee revenue at December 31, 2001 and 2000, respectively.

FEDERAL INCOME TAXES

     The Company accounts for income taxes pursuant to the requirements of SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets and liabilities are adjusted for future changes in tax rates.

CONCENTRATION OF CREDIT RISK

     The Company maintains cash and cash equivalents in an account with a financial institution in excess of the amount insured by the Federal Deposit Insurance Corporation. The financial institution is one of the largest banks in the United States and management does not believe there is significant credit risk associated with deposits in excess of Federally insured amounts.

     Restricted cash is invested in short-term government money market funds. The Company does not believe there is significant credit risk associated with the funds as the underlying securities are issued by the U.S. Treasury Department.

     The Company maintains accounts with nationally recognized investment managers. Such deposits are not insured by the Federal Deposit Insurance
Corporation. Management does not believe there is significant credit risk associated with these uninsured deposits.

     Other financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable from subscribers. Management believes the risk is limited due to the number of customers comprising the Company's customer base and its geographic diversity.

HORIZON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2001 AND 2000,
AND FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
--------------------------------------------------------------------------------


NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

NET LOSS PER SHARE

     The Company computes net loss per common share in accordance with SFAS No. 128, "Earnings per Share" and SAB No. 98. Basic and diluted loss per share from continuing operations is computed by dividing loss on continuing operations, less preferred stock dividends, for each period by the weighted-average outstanding common shares. Basic and diluted net loss per share available to common stockholders is computed by dividing net loss available to common stockholders for each period by the weighted-average outstanding common shares. No conversion of common stock equivalents (options, warrants or convertible securities) has been assumed in the calculations since the effect would be antidilutive. As a result, the number of weighted-average outstanding common shares as well as the amount of net loss per share is the same for basic and diluted net loss per share calculations for all periods presented. There are three items that could potentially dilute basic earnings per share in the future. These items include the common stock options (Note 16), the stock purchase warrants (Notes 9 and 15) and the convertible preferred stock (Note
13). These items will be included in the diluted earnings per share calculation when dilutive.

RECENT ACCOUNTING PRONOUNCEMENTS

     In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 addresses financial accounting and reporting for all business combinations and requires that all business combinations entered into subsequent to June 2001 be recorded under the purchase method. This statement also addresses financial accounting and reporting for goodwill and other intangible assets acquired in a business combination at acquisition. SFAS No. 142 addresses financial accounting and reporting for intangible assets acquired individually or with a group of other assets at acquisition. This statement also addresses financial accounting and reporting for goodwill and other intangible assets subsequent to their acquisition.

     These statements will be adopted by the Company on January 1, 2002. Goodwill amortization will cease as of December 31, 2001, and the Company will be required to complete an impairment test of the remaining goodwill balance annually (or more frequently if impairment indicators arise). The Company has not yet determined the financial impact the adoption of these pronouncements will have on its financial position or results of operations. As of December 31, 2001, the Company has goodwill of approximately $7,191,000, net of accumulated amortization, related to the acquisition of Bright PCS and recognized approximately $389,000 of amortization expense during 2001 (Note 4). The valuation of this goodwill will be subject to an impairment test at the date of adoption. The Company will complete the first step of the impairment test by June 30, 2002 and, if necessary, will complete the second step by December 31, 2002.

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This statement addresses financial accounting and reporting for obligations associated with the retirements of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset. The Company will adopt this statement effective January 1, 2003. The adoption is not expected to have a material effect on the Company's financial position, results of operations or cash flows.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses financial accounting and reporting for the impairment of long-lived assets. The statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30. SFAS No. 144 removes goodwill from its scope, as goodwill is addressed in the impairment test described above under SFAS No.
142. The Company will adopt SFAS No. 144 on January 1, 2002. The adoption is not expected to have a material effect on the Company's financial position, results of operations or cash flows.

HORIZON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2001 AND 2000,
AND FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
--------------------------------------------------------------------------------


NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to conform with the 2001 presentation.

NOTE 4 - ACQUISITIONS

     During 1999 the Company entered into a joint venture agreement through the purchase of 25.6% of Bright Personal Communications Services, LLC ("Bright PCS"). The investment was accounted for under the equity method. The joint venture was established in October 1999 to provide personal communications services in Ohio, Indiana and Michigan.

     On June 27, 2000, the Company acquired the remaining 74.4% of Bright PCS in exchange for approximately 8% of the Company's class B common stock (4,678,800 shares valued at approximately $34,000,000) and approximately 40% of the Horizon Telcom, Inc. common stock owned by HPC (31,912 shares valued at approximately $15,300,000) (Note 5). This acquisition was treated as a purchase for accounting purposes. The consolidated statements of operations include the results of Bright PCS from June 28, 2000.

     In conjunction with this transaction, the Company also acquired the Bright PCS management agreement with Sprint PCS and, with it, the right to operate using Sprint PCS licenses in Bright PCS' markets. The Company has recognized an intangible asset totaling approximately $33,000,000 related to this licensing agreement which will be amortized over 20 years, the initial term of the underlying management agreement. Amortization commenced in June 2000. Amortization expense for the years ended December 31, 2001 and 2000, was
$1,707,000 and $868,000, respectively. Accumulated amortization on the intangible asset was approximately $2,575,000 and $868,000 as of December 31, 2001 and 2000, respectively.

     The purchase price exceeded the fair market value of the net assets acquired by approximately $7,778,000. The resulting goodwill is being amortized on a straight-line basis over 20 years. Amortization commenced in June 2000. Amortization expense for the years ended December 31, 2001 and 2000, was $389,000 and $198,000, respectively. Accumulated amortization of goodwill was approximately $587,000 and $198,000 at December 31, 2001 and 2000, respectively. The Company will adopt SFAS No. 142 on January 1, 2002. As a result of the adoption, goodwill amortization will cease as of December 31, 2001, and the Company will be required to complete an impairment test of the remaining goodwill balance annually (or more frequently if impairment indicators arise).

     The purchase price allocation of the fair value of assets acquired and liabilities assumed is summarized below:

                                                    FAIR VALUE AT
                                                    JUNE 27, 2000
                                                    -------------
     Working capital............................      $ 2,072,000
     Property and equipment.....................        6,328,000
     Sprint PCS licenses........................       33,000,000
     Goodwill...................................        7,778,000
     Other assets...............................          122,000

HORIZON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2001 AND 2000,
AND FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
--------------------------------------------------------------------------------


NOTE 4 - ACQUISITIONS (CONTINUED)

     The following unaudited pro forma summary presents the net revenues, net loss and loss per share from the combination of the Company and Bright PCS, as if the acquisition had occurred on January 1, 1999. The pro forma information is provided for information purposes only. It is based on historical information and does not necessarily reflect the actual results that would have occurred nor is it necessarily indicative of the future results of operations of the combined enterprise:

                                              YEAR ENDED DECEMBER 31,
                                        ---------------------------------
                                              2000              1999
                                        ----------------  ---------------
Net revenue...........................  $    27,278,629   $     4,428,240
Net loss..............................      (43,769,291)      (10,790,021)
Basic and diluted net loss per share..            (0.78)            (0.20)

     Prior to acquisition, Bright PCS had not commenced revenue-generating operations and was paying a management fee to its investor, HPCS. The management fee recognized by HPCS in the periods prior to the acquisition date is included in net revenue during 2000 and 1999. In the pro forma disclosure above, this management fee revenue is fully eliminated.

NOTE 5 - INVESTMENTS

     In February 2000, the Company purchased 78,900 shares of common stock of its parent, Horizon Telcom, Inc. from the Parent's largest unaffiliated shareholder for approximately $11,835,000. This represented a 19.78% interest in Horizon Telcom, Inc. The Company exchanged 40% of the shares owned (31,912 shares) to the former members as consideration for the acquisition of Bright PCS (Note 4). This transaction resulted in a gain of approximately $10,513,000 and reduced the ownership in Horizon Telcom, Inc. to 11.78%.

     On September 26, 2000, the Company distributed 10% of its 11.78% ownership of Horizon Telcom, Inc. in the form of a dividend, payable pro rata to the shareholders of record on September 26, 2000. This transaction resulted in a gain of approximately $1,038,000, as part of the stock was distributed to owners other than the Parent.

     During 2001, the Company distributed its remaining 7,249 shares of Horizon Telcom, Inc. to employees of HPC as an award. As a result, the Company recorded non-cash compensation expense of approximately $725,000 and a non-operating loss of approximately $400,000 representing the reduced fair market value of the stock at the time of the transaction compared to the original holding value of the investment.

     As part of the term loan facility for the construction of the personal communications network (Note 9), the Company was required to purchase Rural Telephone Finance Cooperative's (RTFC, the lender) subordinated capital certificates with each draw on the loan. The balance of these certificates at December 31, 2000, was approximately $2,896,000. The certificates were redeemed in March 2001 for approximately $2,896,000 with no recognized gain or loss on the redemption.

HORIZON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2001 AND 2000,
AND FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
--------------------------------------------------------------------------------


NOTE 6 - PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31:

                                                               2001             2000
                                                         ---------------  ---------------
     Network assets....................................  $   134,257,789  $    52,242,148
     Switching equipment...............................       35,253,986       14,053,810
     Furniture, vehicles and office equipment..........       10,137,175        5,721,617
     Land..............................................          966,689               --
                                                         ---------------  ---------------
         Property and equipment in service, cost.......      180,615,639       72,017,575
     Accumulated depreciation..........................      (22,478,698)      (9,259,862)
                                                         ---------------  ---------------
             Property and equipment in service, net....      158,136,941       62,757,713
     Construction work in progress.....................       56,730,917       46,944,132
                                                         ---------------  ---------------
                 Total property and equipment, net.....  $   214,867,858  $   109,701,845
                                                         ===============  ===============

     During 2001, the Company  retired  certain network assets and replaced them
with  equipment  required  to  upgrade  the  network.   As  a  result  of  these
retirements,   the  Company   recorded  a  loss  on  disposal  of  approximately
$1,297,000.

     During 1999, the Company sold certain PCS equipment, including ancillary equipment and base stations, to an unrelated third party. The sale resulted in a gain of approximately $1,388,000, which is included in the Company's consolidated statements of operations, and represents the excess of cash proceeds over the historical net book value of the assets sold.

NOTE 7 - LINES OF CREDIT

     On September 26, 2000, the Company entered into a $95,000,000 line of credit that expires on September 30, 2008, as part of its senior secured credit facility agreement (Note 9). As of December 31, 2001, the Company had not borrowed on this line of credit. The Company pays an annual commitment fee of 1.375% of the unused line at the end of each quarter. The Company incurred approximately $1,324,000 and $306,000 for the line of credit commitment fee for the years ended December 31, 2001 and 2000, respectively.

     In May 2000, the Company entered into a $5,000,000 general corporate line of credit with a bank, the proceeds of which were used for financing of construction expenditures. Interest was at the bank's standard line of credit rate plus 100 basis points and was payable quarterly beginning in the first quarter after the initial advance. In September 2000, this line of credit was fully repaid and terminated with the proceeds from the financing described in
Note 9 below.

     In March 2000, the Company entered into a $5,000,000 interim revolving line of credit with a bank, the proceeds of which were used for general working capital purposes. Interest was at the bank's prevailing prime rate plus 150 basis points and was payable quarterly, beginning in the first quarter after the initial advance. In September 2000, this line of credit was fully repaid and terminated with the proceeds from the financing described in Note 9 below.

NOTE 8 - SHORT-TERM NOTE PAYABLE

     The Company's purchase of Horizon Telcom, Inc. common stock (Note 5) was financed through a $13,000,000, one year, unsecured 13% senior subordinated promissory note to a third party lender. The lender converted 100% of the outstanding principal and unpaid interest into the Company's convertible preferred stock on September 26, 2000, as part of the Company's financing activities (Note 9). The value converted into convertible preferred stock was $14,066,611 (Note 13).

HORIZON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2001 AND 2000,
AND FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
--------------------------------------------------------------------------------


NOTE 9 - LONG-TERM DEBT

     On December 7, 2001, the Company received $175,000,000 from the issuance of unsecured senior notes (the "senior notes") due on June 15, 2011. Interest is paid semi-annually on June 15 and December 15 at an annual rate of 13.75%, with interest payments commencing June 15, 2002. Approximately $48,660,000 of the offering's proceeds was placed in an escrow account to fund the first four semi-annual interest payments. The senior notes may be redeemed at the Company's election on or after December 15, 2006, at redemption prices defined in the senior note agreement. Additionally, on or before December 15, 2004, the Company may redeem up to 35% of the aggregate principal amount of the senior notes originally issued at a redemption price of 113.75%, plus accrued and unpaid interest to the date of redemption, with the proceeds of certain equity offerings as long as 65% of the aggregate principal amount originally issued remains outstanding after that redemption.

     On September 26, 2000, the Company received $149,680,050 from the issuance of $295,000,000 of unsecured senior discount notes due on October 1, 2010 (the "discount notes"). The discount notes accrete in value until October 1, 2005, at a rate of 14% compounded semi-annually. Cash interest on the notes will become payable on April 1 and October 1 of each year, beginning on April 1, 2006. The discount notes may be redeemed at the Company's election on or after October 1, 2005, at redemption prices defined in the discount note agreement. Additionally, on or before October 1, 2003, the Company may redeem up to 35% of the aggregate principal amount of the discount notes originally issued at a redemption price of 114%, plus accrued and unpaid interest to the date of redemption, with the proceeds of certain equity offerings as long as 65% of the aggregate principal amount originally issued remains outstanding after that redemption. The discount notes include warrants to purchase 3,805,500 shares of the Company's class A common stock at $5.88 per share. The warrants represent the right to purchase an aggregate of approximately 4.0% of the issued and outstanding common stock of the Company on a fully diluted basis, assuming the exercise of all outstanding options and warrants to purchase common stock and the conversion of the convertible preferred stock (Note 13) into shares of class A common stock. The proceeds from the issuance of the discount notes were allocated to long-term debt and the value of the warrants ($20,245,000 or $5.32 per share) was allocated to additional paid-in capital. The fair value of the warrants was estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions: expected dividend yield of 0.0%, a risk-free interest rate of 6.5%, expected life of 10 years (equal to the term of the warrants) and a volatility of 95%.

     On September 26, 2000, and concurrent with the sale of the convertible preferred stock (Note 13) and the discount notes described above, the Company entered into a senior secured credit facility (the "secured credit facility") with a financial institution to provide an aggregate commitment, subject to certain conditions, of up to $250,000,000 (including a $95,000,000 line of credit described in Note 7, a $50,000,000 term note and a $105,000,000 term note) expiring on September 30, 2008. The secured credit facility bears interest at various floating rates, which approximate one to six month LIBOR rates plus 375 to 425 basis points (5.66% to 6.16% at December 31, 2001). The secured credit facility is collateralized by a perfected security interest in substantially all of the Company's tangible and intangible current and future assets, including an assignment of the Company's affiliation agreements with Sprint PCS and a pledge of all of the capital stock of the Company and its subsidiaries. At December 31, 2001, the outstanding balance on the secured credit facility was $50,000,000. The Company pays a commitment fee of 1.375% on the unused portion of the $250,000,000 note. The Company incurred a total of approximately $2,788,000 and $680,000 of commitment fee expense for the years ended December 31, 2001 and 2000, respectively. Additionally, the Company is required, and expects, to draw on the $105,000,000 term note by March 26, 2002.

     In connection with the acquisition of Bright PCS, the Company assumed a 10-year secured term loan totaling $35,400,000. The note was collateralized by the equipment acquired. In September 2000, this note was fully repaid and terminated with the proceeds from the financing described above.

HORIZON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2001 AND 2000,
AND FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
--------------------------------------------------------------------------------


NOTE 9 - LONG-TERM DEBT (CONTINUED)

     In May 2000, the Company entered into a $40,500,000 term loan facility with a financial institution to purchase certain PCS equipment to construct the Company's personal communications network. Maximum advances on the note totaled $38,475,000. This loan was secured by equipment, collateral assignments of the Company's tower lease (Note 12) and pledges of HPC stock and ownership interests in Bright PCS. In September 2000, this note was fully repaid and terminated with the proceeds from the financing described above.

     In August 1997, the Company entered into a term loan facility with a financial institution to purchase certain equipment to construct the Company's personal communications network. The note was collateralized by the same equipment. The Parent had unconditionally guaranteed the debt and had pledged a security interest in all of the outstanding shares of the Company. In addition, certain obligations under this loan had been guaranteed by a third party vendor. In September 2000, this note was fully repaid and terminated with the proceeds from the financings described above.

The components of long-term debt outstanding at December 31, 2001 and 2000, are as follows:

                               INTEREST RATE AT
                               DECEMBER 31, 2001           2001        2000
                               -----------------  ---------------  -------------
Senior notes......................   3.75%       $   175,000,000  $          --
Discount notes....................  14.00%           159,055,643    135,283,104
Secured credit facility...........   6.16%            50,000,000     50,000,000
                                                  ---------------  -------------
    Total long-term debt..........                $  384,055,643  $ 185,283,104
                                                  ===============  =============

     Scheduled maturities of long-term debt outstanding at December 31, 2001, are as follows:

                            YEAR                          AMOUNT
                            ----                     ---------------
         2002........................................ $           --
         2003........................................             --
         2004........................................        375,000
         2005........................................        500,000
         2006........................................        500,000
         Thereafter..................................    518,625,000
                                                         -----------
           Total maturities of long-term debt........    520,000,000
         Less: Unaccreted interest portion of
           long-term debt............................   (135,944,357)
                                                        ------------
             Total long-term debt.................... $  384,055,643
                                                      ===============

     The senior notes, discount notes and secured credit facility contain various financial covenants. Among other restrictions, the most restrictive covenants relate to maximum capital expenditures, minimum EBITDA ("earnings before interest, taxes, depreciation and amortization") requirements, maximum financial leverage ratios and minimum revenues. There are also limitations on restricted payments, asset sales, additional debt incurrence and equity issuance. In June 2001 and December 2001, the Company amended its secured credit facility with the bank group. These modifications amended and restated certain financial covenants. The June 2001 amendment also increased the base interest rate by 25 basis points to LIBOR plus 375 to 425 basis points. As of December 31, 2001, the Company was in compliance with the amended covenants under each agreement.

HORIZON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2001 AND 2000,
AND FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
--------------------------------------------------------------------------------


NOTE 10 - FEDERAL INCOME TAXES

    The Company's Federal income tax expense (benefit) consists of:

                                                        YEAR ENDED DECEMBER 31,
                                            ------------------------------------------------
                                                 2001             2000             1999
                                            -------------    --------------   --------------
       Continuing Operations:
         Current.....................       $          --    $    1,075,711   $  (4,536,109)
         Deferred....................                  --                --        (739,016)
                                            ---------------  --------------   --------------
                                                       --         1,075,711      (5,275,125)
       Discontinued Operations:
         Current.....................                  --            72,762         145,444
         Deferred....................                  --                --              --
                                            ---------------  --------------   -------------
                                                                     72,762         145,444
       Extraordinary Loss:
         Current.....................                  --          (261,863)             --
         Deferred....................                  --                --              --
                                            ---------------  --------------   -------------
                                                       --          (261,863)             --
                                            ---------------  ---------------  --------------
       Tax expense (benefit).........       $          --     $     886,610   $  (5,129,681)
                                            ===============  ===============  ==============

    The effective income tax expense (benefit) from continuing operations varies from the statutory rate as follows:

                                                                      YEAR ENDED DECEMBER 31,
                                                        ------------------------------------------------
                                                              2001             2000            1999
                                                        ----------------  --------------  --------------
    Tax at statutory rate applied to pretax book
      loss from continuing operations...............    $   (38,583,774)  $  (13,693,286) $  (5,516,543)
    Increase (decrease) in tax from:
      Non-deductible goodwill amortization..........            444,227          302,968             --
      Tax on interest on warrants...................            695,627          177,210             --
      Non-deductible stock option compensation......            241,044          171,571             --
      Tax on excess loss account....................                 --       11,463,395             --
      Change in valuation allowance.................         37,163,536        2,484,155        237,519
      Tax on rate difference........................                 --          116,296             --
      Other, net....................................             39,340           53,402          3,899
                                                        ---------------   --------------  -------------
              Total tax expense (benefit) from
                continuing operations...............    $            --   $    1,075,711  $  (5,275,125)
                                                        ===============   ==============  ==============

HORIZON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2001 AND 2000,
AND FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
--------------------------------------------------------------------------------


NOTE 10 - FEDERAL INCOME TAXES (CONTINUED)

    Deferred income taxes result from temporary differences between the financial reporting and the tax basis amounts of existing assets and liabilities. The source of these differences and tax effect of each are as follows, as of December 31:

                                                                2001             2000            1999
                                                           --------------   --------------  -------------
    Deferred income tax assets:
      Deferred income-- site bonuses.....................  $   2,285,961    $   2,345,943   $          --
      Unrealized loss on hedging activity................        284,869               --              --
      Allowance for doubtful accounts....................        662,084           30,296         125,982
      Vacation...........................................        142,427          107,090          39,471
      Net operating loss carryforward....................     36,089,387               --         903,292
      Interest expense on high yield notes...............      9,523,013        1,880,148              --
      Personal Communication Services Licenses and
         start-up........................................             --          654,293         381,276
      Other..............................................        965,141          599,936         251,139
                                                           -------------    -------------   -------------
              Total deferred income tax assets...........  $  49,952,882    $   5,617,706   $   1,701,160
                                                           =============    =============   =============

    Deferred income tax liabilities:
      Property differences...............................  $  (7,469,716)   $  (2,413,137)  $  (1,211,132)
      Capitalized interest...............................     (2,723,264)        (581,953)             --
      Other..............................................       (172,667)              --        (252,509)
                                                           --------------   -------------   -------------
              Total deferred income tax liabilities......  $ (10,365,647)   $  (2,995,090)  $  (1,463,641)
                                                           =============    =============   =============
    Deferred income taxes, net...........................  $  39,587,235    $   2,622,616   $     237,519
    Less: valuation allowance............................    (39,587,235)      (2,622,616)       (237,519)
                                                           -------------    -------------   -------------
              Total deferred income taxes, net...........  $          --    $          --   $          --
                                                           =============    =============   =============

     Until September 26, 2000, HPCS was included in the consolidated Federal income tax return of the Horizon Telcom affiliated group. HPCS provided for Federal income taxes on a pro-rata basis, consistent with a consolidated tax-sharing agreement. As a result of the sale of the convertible preferred stock, HPCS will not be able to participate in the tax-sharing agreement nor the filing of a consolidated Federal income tax return with the Horizon Telcom affiliated group. Thus, HPCS filed a separate Federal income tax return for the period after deconsolidation through December 31, 2000, and will file a separate return for all subsequent periods. Additionally, the Company would not have recorded a tax benefit of $5,129,681 in 1999 had it not been eligible to participate in the consolidated Federal income tax return of the Parent.

     HPCS recorded income tax expense of $886,610 for the year ended December 31, 2000. This expense was primarily a result of the recognition by HPCS of an excess loss account on the deconsolidation from the Horizon Telcom affiliated group, reduced by the benefit of net operating losses, and the increase in the valuation reserve.

     HPCS generated a tax of $4,256,818 on the stock dividend of 10% of Horizon Telcom stock held by HPCS to Horizon Telcom. The tax on the stock dividend was charged directly to equity and not recorded as income tax expense during 2000.

The Company has generated net operating losses ("NOL") that may be used to offset future taxable income. Each year's NOL has a maximum carryforward period of 20 years. The Company's ability to use its NOL carryforwards is dependent on the future taxable income of the Company. At December 31, 2001, the Company has NOL carryforwards of approximately $106,145,256, expiring in 2021. The future tax benefit of these NOL carryforwards of $36,089,387 has been recorded as a deferred tax asset. As a result of the Company's operating losses and its deconsolidation from the Horizon Telcom affiliated group for tax purposes, the Company does not expect to record future tax benefits of operating losses until such time its operations become profitable and, accordingly, has recognized a full valuation allowance.

HORIZON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2001 AND 2000,
AND FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
--------------------------------------------------------------------------------


NOTE 11 - OTHER POSTRETIREMENT BENEFITS

     Certain employees of the Company participate in the Parent's postretirement plan. The plan is maintained by the Parent and the Company is charged based on its employee participation in the plan. The Company applies the accounting and measurement practices prescribed by SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" and the disclosure requirements of SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which superceded the disclosure requirements of SFAS No. 106. As permitted by SFAS No. 106, the Company has elected to amortize the accumulated postretirement benefit obligation existing at the date of adoption (the transition obligation) over a 20-year period. The accrued benefit cost is included in other long-term liabilities in the accompanying consolidated balance sheets.

     The plan provides coverage of postretirement medical, prescription drug, telephone service and life insurance benefits to eligible retirees whose status, at retirement from active employment, qualifies for postretirement benefits. Coverage of postretirement benefits is also provided to totally and permanently disabled active employees whose status, at disablement, qualified for postretirement benefits as a retiree from active employment (retired disabled). Certain eligible retirees are required to contribute toward the cost of coverage under the postretirement health care and telephone service benefits plans. No contribution is required for coverage under the postretirement life insurance benefits plan. Unrecognized prior service cost is being amortized over 20 years.

     The funding status of the Company's participation in the postretirement benefit plan as of December 31, 2001 and 2000, is as follows:

                                                     2001          2000
                                                 ------------  ------------
                                                       (IN THOUSANDS)
  CHANGE IN BENEFIT OBLIGATION
  Benefit obligation, beginning of year........   $       90    $      207
    Service cost...............................          183            15
    Interest cost..............................           17             5
    Actuarial (gain) or loss...................          167          (137)
                                                  ----------    ----------
  Benefit obligation, end of year..............   $      457    $       90
                                                  ----------    ----------
  CHANGE IN PLAN ASSETS
  Fair value of plan assets, beginning of
    year.......................................           --            --
    Employer contributions.....................           --            --
    Benefits paid..............................           --            --
                                                  ----------    ----------
  Fair value of plan assets, end of year.......           --            --
                                                  ----------    ----------
  Funded status................................         (457)          (90)
  Unrecognized transition obligation...........           71            76
  Unrecognized prior service cost..............           75            --
  Unrecognized actuarial (gain) or loss........           42          (127)
                                                  ----------    -----------
  Accrued benefit cost.........................   $     (269)   $     (141)
                                                  ===========   ==========
  WEIGHTED-AVERAGE ASSUMPTIONS AT DECEMBER 31:
  Discount rate................................        6.50%         7.75%

HORIZON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2001 AND 2000,
AND FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
--------------------------------------------------------------------------------


NOTE 11 - OTHER POSTRETIREMENT BENEFITS (CONTINUED)

     The assumed medical benefit cost trend rate used in measuring the accumulated postretirement benefit obligation for the under age 65 retirees and their spouses was 8.0% in 2001 and 7.0% in 2000 and 1999, declining gradually to 5% for all periods presented. For the over 65 retirees and their spouses, the assumed medical benefit cost trend rate was 7.0% in 2001 and 6.5% in 2000 and 1999, declining gradually to 5% for all periods presented. The assumed dental and vision benefit cost trend rates used in measuring the accumulated postretirement benefit obligation in 2001, 2000 and 1999, were 6%, declining gradually to 5%, for retirees and their spouses. The telephone service benefit cost trend rate for retirees and their spouses in 2001, 2000 and 1999, was estimated at 5% for all future years.

     The following summarizes the components of net periodic benefit costs of the Company's participation in the postretirement benefit plan for the years ended December 31:

                                                   2001       2000       1999
                                                ---------  ---------  ----------
COMPONENTS OF NET PERIODIC BENEFIT COST                 (IN THOUSANDS)

Service cost.................................   $    104   $     15   $     25
Interest cost................................         17          5         12
Amortization of transition obligation........          5          5          5
Amortization of prior service cost...........          4         --         --
Recognized net actuarial gain (loss).........         (2)        (8)        --
                                                ---------  ---------   ---------
Net periodic benefit cost....................   $    128   $     17   $     42
                                                =========  =========  ==========

     Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                                                  1-PERCENTAGE-   1-PERCENTAGE-
                                                                     POINT            POINT
                                                                    INCREASE        DECREASE
                                                                    --------        --------
                                                                          (IN THOUSANDS)
    Effect on total of service and interest cost components.....     $   41       $  (31)
    Effect on postretirement benefit obligation.................     $  153       $ (116)

     The  Parent  also  has two  defined  contribution  plans  covering  certain eligible salaried and hourly employees. HPCS employees were eligible to participate in the Parent's plans in 1999. These plans provided for participants to defer up to 19% of their annual compensation as contributions to the plans. The Parent matched a participant's contributions equal to 25% of each participant's salary deferral up to a maximum of 1% of a participant's compensation. The Parent's contributions to these plans that benefited the Company were $3,282 for 1999 and are included in expense of the Company.

     In May 1999, the Company adopted a defined contribution plan covering certain eligible employees. The plan provides for participants to defer up to 15% of the annual compensation, as defined under the plan, as contributions to the plan. The Company has the option, at the direction of the Board of Directors, to make a matching contribution to the plan of up to 50% of an employee's contribution to the plan, limited to a maximum of 3% of the employee's salary. A matching contribution of approximately $309,000, $115,000 and $61,000 was recognized during 2001, 2000 and 1999, respectively.

HORIZON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2001 AND 2000,
AND FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
--------------------------------------------------------------------------------


NOTE 12 - COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

    The Company leases office space and various equipment under several operating leases. In addition, the Company leased certain PCS equipment from the Parent. This lease was terminated during 1999. In October 1999, the Company signed a tower lease agreement with a third party whereby the Company will lease the towers for substantially all of the Company's cell sites. The tower leases are operating leases with a term of five to 10 years with three consecutive five-year renewal option periods. In addition, the Company receives a site development fee from the tower lessor for certain tower sites which the lessor constructs on behalf of the Company.

    The Company also leases space for its retail stores. At December 31, 2001, the Company leased 38 stores operating throughout its territories.

    Future minimum operating lease payments are as follows:

            YEAR                                              AMOUNT
            ----                                          --------------
            2002..........................................$   12,551,000
            2003..........................................    12,614,000
            2004..........................................    11,974,000
            2005..........................................     9,351,000
            2006..........................................     4,873,000
            Thereafter....................................     9,102,000
                                                          --------------
            Future operating lease obligation.............$   60,465,000
                                                          ==============

     Rental expense for all operating leases was approximately $8,461,000, $3,056,000 and $2,693,000 for years ended December 31, 2001, 2000 and 1999, respectively. Rental expense included above relating to the PCS equipment leased from the Parent totaled approximately $1,975,000 during 1999.

CONSTRUCTION EXPENDITURES

     Construction expenditures in 2002 are estimated to be between approximately $60,000,000 and $70,000,000. The majority of the estimated expenditures are for the build-out of the Company's PCS network.

LEGAL MATTERS

     The Company is party to legal claims arising in the normal course of business. Although the ultimate outcome of the claims cannot be ascertained at this time, it is the opinion of management that none of these matters, when resolved, will have a material adverse impact on the Company's results of operations, cash flows or financial condition.

GUARANTEES

     The discount notes (Note 9) are guaranteed by the Company's existing subsidiaries, Horizon Personal Communications, Inc., and Bright Personal Communications Services, LLC, and will be guaranteed by the Company's future domestic restricted subsidiaries. The Company has no independent assets or operations apart from its subsidiaries. The guarantees are general unsecured obligations. Each guarantor unconditionally guarantees, jointly and severally, on a senior subordinated basis, the full and punctual payment of principal premium and liquidated damages, if any, and interest on the discount notes when due. If the Company creates or acquires unrestricted subsidiaries and foreign restricted subsidiaries, these subsidiaries need not be guarantors.

HORIZON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2001 AND 2000,
AND FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
--------------------------------------------------------------------------------


NOTE 12 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

NTELOS NETWORK AGREEMENT

     In August 1999, the Company entered into a wholesale network services agreement with the West Virginia PCS Alliance and the Virginia PCS Alliance (the "Alliances"), two related, independent PCS providers whose network is managed by NTELOS. Under the network services agreement, the Alliances provide the Company with the use of and access to key components of their network in most of HPCS' markets in Virginia and West Virginia. The initial term was through June 8, 2008, with four automatic 10-year renewals.

     This agreement was amended in the third quarter of 2001 to provide for a minimum monthly fee to be paid by the Company through December 31, 2003. The minimum monthly fee includes a fixed number of minutes to be used by the Company's subscribers. The Company incurs additional per minute charges for minutes used in excess of the fixed number of minutes allotted each month. The aggregate amount of future minimum payments is as follows:

       2002...............  $  27,400,000
       2003...............     38,600,000
                            -------------
         Total............  $  66,000,000
                            ==============

NOTE 13 - CONVERTIBLE PREFERRED STOCK

     The Company has authorized 175,000,000 shares of convertible preferred stock at $0.0001 par value. On September 26, 2000, an investor group led by Apollo Management purchased 23,476,683 shares of convertible preferred stock for approximately $126,500,000 in a private placement offering. Concurrent with the closing, holders of the $14,100,000 short-term convertible note converted the principal and unpaid interest into 2,610,554 shares of the same convertible preferred stock purchased by the investor group. Holders of the convertible preferred stock have the option to convert their shares (on a share for share basis) into class A common stock at any time. In addition, the convertible preferred stock converts automatically upon the completion of a public offering of class A common stock meeting specified criteria or upon the occurrence of certain business combination transactions. The convertible preferred stock pays a 7.5% stock dividend semi-annually, commencing April 30, 2001. The dividends are payable in additional preferred stock. During 2001, the Company paid $11,775,917 of dividends in additional shares of convertible preferred stock. At December 31, 2001, there were 28,272,170 shares of convertible preferred stock outstanding.

     If the Company has not completed either (i) a public offering of its class A common stock in which the Company receives at least $50,000,000 or (ii) a merger or consolidation with a publicly-listed company that has a market capitalization of at least $100,000,000 by the fifth anniversary of the date the Company issued the convertible preferred stock, the investor group may request that the Company repurchase all of their shares of convertible preferred stock at fair market value, as determined by three investment banking institutions. If the investor group requests the Company repurchase their convertible preferred stock and the Company declines, the Company will be required to auction Horizon PCS. If no bona fide offer is received upon an auction, the repurchase right of the investor group expires. If, however, a bona fide offer is received upon the auction, the Company must sell Horizon PCS or the dividend rate on the convertible preferred stock will increase from 7.5% to 18.0% and the Company will be required to re-auction Horizon PCS annually until the convertible preferred stock is repurchased. The Company's secured credit facility and the discount notes, both described in Note 9, prohibit the Company from repurchasing any convertible preferred stock. Due to a mandatory redemption clause, this stock is considered a mezzanine financing and is recorded outside of stockholders' equity (deficit).

     Holders of the Company's convertible preferred stock are entitled to vote on all matters on an as-converted basis. In addition, the vote of at least a majority of the outstanding shares of convertible preferred stock, voting as a single class, shall be necessary for effecting or validating significant corporate actions specified in the certificate of incorporation.

HORIZON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2001 AND 2000,
AND FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
--------------------------------------------------------------------------------


NOTE 13 - CONVERTIBLE PREFERRED STOCK (CONTINUED)

     The Company has agreed that until the conversion of the preferred stock, the Company will adhere to certain restrictive covenants. Among other restrictions, the most significant covenants relate to capital expenditures, asset sales, restricted payments, additional debt incurrence and equity issuance. As of December 31, 2001, the Company was in compliance with the covenants under the agreement.

NOTE 14 - COMMON STOCK

     Due to the reorganization discussed in Note 1, the Company has authorized 300,000,000 shares of class A common stock at $0.0001 par value. Additionally, the Company has authorized 75,000,000 shares of class B common stock at $0.0001 par value. Each holder of class A common stock is entitled to one vote per share and each holder of class B common stock is entitled to ten votes per share. Both classes of common stock have equal dividend rights. As of December 31, 2001, the Company had issued 26,646 and 58,458,354 shares of class A and class B stock, respectively, and had granted warrants to acquire 6,315,960 shares of class A common stock (Notes 9 and 15).

     In June 2000, in conjunction with the Bright PCS purchase (Note 4), the Company received a distribution of its own stock from a former Bright PCS shareholder, valued at $111,061. The 13,066 shares of class B common stock distributed by the former Bright PCS shareholder are held in treasury stock. At December 31, 2001, 58,445,288 shares of class B common stock remain outstanding.

     In September 2001, a previous owner of Bright PCS gifted 26,646 shares of the Company's class B common stock. This transaction resulted in the conversion of the class B shares into 26,646 shares of the Company's class A common stock.

NOTE 15 - SPRINT PCS WARRANTS

     The Company agreed to grant to Sprint PCS warrants to acquire 2,510,460 shares of class A common stock in exchange for the right to service PCS markets in additional areas. By September 30, 2000, Sprint PCS had substantially completed its obligations under the agreement and the Company completed the required purchase of certain Sprint PCS assets. The Company valued the warrants and recorded an intangible asset of approximately $13,356,000 (based on a share price of $5.88 per share, valued using the Black-Scholes pricing model using an expected dividend yield of 0.0%, a risk-free interest rate of 6.5%, expected life of 10 years and a volatility of 95%). The intangible asset is being amortized over the remaining term of the Sprint PCS management agreement resulting in approximately $752,000 of amortization expense per year. Amortization expense for the years ended December 31, 2001 and 2000, was approximately $752,000 and $188,000 respectively. Accumulated amortization on the intangible asset was approximately $940,000 and $188,000 and December 31, 2001 and 2000, respectively. The warrants will be issued to Sprint PCS at the earlier of an initial public offering of the Company's common stock or July 31, 2003.

NOTE 16 - STOCK OPTION PLANS

     In November 1999, the Company adopted the 1999 Stock Option Plan, which was amended in June 2000 and renamed the 2000 Stock Option Plan (the "Plan"). The Plan is intended to provide directors, officers and other employees of, and service providers to, the Company and any of its related corporations with opportunities to purchase stock pursuant to the grant of incentive or nonqualified options. The Company may grant options for up to 7,500,000 shares of class A common stock and 4,196,884 shares of class B common stock. The maximum term of the options is 10 years. Options vest based on the terms of each individual agreement over four to six years from the date of the grant.

HORIZON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2001 AND 2000,
AND FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
--------------------------------------------------------------------------------


NOTE 16 - STOCK OPTION PLANS (CONTINUED)

     On November 17, 1999, the Company granted 4,196,884 options related to class B common stock at an exercise price of $0.12 per share. During 2000, the Company granted 116,971 options related to class A common stock at an exercise price of $5.88 per share. No options were granted during 2001 and no options were exercised or forfeited during the three years ended December 31, 2001. There were 2,017,733 and 1,166,249 and 500,398 exercisable options on class B common stock at December 31, 2001, 2000 and 1999, respectively. There were 29,243 exercisable options on class A common stock at December 31, 2001.

     The Company applies APB Opinion No. 25 and related interpretations in accounting for the Plan with respect to employees. The Company applies SFAS No. 123 and related interpretations in accounting for stock options granted to non-employees. Pursuant to this, the Company will recognize approximately $3,057,000 in compensation expense over the exercise period of the options (through 2005). The accompanying consolidated financial statements reflect a non-cash compensation charge relating to the Plan of approximately $709,000, $490,000 and $291,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

     For the purpose of the SFAS No. 123 disclosure, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with an assumption of a risk-free interest rate of 5.5% for 2000 options and 6.5% for 1999 options, an expected life equal to the term of the options and a volatility of 95%. The weighted-average fair value of options on class B and class A common stock was $0.60 and $4.75, respectively, on the date of the grants.

     Had compensation cost for the Company's Plan with respect to employees been determined based on the fair value at the grant dates for awards under the Plan consistent with the method of SFAS No. 123, the Company's net loss available for common shareholders and losses per common share would have been increased to the pro forma amounts indicated below for the years ended December 31:

                                                               2001                2000              1999
                                                         ----------------    ----------------  ---------------
      Net Loss
        As reported...................................   $ (124,411,539)    $   (43,326,510)    $ (10,667,671)
        Pro Forma.....................................     (124,775,559)        (44,020,378)      (10,749,411)
      Basic and diluted loss per share
        As reported...................................   $        (2.13)    $         (0.77)    $       (0.20)
        Pro Forma.....................................            (2.13)              (0.78)            (0.20)

NOTE 17 - DISCONTINUED OPERATIONS

     Effective April 1, 2000, the Company transferred its Internet, long distance and other businesses unrelated to its wireless operations to Horizon Technology (formerly United Communications, Inc.), a wholly-owned subsidiary of the Parent. Accordingly, the results of operations for these business units have been reported as discontinued operations in the current and prior periods. At December 31, 2000, the Company had an interest bearing note receivable of approximately $700,000 from Horizon Technology which was repaid during 2001.

HORIZON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2001 AND 2000,
AND FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
--------------------------------------------------------------------------------

NOTE 17 - DISCONTINUED OPERATIONS (CONTINUED)

     Operating results for the years ended December 31, 2000 and 1999 for these businesses are as follows:

                                                   YEAR ENDED DECEMBER 31,
                                                     2000            1999
                                                -------------   -------------
Total revenue...............................    $   1,046,313   $   3,463,566
Operating income before income taxes........          214,008         427,775

Earnings before income taxes................          214,008         427,775
Income tax expense..........................          (72,763)       (145,444)
                                                -------------   -------------
Net income from discontinued operations.....    $     141,245   $     282,331
                                                =============   =============

NOTE 18 - EXTRAORDINARY LOSS

     As a result of the September 26, 2000, financings described in Note 9, the Company retired long-term debt payable to financial institutions. As a result of these early debt extinguishments, the Company expensed the unamortized portion of the related financing costs as well as fees associated with the debt extinguishments. These fees and expenses amounted to approximately $748,000 during 2000 and are shown on the consolidated statements of operations net of a tax benefit of approximately $262,000.

NOTE 19 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107 requires disclosure of the fair value of all financial instruments. For purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value may be based on quoted market prices for the same or similar financial instruments or on valuation techniques such as the present value of estimated future cash flows using a discount rate commensurate with the risks involved.

     The estimates of fair value required under SFAS No. 107 require the application of broad assumptions and estimates. Accordingly, any actual exchange of such financial instruments could occur at values significantly different from the amounts disclosed. As cash and cash equivalents, current receivables, current payables and certain other short-term financial instruments are all short term in nature, their carrying amounts approximate fair value. The carrying values of restricted cash approximate fair value as the investment funds are short-term. The Company's secured credit facility is based on market-driven rates and, therefore, its carrying value approximates fair value. The senior notes were issued in December 2001 and approximate fair value as of December 31, 2001. The fair value of the discount notes was based on market rates for the Company's notes. As of December 31, 2001, the estimated fair value of the discount notes was $141,600,000 and the carrying value was approximately $159,056,000.

     In the first quarter of 2001, the Company entered into a two-year interest rate swap, effectively fixing $25,000,000 of a term loan under the secured credit facility (Note 9) at a rate of 9.4%. In the third quarter of 2001, the Company entered into a two-year interest rate swap, effectively fixing the remaining $25,000,000 borrowed under the secured credit facility at 7.65%. The swaps have been designated as a hedge of a portion of the future variable interest cash flows expected to be paid under the secured credit facility borrowings. A loss of approximately $838,000 was recorded in other comprehensive income during the year ended December 31, 2001. The Company also recognized a loss of approximately $176,000 in the statement of operations during 2001 related to the ineffectiveness of the hedge. Other comprehensive income may fluctuate based on changes in the fair value of the swap instrument. The Company has recorded a liability in other long-term liabilities in the accompanying consolidated balance sheet of approximately $1,014,000 at December 31, 2001, related to the swap.

HORIZON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2001 AND 2000,
AND FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
--------------------------------------------------------------------------------


NOTE 20 - RELATED PARTIES

    The Company has non-interest bearing receivables from and payables to other subsidiaries of the Parent related to advances made to and received from or for services received from those affiliated companies. As a result of the sale of convertible preferred stock (Note 13), the Company is not able to participate in the tax-sharing agreement discussed in Note 10. At December 31, 2001, the Company had a net receivable from the Parent for Federal income taxes. At December 31, 2000, the Company had a payable to the Parent related to Federal income taxes and cash advances received from the Parent's line of credit and associated interest. All payables to the Parent were repaid during 2001. The balances due to and due from related parties as of December 31, 2001 and 2000, are as follows:

                                                                     DECEMBER 31,       DECEMBER 31,
                                                                         2001               2000
                                                                   -----------------  ---------------
      Receivable from affiliates............................       $      100,437     $    741,453
      Receivable from Parent................................              483,785               --
      Payable to affiliates.................................                   --        1,307,061
      Payable to Parent.....................................                   --          427,747

     During 2001, 2000 and 1999, affiliated companies provided the Company management, supervision and administrative services including financial, regulatory, human resource and other administrative and support services. These agreements have a term of three years, with the right to renew the agreement for additional one-year terms each year thereafter. The cost of the management services, excluding amounts allocated to discontinued operations, for the years ended December 31, 2001, 2000, and 1999 was approximately $6,217,000, $4,444,000, and $815,000, respectively.

NOTE 21 - SUPPLEMENTARY FINANCIAL INFORMATION (UNAUDITED)

     The quarterly results of operations for the years ended December, 31 2001 and 2000:

                                                                     FOR THE THREE MONTHS ENDED
                                                   -------------------------------------------------------------
                                                     MARCH 31         JUNE 30      SEPTEMBER 30     DECEMBER 31
                                                   -------------   ------------   --------------   -------------
                                                            (Dollars in thousands, except per share data)
Fiscal Year 2001:
----------------
  Total revenues                                     $    18,522    $    24,771     $    35,204     $    44,807
  Operating loss                                         (16,194)       (21,739)        (23,271)        (28,210)
  Net loss available to common shareholders              (22,094)       (30,004)        (31,503)        (40,811)
  Basic and diluted net loss per share available
    to common shareholders                           $    (0.38)    $     (0.51)    $     (0.54)    $    (0.70)

Fiscal Year 2000:
----------------
  Total revenues                                     $     3,503    $     5,327     $     7,442     $    12,922
  Operating loss                                          (5,787)        (7,508)        (12,158)        (19,708)
  Gain (Loss) on exchange of stock                            --         10,513           1,038              --
  Income from discontinued operations                        141             --              --              --
  Income (Loss) before extraordinary item                 (5,365)         3,547         (17,376)        (20,864)
  Extraordinary loss, net of taxes                            --             --            (486)             --
  Net income (loss) available to common
    shareholders                                          (5,365)         3,547         (17,862)        (23,647)
  Diluted income (loss) per share before
    extraordinary item                               $     (0.10)   $      0.06     $     (0.30)    $     (0.40)
  Diluted loss per share on extraordinary item                --             --           (0.01)             --
  Diluted net income (loss) per share available
    to common shareholders                           $     (0.10)   $      0.06     $     (0.31)    $     (0.40)



                                      F-30

HORIZON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2001 AND 2000,
AND FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
--------------------------------------------------------------------------------


NOTE 22 - SUBSEQUENT EVENT

    Horizon PCS' secured credit facility includes financial covenants that must be met each quarter. The Company complied with these covenants at December 31, 2001. The Company did not meet the covenant for EBITDA for the first quarter of 2002. As a result of higher than expected gross and net additions to Horizon PCS subscribers for the quarter, the Company incurred additional expenses to add those customers. Although the Company ultimately benefits from the revenues generated by new subscribers, the Company incurs one-time expenses associated with new subscribers, including commissions, handset subsidies, set up costs for the network and marketing expenses. As a result, these new subscriber costs negatively affect EBITDA in the short-term during the period of the addition of new subscribers, which led to non-compliance with the EBITDA covenant for the first quarter of 2002.

    On May 9, 2002, the Company entered into a waiver agreement with its lending group waiving this non-compliance with the covenant through June 15, 2002. The Company also agreed that until June 15, 2002, the Company would not borrow funds under the $95,000,000 facility so long as cash and cash equivalents (excluding restricted cash) exceeds $10,000,000 and that the Company would maintain the $105,000,000 in loan proceeds recently received from the lending group in a separate account. The Company is currently in negotiations with the bank group to obtain amendments to the covenants. The Company anticipates finalizing these amendments by June 15, 2002.

    The failure to comply with the covenant was an event of default under the secured credit facility, and will give the lender the right to pursue remedies if Horizon PCS is unable to agree on the amendment by June 15, 2002. These remedies could include acceleration of amounts due under the facility. If the lender elected to accelerate the indebtedness under the facility, this would also represent a default under the indentures of the senior notes and discount notes. One option available to the Company would be to prepay the indebtedness under the secured credit facility, together with prepayment fees. If the Company prepaid the facility prior to acceleration, the Company would avoid default under the indentures for the senior notes and discount notes. In the event of such a prepayment, the Company believes that it could obtain replacement financing to the extent necessary to fund its business plan. There can be no assurance, however, that the Company could obtain adequate or timely replacement financing on acceptable terms, or at all.

HORIZON PCS, INC.

FINANCIAL STATEMENT SCHEDULE
VALUATION AND QUALIFYING ACCOUNTS
--------------------------------------------------------------------------------




                                                   BALANCE AT                                       BALANCE AT
                                                    BEGINNING      CHARGED TO                         END OF
DESCRIPTION                                         OF PERIOD        EXPENSE     DEDUCTIONS (1)       PERIOD
-----------                                      -------------   -------------   --------------   -------------
                                                                         (IN THOUSANDS)
Allowance for Doubtful Accounts Receivable:

Year Ended December 31, 1999....................   $     33       $    488      $     (150)          $    371
                                                   ========        =========     ===========          ========

Year Ended December 31, 2000....................   $    371       $  1,382      $     (852)          $    901
                                                   ========        =========     ===========          ========

Year Ended December 31, 2001....................   $    901       $  6,410      $   (5,507)          $  1,804
                                                   ========        =========     ===========          ========

---------
(1) Represent amounts written off during the period less recoveries of amounts previously written off.

HORIZON PCS, INC.

Condensed Consolidated Balance Sheets
As of March 31, 2002, and December 31, 2001
--------------------------------------------------------------------------------

                                                                                   MARCH 31,       DECEMBER 31,
                                                                                     2002              2001
                                                                               ----------------  ---------------
                                                                                 (UNAUDITED)
ASSETS
------
CURRENT ASSETS:
  Cash and cash equivalents (includes $105,000,000 on deposit
    in accordance with waiver agreement in 2002.  See Note 9)................. $   195,870,817   $   123,775,562
  Restricted cash.............................................................      24,597,222        24,597,222
  Accounts receivable-- subscriber, less allowance for
    doubtful accounts of approximately $1,878,000 and $1,804,000 at
    March 31, 2002 and December 31, 2001, respectively........................      17,315,739        14,293,771
  Receivable from affiliate...................................................          99,451           100,437
  Receivable from Parent......................................................              --           483,785
  Equipment inventory.........................................................       1,802,381         3,845,433
  Prepaid expenses and other current assets...................................       2,671,494           840,970
                                                                               ---------------   ---------------
        Total current assets..................................................     242,357,104       167,937,180
                                                                               ---------------   ---------------

OTHER ASSETS:
  Restricted cash.............................................................      24,062,500        24,062,500
  Intangible asset-- Sprint PCS licenses, net of amortization.................      42,225,701        42,840,534
  Goodwill, net of amortization...............................................       7,191,180         7,191,180
  Unamortized debt issuance costs and other assets............................      23,227,707        24,438,992
                                                                               ---------------   ---------------
        Total other assets....................................................      96,707,088        98,533,206
                                                                               ---------------   ---------------

PROPERTY AND EQUIPMENT, NET                                                        230,290,376       214,867,858
                                                                               ---------------   ---------------

            Total assets...................................................... $   569,354,568   $   481,338,244
                                                                               ===============   ===============



(Continued on next page)

HORIZON PCS, INC.

As of March 31, 2002, and December 31, 2001
--------------------------------------------------------------------------------


                                                                                   MARCH 31,       DECEMBER 31,
                                                                                     2002              2001
                                                                               ----------------  ----------------
                                                                                 (UNAUDITED)

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
----------------------------------------------
CURRENT LIABILITIES:

  Accounts payable............................................................ $     8,544,723   $      9,500,931
  Accrued liabilities.........................................................      34,881,585         27,527,462
  Payable to Sprint PCS.......................................................      16,892,532         10,244,529
  Deferred service revenue....................................................       4,326,977          3,712,734
                                                                               ---------------   ----------------
        Total current liabilities.............................................      64,645,817         50,985,656
                                                                               ---------------   ----------------

OTHER LONG-TERM LIABILITIES:
  Long-term debt..............................................................     495,410,215       384,055,643
  Other long-term liabilities.................................................       2,252,524         2,195,355
  Deferred income.............................................................       9,847,400        10,719,888
                                                                               ---------------   ---------------
        Total other long-term liabilities.....................................     507,510,139       396,970,886
                                                                               ---------------   ---------------
          Total liabilities...................................................     572,155,956       447,956,542
                                                                               ---------------   ---------------

COMMITMENTS AND CONTINGENCIES (Note 6)

CONVERTIBLE PREFERRED STOCK...................................................     148,205,412       145,349,043


STOCKHOLDERS' EQUITY (DEFICIT):

  Preferred stock, 10,000,000 shares authorized, none issued
    or outstanding, at $0.0001 par value......................................              --                 --
  Common stock-- class A, 300,000,000 shares authorized,
    26,646 issued and outstanding at $0.0001 par value........................               3                  3
  Common stock-- class B, 75,000,000 shares authorized,
    58,458,354 issued and 58,445,288 outstanding, at $0.0001 par value........           5,846              5,846
  Treasury stock-- class B, 13,066 shares, at $8.50 per share.................        (111,061)          (111,061)
  Accumulated other comprehensive income (loss)...............................        (447,908)          (837,851)
  Additional paid-in capital..................................................      91,852,117         91,852,117
  Deferred stock option compensation..........................................      (1,389,259)        (1,566,496)
  Retained deficit............................................................    (240,916,538)      (201,309,899)
                                                                               ---------------   ----------------
          Total stockholders' equity (deficit)................................    (151,006,800)      (111,967,341)
                                                                               ---------------   ----------------
            Total liabilities and stockholders' equity (deficit).............. $   569,354,568   $    481,338,244
                                                                               ===============   ================


              The accompanying notes are an integral part of these
                  condensed consolidated financial statements

HORIZON PCS, INC.

Condensed Consolidated Statements of Operations
For the Three Months Ended March 31, 2002 and 2001 (unaudited)
--------------------------------------------------------------------------------

                                                                                    FOR THE THREE MONTHS ENDED
                                                                                             MARCH 31,
                                                                                      2002              2001
                                                                                ----------------  ----------------
OPERATING REVENUES:
  Subscriber revenues.....................................................      $     35,015,205  $     12,063,233
  Roaming revenues........................................................            10,819,288         6,114,459
  Equipment revenues......................................................             2,375,289         1,075,965
                                                                                ----------------  ----------------
         Total operating revenues.........................................            48,209,782        19,253,657

OPERATING EXPENSES:
  Cost of service (exclusive of items shown below)........................            35,750,809        17,981,365
  Cost of equipment.......................................................             4,919,595         2,189,910
  Selling and marketing...................................................            14,707,221         7,096,031
  General and administrative (exclusive of items shown below).............             9,175,049         4,589,000
  Non-cash compensation...................................................               177,237           177,237
  Depreciation and amortization...........................................             7,949,631         3,414,043
                                                                                ----------------  ----------------
         Total operating expenses.........................................            72,679,542        35,447,586
                                                                                ----------------  ----------------

OPERATING LOSS............................................................           (24,469,760)      (16,193,929)

Loss on sale of property and equipment....................................              (285,738)               --
Interest income and other, net............................................               743,636         2,886,220
Interest expense, net of capitalized interest.............................           (12,738,408)       (6,150,947)
                                                                                ----------------  ----------------

LOSS ON OPERATIONS BEFORE INCOME TAXES....................................           (36,750,270)      (19,458,656)

INCOME TAX EXPENSE........................................................                    --                --
                                                                                ----------------  ----------------

NET LOSS..................................................................           (36,750,270)      (19,458,656)

PREFERRED STOCK DIVIDEND..................................................            (2,856,369)       (2,635,623)
                                                                                ----------------  ----------------

NET LOSS AVAILABLE TO COMMON STOCKHOLDERS.................................      $    (39,606,639) $    (22,094,279)
                                                                                ================  ================

Basic and diluted net loss per share available to common stockholders.....      $         (0.68)  $          (0.38)
                                                                                ===============   ================
Weighted-average common shares outstanding................................            58,471,934        58,471,934
                                                                                ================  ================

              The accompanying notes are an integral part of these
                  condensed consolidated financial statements

HORIZON PCS, INC.

Condensed Consolidated Statements of Comprehensive Income
For the Three Months Ended March 31, 2002 and 2001 (unaudited)
--------------------------------------------------------------------------------

                                                                                    FOR THE THREE MONTHS ENDED
                                                                                             MARCH 31,
                                                                                      2002              2001
                                                                                ----------------  ----------------

NET LOSS..................................................................      $    (36,750,270) $    (19,458,656)

OTHER COMPREHENSIVE INCOME (LOSS):
  Net unrealized gain (loss) on hedging activities........................               389,943          (298,905)
                                                                                ----------------  ----------------

COMPREHENSIVE INCOME (LOSS)...............................................      $    (36,360,327) $    (19,757,561)
                                                                                ================  ================

              The accompanying notes are an integral part of these
                  condensed consolidated financial statements

HORIZON PCS, INC.

Condensed Consolidated Statements of Cash Flows
For the Three Months Ended March 31, 2002 and 2001 (unaudited)
--------------------------------------------------------------------------------


                                                                                    FOR THE THREE MONTHS ENDED
                                                                                             MARCH 31,
                                                                                      2002              2001
                                                                                ----------------  ----------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Loss................................................................      $    (36,750,270) $    (19,458,656)
                                                                                ----------------  ----------------
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization...........................................             7,949,631         3,414,043
  Non-cash compensation expense...........................................               177,237           177,237
  Non-cash interest expense...............................................             6,118,482         4,490,700
  Provision for doubtful accounts.........................................             3,511,642           730,720
  Loss on hedging activities..............................................                34,103                --
  Loss on sale of property and equipment..................................               285,738                --
  Change in:..............................................................
    Accounts receivable...................................................            (6,533,610)       (2,698,156)
    Equipment inventory...................................................             2,043,052           981,829
    Prepaid expenses and other............................................            (1,830,524)           44,710
    Deferred income.......................................................              (872,488)          849,397
    Accounts payable......................................................              (956,208)        1,591,756
    Payable to Sprint PCS.................................................             6,648,003          (774,336)
    Accrued liabilities and deferred service revenue......................             7,968,366        (8,263,720)
  Change in receivable/payable from affiliates and Parent.................               484,771          (247,656)
  Change in other assets and liabilities, net.............................             1,002,160          (487,969)
                                                                                ----------------  ----------------
    Total adjustments.....................................................            26,030,355          (191,445)
                                                                                ----------------  ----------------
      Net cash used in operating activities...............................           (10,719,915)      (19,650,101)
                                                                                ----------------  ----------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures, net...............................................           (23,438,012)      (32,053,689)
  Cash Investments........................................................                    --       (31,976,767)
  Proceeds from redemption of RTFC capital certificates...................                    --         2,895,646
  Proceeds from sale of property and equipment............................             1,253,182                --
  Dividends received .....................................................                    --            (4,311)
                                                                                ----------------  -----------------
      Net cash used in investing activities...............................           (22,184,830)      (61,139,121)
                                                                                ----------------  ----------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Deferred financing fees and other.......................................                    --           (41,915)
  Long Term Debt-- borrowings, net of repayments..........................           105,000,000                --
                                                                                ----------------  ----------------
      Net cash provided by financing activities...........................           105,000,000           (41,915)
                                                                                ----------------  ----------------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.............................................................            72,095,255       (80,831,137)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD............................           123,775,562       191,417,394
                                                                                ----------------  ----------------
CASH AND CASH EQUIVALENTS, END OF PERIOD..................................      $    195,870,817  $    110,586,257
                                                                                ================  ================

              The accompanying notes are an integral part of these
                  condensed consolidated financial statements

HORIZON PCS, INC.

Notes to Interim Condensed Consolidated Financial Statements
As of March 31, 2002, and December 31, 2001,
And for the Three Months Ended March 31, 2002 and 2001 (unaudited)
--------------------------------------------------------------------------------

NOTE 1 - GENERAL

     The results of operations for the interim periods shown are not necessarily indicative of the results to be expected for the fiscal year. In the opinion of management, the information contained herein reflects all adjustments necessary to make a fair statement of the results for the three months ended March 31, 2002 and 2001. All such adjustments are of a normal recurring nature. The financial information presented herein should be read in conjunction with the Company's Form 10-K for the year ended December 31, 2001, which includes information and disclosures not presented herein.


NOTE 2 - ORGANIZATION AND BUSINESS OPERATIONS

     On April 26, 2000, Horizon Telcom, Inc. ("Parent" or "Horizon Telcom") formed Horizon PCS, Inc. The Company primarily provides wireless personal communications services ("PCS") as an affiliate of Sprint PCS. The Company entered into management agreements with Sprint PCS, the PCS group of Sprint Corporation, during 1998 and 1999. These agreements, as amended, provide the Company with the exclusive right to build, own, and manage a wireless voice and data services network in markets located in Ohio, West Virginia, Kentucky, Virginia, Tennessee, Maryland, Pennsylvania, New York, New Jersey, Michigan, North Carolina and Indiana under the Sprint PCS brand. The Company is required to build the wireless network according to Sprint PCS specifications. The term of the agreements is twenty years with three successive ten-year renewal periods unless terminated by either party under provisions outlined in the management agreements. The management agreements commenced in June 1998, but payments of the management fee did not commence until the Company converted to a fully branded Sprint PCS network partner in October 1999. The management agreements include indemnification clauses between the Company and Sprint PCS to indemnify each party against claims arising from violations of laws or the management agreements, other than liabilities resulting from negligence or willful misconduct of the party seeking to be indemnified.


NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Note 3 in the Notes to Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, describes the Company's significant accounting policies in greater detail than presented herein.


BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the SEC. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States have been condensed or omitted pursuant to such rules and regulations. These statements include the accounts of the Company and its wholly-owned subsidiaries, HPC and Bright PCS. All material intercompany transactions and balances have been eliminated.

HORIZON PCS, INC.

Notes to Interim Condensed Consolidated Financial Statements
As of March 31, 2002, and December 31, 2001,
And for the Three Months Ended March 31, 2002 and 2001 (unaudited)
--------------------------------------------------------------------------------


NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

DERIVATIVE FINANCIAL INSTRUMENTS

     The Company's policies do not permit the use of derivative financial instruments for speculative purposes. The Company uses interest rate swaps to manage interest rate risk. The net amount paid or received on interest rate swaps is recognized as an adjustment to interest expense. The Company has adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 138, "Accounting for Derivative Instruments and Certain Hedging Activities." These statements established accounting and reporting standards for derivative instruments and hedging activities that require an entity to recognize all derivatives as an asset or liability measured at fair value. Depending on the intended use of the derivative, changes in its fair value will be reported in the period of change as either a component of earnings or a component of other comprehensive income. Pursuant to the derivative criteria established by SFAS No. 133, an item with exposure to variability in expected future cash flows that is attributable to a particular risk is considered a cash flow hedge. The exposure may be associated with an existing recognized asset or liability such as future interest payments on variable-rate debt.


NET LOSS PER SHARE

     The Company computes net loss per common share in accordance with SFAS No. 128, "Earnings per Share" and SAB No. 98. Basic and diluted net loss per share available to common stockholders is computed by dividing net loss available to common stockholders for each period by the weighted-average outstanding common shares. No conversion of common stock equivalents (options, warrants or convertible securities) has been assumed in the calculations since the effect would be antidilutive. As a result, the number of weighted-average outstanding common shares as well as the amount of net loss per share is the same for basic and diluted net loss per share calculations for all periods presented. There are three items that could potentially dilute basic earnings per share in the future. These items include the common stock options, the stock purchase warrants and the convertible preferred stock. These items will be included in the diluted earnings per share calculation when dilutive.


RECENT ACCOUNTING PRONOUNCEMENTS

     In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 addresses financial accounting and reporting for all business combinations and requires that all business combinations entered into subsequent to June 2001 be recorded under the purchase method. This statement also addresses financial accounting and reporting for goodwill and other intangible assets acquired in a business combination at acquisition. SFAS No. 142 addresses financial accounting and reporting for intangible assets acquired individually or with a group of other assets at acquisition. This statement also addresses financial accounting and reporting for goodwill and other intangible assets subsequent to their acquisition.

     These statements were adopted by the Company on January 1, 2002. Goodwill amortization ceased as of December 31, 2001, and the Company is required to complete an impairment test of the remaining goodwill balance annually (or more frequently if impairment indicators arise). The Company has not yet determined the financial impact the adoption of these pronouncements will have on its financial position or results of operations. As of March 31, 2002, the Company has goodwill of approximately $7,191,000, net of accumulated amortization, related to the acquisition of Bright PCS. The Company will complete the first step of the impairment test by June 30, 2002, and, if necessary, will complete the second step by December 31, 2002.

HORIZON PCS, INC.

Notes to Interim Condensed Consolidated Financial Statements
As of March 31, 2002, and December 31, 2001,
And for the Three Months Ended March 31, 2002 and 2001 (unaudited)
--------------------------------------------------------------------------------


NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This statement addresses financial accounting and reporting for obligations associated with the retirements of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset. The Company will adopt this statement effective January 1, 2003. The adoption is not expected to have a material effect on the Company's financial position, results of operations or cash flows.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses financial accounting and reporting for the impairment of long-lived assets. The statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30. SFAS No. 144 removes goodwill from its scope, as goodwill is addressed in the impairment test described above under SFAS No.
142. The Company adopted SFAS No. 144 on January 1, 2002. The adoption did not have a material effect on the Company's financial position, results of operations or cash flows.


RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to conform with the 2002 presentation.

NOTE 4 - PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at March 31, 2002, and December 31, 2001:

                                                                          2002              2001
                                                                    ---------------   ---------------
Network assets...................................................   $   135,254,093   $   134,257,788
Switching equipment..............................................        53,718,806        35,253,986
Furniture, vehicles and office equipment.........................         9,310,485        10,137,175
Land.............................................................           966,689           966,689
                                                                    ---------------   ---------------
    Property and equipment in service, cost......................       199,250,073       180,615,638
Accumulated depreciation.........................................       (23,462,536)      (22,478,697)
                                                                    ---------------   ---------------
        Property and equipment in service, net...................       175,787,537       158,136,941
Construction work in progress....................................        54,502,839        56,730,917
                                                                    ---------------   ---------------
            Total property and equipment, net....................   $   230,290,376   $   214,867,858
                                                                    ===============   ===============

     The Company capitalized interest of approximately $2,090,000 and $1,550,000 for the three months ended March 31, 2002, and 2001, respectively.

HORIZON PCS, INC.

Notes to Interim Condensed Consolidated Financial Statements
As of March 31, 2002, and December 31, 2001,
And for the Three Months Ended March 31, 2002 and 2001 (unaudited)
--------------------------------------------------------------------------------


NOTE 5 - LONG-TERM DEBT

     The components of long-term debt outstanding at March 31, 2002, and December 31, 2001, are as follows:

                                            Interest Rate at
                                             March 31, 2002            2002             2001
                                             --------------      ---------------  ---------------

Senior notes.............................        13.75%          $   175,000,000  $   175,000,000
Discount notes, net of discount. ........        14.00%              165,410,215      159,055,643
Secured credit facility - term loan B....         6.30%               50,000,000       50,000,000
Secured credit facility - term loan A....         5.75%              105,000,000               --
                                                                 ---------------  ---------------

    Total long-term debt.................                        $   495,410,215  $   384,055,643
                                                                 ===============  ===============


     As of March 31 2002, Horizon PCS had $95.0 million available for borrowing under the Company's secured credit facility in the form of a line of credit at a variable interest rate of 5.78%.

     In connection with the Company's December 2001 offering of $175,000,000 of senior notes due in 2011, approximately $48,660,000 of the offering proceeds were placed in an escrow account to be used toward the first four semi-annual interest payments due under the terms of the notes. The first two interest payments have been classified as short-term.


NOTE 6 - COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The Company leases office space and various equipment under several operating leases. In addition, the Company has a tower lease agreement with a third party whereby the Company leases towers for substantially all of the Company's cell sites. The tower leases are operating leases with a term of five to ten years with three consecutive five-year renewal option periods. In addition, the Company receives a site development fee from the tower lessor for certain tower sites which the lessor constructs on behalf of the Company.

     The Company also leases space for its retail stores. At March 31, 2002, the Company leased 39 stores operating throughout its territories.

CONSTRUCTION EXPENDITURES

     Construction expenditures for the year ended December 31, 2002, are estimated to be between approximately $60,000,000 and $70,000,000. The majority of the estimated expenditures are for the build-out and upgrade of the Company's PCS network.


LEGAL MATTERS

     The Company is party to legal claims arising in the normal course of business. Although the ultimate outcome of the claims cannot be ascertained at this time, it is the opinion of management that none of these matters, when resolved, will have a material adverse impact on the Company's results of operations, cash flows or financial condition.

HORIZON PCS, INC.

Notes to Interim Condensed Consolidated Financial Statements
As of March 31, 2002, and December 31, 2001,
And for the Three Months Ended March 31, 2002 and 2001 (unaudited)
--------------------------------------------------------------------------------


NOTE 6 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

GUARANTEES

     The discount notes are guaranteed by the Company's existing subsidiaries, HPC and Bright PCS, and will be guaranteed by the Company's future domestic restricted subsidiaries. The Company has no independent assets or operations apart from its subsidiaries. The guarantees are general unsecured obligations. Each guarantor unconditionally guarantees, jointly and severally, on a senior subordinated basis, the full and punctual payment of principal premium and liquidated damages, if any, and interest on the discount notes when due. If the Company creates or acquires unrestricted subsidiaries and foreign restricted subsidiaries, these subsidiaries need not be guarantors.


ALLIANCES NETWORK AGREEMENTS

     The Alliances are two independent PCS providers offering service under the NTELOS brand name. In August 1999, the Company entered into a network services agreement with the Alliances for 13 of its markets in Virginia and West Virginia. The initial term is through June 8, 2008 with four automatic ten-year renewals. This agreement was amended in the third quarter of 2001. Under the amended agreement, Horizon PCS is obligated to pay fixed minimum monthly fees until December 2003, at a lower rate per minute than the prior agreement. Usage in excess of the monthly minute allowance is charged at a set rate per minute.

     Under the amendment, the Alliances are obligated to make certain upgrades to their network (3G technology) and the Alliances agreed with Sprint PCS to modify their network to cause Sprint PCS to be in compliance with the FCC's construction requirements for PCS networks. Horizon PCS is responsible for completion of the network modification if the Alliances fail to comply.


NOTE 7 - RELATED PARTIES

     The Company has non-interest-bearing receivables from affiliate companies (other subsidiaries of the Parent) related to advances made to and services received from these affiliated companies. At December 31, 2001, the Company had a receivable from the Parent related to Federal income taxes. The balances due to and due from related parties as of March 31, 2002, and December 31, 2001, are as follows:

                                                                 March 31,        December 31,
                                                                   2002               2001
                                                             -----------------  ---------------
Receivable from affiliates................................   $         99,451   $       100,437
Receivable from Parent....................................                 --           483,785

     During the three months ended March 31, 2002 and 2001, affiliated companies provided the Company management, supervision and administrative services including financial, regulatory, human resource and other administrative and support services. These agreements have a term of three years, with the right to renew the agreement for additional one-year terms each year thereafter. The cost of the management services for the three months ended March 31, 2002 and 2001, was approximately $1,420,000 and $1,612,000, respectively.

HORIZON PCS, INC.

Notes to Interim Condensed Consolidated Financial Statements
As of March 31, 2002, and December 31, 2001,
And for the Three Months Ended March 31, 2002 and 2001 (unaudited)
--------------------------------------------------------------------------------


NOTE 8 - GOODWILL AND INTANGIBLE ASSETS

     The Company adopted SFAS No. 142 on January 1, 2002 (Note 3). As a result of the adoption, goodwill amortization ceased as of December 31, 2001, and the Company is required to complete an impairment test of the remaining goodwill balance annually (or more frequently if impairment indicators arise). The following discusses the Company's goodwill and intangible assets presented on the condensed consolidated balance sheets.

     During 2000, the Company agreed to grant to Sprint PCS warrants to acquire 2,510,460 shares of class A common stock in exchange for the right to service PCS markets in additional areas. By September 30, 2000, Sprint PCS had substantially completed its obligations under the agreement and the Company completed the required purchase of certain Sprint PCS assets. The Company valued the warrants and recorded an intangible asset of approximately $13,356,000. The intangible asset is being amortized over the remaining term of the Sprint PCS management agreement resulting in approximately $752,000 of amortization expense per year through June 2018. Accumulated amortization at March 31, 2002, was approximately $1,129,000.

     During 1999 the Company entered into a joint venture agreement through the purchase of 25.6% of Bright PCS. On June 27, 2000, the Company acquired the remaining 74.4% of Bright PCS. The total purchase price was approximately $49,300,000 and was treated as a purchase method acquisition for accounting purposes. In conjunction with this transaction, the Company also acquired the Bright PCS management agreement with Sprint PCS and, with it, the right to operate using Sprint PCS licenses in Bright PCS' markets. The Company has recognized an intangible asset totaling approximately $33,000,000 related to this licensing agreement which is being amortized over 20 years, the initial term of the underlying management agreement, resulting in annual amortization expense of $1,707,000 through October 2019. Accumulated amortization at March 31, 2002, was approximately $3,001,000.

     The purchase price exceeded the fair market value of the net assets acquired by approximately $7,778,000. The resulting goodwill was amortized on a straight-line basis over 20 years until December 31, 2001. At March 31, 2002, the remaining unamortized balance of goodwill was approximately $7,191,000.

     The following pro forma disclosure reconciles net loss available to common shareholders, as presented on the accompanying condensed consolidated statements of operations, excluding the effect of goodwill amortization:

                                                        THREE MONTHS ENDED MARCH 31,
                                                         2002                 2001
                                                  ------------------   ------------------

Reported net loss...............................  $      (36,750,270)  $      (19,458,656)
Goodwill amortization...........................                  --               97,221
                                                  ------------------   ------------------
   Adjusted net loss ...........................  $      (36,750,270)  $      (19,361,435)
                                                  ==================   ==================

Basic and diluted net loss per share available
   to common stockholders.......................  $            (0.68)  $            (0.38)
Goodwill amortization...........................                  --                   --
                                                  ------------------   ------------------
   Adjusted basic and diluted net loss per
     share available to common stockholders.....  $            (0.68)  $            (0.38)
                                                  ==================   ==================

HORIZON PCS, INC.

Notes to Interim Condensed Consolidated Financial Statements
As of March 31, 2002, and December 31, 2001,
And for the Three Months Ended March 31, 2002 and 2001 (unaudited)
--------------------------------------------------------------------------------


NOTE 9 - SECURED CREDIT FACILITY COVENANTS

     Horizon PCS' secured credit facility includes financial covenants that must be met each quarter. The Company did not meet the covenant for EBITDA for the first quarter of 2002. As a result of higher than expected gross and net additions to Horizon PCS subscribers for the quarter, the Company incurred additional expenses to add those customers. Although the Company ultimately benefits from the revenues generated by new subscribers, the Company incurs one-time expenses associated with new subscribers, including commissions, handset subsidies, set up costs for the network and marketing expenses. As a result, these new subscriber costs negatively affect EBITDA in the short-term during the period of the addition of new subscribers which led to non-compliance with the EBITDA covenant for the first quarter of 2002.

     The Company entered into a waiver agreement with its lending group waiving this non-compliance with the covenant through June 28, 2002. Through that date the Company agreed to interim restrictions on borrowing against the $95.0 million revolving credit facility and not to use the proceeds of the $105.0 million borrowed in March 2002. Horizon PCS is currently negotiating an amendment to its secured credit facility which would modify several of its financial covenants. At this stage in the negotiations, the lending group is seeking, among other things, an increase in the margin on the base interest of 25 basis points, the payment of fees to the banking group, an increase in post-default interest rates, a new financial covenant regarding minimum available cash, additional prepayment requirements, restrictions on borrowings under the $95.0 million revolving credit facility, and restrictions on use of the $105.0 million the Company borrowed under the secured credit facility in March 2002. Any amendment must be approved by a majority in interest of the lending group. Until an amendment is finalized, it is subject to further changes, which might be adverse to Horizon PCS.

     If the Company is unable to agree on the amendment by June 28, 2002, the failure to comply with the EBITDA covenant is an event of default under the secured credit facility, which will give the lenders the right to pursue remedies. These remedies could include acceleration of amounts due under the facility. If the lenders elected to accelerate the indebtedness under the facility, this would also represent a default under the indentures of the senior notes and discount notes. One option available to the Company would be to prepay the indebtedness under the secured credit facility, together with prepayment fees. If the Company prepaid the facility prior to acceleration, the Company would avoid default under the indentures for the senior notes and discount notes. In the event of such a prepayment, the Company believes that it could obtain replacement financing to the extent necessary to fund its business plan. There can be no assurance, however, that the Company could obtain adequate or timely replacement financing on acceptable terms or at all.

1474766